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FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on March 20, 2013

Registration Statement No. 333-185570

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 4
to
FORM S-11
FOR REGISTRATION
UNDER THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

FIVE OAKS INVESTMENT CORP.
(Exact Name of Registrant as Specified in Its Charter)

641 Lexington Avenue
Suite 1432
New York, New York 10022
(212) 328-9521
(Address, Including Zip Code, and Telephone Number, Including
Area Code, of Registrant's Principal Executive Offices)

David C. Carroll
Chief Executive Officer and President
641 Lexington Avenue
Suite 1432
New York, New York 10022
(212) 328-9521
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copies to:

Kenneth G.M. Mason, Esq.
Kaye Scholer LLP
425 Park Avenue
New York, New York 10022
Telephone: (212) 836-8000
Facsimile: (212) 836-8689

 Daniel J. Hartnett, Esq.
Kaye Scholer LLP
3 First National Plaza, Suite 4100
70 West Madison Street
Chicago, Illinois 60602
Telephone: (312) 583-2300
Facsimile: (312) 583-2360	Bonnie A. Barsamian, Esq. Valerie Ford Jacob, Esq. Fried, Frank, Harris, Shriver & Jacobson LLP One New York Plaza New York, New York 10004 Telephone: (212) 859-8000 Facsimile: (212) 859-4000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.

          If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:    ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check One):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

          The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), shall determine.

The information in this preliminary prospectus is not complete and may be changed. The issuer shall not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated March 20, 2013
PRELIMINARY PROSPECTUS

4,033,333 Shares

Common Stock

        Five Oaks Investment Corp. is a recently organized Maryland corporation focused on investing in, financing and managing a leveraged portfolio of agency and non-agency residential mortgage-backed securities, residential mortgage loans and other mortgage-related investments. We are externally managed and advised by Oak Circle Capital Partners LLC, or our Manager. Our Manager is majority owned by its employees (including all of our officers), with a minority stake held by XL Global, Inc., a subsidiary of XL Group plc (NYSE: XL). XL Group plc, through its wholly owned subsidiaries, is a global insurance and reinsurance company, and actively invests in alternative investment funds, private investment funds and investment management companies.

        This is our initial public offering and no public market currently exists for our common stock. We are offering 4,033,333 shares of our common stock, par value $0.01 per share, as described in this prospectus. We anticipate that the initial public offering price will be $15.00 per share of our common stock. Concurrently with this offering, XL Investments Ltd (an indirect and wholly owned subsidiary of XL Group plc) has agreed to purchase in a concurrent private placement an aggregate of $25.0 million of shares of our common stock at the initial public offering price, or 1,666,667 shares based on the anticipated public offering price set forth above. All of the 5,700,000 shares to be sold in this offering and the concurrent private placement to XL Investments Ltd are being sold by Five Oaks Investment Corp. Our common stock has been approved for listing on the New York Stock Exchange under the symbol "OAKS," subject to notice of issuance.

        XL Investments Ltd and employees of our Manager purchased $26.5 million of our common stock in a May 2012 private placement. We also agreed as part of the private placement to issue to XL Investments Ltd warrants to purchase two shares of our common stock for each share of our common stock owned by XL Investments Ltd, and we issued the warrants on September 29, 2012. The warrants have an exercise price equal to 105% of the initial public offering price in this offering and will become exercisable 120 days after the completion of this offering. We used the $26.2 million of net proceeds from the private placement to fund our existing portfolio. We intend to effect a one-for-16 reverse stock split of our issued and outstanding shares of common stock immediately prior to the closing of this offering.

        We will elect to be taxed as a real estate investment trust, or a REIT, for U.S. federal income tax purposes, commencing with our short taxable year ended December 31, 2012. To assist us in qualifying as a real estate investment trust, stockholders are generally restricted from owning more than 9.8% by value or number of shares, whichever is more restrictive, of our outstanding shares of common stock. Our board of directors has granted XL Investments Ltd an exemption from this ownership limitation. Based on a public offering price of $15.00, which is the anticipated initial public offering price set forth above, XL Investments Ltd will beneficially own 43.7% of our common stock following this offering and the concurrent purchase by XL Investments Ltd (or 40.4% if the underwriters exercise their option to purchase additional shares as further described below). Our articles of incorporation contain various other restrictions on the ownership and transfer of our common stock. See "Description of Our Securities—Restrictions on Ownership and Transfer of Our Capital Stock."

        We are an "emerging growth company" under applicable federal securities laws, and, as such, we have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings.

        Investing in our common stock involves risks. See "Risk Factors" beginning on page 34 of this prospectus for a discussion of the following and other risks:

  •
  Our Manager has had experience operating a REIT only since May 2012, and may not be able to successfully manage our business as a REIT.

  •
  We only commenced operations in May 2012 and may not be able to operate our business successfully or generate sufficient revenue to make or sustain distributions to our stockholders.

  •
  We may change our target assets, investment or financing strategies and other operational policies without stockholder consent, which may adversely affect our business, financial condition, results of operations and our ability to make distributions to our stockholders.

  •
  Interest rate fluctuations may adversely affect our business, financial condition, results of operations and our ability to make distributions to our stockholders.

  •
  Changes in prepayment rates may adversely affect our profitability.

  •
  Our strategy involves significant leverage, which may amplify losses.

  •
  We enter into hedging transactions that expose us to contingent liabilities in the future, which may adversely affect our financial results or cash available for distribution to stockholders.

  •
  The management agreement with our Manager was not negotiated on an arm's-length basis and may be costly and difficult to terminate.

  •
  Maintenance of our exclusion from the Investment Company Act will impose limits on our business.

  •
  Our independent registered public accountants identified a material weakness and two significant deficiencies in our internal control over financial reporting.

  •
  If we do not qualify as a REIT or fail to remain qualified as a REIT, we will be subject to U.S. federal income tax as a regular corporation and could face a substantial tax liability, which would reduce the amount of cash available for distribution to our stockholders.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total

Public offering	$	$

Underwriting discount(1)	$	$

Proceeds, before expenses, to us	$	$

(1)
Our Manager will pay the underwriters at closing $         per share for each share sold in this offering, representing the full underwriting discount payable with respect to the shares sold in this offering. The underwriters will not receive any discount on the shares purchased by XL Investments Ltd. in the concurrent private placement. In addition, our Manager will reimburse us for any offering expenses that exceed $1.5 million in the aggregate. See "Underwriting."

        We have granted underwriters the right to purchase up to an additional 605,000 shares of our common stock from us at the initial public offering price, less the underwriting discount, within 30 days after the date of this prospectus. The underwriters expect to deliver the shares of common stock to investors on or about                            , 2013.

Barclays	Credit Suisse	UBS Investment Bank	Keefe, Bruyette & Woods A Stifel Company

Ladenburg Thalmann & Co. Inc.	Mitsubishi UFJ Securities	Aegis Capital Corp.	National Securities Corporation

The date of this prospectus is         , 2013.

        You should rely only on the information contained in this prospectus or in any free writing prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any free writing prospectus prepared by us is accurate only as of their respective dates or on the date or dates which are specified in these documents. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

        Until                        , 2013 (25 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

GLOSSARY

        This glossary highlights some of the terms that we use elsewhere in this prospectus and is not a complete list of all the defined terms used herein.

        "Advisers Act" means the Investment Advisers Act of 1940, as amended.

        "AFS security" means an available-for-sale security.

        "Agency" means each of Fannie Mae, Freddie Mac and Ginnie Mae.

        "Agency RMBS" means RMBS whose principal and interest payments are guaranteed by a GSE or Ginnie Mae. These securities may be either "pass through" securities, where cash flows from the underlying mortgage loan pool are paid to holders of the securities on a pro rata basis, or securities structured from "pass through" securities, as to which cash flows are redirected in various priorities, which we refer to as CMOs.

        "ARMs" means adjustable-rate residential mortgage loans.

        "B Notes" means subordinated mortgage loans or notes secured by mortgage loans that are subordinated to at least one class of senior notes.

        "Bankruptcy Code" means Title 11 of the United States Code, as amended.

        "CMO" means a collateralized mortgage obligation.

        "CPR" means constant prepayment rate.

        "credit enhancement" means techniques to improve the credit ratings of securities, including overcollateralization, creating retained spread, creating subordinated tranches and insurance.

        "Dodd-Frank Act" means the Dodd Frank Wall Street Reform and Consumer Protection Act.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Fannie Mae" means the Federal National Mortgage Association.

        "FASB" means the Financial Accounting Standards Board.

        "FHA" means the Federal Housing Administration.

        "FHFA" means the U.S. Federal Housing Finance Agency.

        "FIRPTA" means the Foreign Investment in Real Property Tax Act of 1980.

        "Freddie Mac" means the Federal Home Loan Mortgage Corporation.

        "FRMs" means fixed-rate mortgages.

        "Fundamental Transaction" means any capital reorganization, reclassification of our capital stock, consolidation or merger of us with another company in which we are not the survivor, or sale, transfer or other disposition of all or substantially all of our assets to another company.

        "GAAP" means the United States generally accepted accounting principles.

        "Ginnie Mae" means the Government National Mortgage Association, a wholly owned corporate instrumentality of the United States of America within the U.S. Department of Housing and Urban Development. Ginnie Mae is a U.S. Government agency.

        "GSE" means a U.S. Government-sponsored entity such as Freddie Mac or Fannie Mae.

        "HARP" means the Home Affordable Refinance Program.

        "HERA" means the Housing and Economic Recovery Act of 2008.

i

        "High LTV Pools" means securities collateralized by loans with greater than or equal to 80% loan-to-value.

        "hybrid ARMs" means residential mortgage loans that have interest rates that are fixed for a specified period of time (typically three, five, seven or ten years) and, thereafter, adjust to an increment over a specified interest rate index.

        "Internal Revenue Code" means the U.S. Internal Revenue Code of 1986, as amended.

        "Investment Company Act" means the Investment Company Act of 1940, as amended.

        "Investor Only Pools" means securities collateralized by loans secured by investor-owned properties.

        "IRS" means the U.S. Internal Revenue Service.

        "JOBS Act" means the Jumpstart Our Business Startups Act.

        "Legacy Non-Agency RMBS" means Non-Agency RMBS issued prior to the end of 2008.

        "Linked Transaction" means the initial purchase of RMBS securities and contemporaneous financing with a repurchase agreement with the same counterparty from which the securities were purchased.

        "Loan Balance Pools" means securities collateralized by loans of less than $175,000 in principal.

        "Manager" or "Oak Circle" means Oak Circle Capital Partners LLC, a Delaware limited liability company.

        "Manager Equity Plan" means the Five Oaks Investment Corp. Manager Equity Plan.

        "MBS" means mortgage-backed securities.

        "MGCL" means the Maryland General Corporation Law.

        "mortgage loans" means loans secured by real estate with a right to receive the payment of principal and interest on the loan (including servicing fees).

        "New Issue Non-Agency RMBS" means Non-Agency RMBS issued since the beginning of 2009.

        "Non-Agency RMBS" means RMBS that are not issued or guaranteed by a GSE or Ginnie Mae, including investment grade classes (rated AAA through BBB), non-investment grade classes (rated BB or lower) and unrated classes.

        "NYSE" means the New York Stock Exchange, Inc.

        "prime mortgage loans" means residential mortgage loans that generally conform to Ginnie Mae or GSE underwriting guidelines.

        "REMIC" means a real-estate mortgage investment conduit as defined under Section 860D of the Internal Revenue Code.

        "RMBS" means mortgage-backed securities that are collateralized by residential mortgages.

        "Sarbanes-Oxley Act" means the Sarbanes-Oxley Act of 2002.

        "SEC" means the U.S. Securities and Exchange Commission.

        "Securities Act" means the Securities Act of 1933, as amended.

        "Swaption" means an option in which the buyer has the right to enter into an interest rate swap.

ii

        "TBAs" means to-be-announced forward contracts. In a TBA, a buyer will agree to purchase, for future delivery, Agency mortgage investments with certain principal and interest terms and certain types of underlying collateral, but the particular Agency mortgage investments to be delivered are not identified until shortly before the TBA settlement date.

        "TMP" means a taxable mortgage pool as defined under Section 7701(i) of the Internal Revenue Code.

        "TRS" means a taxable REIT subsidiary as defined under Section 856(l) of the Internal Revenue Code.

        "UBTI" means unrelated business taxable income as defined under Section 512(a) of the Internal Revenue Code.

        "USRPI" means a U.S. real property interest as defined under Section 897(c) of the Internal Revenue Code.

        "whole pool" means MBS issued with respect to an underlying pool of mortgage loans in which a buyer holds all of the certificates issued by a pool.

        "XL Global" means XL Global, Inc., an indirect wholly owned subsidiary of XL Group plc (NYSE: XL).

        "XL Investments" means XL Investments Ltd, an indirect wholly owned subsidiary of XL Group plc (NYSE: XL).

iii

PROSPECTUS SUMMARY

        This summary highlights some of the information in this prospectus. It does not contain all of the information that you should consider before investing in our common stock. You should read carefully the more detailed information set forth under "Risk Factors" and the other information included in this prospectus. Except where the context suggests otherwise, the terms "company," "we," "us," and "our" refer to Five Oaks Investment Corp., a Maryland corporation, and "our Manager" refers to Oak Circle Capital Partners LLC, our external manager.

        We intend to effect a one- for-16 reverse stock split of our issued and outstanding shares of common stock immediately prior to the closing of this offering. Unless indicated otherwise, the information in this prospectus has been adjusted to reflect this reverse stock split and assumes no exercise by the underwriters of their option to purchase additional shares.

        Defined terms used but not defined below have the meanings ascribed to them in the "Glossary."

Overview of Our Company

        We are a recently organized Maryland corporation focused on investing in, financing and managing a leveraged portfolio of Agency and Non-Agency residential mortgage-backed securities, or RMBS, residential mortgage loans and other mortgage-related investments, which we collectively refer to as our target assets. We believe that our hybrid model of investing in both Agency RMBS and Non-Agency RMBS positions us to benefit from anticipated changes in the residential mortgage market in the coming years as the role of GSEs are reduced, providing us with attractive investment opportunities across the Agency and Non-Agency RMBS sectors and potentially enhancing our ability to deliver attractive risk-adjusted returns to our investors.

        We commenced operations in May 2012 after raising $26.2 million net proceeds in a private placement and investing those proceeds in Agency RMBS and Non-Agency RMBS. Since our business was initially funded on May 16, 2012, our Manager has increased our net asset value from $26.2 million to $32.3 million as of December 31, 2012, representing a 23.3% increase. This increase resulted primarily from a rise in the prices of the majority of our portfolio securities during the period. Given that the increase in net asset value was due to unrealized gains on portfolio securities, such increases may not be sustainable or realizable going forward.

        Our current portfolio of Agency and Non-Agency RMBS consists of assets that as of December 31, 2012 had a fair value of $81.0 million on a GAAP basis, or $103.6 million including Non-Agency RMBS underlying our Linked Transactions on a non-GAAP basis. As of December 31, 2012, our portfolio was comprised of approximately 86% Agency RMBS and 14% Non-Agency RMBS on a GAAP basis, or 68% Agency RMBS and 32% Non-Agency RMBS including Non-Agency RMBS underlying our Linked Transactions on a non-GAAP basis. For GAAP financial statement reporting purposes, certain of our Non-Agency RMBS are reported as "Linked Transactions" and the fair value of those assets are not included in the fair value of our RMBS portfolio on a GAAP basis. This is because when we finance the purchase of securities with repurchase agreements from the same counterparty from whom the securities are purchased and both transactions are entered into contemporaneously or in contemplation of each other, the transactions are presumed to be part of the same arrangement, or a "Linked Transaction," unless certain criteria are met. Under GAAP, we account for the two components of a Linked Transaction (the RMBS purchase and the related repurchase agreement financing) on a net basis and record a forward purchase (derivative) contract, at fair value, on our balance sheet in the line item "Linked Transactions, net, at fair value." In managing and evaluating the composition and performance of our RMBS portfolio, however, we do not view the purchase of our Non-Agency RMBS and the associated repurchase agreement financing as transactions that are linked. We therefore have also presented certain information that includes the Non-Agency RMBS underlying our Linked Transactions. This information constitutes non-GAAP financial measures within the meaning of Regulation G, as promulgated by the SEC. We believe that this non-GAAP information enhances the ability of investors to analyze our RMBS portfolio and the performance of our Non-Agency RMBS in the same way that we assess our portfolio and such assets.

        Our objective is to provide attractive risk-adjusted returns to our investors over time, primarily through dividends and secondarily through capital appreciation. We intend to achieve this objective by selectively acquiring and managing a diversified investment portfolio of our target assets designed to produce attractive returns across a variety of market conditions and economic cycles. We fund the acquisition of our assets through the use of leverage from multiple counterparties, currently through borrowings under a series of short-term repurchase agreements. We generate returns from the spread or difference between what we earn on our assets and our costs, including the cost of funds we borrow after giving effect to our hedging activities.

        We are managed by Oak Circle Capital Partners LLC, or our Manager. Our Manager manages us exclusively and, unless and until our Manager agrees to manage any additional investment vehicle, our Manager will not have to allocate investment opportunities in our target assets with any other REIT, investment pool or other entity.

        Our Manager's investment professionals and other staff have extensive experience in managing fixed-income assets, including Agency and Non-Agency RMBS. The core team has worked together for approximately the last ten years and has an average of more than 20 years of industry experience. Our Manager's management team co-founded and/or previously held executive positions with Ceres Capital Partners, LLC, or Ceres Capital. Ceres Capital was a specialized investment management company that managed Victoria Finance Ltd, or Victoria, a structured investment vehicle. Following the 2007 liquidity crisis, in 2008, Ceres Capital entered Chapter 11 under the Bankruptcy Code and Victoria entered a controlled wind-down. Farmington Finance Ltd, or Farmington, was an investment vehicle established in November 2007 for the purpose of refinancing a portion of the Victoria asset portfolio and was managed by Ceres and then by Ivy Square, Ltd, or Ivy Square. Members of our Manager's management team also previously held executive positions at Ivy Square. Farmington was liquidated in August 2011 at the direction of the transaction lender. For additional information regarding our Manager's management team and Ceres Capital, Victoria and Farmington, see "Management—Our Directors and Executive Officers," "Management—Additional Information Concerning Our and Our Manager's Executive Officers" and "Our Manager and the Management Agreement—Executive Officers of Our Manager."

        Our Manager is majority owned by its employees (including all of our officers) with a minority stake held by XL Global, a subsidiary of XL Group plc (NYSE: XL). XL Group plc, through its wholly owned subsidiaries, is a global insurance and reinsurance company with total assets of $45.4 billion and a market capitalization of $7.5 billion as of December 31, 2012, and actively invests in alternative investment funds, private investment funds and investment management companies.

        XL Investments, an indirect wholly owned subsidiary of XL Group plc, currently owns 1,562,500 shares of our common stock and has agreed to purchase in a private placement $25.0 million of additional shares of our common stock concurrently with this offering. Based on a public offering price of $15.00, which is the anticipated public offering price set forth on the cover of this prospectus, XL Investments will own upon the completion of this offering 43.7% of our common stock after giving effect to its purchase of additional shares concurrently with this offering (or 40.4% if the underwriters exercise in full their option to purchase additional shares); and 60.4% and 57.1%, respectively, after also giving effect to the exercise of warrants owned by XL Investments in full, which become exercisable 120 days after the completion of this offering.

        We will elect to be taxed as a REIT beginning with our short taxable year ended December 31, 2012 under the Internal Revenue Code and generally will not be subject to U.S. federal taxes on our income to the extent we currently distribute our income to our stockholders and maintain our qualification as a REIT. Our qualification as a REIT will depend on our ability to meet, on a continuing basis, various complex requirements under the Internal Revenue Code relating to, among other things, the source of our gross income, the composition and values of our assets, our distribution levels and the concentration of ownership of our capital stock. If we fail to qualify as a REIT in any taxable year and do not qualify for certain statutory relief provisions, we will be subject to federal income taxes at regular corporate rates. Even if we qualify as a REIT for federal income tax purposes, we may still be subject to certain federal, state and local taxes on our income or property. We also intend to operate our business in a manner that will permit us to maintain our exclusion from registration under the Investment Company Act.

Current Market Opportunities

        We believe that the changing regulatory landscape and declining roles of the GSE portfolios should present attractive investment opportunities for us in both Agency and Non-Agency mortgage assets. We currently invest in both Agency RMBS and Non-Agency RMBS issued prior to the end of 2008, or Legacy Non-Agency RMBS. We may also benefit from the curtailment of direct government involvement in housing finance, and we intend to invest in Non-Agency RMBS issued since the beginning of 2009, or New Issue Non-Agency RMBS, that have recently increased in issuance in the residential mortgage sector. We expect to be well positioned to evaluate the additional investment opportunities in New Issue Non-Agency RMBS as such issuance becomes more economically attractive. Overall, we believe that our hybrid model maximizes the range of attractive investment opportunities available to us across the Agency RMBS and Non-Agency RMBS markets and potentially enhances our ability to deliver attractive risk-adjusted returns to our investors over time.

        Since the height of the financial crisis in 2008, there have been a number of proposals put forward regarding the reform of the housing finance market. We believe the most important theme of these proposals, as highlighted in the U.S. Department of Treasury and Department of Housing and Urban Development report to Congress on February 11, 2011, is the reduction of the government's role in, and the return of private capital to, the housing finance market. Several tools intended to encourage investment of private capital were recommended in the U.S. Department of Treasury and Department of Housing and Urban Development report, including increasing guarantee fees, decreasing loan limits, tightening underwriting criteria for conforming loans and developing risk sharing and/or credit enhancement markets. We believe these recommended proposals, some of which have begun to be implemented, such as the tightening of conforming loan limits in October 2011 and two separate 2012 announcements regarding increases in guarantee fees, will increase the need for private capital in the Non-Agency RMBS market, which we believe presents an opportunity for us. These proposals will also reduce the future supply of Agency RMBS, limit mortgage refinancing and associated prepayment risk, and reduce the future volatility of the Agency RMBS market, which we view as positive developments for existing Agency RMBS. In addition, we believe these proposals have contributed to the recent increase in New Issue Non-Agency RMBS transactions and will present new investment opportunities for us. Non-Agency RMBS issuance backed by prime loans has increased from $0.7 billion in 2011 to $3.5 billion in 2012, a 400% increase. For 2013, industry research projects a significant increase in such Non-Agency RMBS issuance, with several estimates for the annual issuance in the $20-30 billion range, and projects the potential for meaningful increases in such estimates if the housing recovery continues, if underwriting standards relax modestly, if securitization issuance economics continue to improve or if further increases occur in Agency guarantee fees.

        We believe investors continue to seek incremental spreads relative to U.S. Treasury Department Notes in a low yield environment and financial institutions continue to prefer high quality, liquid Agency RMBS. In addition, our Manager has observed that the long-standing correlation between the prepayment rates of borrowers and their ability to refinance mortgage loans (as defined by the difference between available rates in the market and the legacy rates being paid by borrowers) has become partially de-linked in the past several years. Our Manager believes this is primarily a result of the significant decrease in the equity value of those borrowers' homes. The reduction in prepayment rates and other factors have resulted in yield spreads on Agency RMBS at what our Manager views as attractive levels.

        Our Manager has diversified our Agency RMBS portfolio with Non-Agency RMBS collateralized by non-conforming residential mortgages. Mortgage loan delinquencies and credit losses may continue to rise and housing conditions may continue to deteriorate, but even after incorporating additional negative home price assumptions, we believe that current prices for certain Non-Agency RMBS offer the potential for attractive risk-adjusted returns. Furthermore, there are increasing signs that the housing market may have stabilized, and the housing sector is now a net positive contributor to economic activity, if from a depressed level. According to the National Association of Realtors, December 2012 existing home sales rose to a seasonally adjusted 4.94 million, a 12.8% increase from December 2011, and the December 2012 national median existing-home price was $180,800, an 11.5% increase from the prior year. December represented the tenth consecutive month of year-over-year median home price increases. We believe that stabilization and any improvement in the housing market have the potential to enhance returns on Non-Agency RMBS.

        The U.S. Federal Reserve Board has maintained a near-zero target for the federal funds rate. On January 25, 2012, the Federal Open Market Committee, or FOMC, released a statement indicating that it would maintain the target range for the federal funds rate at 0% to 0.25% and that it continues to anticipate that economic conditions, including low rates of resource utilization and a subdued outlook for inflation over the medium term, are likely to warrant exceptionally low levels for the federal funds rate at least through 2014. The FOMC reiterated this statement on April 25, 2012. In June 2012, the FOMC updated its assessment by noting that the economy was expanding moderately in 2012 with business fixed investment continuing to advance and inflation in decline. However, the FOMC also cautioned that growth in employment had slowed in recent months, and the unemployment rate remained elevated. In September 2012, the U.S. Federal Reserve further updated its economic assessment by noting that, despite continued modest economic expansion, employment growth remains slow and the unemployment rate remains elevated. Accordingly, the U.S. Federal Reserve increased its focus on employment growth by announcing a third round of quantitative easing, or QE3, by agreeing to purchase additional Agency RMBS at a pace of $40 billion per month, as well as extending the existing commitment to exceptionally low levels for the federal funds rate through at least mid-2015. On January 30, 2013, the U.S. Federal Reserve reaffirmed its commitment to QE3, including a continuation of exceptionally low levels for the federal funds rate for so long as unemployment remains above 6.5% and inflation remains at or below 2.5%, as well as the continued purchase of Agency RMBS at a pace of $40 billion per month.

        The current market environment and outlook have created strong demand for Agency RMBS as well as Non-Agency RMBS assets and has also reduced the costs of our financing and hedging. Our Manager believes this slow growth environment should promote a low federal funds rate and a higher demand for Agency RMBS and Non-Agency RMBS.

        We use leverage to seek to increase potential returns to our stockholders by borrowing against existing assets through short-term repurchase agreements, and in the future we may utilize longer-term secured financings, in each case, using the proceeds to acquire additional assets. As the capital markets have recovered, commercial banks have re-entered the secured lending market, which has quickened the pace of the recovery of asset values in the credit markets and increased the availability of leverage. Financing of Agency RMBS and Non-Agency RMBS is currently widely available through, among other vehicles, short-term repurchase agreements. Haircuts, or the discount attributed to the value of securities sold under repurchase agreements, average between 3% and 10% for Agency RMBS and average between 10% and 50% for Non-Agency RMBS, depending on the specific security used as collateral for such repurchase agreements.

        Our Manager's views of the current market opportunities are based on its own assessments. There can be no assurance that our investment and financing strategies based on our Manager's views will be able to generate attractive returns for our stockholders. Furthermore, there is no way of knowing what impact government programs and any future actions may have on the prices and liquidity of RMBS or other securities in which we invest.

Our Manager

        We are externally managed and advised by Oak Circle Capital Partners LLC pursuant to a management agreement between us and Oak Circle. Oak Circle, which was formed for the purpose of becoming our Manager, manages us exclusively and, unless and until our Manager agrees to manage any additional investment vehicle, our Manager will not have to allocate investment opportunities in our target assets with any other REIT, investment pool or other entity. As our Manager, Oak Circle implements our business strategy, performs investment advisory services and activities with respect to our assets and is responsible for performing all of our day-to-day operations.

        All of our officers are employees of our Manager, and we rely on the extensive experience of our Manager's investment professionals and other staff in managing fixed-income assets, including Agency and Non-Agency RMBS. Our Manager's core team has worked together for approximately the last ten years and has an average of more than 20 years of industry experience. Our and our Manager's Chief Executive Officer and President, David Carroll, and Chief Investment Officer, Kian Fui (Paul) Chong, have been managing our assets since our inception and, subject to the oversight of our board of directors, will have primary responsibility for overseeing the management of our assets going forward. Our Manager's management team co-founded and/or previously held executive positions with Ceres Capital. Ceres Capital was a specialized investment management company that managed Victoria, a structured investment vehicle. Following the 2007 liquidity crisis, in 2008, Ceres Capital entered Chapter 11 under the Bankruptcy Code and Victoria entered a controlled wind-down. Farmington was an investment vehicle established in November 2007 for the purpose of refinancing a portion of the Victoria asset portfolio and was managed by Ceres and then by Ivy Square. Members of our Manager's management team also previously held executive positions at Ivy Square. Farmington was liquidated in August 2011 at the direction of the transaction lender. For additional information regarding our and our Manager's management team, and Ceres Capital, Victoria and Farmington, see "Management—Our Directors and Executive Officers," "Management—Additional Information Concerning Our and Our Manager's Executive Officers" and "Our Manager and the Management Agreement—Executive Officers of Our Manager."

        Our Manager is majority owned by its employees (including all of our officers), with a minority stake held by XL Global, a subsidiary of XL Group plc (NYSE: XL). XL Group plc, through its wholly owned subsidiaries, is a global insurance and reinsurance company with total assets of $45.4 billion and a market capitalization of $7.5 billion as of December 31, 2012, and has actively invested in alternative investment funds, private investment funds and investment management companies. Our Manager is an investment adviser registered with the SEC.

Our Investment Strategy

        Our objective is to provide attractive risk-adjusted returns to our investors over time through a combination of dividends and capital appreciation. We rely on the expertise of our Manager's team to selectively construct and actively manage a diversified mortgage investment portfolio by identifying asset classes, and target assets within our asset classes, including prime, Alt-A and subprime loans, that, when properly financed and hedged, are designed to produce attractive risk-adjusted returns across a variety of market conditions and economic cycles. We believe that the residential mortgage market will undergo dramatic change in the coming years as the role of GSEs is diminished, which we expect will create attractive investment opportunities for us.

Our Target Assets

        We intend to continue to invest in, finance and manage mortgage-related investments, which we define as Agency RMBS, Legacy Non-Agency RMBS, New Issue Non-Agency RMBS and other mortgage-related investments, including the principal assets set forth in each of the asset classes described below. We assess the allocation of investments across our target asset classes, and within our asset classes, including our allocations among prime, Alt-A and subprime loans, based on the risk-adjusted relative value of each asset and the overall contribution of each asset to the performance of our investment portfolios and the value added to our investment portfolios. Additional factors that may impact the allocation of our investments include security, structure, seniority, credit enhancement, issuance size, legal matters, geography and the profiles of underlying borrowers. We plan to use the net proceeds from the offering and the concurrent private placement to XL Investments to purchase approximately 30 - 50% Agency RMBS, approximately 15 - 35% Legacy Non-Agency RMBS and approximately 15 - 35% New Issue Non-Agency RMBS (see "Use of Proceeds"). Because our Manager intends to employ different amounts of leverage to different classes of target assets, we expect that, over the first 12 months following the completion of this offering, our assets will be invested in approximately 60% Agency RMBS, 20% Legacy Non-Agency RMBS and 20% New Issue Non-Agency RMBS. Within Legacy Non-Agency RMBS, our intended allocations to prime, Alt-A and subprime loans are not predetermined, but are generally determined based on the risk-adjusted relative value of each asset individually and specifically on the amount of the discount to par at the time of purchase. Accordingly, we may (but currently do not expect to) allocate all of our Legacy Non-Agency RMBS investments to subprime loans. Our allocations in New Issue Non-Agency RMBS will only be to prime loans. Our investment allocation expectations in the first 12 months following the offering and subsequently are subject to change based on market changes and our Manager's assessment of the factors described above. See "—Our Financing Strategy and Leverage."

  Agency RMBS

        We invest a portion of our capital in Agency RMBS, which are RMBS for which the principal and interest payments are guaranteed by a U.S. Government agency, such as Ginnie Mae, or a U.S. Government-sponsored entity, such as Fannie Mae or Freddie Mac. The Agency RMBS we own and may acquire could be secured by fixed-rate mortgages, adjustable-rate mortgages or hybrid adjustable-rate mortgages. Fixed rate mortgages have interest rates that are fixed for the term of the loan and do not adjust. The interest rates on ARMs generally adjust annually (although some may adjust more frequently) to an increment over a specified interest rate index. Hybrid ARMs have interest rates that are fixed for a specified period of time (typically three, five, seven or ten years) and, thereafter, adjust to an increment over a specified interest rate index. ARMs and hybrid ARMs generally have periodic and lifetime constraints on how much the loan interest rate can change on any predetermined interest rate reset date.

        The types of Agency RMBS in which we invest and intend to continue to invest are as follows:

Mortgage pass-through certificates	Mortgage pass-through certificates are securities representing interests in "pools" of mortgage loans secured by residential real property where payments of both interest and principal, plus pre-paid principal, on the securities are made monthly to holders of the securities, in effect "passing through" monthly payments made by the individual borrowers on the mortgage loans that underlie the securities, net of fees paid to the issuer/guarantor and servicers of the securities. The principal and interest payments of these Agency RMBS are guaranteed by Fannie Mae, Freddie Mac and Ginnie Mae, and are backed primarily by single family mortgage loans.
Collateralized mortgage obligations

CMOs are securities that are structured from residential mortgage pass-through certificates, which receive monthly payments of principal and interest. CMOs divide the cash flows that come from the underlying mortgage pass-through certificates into different classes of securities that may have different maturities and different weighted average lives than the underlying pass-through certificates. CMOs may be collateralized by whole mortgage loans but are more typically collateralized by portfolios of residential mortgage pass-through securities issued directly by or under the auspices of Fannie Mae, Freddie Mac or Ginnie Mae.

CMOs include stripped securities, which are mortgage-backed securities structured with two or more classes that receive different distributions of principal or interest on a pool of Agency RMBS. Stripped securities include interest only Agency RMBS and inverse interest only Agency RMBS, each of which we may invest in subject to maintaining our qualification as a REIT.

Interest only Agency RMBS (IOs)

IOs are a stripped security that entitles the holder to receive monthly interest payments only. IOs represent the stream of interest payments on a pool of mortgages, either fixed rate mortgages or hybrid ARMs. The value of IOs depends primarily on two factors—interest rates and the rate of principal payments (particularly prepayments). If we decide to invest in these types of securities, we anticipate doing so primarily to take advantage of particularly attractive prepayment-related or structural opportunities in the Agency RMBS markets.

Inverse interest only Agency RMBS (IIOs)

IIOs are IOs that have interest rates that move in the opposite direction of an interest rate index, such a LIBOR, and are subject to caps and floors. Inverse interest only Agency RMBS entitles the holder to interest only payments based on a notional principal balance, which is typically equal to a fixed rate of interest on the notional principal balance less a floating rate of interest on the notional principal balance that adjusts according to an index subject to set minimum and maximum rates. The value of IIOs will generally decrease when its related index rate increases and increase when its related index rate decreases.

TBAs

We may utilize "to-be-announced" forward contracts in order to invest in Agency RMBS. Pursuant to these TBAs, we would agree to purchase, for future delivery, Agency RMBS with certain principal and interest terms and certain types of underlying collateral, but the particular Agency RMBS to be delivered would not be identified until shortly before the TBA settlement date. Our ability to purchase Agency RMBS through TBAs may be limited by the 75% income and asset tests applicable to REITs. See "U.S. Federal Income Tax Considerations—Taxation of Five Oaks Investment Corp."

  Non-Agency RMBS

        We invest a portion of our capital in Non-Agency RMBS. Non-Agency RMBS are residential mortgage-backed securities that are not guaranteed by a U.S. Government agency or a U.S. Government-sponsored entity, including investment grade classes, non-investment grade classes and unrated classes. Our investment focus has been on Legacy Non-Agency RMBS that when originally issued were rated in the highest rating category by one or more of the nationally recognized statistical rating organizations but that trade at a discount to par at the time of purchase. We intend to expand our focus to include New Issue Non-Agency RMBS, including one or more classes of such issues, which may be purchased at par, at a discount to par or at a premium to par based upon the class.

        The mortgage loan collateral for Non-Agency RMBS consists of residential mortgage loans that do not generally conform to underwriting guidelines issued by a U.S. Government agency or U.S. Government-sponsored entity due to certain factors, including mortgage balances in excess of Agency underwriting guidelines and borrower characteristics, loan characteristics and level of documentation that are below Agency underwriting guidelines and therefore are not issued or guaranteed by an agency. The mortgage loan collateral may be classified as subprime, Alt-A or prime depending upon the borrower's credit rating and the loan documentation. The Non-Agency RMBS we may acquire could be secured by fixed-rate mortgages, adjustable-rate mortgages or hybrid adjustable-rate mortgages.

Other Mortgage-Related Investments

        Other residential mortgage-related investments in which we may invest are as follows:

Prime mortgage loans	Prime mortgage loans are residential mortgage loans that conform to the underwriting guidelines of a U.S. Government agency or a GSE but that do not carry any credit guarantee from either a U.S. Government agency or a GSE. Jumbo prime mortgage loans are prime mortgage loans that conform to such underwriting guidelines except as to loan size.
Non-prime mortgage loans

Non-prime mortgage loans are residential mortgage loans that do not meet all of the underwriting guidelines of the GSEs. Consequently, these loans may carry higher credit risk than prime mortgage loans. Non-prime mortgage loans may allow borrowers to qualify for a mortgage loan with reduced or alternative forms of documentation. This category includes loans commonly referred to as Alt-A or as subprime.

Other MBS

We may also invest in mortgage-backed securities, or MBS, for which the principal and interest payments are guaranteed by a U.S. Government-sponsored entity but for which the underlying mortgage loans are secured by real property other than single family residences. These may include, but are not limited to, Fannie Mae's DUS (Delegated Underwriting and Servicing) MBS, Freddie Mac's Multifamily Mortgage Participation Certificates and Ginnie Mae's project loan pools or CMOs structured from such collateral. We may invest in credit enhancement or B Notes derived from Agency pools and/or non-Agency pools.

Mortgage-related derivatives

As part of our investment and risk management strategy, we may enter into derivative transactions as a method of managing our risk/return profile and/or hedging existing or emerging risks within our investment portfolio. These transactions may include, but are not limited to, buying or selling forward positions and credit default swaps. Our Manager intends to implement this strategy based upon overall market conditions, the level of volatility in the mortgage market, the size of our investment portfolio and our intention to qualify as a REIT.

Other real estate related investments	Other real estate related investments may include excess interest-only instruments and other investments that may arise as the mortgage market evolves.

Our Current Portfolio

        As of December 31, 2012, our portfolio consisted of Agency RMBS and Non-Agency RMBS with an aggregate fair value of $81.0 million, a weighted average yield of 3.64% and a net weighted average borrowing cost of 0.59% as reported in accordance with GAAP. These metrics do not include Non-Agency RMBS underlying our Linked Transactions. On a non-GAAP combined basis (which reflects the inclusion of the Non-Agency RMBS underlying our Linked Transactions combined with our GAAP-reported RMBS), our portfolio as of December 31, 2012 had an aggregate fair value of $103.6 million, a weighted average yield of 4.84% and a net weighted average borrowing cost of 0.85% (taking into account the associated repurchase financing). As of December 31, 2012, we borrowed 2.0 times our stockholders' equity (calculated in accordance with GAAP) and 2.4 times after including repurchase agreements underlying our Linked Transactions (calculated on a non-GAAP basis). For a discussion of our presentation of non-GAAP information and a reconciliation to the comparable GAAP presentation, see the following tables, related footnotes and accompanying narrative.

        The charts below summarize the categories of RMBS in which we were invested as of December 31, 2012 on a GAAP basis (which excludes Non-Agency RMBS underlying our Linked Transactions) and on a non-GAAP basis (which includes Non-Agency RMBS underlying our Linked Transactions):

Portfolio Composition

RMBS Portfolio (GAAP basis) $81.0 million	RMBS Portfolio (non-GAAP basis) $103.6 million

        Since our business was initially funded on May 16, 2012, our Manager has increased our net asset value from $26.2 million to $32.3 million as of December 31, 2012, representing a 23.3% increase. This increase resulted primarily from a rise in the prices of the majority of our portfolio securities during the period. Given that the increase in net asset value was due to unrealized gains on portfolio securities, such increases may not be sustainable or realizable going forward.

        The following table summarizes certain characteristics of our investment portfolio as of December 31, 2012: (1) as reported in accordance with GAAP, which excludes the Non-Agency RMBS underlying our Linked Transactions; (2) to show separately the Non-Agency RMBS underlying our Linked Transactions; and (3) on a non-GAAP combined basis (which reflects the inclusion of the Non-Agency RMBS underlying our Linked Transactions combined with our GAAP-reported RMBS):

$ in thousands	Principal Balance	Unamortized Premium (Discount)	Designated Credit Reserve	Amortized Cost	Unrealized Gain/ (Loss)	Fair Value	Net Weighted Average Coupon(1)	Average Yield(2)
Agency RMBS
15 year fixed-rate	$3,251	$88	$—	$3,339	$60	$3,399	2.50%	1.94%
30 year fixed-rate	62,059	3,106	—	65,165	1,410	66,575	3.50%	2.71%
Total Agency RMBS	65,310	3,194	—	68,504	1,470	69,974	3.45%	2.68%
Non-Agency RMBS Excluding Linked Transactions	18,507	(3,534)	(4,883)	10,090	964	11,054	0.51%	10.18%

Total/Weighted Average (GAAP)	$83,817	$(340)	$(4,883)	$78,594	$2,434	$81,028	2.80%	3.64%

Non-Agency RMBS Underlying Linked Transactions	38,320	(6,722)	(12,929)	18,669	3,950	22,620	0.71%	9.89%

Combined/Weighted Average (non-GAAP)	$122,137	$(7,062)	$(17,812)	$97,263	$6,384	$103,648	2.15%	4.84%

(1)
Weighted average coupon is presented net of servicing and other fees.

(2)
Average yield incorporates future prepayment assumptions.

        The following table summarizes the portions of our Non-Agency RMBS portfolio that are collateralized by prime, Alt-A and subprime loans as of December 31, 2012:

	GAAP Basis (Excluding Linked Transactions)	Non-GAAP Adjustments (Non-Agency RMBS underlying Linked Transactions)	Non-GAAP Basis (Combined)
Prime	$—	$—	$—
Alt-A	5,357,158	15,005,002	20,362,160
Subprime	5,697,236	7,614,540	13,311,776

Total	$11,054,394	$22,619,542	$33,673,936

        The following table presents certain information about the carrying value of our available for sale, or AFS, RMBS and the Non-Agency RMBS underlying our Linked Transactions, as of December 31, 2012:

	GAAP Basis (AFS RMBS— Excluding Linked Transactions)	Non-GAAP Adjustments (Non-Agency RMBS underlying Linked Transactions)	Non-GAAP Basis (Combined)
Principal balance	$83,817,577	$38,320,365	$122,137,942
Unamortized premium	3,193,345	—	3,193,345
Unamortized discount
Designated credit reserve	(4,882,582)	(12,929,231)	(17,811,813)
Net, unamortized	(3,534,339)	(6,721,749)	(10,256,088)

Amortized Cost	78,594,001	18,669,385	97,263,386
Gross unrealized gains	2,433,997	3,950,157	6,384,154

Carrying value/estimated fair values	$81,027,998	$22,619,542	$103,647,540

        For financial statement reporting purposes, GAAP requires us to account for certain of our Non-Agency RMBS and the associated repurchase agreement financing as Linked Transactions. Accordingly, the measures in the foregoing tables and charts prepared on a GAAP basis do not include Non-Agency RMBS underlying our Linked Transactions. However, in managing and evaluating the composition and performance of our RMBS portfolio, we do not view the purchase of our Non-Agency RMBS and the associated repurchase agreement financing as transactions that are linked. We therefore have also presented certain information that includes the Non-Agency RMBS underlying our Linked Transactions. This information constitutes non-GAAP financial measures within the meaning of Regulation G, as promulgated by the SEC. We believe that this non-GAAP information enhances the ability of investors to analyze our RMBS portfolio and the performance of our Non-Agency RMBS in the same way that we assess our portfolio and such assets. While we believe the non-GAAP information included in this prospectus provides supplemental information to assist investors in analyzing that portion of our portfolio composed of Non-Agency RMBS, these measures are not in accordance with GAAP, and they should not be considered a substitute for, or superior to, our financial information calculated in accordance with GAAP. Our GAAP financial results and the reconciliations from these results should be carefully evaluated.

Our Competitive Advantages

        We believe that our competitive advantages include the following:

Seasoned management team with significant real estate experience

        We believe that the extensive experience of our Manager's team investing in and financing RMBS assets provides us with significant expertise across our target assets. Our Manager's team has managed a wide range of mortgage-backed securities, mortgage derivatives and other fixed-income assets through a variety of credit and interest rate environments on both a levered and unlevered basis.

        The senior members of our Manager's team have an average of more than 20 years of industry experience, including working together for the past ten years. Our and our Manager's Chief Executive Officer and President, David Carroll, and Chief Investment Officer, Kian Fui (Paul) Chong, have been managing our assets since our inception and will have primary responsibility for overseeing the management of our assets going forward. Mr. Carroll has more than 30 years experience in trading, structuring and managing a wide range of mortgage-backed securities, mortgage derivatives and other fixed-income assets. Mr. Chong has been involved in the financial markets for over 12 years, including extensive experience analyzing, trading and managing RMBS. Our Chief Financial Officer, David Oston, has more than 30 years credit market experience, including underwriting, structuring and managing structured products and mortgages. Messrs. Carroll, Chong and Oston and other members of our Manager's management team co-founded and/or previously held executive positions with Ceres Capital. Ceres Capital was a specialized investment management company that managed Victoria, a structured investment vehicle. Following the 2007 liquidity crisis, in 2008, Ceres Capital entered Chapter 11 under the Bankruptcy Code and Victoria entered a controlled wind-down. Farmington was an investment vehicle established in November 2007 for the purpose of refinancing a portion of the Victoria asset portfolio and was managed by Ceres and then by Ivy Square. Messrs. Carroll, Chong and Oston held executive positions at Ivy Square. Farmington was liquidated in August 2011 at the direction of the transaction lender. For additional information regarding Messrs. Carroll, Chong and Oston and other members of our Manager's management team, and Ceres Capital, Victoria and Farmington, see "Management—Our Directors and Executive Officers," "Management—Additional Information Concerning Our and Our Manager's Executive Officers" and "Our Manager and the Management Agreement—Executive Officers of Our Manager."

Existing portfolio with an implemented investment strategy

        As a recently formed entity, we intend to continue to build on our existing investment portfolio. The management team and XL Investments capitalized us with an aggregate initial investment of $26.5 million and our Manager has deployed this capital to purchase, fund and hedge our current portfolio of both Agency and Non-Agency RMBS. As of December 31, 2012, our portfolio had a fair value of $81.0 million on a GAAP basis, or $103.6 million including Non-Agency RMBS underlying our Linked Transactions on a non-GAAP basis. As of December 31, 2012, our portfolio was comprised of approximately 86% Agency RMBS and 14% Non-Agency RMBS on a GAAP basis, or 68% Agency RMBS and 32% Non-Agency RMBS after including Non-Agency RMBS underlying our Linked Transactions on a non-GAAP basis. Since our business was initially funded on May 16, 2012, our Manager has increased our net asset value from $26.2 million to $32.3 million as of December 31, 2012, representing a 23.3% increase. This increase resulted primarily from a rise in the prices of the majority of our portfolio securities during the period. Given that the increase in net asset value was due to unrealized gains on portfolio securities, such increases may not be sustainable or realizable going forward. Our Manager's team has managed our portfolio since inception by utilizing the same investment and leverage strategy that we expect our Manager to continue to employ after the completion of this offering.

Flexible and adaptable "hybrid" investment strategy

        Our objective is to provide attractive risk-adjusted returns to our stockholders over the long-term, primarily through dividends and secondarily through capital appreciation. We believe that our hybrid model of investing in both Agency RMBS and Non-Agency RMBS can enhance our risk-adjusted returns across a variety of market conditions and economic cycles since it allows our Manager to allocate capital opportunistically across the entire RMBS sector, including both Legacy Non-Agency RMBS and New Issue Non-Agency RMBS, maximizing relative value and creating a portfolio with different leverage, duration and convexity profiles than companies that only invest in one asset type. Through the disciplined selection of assets, and continual portfolio monitoring, we seek to build and maintain an investment portfolio that provides value to stockholders over time both in absolute terms and relative to other RMBS portfolios.

        In addition, our hybrid model positions us to obtain incremental benefits from anticipated changes in the residential mortgage market in the coming years. We believe that the changing regulatory landscape and declining roles of the GSE portfolios are beginning to present attractive investment opportunities for us in both Agency and Non-Agency mortgage assets. We may also benefit from the expected curtailment of direct government involvement in housing finance and the re-emergence of New Issue Non-Agency RMBS transactions. We believe the recent increase in issuance of New Issue Non-Agency RMBS offers us the potential opportunity to invest in more diverse classes of Non Agency RMBS, including those rated investment grade, non-investment grade and unrated. We expect to be well positioned to evaluate additional investment opportunities that such New Issue Non-Agency RMBS transactions may present in the future. Overall, we believe that our hybrid model maximizes the range of attractive investment opportunities available to us across the Agency and Non-Agency RMBS sectors, and potentially enhances our ability to deliver attractive risk-adjusted returns to our investors over time.

Relative value investment approach

        We are a relative value investor in RMBS. Our Manager uses a cross-product approach, conducting top-down market assessments with respect to various subsets of the RMBS market in order to identify the most attractive segments and investment opportunities. In employing this detailed analysis, our Manager seeks to best capture market inefficiencies, evaluate potential target assets and identify the most attractive alternatives. We select our RMBS based on factors that include extensive analysis of the underlying loans, including prepayment trends, average remaining life, amortization schedules, fixed versus floating interest rates, geographic concentration, property type, loan-to-value ratios and credit scores. The multi-trillion dollar size of the U.S. RMBS market enables us to be selective with our investments and target only the securities we deem to be the most attractive. We believe this holistic, relative-value approach to the Non-Agency and Agency RMBS investments has the potential to generate higher risk-adjusted returns than an approach that focuses on a single sector of the residential mortgage market.

        Our Manager constructs and manages our RMBS investment portfolio through the use of focused qualitative and quantitative analysis, which helps us manage risk on a security-by-security and portfolio basis. We rely on a variety of proprietary and third-party analytical tools and models, which we customize to our needs. We focus on in-depth analysis of the numerous factors that influence our target assets, including:

  •
  fundamental market and sector review;

  •
  cash flow analysis;

  •
  disciplined security selection;

  •
  controlled risk exposure; and

  •
  balance sheet management.

        We also use these tools to guide the hedging strategies developed by our Manager to the extent consistent with the requirements for qualification as a REIT. We believe we will also benefit from the investment and operational experience of our Manager's team.

Alignment of our Manager's and our interests and no conflicts of interest with any other investment vehicles

        We have taken steps to structure our relationship with our Manager so that our interests and those of our Manager are closely aligned. As of December 31, 2012, the employees of our Manager owned an aggregate of 93,750 shares of our common stock, which represents 1.3% of the shares of our common stock that will be outstanding immediately after the completion of this offering and the concurrent private placement to XL Investments (or 1.2% if the underwriters' option to purchase additional shares in this offering is exercised in full). These shares will be subject to a 180-day lock-up agreement that is substantially similar to the 180-day lock-up agreements to be executed by our Manager, our directors and officers, the executive officers of our Manager and XL Investments. We believe that the significant investment in us by personnel of our Manager will align our interests with those of our Manager, which will create an incentive for our Manager to seek to maximize returns for our stockholders.

        The executive officers of our Manager devote substantially all of their business time to the performance of their duties and responsibilities for our Manager. Our Manager manages us exclusively and, unless and until our Manager agrees to manage any additional investment vehicle, our Manager will not have to allocate investment opportunities in our target assets with any other REIT, investment pool or other entity.

Extensive strategic and funding relationships

        Our Manager's team has maintained extensive long-term relationships with other financial intermediaries, including primary dealers, leading investment banks, brokerage firms, leading mortgage originators and commercial banks. Our Manager has access to deal flow and secondary trading opportunities as a result of the long-term relationships the team has developed over their careers. We believe these relationships will enhance our ability to source, finance and hedge investment opportunities, and, thus, enable us to grow in various credit and interest rate environments. Our Manager has already established funding relationships for us with 13 counterparties, and we intend to continue to add additional counterparties from time to time.

Investment by XL Group Companies

        XL Group plc (NYSE: XL), through its wholly owned subsidiaries, is a global insurance and reinsurance company with total assets of $45.4 billion and a market capitalization of $7.5 billion as of December 31, 2012, and has actively invested in alternative investment funds, private investment funds and investment management companies. XL Investments, an indirect wholly owned subsidiary of XL Group plc, purchased $25.0 million of our shares in a private placement in May 2012, and we agreed to also issue to XL Investments warrants to purchase two shares of our common stock (before giving effect to the one-for-16 reverse stock split we will effect immediately prior to the completion of this offering) for each share of our common stock owned by XL Investments. The warrants were issued on September 29, 2012 and each warrant entitles the holder to purchase, commencing 120 days following completion of this offering until September 29, 2019, two shares of our common stock at an exercise price equal to 105% of the initial public offering price in this offering. As part of its investment in May 2012, XL Investments also agreed to make an additional investment in us of up to $25.0 million, subject to certain conditions and over a period of time. The conditions will be deemed satisfied upon the closing of this offering, and accordingly XL Investments has agreed to accelerate the timing of its investment and is buying $25.0 million of our common stock in a concurrent private placement at the initial public offering price. The underwriters will not receive any underwriting discount on the shares purchased by XL Investments in the concurrent private placement. Based on a public offering price of $15.00, which is the anticipated public offering price set forth on the cover of this prospectus, XL Investments will own upon the completion of this offering 43.7% of our common stock after giving effect to its purchase of additional shares in the concurrent private placement (or 40.4% if the underwriters exercise in full their option to purchase additional shares) and 60.4% and 57.1%, respectively, after also giving effect to the exercise of the warrants owned by XL Investments in full, which become exercisable 120 days after the completion of this offering. In addition, we have entered into a registration rights agreement with XL Investments pursuant to which we have agreed to register the resale of shares of common stock and warrants owned by XL Investments and its transferees, which we collectively refer to as the registrable securities. See "Risk Factors—Risks Related to Our Organization and Structure." Because of its significant ownership of our common stock, XL

Investments will have the ability to influence the outcome of matters that require a vote of our stockholders, including a change of control. Additionally, we have agreed with XL Investments that, for so long as XL Investments and any other of the XL group of companies collectively beneficially own at least 9.8% of our issued and outstanding common stock (on a fully diluted basis), XL Investments will have the right to appoint an observer to attend all board meetings but such observer will have no right to vote at any board meeting.

        XL Global, a subsidiary of XL Group plc, made a strategic investment in our Manager in March 2012. XL Global acquired a 30% equity interest in our Manager and representatives of XL Global are members of the management committee of our Manager. XL Global's equity interest in our Manager may increase up to approximately 38% following certain additional capital contributions XL Global will make to enable our Manager to pay to the underwriters the underwriting discount and commission on this offering and to reimburse us for offering expenses that exceed $1.5 million. The investment management professionals of our Manager are solely responsible for all decisions involving the acquisition, disposition, financing and hedging of our target assets. None of the XL group of companies nor any of their officers, directors or employees participate in these decisions.

Investment Guidelines

        Our board of directors has adopted a set of investment guidelines that sets forth our target asset classes and other criteria to be used by our Manager to evaluate specific assets as well as our overall portfolio composition. Our Manager makes determinations as to the percentage of our assets that will be invested in each of our target asset classes, consistent with the investment guidelines adopted by our board of directors and the limits necessary to maintain our qualification as a REIT and our exclusion under the Investment Company Act. Our Manager's investment decisions depend on prevailing market conditions and may change over time in response to opportunities available in different interest rate, economic and credit environments. Our Manager has invested in both Agency and Non-Agency RMBS in our current portfolio. However, we cannot predict the percentage of our assets that will be invested in any of our target asset classes at any given time in the future. We believe that the diversification of our portfolio of assets, the extensive experience of our Manager's team in investing in our target assets and the flexibility of our strategy, combined with the general investment and advisory expertise of our Manager's team and comprehensive finance and administrative infrastructure of our Manager, will enable us to achieve attractive risk-adjusted returns under a variety of market conditions and economic cycles. Subject to maintaining our qualification as a REIT for U.S. federal income tax purposes and our exemption from registration under the Investment Company Act, we do not have restrictions on portfolio turnover. We currently expect to generally hold assets that we acquire until their respective maturities. However, in order to maximize returns and manage portfolio risk while remaining opportunistic, we may dispose of securities earlier than anticipated or hold securities longer than anticipated depending upon our capital position, prevailing market conditions, credit performance, availability and terms of financing or other factors impacting a particular security, including our Manager's view of its relative value.

        Our investment guidelines may be changed from time to time by our board of directors without the approval of our stockholders. Changes to our investment guidelines may include modification or expansion of the types of assets in which we may invest. Any changes to these investment guidelines will be disclosed in our next required periodic report following the approval of such changes by our board of directors.

Our Financing Strategy and Leverage

        We fund the acquisition of our assets through the use of leverage from a number of financing sources, subject to maintaining our qualification as a REIT. We finance our Agency and Non-Agency RMBS primarily through the use of short-term repurchase agreements, and in the future we may also utilize other longer-term secured financings.

        We use leverage to seek to increase potential returns to our stockholders. To that end, subject to maintaining our qualification as a REIT and our exclusion from registration under the Investment Company Act, we intend to use borrowings to fund the origination or acquisition of our target assets. We accomplish this by borrowing against existing assets through repurchase agreements. We intend to use the net proceeds from this offering and the concurrent private placement, combined with repurchase financing, and in the future we may also utilize other longer-term secured financings, to acquire additional target assets. Neither our organizational documents nor our investment guidelines place any limit on the maximum amount of leverage that we may use, and we are not required to maintain any particular debt-to-equity leverage ratio. We may also change our financing strategy and leverage without the consent of our stockholders.

        As of December 31, 2012, we borrowed 2.0 times our stockholders' equity (calculated in accordance with GAAP); 2.4 times after including repurchase agreements underlying our Linked Transactions (calculated on a non-GAAP basis). We expect our leverage (on both a GAAP and non-GAAP basis) will range between three and six times the amount of our stockholders' equity, although when deploying the net proceeds of this offering, our leverage may be higher in the short term. Additionally, we expect to borrow between six to nine times the amount of our stockholders' equity in acquiring Agency RMBS, between one and two times when acquiring Legacy Non-Agency RMBS and between one to three times when acquiring New Issue Non-Agency RMBS. The leverage our Manager is comfortable applying to each asset class at any point in time is a function of the yield profile across housing environments and also a function of price or market values in environments of excessive volatility, which cannot be ruled out. Depending on the different cost of borrowing funds at different maturities, we vary the maturities of our borrowed funds to attempt to produce lower borrowing costs and reduce interest rate risk. We enter into collateralized borrowings only with institutions that are rated investment grade by at least one nationally recognized statistical rating organization.

        The leverage that we employ is specific to each asset class in which we invest and will be determined based on several factors, including potential asset price volatility, margin requirements, the current cycle for interest rates, the shape of the yield curve, credit, security price, the outlook for interest rates and our ability to use and the effectiveness of interest rate hedges. We analyze both historical interest rate and credit volatility and market-driven implied volatility for each asset class in order to determine potential asset price volatility. Our leverage targets attempt to risk-adjust asset classes based on each asset class's potential price volatility. The goal of our leverage strategy is to ensure that, at all times, our investment portfolio's leverage ratio is appropriate for the level of risk inherent in the investment portfolio and that each asset class has individual leverage targets that are appropriate for its potential price volatility.

Hedging Strategy

        As part of our risk management strategy, our Manager actively manages the financing, interest rate, credit, prepayment and convexity risks associated with holding a portfolio of Agency and Non-Agency RMBS. We rely on the expertise of our Manager to manage these risks on our behalf, and, subject to maintaining our qualification as a REIT, our Manager may incorporate various hedging, asset/liability risk management and credit risk mitigation techniques in order to facilitate our risk management.

        Interest Rate Risk.    We intend to hedge some of our exposure to potential interest rate mismatches between the interest we earn on our longer term investments and the borrowing costs on our shorter term borrowings. Because a majority of our leverage will continue to be in the form of repurchase agreements, our financing costs will fluctuate based on short-term interest rate indices, such as the London Interbank Offered Rate, or LIBOR. Because some of our investments will be in assets that have fixed rates of interest and mature in up to 30 years, the interest we will earn on those assets will generally not move in tandem with the interest rates that we pay on our repurchase agreements, which generally have a maturity of less than one year. We may experience reduced income or losses based on these rate movements. In order to mitigate such risk, we may utilize certain hedging techniques to effectively lock in the spread between the interest we earn on our assets and the interest we pay on our financing costs. Subject to maintaining our qualification as a REIT, these hedging techniques may include interest rate swap agreements, interest rate swaptions, interest rate caps or floor contracts, futures or forward contracts and other derivative securities.

        Prepayment Risk.    Because residential borrowers are able to prepay their mortgage loans at par at any time, we face the risk that we will experience a return of principal on our investments earlier than anticipated, and we may have to re-invest that principal at potentially lower yields. Because prepayments on residential mortgages generally accelerate when interest rates decrease and slow when interest rates increase, mortgage securities typically have "negative convexity." In other words, certain mortgage securities in which we invest may increase in price more slowly than most other RMBS, or even fall in value, as interest rates decline. Conversely, certain mortgage securities in which we invest may decrease in value more quickly than most other RMBS of similar duration as interest rates increase. In order to manage our prepayment and interest rate risks, we monitor, among other things, our "duration gap" and our convexity exposure. Duration is the relative expected percentage change in market value of our assets that would be caused by a parallel change in short and long-term interest rates. Convexity exposure relates to the way the duration of a mortgage security changes when the interest rate and prepayment environment changes.

        Credit Risk.    We intend to accept mortgage credit exposure at levels our Manager deems prudent as an integral part of our diversified investment strategy. Therefore, we retain the risk of potential credit losses on the loans underlying the Non-Agency RMBS we hold. We will seek to manage this risk through prudent asset selection, pre-acquisition due diligence, post-acquisition performance monitoring, sale of assets which we identify as experiencing negative credit trends, the use of various types of credit enhancements and by using non-recourse financing, which limits our exposure to credit losses to the specific pool of mortgages subject to the provisions of the non-recourse financing. Subject to maintaining our qualification as a REIT, our overall management of credit exposure may also include credit default swaps or other financial derivatives that our Manager believes are appropriate. Additionally, we intend to vary the percentage mix of our non-agency mortgage investments and agency mortgage investments in an effort to actively adjust our credit exposure and to improve the risk/return profile of our investment portfolio. Nevertheless, actual credit losses could adversely affect our operating results.

        Our Manager expects to actively employ portfolio-wide and security-specific risk measurement and management processes in our daily operations through tools that will include software and services licensed or purchased from third parties, in addition to proprietary systems and analytical methods developed internally. There can be no assurance, however, that these tools and the other risk management techniques described above will protect us from these risks.

Our Structure

        We were organized as a Maryland corporation on March 28, 2012 and our business as a mortgage REIT commenced on May 16, 2012.

        The following chart illustrates our expected corporate structure upon completion of this offering. It also illustrates the relative ownership of our common stock by investors and the employees of our Manager and XL Investments in this offering immediately after the completion of (1) this offering of 4,033,333 shares of our common stock (excluding any shares issued pursuant to the underwriters' option to purchase additional shares), (2) the purchase by XL Investments of 1,666,667 shares of our common stock in the concurrent private placement (based on a public offering price of $15.00, which is the anticipated public offering price set forth on the cover of this prospectus), and (3) the grant of 28,500 shares of our restricted common stock to our Manager pursuant to our Manager Equity Plan upon the closing of this offering (equivalent to 0.5% of the aggregate number of shares sold in this offering and the concurrent private placement to XL Investments without giving effect to any exercise by the underwriters of their option in this offering to purchase additional shares). The following chart excludes (1) the 605,000 shares of our common stock that are issuable upon exercise of the option to purchase additional shares to be granted to the underwriters, (2) the shares of our common stock that are issuable upon exercise of the warrants issued pursuant to the May 2012 private placement to XL Investments and (3) an aggregate of 4,500 shares of our restricted common stock granted to our three independent directors pursuant to our Manager Equity Plan effective as of the closing of this offering.

(1)
This ownership percentage may increase up to approximately 38% following certain additional capital contributions XL Global will make to enable our Manager to pay to the underwriters the underwriting discount and commission on this offering and to reimburse us for offering expenses that exceed $1.5 million.

(2)
Consists of 28,500 shares of our restricted common stock (equivalent to 0.5% of the aggregate number of shares sold in this offering and the concurrent private placement to XL Investments without giving effect to any exercise by the underwriters of their option in this offering to purchase additional shares) granted to our Manager pursuant to our Manager Equity Plan effective as of the closing of this offering.

Management Agreement

        We are externally managed and advised by our Manager. We expect to benefit from the personnel, infrastructure, relationships and experience of our Manager's team to enhance the growth of our business. All of our officers and two of our directors, David Carroll and David Oston, are employees of our Manager. We do not have any employees.

        Pursuant to the management agreement with our Manager, or the management agreement, our Manager implements our business strategy and performs certain services for us, subject to oversight by our board of directors. Our Manager is responsible for, among other duties, (1) performing all of our day-to-day functions, (2) determining investment criteria in conjunction with our board of directors, (3) sourcing, analyzing and executing investments, asset sales and financings and (4) performing asset management duties.

        The initial term of the management agreement expires on May 16, 2014, with automatic one-year renewal terms. Following the completion of this offering, our independent directors will review our Manager's performance annually and, following the initial two-year term, the management agreement may be terminated annually upon the affirmative vote of either at least two-thirds of our independent directors or at least two-thirds of our outstanding shares of common stock (other than those shares held by our Manager or its affiliates), in either case, based upon: (1) our Manager's unsatisfactory performance that is materially detrimental to us; or (2) our determination that any fees payable to our Manager are not fair, subject to our Manager's right to prevent termination based on unfair fees by accepting a reduction of management fees determined to be fair by at least two-thirds of our independent directors. We will provide our Manager with 180 days prior notice of such termination. Upon such a termination, we will pay our Manager a termination fee as described in the table below. We may also terminate the management agreement at any time, including during the initial term, with 30 days prior notice from our board of directors, without payment of a termination fee, for cause, as defined in the management agreement. Our Manager may terminate the management agreement upon 60 days prior notice in the event of our default in the performance or observance of any material term, condition or covenant in the management agreement that remains uncured for at least 30 days after such notice, in which case we would be required to pay the termination fee described in the table below. Our Manager may also terminate the management agreement if we become required to register as an investment company under the Investment Company Act, with such termination deemed to occur immediately before such event, in which case we would not be required to pay a termination fee. Our Manager may also decline to renew the management agreement by providing us with 180 days written notice, in which case we would not be required to pay a termination fee.

        The following table summarizes the fees and expense reimbursements that we will pay to our Manager:

Type	Description	Payment
Management fee	Our Manager is entitled to receive a management fee equal to 1.5% per annum, calculated and payable monthly in arrears, of our stockholders' equity.	Monthly in cash.

For purposes of calculating the management fee, our "stockholders' equity" means the sum of the net proceeds from any issuances of our equity securities since inception (allocated on a pro rata daily basis for such issuances during the fiscal quarter of any such issuance), plus our retained earnings, calculated in accordance with GAAP, at the end of the most recently completed fiscal quarter (without taking into account any non-cash equity compensation expense incurred in current or prior periods), less any amount that we pay for repurchases of our shares of common stock, excluding any unrealized gains, losses or other non-cash items that have impacted stockholders' equity as reported in our financial statements prepared in accordance with GAAP, regardless of whether such items are included in other comprehensive income or loss, or in net income, and excluding adjustments relating to one-time events pursuant to changes in GAAP and certain other non-cash charges after discussions between our Manager and our independent directors and after approval by a majority of our independent directors.

Assuming no exercise of the underwriters' option to purchase additional shares, the management

Type	Description	Payment
fee payable to our Manager for the year ending December 31, 2013 (assuming no additional equity is issued during such period) would be $1.3 million.
Expense reimbursement

Reimbursement of operating expenses related to us incurred by our Manager, including legal, accounting, due diligence and other services. We will not reimburse our Manager or its affiliates for the salaries and other compensation of their personnel other than our chief financial officer, general counsel and other corporate finance, tax, accounting, internal audit, legal risk management, operations, compliance and other non-investment personnel of the Manager and its affiliates who spend all or a portion of their time managing our affairs, based on the percentage of time each spends on our affairs. Assuming no exercise of the underwriters' option to purchase additional shares, the expense reimbursement to be paid to our Manager for the year ending December 31, 2013 (assuming no additional equity is issued during such period) would be $2.4 million.

Monthly in cash.
Termination fee

Termination fee equal to three times the average annual management fee earned by our Manager during the 24-month period prior to such termination, calculated as of the end of the most recently completed fiscal quarter prior to such termination. See "Our Manager and the Management Agreement—Management Agreement—Term and termination."

Upon termination of the management agreement by us without cause or by our Manager if we materially breach the management agreement.
Manager Equity Plan

Our Manager Equity Plan includes provisions for grants of restricted common stock and other equity based awards to our Manager and to our independent directors, consultants or officers whom we may directly employ in the future. In turn, our Manager will grant such awards to its employees, officers (including our current officers), members, directors or consultants. Grants to our Manager will be allocated firstly to non-member employees and officers of our Manager, and then the balance of the grants to members (including our officers) proportionally based on each member's respective ownership of our Manager. The grants to be made to our Manager and then by our Manager pursuant to such allocation are intended to provide customary incentive compensation to those

Administered by the compensation committee of our board of directors.

Type	Description	Payment

persons employed by our Manager on whose performance we rely (including our officers). The total number of shares that may be granted subject to awards under the Manager Equity Plan will be equal to an aggregate of 3.0% of the total number of issued and outstanding shares of our common stock (on a fully diluted basis) at the time of each award (other than any shares issued or subject to awards made pursuant to the Manager Equity Plan). Therefore, the number of shares of common stock initially reserved for issuance will be 314,438 shares (or 332,588 shares if the underwriters exercise their option to purchase additional shares in full). See "Management—Manager Equity Plan" for a further description of the terms of the Manager Equity Plan.

Our board of directors has, effective as of the closing of this offering, granted to our Manager pursuant to our Manager Equity Plan, a number of shares of our restricted common stock equal to 0.5% of the aggregate number of shares of common stock sold in this offering (without giving effect to any exercise by the underwriters of their option to purchase additional shares) and in the concurrent private placement to XL Investments, or 28,500 shares of restricted common stock. One-third of these shares vest on each of the first, second and third anniversaries of the grant date. Our board of directors has also, effective as of the closing of this offering, granted to each of our three independent directors pursuant to our Manager Equity Plan 1,500 shares of restricted common stock, each of which grants vest in full on the first anniversary of the grant date.

See "Management—Manager Equity Plan" for a further description of the vesting terms of the initial grants of restricted common stock to our Manager and our three independent directors.

Conflicts of Interest

        We are subject to the following conflicts of interest relating to our Manager and its affiliates:

Dependence on our Manager and its personnel

        We are dependent on our Manager for our day-to-day management. All of our officers are employees of our Manager; we have no direct employees. Therefore, these individuals have a direct interest in the financial success of our Manager, which may encourage these individuals to support strategies that impact us based on these considerations. As a result of these relationships, our officers may have a conflict of interest with respect to our agreements and arrangements with our Manager and its affiliates.

Management agreement and fees

        Our management agreement with our Manager was negotiated between related parties and its terms, including fees and other amounts payable, may not be as favorable to us as if it had been negotiated at arm's length with an unaffiliated third party.

        Under the terms of the management agreement, our Manager and any person providing sub-advisory services to our Manager will not be liable to us, our directors or our stockholders for acts or omissions performed in accordance with and pursuant to the management agreement, except because of acts constituting bad faith, willful misconduct, gross negligence or reckless disregard of their duties under the management agreement, as determined by a final non-appealable order of a court of competent jurisdiction. We have agreed to indemnify our Manager and its officers, stockholders, members, managers, directors and personnel and any person providing sub-advisory services to our Manager with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts or omissions of such parties not constituting bad faith, willful misconduct, gross negligence or reckless disregard of duties, performed in good faith in accordance with and pursuant to the management agreement. Our Manager will not be liable for trade errors that may result from ordinary negligence, such as errors in the investment decision making process (such as a transaction that was effected in violation of our investment guidelines) or in the trade process (such as a buy order that was entered instead of a sell order, or the wrong purchase or sale of security, or a transaction in which a security was purchased or sold in an amount or at a price other than the correct amount or price).

        The management fee our Manager earns is not tied to our performance. The management fee may not sufficiently incentivize our Manager to generate attractive risk-adjusted returns for us. This could hurt both our ability to make distributions to our stockholders and the market price of our common stock.

Investment allocation policies

        Our Manager may in the future manage other funds, accounts and investments vehicles that have strategies that are similar to our strategy, although our Manager currently neither manages nor intends to manage any other funds, accounts or investment vehicles. Because many of our targeted assets are typically available only in specified quantities and because many of our targeted assets may be targeted assets for other accounts our Manager may manage in the future, our Manager may not be able to buy as much of any given asset as required to satisfy us and any other account our Manager may manage in the future. In the future, if our Manager begins to manage other accounts or businesses that result in allocation conflicts, our Manager will develop, in consultation with the board of directors, an allocation compliance policy.

REIT Qualification

        We will elect to be taxed as a REIT commencing with our short taxable year ended December 31, 2012. Our qualification as a REIT depends upon our ability to meet on a continuing basis, through actual investment and operating results, various complex requirements under the Internal Revenue Code relating to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels and the diversity of ownership of our shares. We believe that we have been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code and that our manner of operation enables us to continue to meet the requirements for qualification and taxation as a REIT.

        So long as we qualify as a REIT, we generally will not be subject to U.S. federal income tax on our taxable income we distribute currently to our stockholders. If we fail to qualify as a REIT in any taxable year and do not qualify for certain statutory relief provisions, we will be subject to U.S. federal income tax at regular U.S. federal corporate rates and may be precluded from qualifying as a REIT for the subsequent four taxable years following the year during which we lost our REIT qualification. Even if we qualify for taxation as a REIT, we may be subject to certain U.S. federal, state and local taxes on our income or property. See "Risk Factors—Tax Risks—If we do not qualify as a REIT or fail to remain qualified as a REIT, we will be subject to U.S. federal tax as a regular corporation and could face a substantial tax liability, which would reduce the amount of cash available for distribution to our stockholders."

Investment Company Act Exclusion

        We conduct our business so as not to become regulated as an investment company under the Investment Company Act in reliance on the exclusion provided by Section 3(c)(5)(C) of the Investment Company Act. Section 3(c)(5)(C), as interpreted by the staff of the SEC, requires us to invest at least 55% of our assets in "mortgages and other liens on and interest in real estate," or "qualifying real estate interests," and at least 80% of our assets in qualifying real estate interests plus "real estate-related assets." In satisfying this 55% requirement, based on SEC staff guidance, we may treat Agency RMBS issued with respect to an underlying pool of mortgage loans in which we hold all of the certificates issued by the pool as qualifying real estate interests. The SEC staff has not issued guidance with respect to whole pool Non-Agency RMBS. Accordingly, based on our own judgment and analysis of the SEC staff's guidance with respect to whole pool Agency RMBS, we may also treat Non-Agency RMBS issued with respect to an underlying pool of mortgage loans in which we hold all of the certificates issued by the pool as qualifying real estate interests. We may also treat whole mortgage loans that we acquire directly as qualifying real estate interests provided that 100% of the loan is secured by real estate when we acquire it and we have the unilateral right to foreclose on the mortgage. We currently intend to treat partial pool Agency and Non-Agency RMBS as real estate-related assets. We will treat any interest rate swaps or other derivative hedging transactions we enter into as miscellaneous assets that will not exceed 20% of our total assets. We expect to rely on guidance published by the SEC or its staff or on our analyses of guidance published with respect to other types of assets to determine which assets are qualifying real estate assets and real estate-related assets.

        The SEC recently solicited public comment on a wide range of issues relating to Section 3(c)(5)(C), including the nature of the assets that qualify for purposes of the exclusion and whether mortgage REITs should be regulated in a manner similar to investment companies. There can be no assurance that the laws and regulations governing the Investment Company Act status of REITs, including the guidance of the SEC or its staff regarding this exclusion, will not change in a manner that adversely affects our operations. To the extent that the SEC or its staff publishes new or different guidance with respect to these matters, we may be required to adjust our strategy accordingly. In addition, we may be limited in our ability to make certain investments and these limitations could require us to hold assets we might wish to sell or to sell assets we might wish to hold. To the extent that the SEC or its staff provides more specific guidance regarding any of the matters bearing upon the exclusion we rely on from the Investment Company Act, we may be required to adjust our strategy accordingly. Any additional guidance could provide additional flexibility to us, or it could further inhibit our ability to pursue the strategies we have chosen.

        Qualification for exclusion from registration under the Investment Company Act will limit our ability to make certain investments. See "Risk Factors—Risks Related to Our Business—Loss of our exclusion from regulation pursuant to the Investment Company Act would adversely affect us."

Restrictions on Ownership of Our Common Stock

        To assist us in complying with the limitations on the concentration of ownership of a REIT imposed by the Internal Revenue Code, among other purposes, our articles of incorporation prohibit, with certain exceptions, any stockholder from beneficially or constructively owning, applying certain attribution rules under the Internal Revenue Code, more than 9.8% by value or number of shares, whichever is more restrictive, of our outstanding shares of common stock, or 9.8% by value or number of shares, whichever is more restrictive, of our outstanding capital stock. Our board of directors has granted XL Investments an exemption from the 9.8% ownership limitation. Based on a public offering price of $15.00, which is the anticipated public offering price set forth on the cover of this prospectus, XL Investments will own upon the completion of this offering 43.7% of our common stock after giving effect to its purchase of additional shares in the concurrent private placement (or 40.4% if the underwriters exercise in full their option to purchase additional shares) and 60.4% and 57.1%, respectively, after also giving effect to the exercise of warrants owned by XL Investments in full, which become exercisable 120 days after the completion of this offering.

        Our articles of incorporation also prohibit any person from, among other things:

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  beneficially or constructively owning shares of our capital stock that would result in our being "closely held" under Section 856(h) of the Internal Revenue Code, or otherwise cause us to fail to qualify as a REIT; and

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  transferring shares of our capital stock if such transfer would result in our capital stock being owned by fewer than 100 persons.

        In addition, our articles of incorporation provide that any ownership or purported transfer of our capital stock in violation of the first bullet point in the above paragraph will result in the shares so owned or transferred being automatically transferred to a charitable trust for the benefit of a charitable beneficiary and the purported owner or transferee acquiring no rights in such shares. If a transfer to a charitable trust would be ineffective for any reason to prevent a violation of the restriction, the transfer resulting in such violation will be void from the time of such purported transfer.

Emerging Growth Company Status

        We are an "emerging growth company," as defined in the JOBS Act, and we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not "emerging growth companies" including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We have not made a decision whether to take advantage of any or all of these exemptions. If we do take advantage of any of these exemptions, we do not know if some investors will find our common stock less attractive as a result. The result may be a less active trading market for our common stock and our stock price may be more volatile.

        In addition, Section 107 of the JOBS Act also provides that an "emerging growth company" can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an "emerging growth company" can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of such an extended transition period. Since we will not be required to comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies, our financial statements may not be comparable to the financial statements of companies that comply with public company effective dates. If we were to elect to comply with these public company effective dates, such election would be irrevocable pursuant to Section 107 of the JOBS Act.

        We could remain an "emerging growth company" for up to five years, or until the earliest of (1) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (2) December 31 of the fiscal year that we become a "large accelerated filer" as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter and we have been publicly reporting for at least 12 months, or (3) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.

Summary Risk Factors

        An investment in shares of our common stock involves various risks. You should consider carefully the risks discussed below and under the heading "Risk Factors" beginning on page 34 of this prospectus before purchasing our common stock. If any of the following risks occurs, our business, financial condition or results of operations could be materially and adversely affected. In that case, the trading price of our common stock could decline and you may lose some or all of your investment.

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  Our Manager has had experience operating a REIT only since May 2012, and we cannot assure you that such limited experience will be sufficient for our Manager to successfully manage our business as a REIT.

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  We may change our target assets, investment or financing strategies and other operational policies without stockholder consent, which may adversely affect our business, financial condition, results of operations and our ability to make distributions to our stockholders.

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  Mortgage loan modification and refinancing programs and future legislative action may adversely affect the value of, and our returns on, Agency RMBS, Non-Agency RMBS and other mortgage-related investments.

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  Actions of the U.S. Government, including the U.S. Congress, U.S. Federal Reserve, U.S. Treasury Department and other governmental and regulatory bodies, to stabilize or reform the financial markets, or market responses to those actions, may not achieve the intended effect and may adversely affect our business, financial condition, results of operations and our ability to make distributions to our stockholders.

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  The federal conservatorship of Fannie Mae and Freddie Mac and related efforts, along with any changes in laws and regulations affecting the relationship between these agencies and the U.S. Government, may adversely affect our business.

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  We operate in a highly competitive market for investment opportunities and competition may limit our ability to acquire desirable investments in Agency RMBS, Non-Agency RMBS and other mortgage-related investments and could also affect the pricing of these securities.

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  Adverse developments in the broader residential mortgage market may adversely affect the value of the assets in which we intend to invest.

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  The lack of liquidity in our investments may adversely affect our business.

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  We will be subject to the risk that U.S. Government agencies and/or GSEs may not be able to fully satisfy their guarantees of Agency RMBS or that these guarantee obligations may be repudiated, which may adversely affect the value of our assets and our ability to sell or finance these securities.

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  The mortgage loans underlying the Non-Agency RMBS that we acquire and the residential mortgage loans in which we invest will be subject to defaults, foreclosure timeline extension, fraud and residential price depreciation and unfavorable modification of loan principal amount, interest rate and amortization of principal, which could result in losses to us.

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  We may be affected by alleged or actual deficiencies in foreclosure practices of third parties, as well as related delays in the foreclosure process.

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  We may experience a decline in the market value of our assets.

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  Many of our investments will be recorded at fair value, and quoted prices or observable inputs may not be available to determine such value, resulting in the use of significant unobservable inputs to determine value.

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  An increase in interest rates may cause a decrease in the volume of certain of our assets, which could adversely affect our ability to acquire assets that satisfy our investment objectives and to generate income and make distributions to our stockholders.

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  Changes in prepayment rates may adversely affect our profitability.

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  Loss of our exclusion from regulation pursuant to the Investment Company Act would adversely affect us.

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  Our strategy involves significant leverage, which may amplify losses; while we currently expect to incur approximately six to nine times leverage on our Agency RMBS, approximately one to two times leverage on our Legacy Non-Agency RMBS and approximately one to three times leverage on our New Issue Non-Agency RMBS, there is no specific limit on the amount of leverage that we may use.

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  If a counterparty to our repurchase transactions defaults on its obligation to resell the underlying security back to us at the end of the transaction term, or if the value of the underlying security has declined as of the end of that term, or if we default on our obligations under the repurchase agreement, we will lose money on our repurchase transactions.

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  Failure to procure adequate repurchase agreement financing, which generally have short terms, or to renew or replace repurchase agreement financing as it matures, would adversely affect our results of operations.

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  An increase in our borrowing costs relative to the interest we receive on investments in Agency and Non-Agency RMBS may adversely affect our profitability and cash available for distribution to our stockholders.

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  Hedging against interest rate exposure may adversely affect our earnings, which could reduce our cash available for distribution to our stockholders and such transactions may fail to protect us from the losses that they were designed to offset.

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  Our board of directors has approved very broad investment guidelines for our Manager and will not approve each investment and financing decision made by our Manager.

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  We are dependent on our Manager and its key personnel for our success.

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  The management agreement with our Manager was not negotiated on an arm's-length basis and may not be as favorable to us as if it had been negotiated with an unaffiliated third-party and may be costly and difficult to terminate, including for our Manager's poor performance.

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  Our Manager's management fee is payable regardless of our performance.

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  Our independent registered public accountants have identified a material weakness and two significant deficiencies in our internal control over financial reporting, and we cannot provide assurance that additional material weaknesses or significant deficiencies will not occur in the future. If our internal control over financial reporting is not effective, we may not be able to accurately report our financial results, prevent fraud or file our periodic reports in a timely manner, which may cause investors to lose confidence in our reported financial information and may lead to a decline in our stock price. In addition, because of our status as an emerging growth company, you will not be able to depend on any attestation from our independent registered public accountants as to our internal control over financial reporting for the foreseeable future.

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  The dilutive effect of future issuances of our common stock could have an adverse effect on the future market price of our common stock or otherwise adversely affect the interests of our common stockholders.

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  We may make distributions from offering proceeds, borrowings or the sale of assets to the extent that distributions exceed earnings or cash flow from our operations.

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  If we do not qualify as a REIT or if we fail to remain qualified as a REIT, we will be subject to U.S. federal income tax as a regular corporation and could face a substantial tax liability, which would reduce the amount of cash available for distribution to our stockholders.

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  Complying with REIT requirements may cause us to forgo otherwise attractive opportunities and require us to dispose of our target assets sooner than anticipated.

Our Corporate Information

        Our principal executive offices are located at 641 Lexington Avenue, Suite 1432, New York, New York 10022. Our telephone number is (212) 328-9521. Our website is www.fiveoaksinvestment.com. The contents of our website are not a part of this prospectus. The information on our website is not intended to form a part of or be incorporated by reference into this prospectus.

The Offering

Common stock offered by us	4,033,333 shares (plus up to an additional 605,000 shares of our common stock that we may issue and sell upon the exercise of the underwriters' option to purchase additional shares). XL Investments has agreed to purchase in a concurrent private placement an aggregate of $25.0 million of shares of our common stock from us at the initial public offering price, or 1,666,667 shares based on a public offering price of $15.00 which is the anticipated public offering price set forth on the cover of this prospectus.
Common stock to be outstanding after this offering	7,389,250 shares.(1)(2)(3)
Use of proceeds

We estimate that the net proceeds from this offering and the concurrent private placement to XL Investments will be $84.0 million (or $93.1 million if the underwriters fully exercise their option to purchase additional shares) after deducting estimated offering expenses of $1.5 million payable by us.

Our Manager will pay directly to the underwriters the underwriting discount of $       million (or, if the underwriters fully exercise their option to purchase additional shares, $       million). No underwriting discount will be paid on the 1,666,667 shares (based on a public offering price of $15.00, which is the anticipated public offering price set forth on the cover of this prospectus) purchased by XL Investments in the concurrent private placement. In addition, our Manager will reimburse us for any offering expenses that exceed $1.5 million in the aggregate.

We plan to use the net proceeds from this offering and the concurrent private placement to XL Investments to purchase Agency and Non-Agency RMBS. Subject to prevailing market conditions at the time of purchase, we currently intend to invest the net proceeds from this offering and the concurrent private placement initially to purchase Agency and Non-Agency RMBS in the following ranges: approximately 30-50% Agency RMBS, 15-35% Legacy Non-Agency RMBS and 15-35% New Issue Non-Agency RMBS. See "Use of Proceeds."

Distribution policy

We intend to make regular monthly distributions to holders of our common stock from and after October 1, 2012. U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gain, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its "REIT taxable income." In addition, U.S. federal income tax law subjects a REIT to a non-deductible 4% excise tax on certain other amounts that are not distributed. We intend to make timely distributions so that we are not subject to this 4% excise tax. On October 26, 2012, our board of directors declared, and has paid, a $0.018837 per share dividend ($0.301392 per share after giving effect to the one-for-16 reverse stock split we will effect immediately prior to the completion of this offering) on our common stock with respect to the period from inception through September 30, 2012, which was and is expected to be our only quarterly dividend given our current policy of making monthly distributions going forward. On November 29, 2012, December 18, 2012 and December 31, 2012, our board of directors declared a $0.00833 per share dividend ($0.13328 per share after giving effect to the one-for-16 reverse stock split we will effect immediately prior to the completion of this offering) with respect to the months of October 2012, November 2012 and December 2012, respectively. The dividends for the months of October 2012, November 2012 and December 2012 have been paid. On each of February 15 and March 12, 2013, our board of directors declared a $0.0083 per share dividend ($0.1328 per share after giving effect to the one-for-16 reverse stock split we will effect immediately prior to the completion of this offering) with respect to the months of January 2013 and February 2013. The January dividend has been paid and the February dividend will paid on March 28, 2013. Investors in this offering will participate in our monthly dividends declared for the month of March 2013 and thereafter.

Any future distributions that we make will be at the discretion of our board of directors and will depend upon, among other things, our actual results of operations. These results and our ability to make distributions will be affected by various factors, including the net interest and other income from our portfolio, our operating expenses and any other expenditures. For more information, see "Distribution Policy."

Listing	Our common stock has been approved for listing on the NYSE under the symbol "OAKS" subject to notice of issuance.
Ownership and transfer restrictions

To assist us in complying with limitations on the concentration of ownership of a REIT imposed by the Internal Revenue Code, among other purposes, our articles of incorporation generally prohibit, among other prohibitions, any stockholder from beneficially or constructively owning more than 9.8% by value or number of shares, whichever is more restrictive, of our outstanding shares of common stock, or 9.8% by value or number of shares, whichever is more restrictive, of our outstanding capital stock. Our board of directors has granted XL Investments an exemption from the 9.8% ownership limitation. Based on a public offering price of $15.00, which is the anticipated public offering price set forth on the cover of this prospectus, XL Investments will own upon the completion of this offering 43.7% of our common stock after giving effect to its purchase of additional shares in the concurrent private placement (or 40.4% if the underwriters exercise in full their option to purchase additional shares) and 60.4% and 57.1%, respectively, after also giving effect to the exercise of warrants owned by XL Investments in full, which become exercisable 120 days after the completion of this offering. See "Description of Our Securities—Restrictions on Ownership and Transfer of Our Capital Stock."

Risk factors

Investing in our common stock involves a high degree of risk. You should carefully read and consider the information set forth under the heading "Risk Factors" beginning on page 34 of this prospectus and all other information in this prospectus before investing in our common stock.

(1)
Assumes the underwriters' option to purchase up to an additional 605,000 shares of our common stock is not exercised.

(2)
Excludes a maximum of 314,438 shares of common stock reserved for issuance pursuant to the Manager Equity Plan, with grants subject to a cap of 3.0% of the total number of issued and outstanding shares of our common stock (on a fully diluted basis) at the time of each award (other than any shares issued or subject to awards made pursuant to the Manager Equity Plan).

(3)
Excludes 3,125,000 shares issuable upon the exercise of warrants issued to XL Investments. See "Description of Our Securities—Warrants."

 Summary Selected Financial Data

        The following table presents summary selected financial data as of December 31, 2012 and for the period beginning on May 16, 2012 (date of inception) to December 31, 2012. The statement of operations data for the period beginning on May 16, 2012 (date of inception) to December 31, 2012 and the balance sheet data as of December 31, 2012 have been derived from our audited financial statements.

        Because the information presented below is only a summary and does not provide all of the information contained in our historical financial statements, including the related notes, you should read it in conjunction with the more detailed information contained in our financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

        The shares outstanding and per share amounts reflected in the chart below have been adjusted in footnote 1 below to reflect the one-for-16 reverse stock split we intend to effect immediately prior to the closing of this offering.

Balance Sheet Data

$ in thousands	December 31, 2012
Mortgage-backed securities, at fair value	$81,028
Linked Transactions, net, at fair value	8,613
Cash and cash equivalents	3,609
Other assets	3,799

Total assets	$97,049

Repurchase agreements	63,423
Other liabilities	1,357
Total stockholders' equity (deficit)	32,269

Total liabilities and stockholders' equity (deficit)	$97,049

Statement of Operations Data

$ in thousands, except per share data	Period from May 16, 2012 (Date of Inception) to December 31, 2012
Interest income	$1,684
Interest expense	(267)

Net interest income	1,417
Other income (loss)	4,350
Total expenses	948
Net income (loss)	4,819

Net income (loss) attributable to common stockholders	$4,819

Earnings (loss) per share:
Net income attributable to common stockholders (basic and diluted)	$4,819
Dividends declared on common stock	(1,162)
Weighted average number of shares of common stock outstanding(1):	26,500,000
Basic and diluted income per share(1)	$0.18

(1)
After giving effect to the one-for-16 reverse stock split we intend to effect immediately prior to the closing of this offering, the weighted average number of shares of common stock outstanding for the period is 1,656,250 and accordingly, the basic and diluted income per share is $2.91.

RISK FACTORS

        Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors and all other information contained in this prospectus before purchasing our common stock. If any of the following risks occur, our business, financial condition, results of operations and our ability to make distributions to our stockholders could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you may lose some or all of your investment. Our forward looking statements in this prospectus are subject to the following risks and uncertainties. Our actual results could differ materially from those anticipated by our forward looking statements as a result of the risk factors below.

Risks Related to Our Business

Our Manager has had experience operating a REIT only since May 2012, and we cannot assure you that such limited experience will be sufficient for our Manager to successfully manage our business as a REIT.

        Our Manager only began operating us on May 16, 2102 and has had no previous experience operating a REIT. The REIT provisions of the Internal Revenue Code are complex, and any failure to comply with those provisions in a timely manner could prevent us from qualifying as a REIT or force us to pay unexpected taxes and penalties. In such event, our net income would be reduced and we could incur a loss. See "—Risks Associated with Our Relationship with Our Manager" for other risks related to our Manager, including conflicts of interest.

We only commenced operations in May 2012 and may not be able to operate our business successfully or generate sufficient revenue to make or sustain distributions to our stockholders.

        We only commenced operations in May 2012. We cannot assure you that we will be able to operate our business successfully or implement our operating policies and strategies. Our Manager may not be able to successfully execute our investment, financing and hedging strategies as described in this prospectus, which could result in a loss of some or all of your investment. The results of our operations depend on several factors, including the availability of opportunities for the acquisition of target assets, the level and volatility of interest rates, the availability of adequate short and long-term financing, conditions in the financial markets and economic conditions. Our revenues will depend, in large part, on our ability to acquire assets at favorable spreads over our borrowing costs. If we are unable to acquire assets that generate favorable spreads, our results of operations may be materially adversely affected, which could materially adversely affect our ability to make or sustain distributions to our stockholders.

We may change our target assets, investment or financing strategies and other operational policies without stockholder consent, which may adversely affect our business, financial condition, results of operations and our ability to make distributions to our stockholders.

        We may change any of our strategies, policies or procedures with respect to investments, acquisitions, growth, operations, indebtedness, capitalization, distributions, financing strategy and leverage at any time without the consent of our stockholders, which could result in an investment portfolio with a different, and possibly greater, risk profile. A change in our target assets, investment strategy or guidelines, financing strategy or other operational policies may increase our exposure to interest rate risk, default risk and real estate market fluctuations. Furthermore, a change in our asset allocation could result in our making investments in asset categories different from those described in this prospectus. In addition, our articles of incorporation provide that our board of directors may revoke or otherwise terminate our REIT election, without approval of our stockholders, if it determines that it is no longer in our best interests to qualify as a REIT. These changes could adversely affect our business, financial condition, results of operations and our ability to make distributions to our stockholders.

The allocation of the net proceeds of this offering and any future equity offerings among our target assets, and the timing of the deployment of these proceeds is subject to, among other things, then prevailing market conditions and the availability of target assets.

        Our allocation of the net proceeds from this offering, the concurrent private placement and any future equity offerings among our target assets is subject to our investment guidelines and maintenance of our REIT qualification. Our Manager will make determinations as to the percentage of our equity that will be invested in each of our target assets and the timing of the deployment of the net proceeds of our equity offerings. These determinations will depend on then prevailing market conditions and may change over time in response to opportunities available in different interest rate, economic and credit environments. Until appropriate assets can be identified, our Manager may decide to use the net proceeds of our offerings to pay down our short-term debt or to invest the net proceeds in interest-bearing short-term investments, including funds which are consistent with maintenance of our REIT qualification. These investments are expected to provide a lower net return than we seek to achieve from our target assets. Prior to the time we have fully used the net proceeds of our offerings to acquire our target assets, we may fund our monthly distributions out of such net proceeds.

Current market conditions for our target assets have been and may continue to be significantly influenced by U.S. Government and U.S. Federal Reserve intervention and attractive opportunities for investment in our target assets may not continue, which could have a material adverse effect on our business, financial condition, results of operations and our ability to make distributions to our stockholders.

        Current conditions in the RMBS markets have created attractive opportunities for investment in Non-Agency and, particularly, Agency RMBS assets. In response to the recent financial crisis, the U.S. Government and U.S. Federal Reserve have taken unprecedented actions to stabilize the market for mortgage-related investments along with the broader economy. Such intervention includes maintenance of a near-zero target of the federal funds rate by the U.S. Federal Reserve, or the Fed, U.S. Government programs, such as HAMP and HARP, along with the recently announced third round of quantitative easing, or QE3. In September 2012, the Fed announced an open-ended program to expand its holdings of long-term securities by purchasing an additional $40 billion of Agency RMBS per month until key economic indicators, such as the unemployment rate, showed signs of improvement. This program, when combined with existing programs to extend the average maturity of the Fed's holdings of securities and reinvest principal payments from the Fed's holdings of agency debt and Agency RMBS in Agency RMBS, is expected to increase the Fed's holdings of long-term securities by $85 billion each month into 2013. The Fed also announced that it will keep the target range for the federal funds rate between zero and 0.25% through at least mid-2015, which is six months longer than previously expected. On January 30, 2013, the Fed reaffirmed its commitment to QE3, including a continuation of exceptionally low levels for the federal funds rate for so long as unemployment remains above 6.5% and inflation remains at or below 2.5%, as well as the continued purchase of Agency RMBS at a pace of $40 billion per month. The Fed expects these measures to put downward pressure on long-term interest rates. Further, the mortgage industry has and continues to undergo fundamental changes, such as the conservatorship and possible future changes in the nature of participation in the mortgage market by Fannie Mae and Freddie Mac. While we believe that prices and yields for many of our target assets have been more favorable than in the past, and the yield curve environment for a leveraged Agency portfolio is currently very favorable, and that there are attractive opportunities for investment across our target asset classes, there is no way of knowing what impact government intervention or any future actions by the Fed will have on the prices and liquidity of Agency RMBS or other securities in which we may invest. The prices and yields of our target assets may be adversely affected, and could be subject to significant volatility upon changes, or perceived future changes, to such policies. Further, such prices and yields may not reflect the underlying value of our target assets and may be significantly inflated due to these policies and the uncertainty of future changes to the mortgage industry. If current market conditions do not continue, and we are unable to structure or reposition our investment portfolio accordingly, there could be a material adverse effect on our business, financial condition, results of operations and our ability to make distributions to our stockholders.

Mortgage loan modification and refinancing programs and future legislative action may adversely affect the value of, and our returns on, Agency RMBS, Non-Agency RMBS and other mortgage-related investments.

        The U.S. Government, through the U.S. Federal Reserve, the FHA and the Federal Deposit Insurance Corporation, has implemented a number of federal programs designed to assist homeowners, including the Home Affordable Modification Program, or HAMP, which provides homeowners with assistance in avoiding residential mortgage loan foreclosures, the Hope for Homeowners Program, or H4H Program, which allows certain distressed borrowers to refinance their mortgages into FHA-insured loans in order to avoid residential mortgage loan foreclosures, and the Home Affordable Refinance Program, or HARP, which allows borrowers who are current on their mortgage payments to refinance and reduce their monthly mortgage payments at loan-to-value ratios up to 125% (and, in some cases, above 125%) without new mortgage insurance. HAMP, the H4H Program and other loss mitigation programs may involve, among other things, the modification of mortgage loans to reduce the principal amount of the loans (through forbearance and/or forgiveness) and/or the rate of interest payable on the loans, or the extension of payment terms of the loans.

        In September 2011, the White House announced they are working on a major plan to allow certain homeowners who owe more on their mortgages than their homes are worth to refinance. In October 2011, the Federal Housing Finance Agency, or the FHFA, had announced changes to HARP to expand access to refinancing for qualified individuals and families whose homes have lost value, including increasing the HARP loan-to-value (LTV) ratio above 125%. However, the LTV-relaxation only applies to mortgages guaranteed by the GSEs. In addition, the expansion does not change the time period in which these loans were originated, maintaining the requirement that the loans must have been guaranteed by Fannie Mae or Freddie Mac prior to June 2009. On August 7, 2012, the FHFA released its June 2012 Refinance Report, which showed that one of every three refinances through Fannie Mae and Freddie Mac were made through HARP, the highest number since the inception of the program in April 2009 as an apparent consequence of the LTV-relaxation. The October 2012 Refinance Report indicated that, year-to-date, approximately 21% of all refinances through Fannie Mae and Freddie Mac were made through HARP.

        Especially with Non-Agency RMBS, a significant number of loan modifications with respect to a given security, including, but not limited to, those related to principal forgiveness and coupon reduction, could result in increased prepayment rates and thereby negatively impact the realized yields and cash flows on such securities. These loan modification programs, future legislative or regulatory actions, including possible amendments to the bankruptcy laws that result in the modification of outstanding residential mortgage loans, as well as changes in the requirements necessary to qualify for refinancing mortgage loans with Fannie Mae, Freddie Mac or Ginnie Mae may adversely affect the value of, and the returns on, Agency RMBS and other mortgage-related investments that we may purchase.

        Any income that we realize may not be sufficient to offset our expenses.

Actions of the U.S. Government, including the U.S. Congress, U.S. Federal Reserve, U.S. Treasury Department and other governmental and regulatory bodies, to stabilize or reform the financial markets, or market responses to those actions, may not achieve the intended effect and may adversely affect our business, financial condition, results of operations and our ability to make distributions to our stockholders.

        In response to the financial issues affecting the banking system and financial markets and going concern threats to commercial banks, investment banks and other financial institutions, the Administration and various regulatory agencies have taken numerous actions to stabilize and restructure the financial system. There can be no assurance that any such actions or related future actions of the U.S. Government will have a beneficial impact on the financial markets. To the extent the markets do not respond favorably to any such actions by the U.S. Government or such actions do not function as intended, there may be broad adverse market implications, and our business may not receive the anticipated positive impact from the legislation.

        In July 2010, the U.S. Congress enacted the Dodd-Frank Act, in part to impose significant investment restrictions and capital requirements on banking entities and other organizations that are significant to U.S. financial markets. For instance, the Dodd-Frank Act will impose significant restrictions on the proprietary trading activities of certain banking entities and subject other systemically significant organizations to increased capital requirements and quantitative limits for engaging in such activities. The Dodd-Frank Act affects almost every aspect of the U.S. financial services industry, including certain aspects of the markets in which we operate or may operate in the future. The Dodd-Frank Act imposes new regulations on us and how we conduct our business. It also seeks to reform the asset-backed securitization market (including the mortgage-backed securities market) by requiring the retention of a portion of the credit risk inherent in the pool of securitized assets and by imposing additional registration and disclosure requirements. Although certain of the new requirements and restrictions exempt Agency RMBS, other government issued or guaranteed securities, or other securities, the Dodd-Frank Act imposes significant regulatory restrictions on the origination and securitization of residential mortgage loans, which will affect Non-Agency RMBS. In addition, the Dodd-Frank Act will impose mandatory clearing, exchange-trading and margin requirements on many derivatives transactions (including formerly unregulated over-the-counter derivatives), including derivatives transactions in which we may engage. The Dodd-Frank Act creates new categories of regulated market participants, such as "swap-dealers," "security-based swap dealers," "major swap participants" and "major security-based swap participants," which will be subject to significant new capital, registration, recordkeeping, reporting, disclosure, business conduct, margin and other regulatory requirements that will give rise to new administrative costs. Some of these costs may ultimately be borne by us.

        Furthermore, the new regulation of over-the-counter derivatives and the inclusion of swaps as an investment that can cause a pooled investment vehicle to be a commodity pool would require us to register with and be regulated by the U.S. Commodity Futures Trading Commission, or the CFTC, as a commodity pool operator, or CPO, unless an exemption or other relief is available. Our Manager will rely for relief from registration as a CPO on a no-action letter issued on December 7, 2012 (the "No Action Letter") by the CFTC staff that is applicable to CPOs of mortgage REITs, subject to complying with certain criteria. Further, advisors to commodity pools, which could potentially include our Manager, will be required to register as commodity trading advisors, or CTAs, unless exemptive, no-action or similar relief is available. We believe such relief is available to our Manager on the basis of the No-Action Letter and existing regulations of the CFTC. On December 19, 2012, our Manager submitted its claim for relief under the No Action Letter. If in the future our Manager does not meet the conditions set forth in the No-Action Letter for relief from registration as a CPO, the relief provided by the No-Action letter from registration as a CPO becomes unavailable for any other reason, or our belief regarding the availability of relief from registration as a CTA proves incorrect, and we or our Manager are unable to rely upon or obtain other exemptions from registration as a CPO or CTA, we may be required to reduce or eliminate our use of interest rate swaps or vary the manner in which we deploy interest rate swaps in our business, the interest-rate risk associated with our investments may increase, our investment performance may be adversely affected or the cost associated with employing other kinds of hedges against interest rate fluctuations could be higher. Alternatively, our Manager may be required to register as a CPO. If our Manager is required to and does register as a CPO, we nevertheless expect it to remain exempt from registration as a CTA with the CFTC because its advisory activities would relate only to its activities as CPO of the company. The Commodity Exchange Act and CFTC regulations impose various requirements on CPOs and CTAs, including record keeping, reporting, operational and marketing requirements, disclosure obligations and prohibitions on fraudulent activities. Complying with these requirements could increase our expenses and negatively impact our business, financial condition, results of operations and our ability to make distributions to our stockholders. It may also be difficult to comply with the reporting and disclosure requirements with respect to the kinds of products that we offer.

        While the full impact of the Dodd-Frank Act cannot be assessed until all implementing regulations are released, the Dodd-Frank Act's extensive requirements may have a significant effect on the financial markets, and may affect the availability or terms of financing from our lender counterparties and the availability or terms of mortgage-backed securities, both of which may have an adverse effect on our business, financial condition, results of operations and our ability to make distributions to our stockholders.

        Even if certain of the new statutes and regulations imposed by the Dodd-Frank Act are not directly applicable to us, they may still increase our costs of entering into transactions with the parties to whom the requirements are directly applicable. Moreover, new exchange-trading and trade reporting requirements may lead to reductions in the liquidity of derivative transactions, causing higher pricing or reduced availability of derivatives, or the reduction of arbitrage opportunities for us, which could adversely affect the performance of certain of our hedging strategies. Importantly, many key aspects of the changes imposed by the Dodd-Frank Act will be established by various regulatory bodies and other groups over the next several years. As a result, we do not know how significantly the Dodd-Frank Act will affect us. It is possible that the Dodd-Frank Act could, among other things, increase our costs of operating as a public company, impose restrictions on our ability to securitize assets and reduce our investment returns on securitized assets.

Certain actions by the U.S. Federal Reserve could cause a flattening of the yield curve, which could materially adversely affect our business, financial condition, results of operations and our ability to make distributions to our stockholders.

        On September 21, 2011, the U.S. Federal Reserve announced "Operation Twist," which is a program by which it intends to purchase, by the end of 2012, as extended, $400 billion of U.S. Treasury Department securities with remaining maturities between six and 30 years and sell an equal amount of U.S. Treasury Department securities with remaining maturities of three years or less. In September 2012, the U.S. Federal Reserve further updated its economic assessment by noting that, despite continued modest economic expansion, employment growth remains slow and the unemployment rate remains elevated. While also noting further signs of improvement in the housing sector, albeit from a depressed level, particular concern was expressed that without further policy accommodation, economic growth might not be strong enough to generate sustained improvement in labor market conditions. Accordingly, the U.S. Federal Reserve increased its focus on employment growth by announcing QE3, agreeing to purchase additional Agency RMBS at a pace of approximately $40 billion per month, as well as extending the existing commitment to exceptionally low levels for the federal funds rate through at least mid-2015. On January 30, 2013, the U.S. Federal Reserve reaffirmed its commitment to QE3, including a continuation of exceptionally low levels for the federal funds rate for so long as unemployment remains above 6.5% and inflation remains at or below 2.5%, as well as the continued purchase of Agency RMBS at a pace of $40 billion per month. The effect of Operation Twist, QE3 and any other future securities purchase programs by the U.S. Federal Reserve could be a flattening in the yield curve, which could result in increased prepayment rates due to lower long-term interest rates and a narrowing of our net interest margin. Consequently, Operation Twist, QE3 and any other future securities purchase programs by the U.S. Federal Reserve could materially adversely affect our business, financial condition, results of operations and our ability to make distributions to our stockholders.

The federal conservatorship of Fannie Mae and Freddie Mac and related efforts, along with any changes in laws and regulations affecting the relationship between these agencies and the U.S. Government, may adversely affect our business.

        The payments of principal and interest we receive on our Agency RMBS, which depend directly upon payments on the mortgages underlying such securities, are guaranteed by Fannie Mae, Freddie Mac and Ginnie Mae. Fannie Mae and Freddie Mac are GSEs, but their guarantees are not backed by the full faith and credit of the United States. Ginnie Mae is part of a U.S. Government agency, and its guarantees are backed by the full faith and credit of the United States.

        In response to general market instability and, more specifically, the financial conditions of Fannie Mae and Freddie Mac, in July 2008, HERA established the FHFA as the new regulator for Fannie Mae and Freddie Mac. In September 2008, the U.S. Treasury Department, the FHFA and the U.S. Federal Reserve announced a comprehensive action plan to help stabilize the financial markets, support the availability of mortgage financing and protect taxpayers. Under this plan, among other things, the FHFA was appointed as conservator of both Fannie Mae and Freddie Mac, allowing the FHFA to control the actions of the two GSEs, without forcing them to liquidate, which would be the case under receivership. Importantly, the primary focus of the plan was to increase the availability of mortgage financing by allowing these GSEs to continue to grow their guarantee business without limit, while limiting the size of their retained mortgage and agency security portfolios and requiring that these portfolios be reduced over time.

        Although the U.S. Government has committed to support the positive net worth of Fannie Mae and Freddie Mac, there can be no assurance that these actions will be adequate for their needs. These uncertainties lead to questions about the availability of, and trading market for, Agency RMBS. Despite the steps taken by the U.S. Government, Fannie Mae and Freddie Mac could default on their guarantee obligations, which would materially adversely affect the value of our Agency RMBS. Accordingly, if these government actions are inadequate and the GSEs continue to suffer losses or cease to exist, our business, financial condition, results of operations and our ability to make distributions to our stockholders could be materially adversely affected.

        In addition, the problems faced by Fannie Mae and Freddie Mac resulting in their being placed into federal conservatorship and receiving significant U.S. Government support have sparked serious debate among federal policy makers regarding the continued role of the U.S. Government in providing liquidity for mortgage loans. The future roles of Fannie Mae and Freddie Mac could be significantly reduced and the nature of their guarantee obligations could be considerably limited relative to historical measurements. Any such changes to the nature of their guarantee obligations could redefine what constitutes an agency security and could have broad adverse implications for the market and our business, financial condition, results of operations and our ability to make distributions to our stockholders. If Fannie Mae or Freddie Mac were eliminated, or their structures were to change radically (i.e., limitation or removal of the guarantee obligation), or their market share reduced because of required price increases or lower limits on the loans they can guarantee, we could be unable to acquire additional Agency RMBS and our existing Agency RMBS could be materially adversely impacted.

        We could be negatively affected in a number of ways depending on the manner in which related events unfold for Fannie Mae and Freddie Mac. We will rely on our Agency RMBS (as well as Non-Agency RMBS) as collateral for our financings under the repurchase agreements that we intend to enter into upon the completion of this offering. Any decline in their value, or perceived market uncertainty about their value, would make it more difficult for us to obtain financing on our Agency RMBS on acceptable terms or at all, or to maintain our compliance with the terms of any financing transactions. Further, the current support provided by the U.S. Treasury Department to Fannie Mae and Freddie Mac, and any additional support it may provide in the future, could have the effect of lowering the interest rates we expect to receive from Agency RMBS, thereby tightening the spread between the interest we earn on our Agency RMBS and the cost of financing those assets. A reduction in the supply of Agency RMBS could also negatively affect the pricing of Agency RMBS by reducing the spread between the interest we earn on our investment portfolio of Agency RMBS and our cost of financing that portfolio.

        As indicated above, recent legislation has changed the relationship between Fannie Mae and Freddie Mac and the U.S. Government. Future legislation could further change the relationship between Fannie Mae and Freddie Mac and the U.S. Government, and could also nationalize, privatize or eliminate such entities entirely. Any law affecting these GSEs may create market uncertainty and have the effect of reducing the actual or perceived credit quality of securities issued or guaranteed by Fannie Mae or Freddie Mac. As a result, such laws could increase the risk of loss on our investments in Agency RMBS guaranteed by Fannie Mae and/or Freddie Mac. It also is possible that such laws could adversely impact the market for such securities and spreads at which they trade. All of the foregoing could materially adversely affect our business, financial condition, results of operations and our ability to make distributions to our stockholders.

The increasing number of proposed U.S. federal, state and local laws and regulations may affect certain mortgage-related assets in which we intend to invest and could increase our cost of doing business.

        Legislation has been proposed which, among other provisions, could hinder the ability of a servicer to foreclose promptly on defaulted mortgage loans or would permit limited assignee liability for certain violations in the mortgage loan origination process. For example, the Dodd-Frank Act permits borrowers to assert certain defenses to foreclosure against an assignee for certain violations in the mortgage loan origination process. We cannot predict whether or in what form the U.S. Congress, the various state and local legislatures or the various federal, state or local regulatory agencies may enact legislation affecting our business. We will evaluate the potential impact of any initiatives which, if enacted, could affect our practices and results of operations. We are unable to predict whether U.S. federal, state or local authorities will enact laws, rules or regulations that will require changes in our practices in the future, and any such changes could adversely affect our business, financial condition, results of operations and our ability to make distributions to our stockholders.

If we fail to develop, enhance and implement strategies to adapt to changing conditions in the mortgage industry and capital markets, our business, financial condition, results of operations and our ability to make distributions to our stockholders may be adversely affected.

        The manner in which we compete and the products for which we compete are affected by changing conditions, which can take the form of trends or sudden changes in our industry, regulatory environment, changes in the role of GSEs, changes in the role of credit rating agencies or their rating criteria or process, or the U.S. economy more generally. If we do not effectively respond to these changes, or if our strategies to respond to these changes are not successful, our business, financial condition, results of operations and our ability to make distributions to our stockholders may be adversely affected.

We may be exposed to environmental liabilities with respect to properties to which we take title.

        In the course of our business, we may take title to real estate, and, if we do take title, we could be subject to environmental liabilities with respect to these properties. In such a circumstance, we may be held liable to a governmental entity or to third parties for property damage, personal injury, investigation and clean-up costs incurred by these parties in connection with environmental contamination, or we may be required to investigate or clean up hazardous or toxic substances or chemical releases at a property. The costs associated with investigation or remediation activities could be substantial. If we ever become subject to significant environmental liabilities, our business, financial condition, results of operations and our ability to make distributions to our stockholders could be materially adversely affected.

Risks Related to Our Investing Strategy

We may not realize gains or income from our assets.

        We seek to generate current income and capital appreciation for our stockholders. However, the assets that we acquire may not appreciate in value and, in fact, may decline in value, and the securities that we acquire may experience defaults of interest and/or principal payments. Accordingly, we may not be able to realize gains or income from our assets. Any gains that we do realize may not be sufficient to offset other losses that we experience.

We operate in a highly competitive market for investment opportunities and competition may limit our ability to acquire desirable investments in Agency RMBS, Non-Agency RMBS and other mortgage-related investments and could also affect the pricing of these securities.

        We operate in a highly competitive market for investment opportunities. Our profitability depends, in large part, on our ability to acquire Agency RMBS, Non-Agency RMBS and other mortgage-related investments at attractive prices. In acquiring these assets, we will compete with a variety of institutional investors, including other REITs, specialty finance companies, public and private funds, commercial and investment banks, commercial finance and insurance companies and other financial institutions. Many of our competitors are substantially larger and have considerably greater financial, technical, marketing and other resources than we do. Several other REITs have recently raised, or are expected to raise, significant amounts of capital, and may have investment objectives that overlap with ours, which may create additional competition for investment opportunities. Some competitors may have a lower cost of funds and access to funding sources that may not be available to us, such as funding from the U.S. Government. Many of our competitors are not subject to the operating constraints associated with REIT tax compliance or maintenance of an exclusion from the Investment Company Act. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments and establish more relationships than us. Furthermore, competition for investments in Agency and Non-Agency RMBS may lead to the price of such assets increasing, which may further limit our ability to generate desired returns. We cannot assure you that the competitive pressures we face will not have a material adverse effect on our business, financial condition, results of operations and our ability to make distributions to our stockholders. Also, as a result of this competition, desirable investments in these assets may be limited in the future and we may not be able to take advantage of attractive investment opportunities from time to time, as we can provide no assurance that we will be able to identify and make investments that are consistent with our investment objectives.

Adverse developments in the broader residential mortgage market may adversely affect the value of the assets in which we intend to invest.

        Since 2007, the residential mortgage market in the United States has experienced a variety of unprecedented difficulties and significant adverse changes in economic conditions, including defaults, credit losses and liquidity concerns. Certain commercial banks, investment banks and insurance companies announced extensive losses from exposure to the residential mortgage market. These losses reduced financial industry capital, leading to reduced liquidity for some institutions. These factors have impacted investor perception of the risk associated with real estate-related assets, including Agency RMBS and other high-quality RMBS assets. As a result, values for RMBS assets, including some Agency RMBS and other AAA-rated RMBS assets, have experienced a certain amount of volatility. Further increased volatility and deterioration in the broader residential mortgage and RMBS markets may adversely affect the performance and market value of the Agency and Non-Agency RMBS in which we intend to invest. Accordingly, our results of operations may be materially affected by conditions in the residential mortgage market, including MBS.

        We invest in Agency and Non-Agency RMBS. We rely on our securities as collateral for our financings. Any decline in their value, or perceived market uncertainty about their value, would likely make it difficult for us to obtain financing on favorable terms or at all, or maintain our compliance with terms of any financing arrangements already in place. The securities we acquire will be classified for accounting purposes as available-for-sale. All assets classified as available-for-sale will be reported at fair value, based on market prices from third-party sources, with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders' equity. As a result, a decline in fair values may reduce the book value of our assets. Moreover, if the decline in fair value of an available-for-sale security is other-than-temporarily impaired, such decline will reduce earnings. If market conditions result in a decline in the fair value of our assets, our business, financial condition, results of operations and our ability to make distributions to our stockholders could be adversely affected.

A prolonged economic recession and further declining real estate values could impair our assets and harm our operations.

        The risks associated with our business are more severe during economic recessions and are compounded by declining real estate values. The Non-Agency RMBS in which we invest a part of our capital will be particularly sensitive to these risks. Declining real estate values will likely reduce the level of new mortgage loan originations since borrowers often use appreciation in the value of their existing properties to support the purchase of additional properties. Borrowers will also be less able to pay principal and interest on loans underlying the securities in which we invest if the value of residential real estate weakens further. Further, declining real estate values significantly increase the likelihood that we will incur losses on Non-Agency RMBS in the event of default because the value of collateral on the mortgages underlying such securities may be insufficient to cover the outstanding principal amount of the loan. Any sustained period of increased payment delinquencies, foreclosures or losses could adversely affect our net interest income from Non-Agency RMBS in our portfolio, which could have an adverse effect on our business, financial condition, results of operations and our ability to make distributions to our stockholders.

The lack of liquidity in our investments may adversely affect our business.

        We expect that the assets that we acquire will not be publicly traded. A lack of liquidity may result from the absence of a willing buyer or an established market for these assets, as well as legal or contractual restrictions on resale or the unavailability of financing for these assets. In addition, mortgage-related assets generally experience periods of illiquidity, including the recent period of delinquencies and defaults with respect to residential and commercial mortgage loans. The illiquidity of our investments may make it difficult for us to sell such investments if the need or desire arises. In addition, if we are required to liquidate all or a portion of our portfolio quickly, we may realize significantly less than the value at which we have previously recorded our investments. Further, we may face other restrictions on our ability to liquidate an investment in a business entity to the extent that we or our Manager has or could be attributed with material, non-public information regarding such business entity. As a result, our ability to vary our portfolio in response to changes in economic and other conditions may be relatively limited, which could adversely affect our business, financial condition, results of operations and our ability to make distributions to our stockholders.

Changes in the underwriting standards by Freddie Mac or Fannie Mae could have an adverse impact on agency mortgage investments in which we may invest or make it more difficult to acquire attractive Non-Agency mortgage investments.

        In April 2010, Freddie Mac and Fannie Mae announced tighter underwriting guidelines for ARMs and hybrid interest-only ARMs in particular. Specifically, Freddie Mac announced that it would no longer purchase interest-only mortgages and Fannie Mae changed its eligibility criteria for purchasing and securitizing ARMs to protect consumers from potentially dramatic payment increases. Our target assets include ARMs and hybrid ARMs. Tighter underwriting standards by Freddie Mac or Fannie Mae could reduce the supply of ARMs, resulting in a reduction in the availability of the asset class. More lenient underwriting standards could also substantially reduce the supply and attractiveness of investments in Non-Agency RMBS.

We will be subject to the risk that U.S. Government agencies and/or GSEs may not be able to fully satisfy their guarantees of Agency RMBS or that these guarantee obligations may be repudiated, which may adversely affect the value of our assets and our ability to sell or finance these securities.

        The interest and principal payments we will receive on the Agency RMBS in which we intend to invest will be guaranteed by Fannie Mae, Freddie Mac or Ginnie Mae. Unlike the Ginnie Mae securities in which we may invest, the principal and interest on securities issued by Fannie Mae and Freddie Mac are not guaranteed by the U.S. Government. All the Agency RMBS in which we intend to invest depend on a steady stream of payments on the mortgages underlying the securities.

        As conservator of Fannie Mae and Freddie Mac, the FHFA may disaffirm or repudiate contracts (subject to certain limitations for qualified financial contracts) that Freddie Mac or Fannie Mae entered into prior to the FHFA's appointment as conservator if it determines, in its sole discretion, that performance of the contract is burdensome and that disaffirmation or repudiation of the contract promotes the orderly administration of its affairs. HERA requires the FHFA to exercise its right to disaffirm or repudiate most contracts within a reasonable period of time after its appointment as conservator. Fannie Mae and Freddie Mac have disclosed that the FHFA has disaffirmed certain consulting and other contracts that these entities entered into prior to the FHFA's appointment as conservator. Freddie Mac and Fannie Mae have also disclosed that the FHFA has advised that it does not intend to repudiate any guarantee obligation relating to Fannie Mae and Freddie Mac's mortgage-related securities, because the FHFA views repudiation as incompatible with the goals of the conservatorship. In addition, HERA provides that mortgage loans and mortgage-related assets that have been transferred to a Freddie Mac or Fannie Mae securitization trust must be held for the beneficial owners of the related mortgage-related securities and cannot be used to satisfy the general creditors of Freddie Mac or Fannie Mae.

        If the guarantee obligations of Freddie Mac or Fannie Mae were repudiated by the FHFA, payments of principal and/or interest to holders of Agency RMBS issued by Freddie Mac or Fannie Mae would be reduced in the event of borrowers' late payments or failure to pay or a servicer's failure to remit borrower payments to the trust. In that case, trust administration and servicing fees could be paid from mortgage payments prior to distributions to holders of Agency RMBS. Any actual direct compensatory damages owed due to the repudiation of Freddie Mac or Fannie Mae's guarantee obligations may not be sufficient to offset any shortfalls experienced by holders of Agency RMBS. The FHFA also has the right to transfer or sell any asset or liability of Freddie Mac or Fannie Mae, including its guarantee obligation, without any approval, assignment or consent. If the FHFA were to transfer Freddie Mac or Fannie Mae's guarantee obligations to another party, holders of Agency RMBS would have to rely on that party for satisfaction of the guarantee obligation and would be exposed to the credit risk of that party.

Our investments in Non-Agency RMBS are generally subject to losses.

        We acquire Non-Agency RMBS. In general, losses on a mortgaged property securing a mortgage loan included in a securitization will be borne first by the equity holder of the property, then by a cash reserve fund or letter of credit, if any, then by the holder of a mezzanine loan or B-Note, if any, then by the "first loss" subordinated security holder and then by the holder of a higher-rated security. In the event of default and the exhaustion of any equity support, reserve fund, letter of credit, mezzanine loans or B-Notes, and any classes of securities junior to those in which we invest, we will not be able to recover all of our investment in the securities we purchase. In addition, if the underlying mortgage portfolio has been overvalued by the originator, or if the values subsequently decline, less collateral is available to satisfy interest and principal payments due on the related Non-Agency RMBS. The prices of lower credit quality securities are generally less sensitive to interest rate changes than more highly rated investments, but more sensitive to adverse economic downturns or individual issuer developments.

We acquire RMBS collateralized by subprime mortgage loans, and we may acquire subprime mortgage loans, which are subject to increased risks.

        Among other assets, we acquire RMBS backed by collateral pools of subprime mortgage loans, and we may acquire subprime mortgage loans, which are mortgage loans that have been originated using underwriting standards that are less conservative than those used in underwriting prime mortgage loans (mortgage loans that generally conform to GSE underwriting guidelines) and Alt-A mortgage loans (mortgage loans made to borrowers whose qualifying mortgage characteristics do not conform to GSE underwriting guidelines and generally allow homeowners to qualify for a mortgage loan with reduced or alternate forms of documentation). These lower standards include mortgage loans made to borrowers having imperfect or impaired credit histories, mortgage loans where the amount of the loan at origination is 80% or more of the value of the mortgage property, mortgage loans made to borrowers with low credit scores, mortgage loans made to borrowers who have other debt that represents a large portion of their income and mortgage loans made to borrowers whose income is not required to be disclosed or verified. Due to economic conditions, including increased interest rates, lower home prices and the general economic downturn, as well as aggressive lending practices, subprime mortgage loans have in recent periods experienced increased rates of delinquency, foreclosure, bankruptcy and loss, and they are likely to continue to experience delinquency, foreclosure, bankruptcy and loss rates that may be substantially higher than those experienced by mortgage loans underwritten in a more traditional manner. In the event of the bankruptcy of a mortgage loan borrower, the mortgage loan to such borrower will be deemed to be secured only to the extent of the value of the underlying collateral at the time of bankruptcy (as determined by the bankruptcy court), and the lien securing the mortgage loan will be subject to the avoidance powers of the bankruptcy trustee or debtor in possession to the extent the lien is unenforceable under state law. Foreclosure of a mortgage loan can be an expensive and lengthy process, which could have a substantial negative effect on our anticipated return on the foreclosed mortgage loan. In acquiring these assets, we endeavor to factor the risk of losses on the underlying mortgages into the purchase price of the asset. If we underestimate those losses the performance of RMBS backed by subprime mortgage loans and any subprime mortgage loans that we acquire could be adversely affected, which could adversely affect our business, financial condition, results of operations and our ability to make distributions to our stockholders.

Our portfolio of assets may be concentrated in terms of credit risk.

        Although as a general policy we seek to acquire and hold a diverse portfolio of assets, we are not required to observe specific diversification criteria, except as may be set forth in the investment guidelines adopted by our board of directors. Therefore, our asset portfolio may at times be concentrated in certain property types that are subject to higher risk of foreclosure or secured by properties concentrated in a limited number of geographic locations. To the extent that our portfolio is concentrated in any one region or type of security, downturns relating generally to such region or type of security may result in defaults on a number of our assets within a short time period, which could have a material adverse affect on our business, financial condition, results of operations and our ability to make distributions to our stockholders. Our portfolio may contain other concentrations of risk, and we may fail to identify, detect or hedge against those risks, resulting in large or unexpected losses. Lack of diversification can increase the correlation of non-performance and foreclosure risks among our investments.

Our Manager's due diligence of potential investments may not reveal all of the potential liabilities associated with such investments and may not reveal other weaknesses in such investments, which could lead to investment losses.

        Before making an investment, our Manager will assess the strengths and weaknesses of the originators, borrowers and the underlying property values, as well as other factors and characteristics that are material to the performance of the investment. In making the assessment and otherwise conducting customary due diligence, our Manager will rely on resources available to it and, in some cases, an investigation by third parties. There can be no assurance that our Manager's due diligence process will uncover all relevant facts or that any investment will be successful.

Our investments may include subordinated tranches of RMBS, which are subordinate in right of payment to more senior securities.

        Our investments may include subordinated tranches of RMBS, which are subordinated classes of securities in a structure of securities collateralized by a pool of mortgage loans and, accordingly, are the first or among the first to bear the loss upon a restructuring or liquidation of the underlying collateral and the last to receive payment of interest and principal. Additionally, estimated fair values of these subordinated interests tend to be more sensitive to changes in economic conditions than more senior securities. As a result, such subordinated interests generally are not actively traded and may not provide holders thereof with liquid investments.

Investments in non-investment grade RMBS may be illiquid, may have a higher risk of default and may not produce current returns.

        We may invest in RMBS that are non-investment grade or unrated, which means that major rating agencies rate them below the top four investment-grade rating categories (i.e., "AAA" through "BBB") or do not provide any rating for such RMBS. Non-investment grade RMBS bonds and preferred shares tend to be less liquid, may have a higher risk of default and may be more difficult to value than investment grade bonds. Recessions or poor economic or pricing conditions in the markets associated with RMBS may cause defaults or losses on loans underlying such securities. Non-investment grade securities are considered speculative, and their capacity to pay principal and interest in accordance with the terms of their issue is not certain.

Any credit ratings assigned to our investments will be subject to ongoing evaluations and revisions and we cannot assure you that those ratings will not be downgraded.

        Some of our investments may be rated by Moody's Investors Service, Fitch Ratings or Standard & Poor's. Any credit ratings on our investments are subject to ongoing evaluation by credit rating agencies, and we cannot assure you that any such ratings will not be changed or withdrawn by a rating agency in the future if, in its judgment, circumstances warrant. If rating agencies assign a lower-than-expected rating or reduce or withdraw, or indicate that they may reduce or withdraw, their ratings of our investments in the future, the value of these investments could significantly decline, which would adversely affect the value of our investment portfolio and could result in losses upon disposition or the failure of borrowers to satisfy their debt service obligations to us.

The mortgage loans underlying the Non-Agency RMBS that we acquire and the residential mortgage loans in which we may invest will be subject to defaults, foreclosure timeline extension, fraud and residential price depreciation and unfavorable modification of loan principal amount, interest rate and amortization of principal, which could result in losses to us.

        Our investments in Non-Agency RMBS and residential mortgage loans will be subject to the risks of defaults, foreclosure timeline extension, fraud and home price depreciation and unfavorable modification of loan principal amount, interest rate and amortization of principal. The ability of a borrower to repay a mortgage loan secured by a residential property is dependent upon the income or assets of the borrower. A number of factors may impair borrowers' abilities to repay their loans, including:

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  adverse changes in national and local economic and market conditions;

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  changes in governmental laws and regulations, fiscal policies and zoning ordinances and the related costs of compliance with laws and regulations, fiscal policies and ordinances;

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  costs of remediation and liabilities associated with environmental conditions such as indoor mold;

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  the potential for uninsured or under-insured property losses;

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  acts of God, including earthquakes, floods and other natural disasters, which may result in uninsured losses; and

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  acts of war or terrorism, including the consequences of terrorist attacks.

        In the event of defaults on the residential mortgage loans in which we may invest or that underlie our investments in Non-Agency RMBS and the exhaustion of any underlying or any additional credit support, we may not realize our anticipated return on our investments and we may incur a loss on these investments. In addition, our investments in Non-Agency RMBS will be backed by residential real property but, in contrast to Agency RMBS, their principal and interest will not be guaranteed by a U.S. Government agency or a GSE. The ability of a borrower to repay these loans or other financial assets is dependent upon the income or assets of these borrowers.

The failure of servicers to effectively service the mortgage loans underlying the RMBS in our investment portfolio or any mortgage loans we own would materially adversely affect our business, financial condition, results of operations and our ability to make distributions to our stockholders.

        Most securitizations of residential mortgage loans require a servicer to manage collections on each of the underlying loans. Both default frequency and default severity of loans may depend upon the quality of the servicer. If servicers are not vigilant in encouraging borrowers to make their monthly payments, the borrowers may be far less likely to make these payments, which could result in a higher frequency of default. If servicers take longer to liquidate non-performing assets, loss severities may tend to be higher than originally anticipated. The failure of servicers to effectively service the mortgage loans underlying the RMBS in our investment portfolio or any mortgage loans we own could negatively impact the value of our investments and our performance. Servicer quality is of prime importance in the default performance of RMBS. Many servicers have gone out of business in recent years, requiring a transfer of servicing to another servicer. This transfer takes time and loans may become delinquent because of confusion or lack of attention. When servicing is transferred, servicing fees may increase, which may have an adverse effect on the credit support of RMBS held by us. In the case of pools of securitized loans, servicers may be required to advance interest on delinquent loans to the extent the servicer deems those advances recoverable. In the event the servicer does not advance funds, interest may be interrupted even on more senior securities. Servicers may also advance more than is in fact recoverable once a defaulted loan is disposed, and the loss to the trust may be greater than the outstanding principal balance of that loan (greater than 100% loss severity).

We may be affected by alleged or actual deficiencies in foreclosure practices of third parties, as well as related delays in the foreclosure process.

        Allegations of deficiencies in servicing and foreclosure practices among several large sellers and servicers of residential mortgage loans that surfaced in 2010 raised various concerns relating to such practices, including the improper execution of the documents used in foreclosure proceedings (so-called "robo signing"), inadequate documentation of transfers and registrations of mortgages and assignments of loans, improper modifications of loans, violations of representations and warranties at the date of securitization and failure to enforce put-backs.

        As a result of alleged deficiencies in foreclosure practices, a number of servicers temporarily suspended foreclosure proceedings beginning in the second half of 2010 while they evaluated their foreclosure practices. In late 2010, a group of state attorneys general and state bank and mortgage regulators representing nearly all 50 states and the District of Columbia, along with the U.S. Justice Department and the Department of Housing and Urban Development, began an investigation into foreclosure practices of banks and servicers. The investigations and lawsuits by several state attorneys general led to a proposed settlement agreement in early February 2012 with five of the nation's largest banks, pursuant to which the banks agreed to pay more than $25.0 billion to settle claims relating to improper foreclosure practices. The proposed settlement does not prohibit the states, the federal government, individuals or investors in RMBS from pursuing additional actions against the banks and servicers in the future.

        The integrity of the servicing and foreclosure processes are critical to the value of the mortgage loan portfolios underlying the RMBS in which we invest, and our financial results could be adversely affected by deficiencies in the conduct of those processes. For example, delays in the foreclosure process that have resulted from investigations into improper servicing practices may adversely affect the values of, and our losses on, the Non-Agency RMBS we acquire. Foreclosure delays may also increase the administrative expenses of the securitization trusts for the Non-Agency RMBS, thereby reducing the amount of funds available for distribution to investors. In addition, the subordinate classes of securities issued by the securitization trusts may continue to receive interest payments while the defaulted loans remain in the trusts, rather than absorbing the default losses. This may reduce the amount of credit support available for the senior classes we own, thus possibly adversely affecting these securities. Additionally, a substantial portion of the proposed $25.0 billion settlement is intended to be a "credit" to the banks and servicers for principal write-downs or reductions they may make to certain mortgages underlying RMBS. There remains considerable uncertainty as to how these principal reductions will work and what effect they will have on the value of related RMBS; as a result, there can be no assurance that any such principal reductions will not adversely affect the value of certain of the RMBS in which we invest.

        While we believe that the sellers and servicers would be in violation of their servicing contracts to the extent that they have improperly serviced mortgage loans or improperly executed documents in foreclosure or bankruptcy proceedings, or do not comply with the terms of servicing contracts when deciding whether to apply principal reductions, it may be difficult, expensive and time consuming for us to enforce our contractual rights. We continue to monitor and review the issues raised by the alleged improper foreclosure practices. While we cannot predict exactly how the servicing and foreclosure matters or the resulting litigation or settlement agreements will affect our business, there can be no assurance that these matters will not have an adverse impact on our business, financial condition, results of operations and our ability to make distributions to our stockholders.

Our investments may benefit from private mortgage insurance, but this insurance may not be sufficient to cover losses.

        In certain instances, Non-Agency mortgage loans may have private insurance. This insurance is often structured to absorb only a portion of the loss if a loan defaults and, as such, we may be exposed to losses on these loans in excess of the insured portion of the loans. The private mortgage insurance industry has been adversely affected by the housing market decline and this may limit an insurer's ability to perform on its insurance. Lastly, rescission and denial of mortgage insurance has increased significantly, and this may affect our ability to collect on our insurance. If private mortgage insurers fail to remit insurance payments to us for insured portions of loans when losses are incurred and where applicable, whether due to breach of contract or to an insurer's insolvency, we may experience a loss for the amount that was insured by such insurers, though we may maintain claims against the insurers.

We may experience a decline in the market value of our assets.

        A decline in the market value of our assets may require us to recognize an "other-than-temporary" impairment against such assets under GAAP if we were to determine that, with respect to any assets in unrealized loss positions, we do not have the ability and intent to hold such assets to maturity or for a period of time sufficient to allow for recovery to the amortized cost of such assets. If such a determination were to be made, we would recognize unrealized losses through earnings and write down the amortized cost of such assets to a new cost basis, based on the fair market value of such assets on the date they are considered to be other-than-temporarily impaired. Such impairment charges reflect non-cash losses at the time of recognition; subsequent disposition or sale of such assets could further affect our future losses or gains, as they are based on the difference between the sale price received and adjusted amortized cost of such assets at the time of sale. If we experience a decline in the fair value of our assets, our business, financial condition, results of operations and our ability to make distributions to our stockholders could be materially adversely affected.

Many of our investments will be recorded at fair value, and quoted prices or observable inputs may not be available to determine such value, resulting in the use of significant unobservable inputs to determine value.

        We expect that the values of some of our investments may not be readily determinable. We will measure the fair value of these investments quarterly, in accordance with guidance set forth in FASB Accounting Standards Codification, or ASC, Topic 820, Fair Value Measurements and Disclosures. The fair value at which our assets may be recorded may not be an indication of their realizable value. Ultimate realization of the value of an asset depends to a great extent on economic and other conditions that are beyond the control of our Manager, us or our board of directors. Further, fair value is only an estimate based on good faith judgment of the price at which an investment can be sold since market prices of investments can only be determined by negotiation between a willing buyer and seller. If we were to liquidate a particular asset, the realized value may be more than or less than the amount at which such asset is valued. Accordingly, the value of our common stock could be adversely affected by our determinations regarding the fair value of our investments, whether in the applicable period or in the future. Additionally, such valuations may fluctuate over short periods of time.

        In certain cases, our Manager's determination of the fair value of our investments will include inputs provided by third-party dealers and pricing services. Valuations of certain investments in which we may invest are often difficult to obtain or unreliable. In general, dealers and pricing services heavily disclaim their valuations. Dealers may claim to furnish valuations only as an accommodation and without special compensation, and so they may disclaim any and all liability for any direct, incidental or consequential damages arising out of any inaccuracy or incompleteness in valuations, including any act of negligence or breach of any warranty. Depending on the complexity and illiquidity of a security, valuations of the same security can vary substantially from one dealer or pricing service to another. Therefore, our results of operations for a given period could be adversely affected if our determinations regarding the fair market value of these investments are materially different than the values that we ultimately realize upon their disposal. The valuation process has been particularly challenging recently as market events have made valuations of certain assets more difficult, unpredictable and volatile.

Because we acquire fixed-rate securities, an increase in interest rates on our borrowings may adversely affect our book value.

        Increases in interest rates may negatively affect the market value of our assets. Any fixed-rate securities that we invest in generally will be more negatively affected by these increases than adjustable-rate securities. In accordance with accounting rules, we will be required to reduce our book value by the amount of any decrease in the market value of our assets that are classified for accounting purposes as available-for-sale. Our entire investment portfolio is priced by independent pricing providers and by third-party brokers. If the fair value of a security is not available from a third-party pricing service or dealer, we will estimate the fair value of the security using a variety of models and analyses, taking into consideration aggregate characteristics including, but not limited to, type of collateral, index, margin, periodic interest rate caps, lifetime interest rate caps, underwriting standards, age and delinquency experience. However, the fair value reflects estimates and may not be indicative of the amounts we would receive in a current market exchange. If we determine that a security is other-than-temporarily impaired, we would be required to reduce the value of such security on our balance sheet by recording an impairment charge in our income statement and our stockholders' equity would be correspondingly reduced. Reductions in stockholders' equity decrease the amounts that we may borrow to purchase additional assets, which could restrict our ability to increase our net income.

An increase in interest rates may cause a decrease in the volume of certain of our assets, which could adversely affect our ability to acquire assets that satisfy our investment objectives and to generate income and make distributions to our stockholders.

        Rising interest rates generally reduce the demand for mortgage loans due to the higher cost of borrowing. A reduction in the volume of mortgage loans originated may affect the volume of Agency RMBS, Non-Agency RMBS and other mortgage-related investments available to us, which could adversely affect our ability to acquire assets that satisfy our investment objectives. Rising interest rates may also cause our assets that were issued prior to an interest rate increase to provide yields that are below prevailing market interest rates. If rising interest rates cause us to be unable to acquire a sufficient volume of Agency RMBS, Non-Agency RMBS and other mortgage-related investments with a yield that is above our borrowing cost, our ability to satisfy our investment objectives and to generate income and make distributions to our stockholders may be materially adversely affected.

        The relationship between short-term and longer-term interest rates is often referred to as the "yield curve." Ordinarily, short-term interest rates are lower than longer-term interest rates. If short-term interest rates rise disproportionately relative to longer-term interest rates (a flattening of the yield curve), our borrowing costs may increase more rapidly than the interest income earned on our assets. Because we expect our investments, on average, generally will bear interest based on longer-term rates than our borrowings, a flattening of the yield curve would tend to decrease our net income and the market value of our net assets. Additionally, to the extent cash flows from investments that return scheduled and unscheduled principal are reinvested, the spread between the yields on the new investments and available borrowing rates may decline, which would likely decrease our net income. It is also possible that short-term interest rates may exceed longer-term interest rates (a yield curve inversion), in which event our borrowing costs may exceed our interest income and we could incur operating losses.

Increases in interest rates could adversely affect the value of our investments and cause our interest expense to increase, which could result in reduced earnings or losses and negatively affect our profitability as well as the cash available for distribution to our stockholders.

        We invest in Agency and Non-Agency RMBS. In a normal yield curve environment, an investment in such assets will generally decline in value if long-term interest rates increase. Declines in market value may ultimately reduce earnings or result in losses to us, which may negatively affect cash available for distribution to our stockholders.

        A significant risk associated with Agency RMBS, Non-Agency RMBS and other mortgage-related investments is the risk that both long-term and short-term interest rates will increase significantly. If long-term rates increased significantly, the market value of these investments would decline, and the duration and weighted average life of the investments would increase. We could realize a loss if the securities were sold. At the same time, an increase in short-term interest rates would increase the amount of interest owed on any repurchase agreements we may enter into.

        Market values of our investments may decline without any general increase in interest rates for a number of reasons, such as increases or expected increases in defaults, or increases or expected increases in voluntary prepayments for those investments that are subject to prepayment risk or widening of credit spreads.

        In addition, in a period of rising interest rates, our operating results will depend in large part on the difference between the income from our assets and our financing costs. We anticipate that, in most cases, the income from such assets will respond more slowly to interest rate fluctuations than the cost of our borrowings. Consequently, changes in interest rates, particularly short-term interest rates, may significantly influence our net income. Increases in these rates will tend to decrease our net income and market value of our assets.

Interest rate mismatches between our RMBS backed by ARMs or hybrid ARMs and our borrowings used to fund our purchases of these assets may cause us to suffer losses.

        We may fund our RMBS with borrowings that have interest rates that adjust more frequently than the interest rate indices and repricing terms of RMBS backed by ARMs or hybrid ARMs. Accordingly, if short-term interest rates increase, our borrowing costs may increase faster than the interest rates on RMBS backed by ARMs or hybrid ARMs adjust. As a result, in a period of rising interest rates, we could experience a decrease in net income or a net loss.

        In most cases, the interest rate indices and repricing terms of RMBS backed by ARMs or hybrid ARMs and our borrowings will not be identical, thereby potentially creating an interest rate mismatch between our investments and our borrowings. While the historical spread between relevant short-term interest rate indices has been relatively stable, there have been periods when the spread between these indices was volatile. During periods of changing interest rates, these interest rate index mismatches could reduce our net income or produce a net loss and adversely affect the level of our distributions to our stockholders and the market price of our common stock.

        In addition, RMBS backed by ARMs or hybrid ARMs will typically be subject to lifetime interest rate caps that limit the amount an interest rate can increase through the maturity of the RMBS. However, our borrowings under repurchase agreements typically will not be subject to similar restrictions. Accordingly, in a period of rapidly increasing interest rates, the interest rates paid on our borrowings could increase without limitation while caps could limit the interest rates on these types of RMBS. This problem is magnified for RMBS backed by ARMs or hybrid ARMs that are not fully indexed. Further, some RMBS backed by ARMs or hybrid ARMs may be subject to periodic payment caps that result in a portion of the interest being deferred and added to the principal outstanding. As a result, we may receive less cash income on these types of RMBS than we need to pay interest on our related borrowings. These factors could reduce our net interest income and cause us to suffer a loss during periods of rising interest rates.

Interest rate fluctuations may adversely affect our business, financial condition, results of operations and our ability to make distributions to our stockholders.

        Interest rates are highly sensitive to many factors, including governmental, monetary and tax policies, domestic and international economic and political considerations and other factors beyond our control. Our success will depend on our ability to analyze the relationship changing interest rates may have on our financial position and results of operations in general and the impact such rate changes may have on critical elements underlying our target assets and borrowings. In particular,

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  Changes in interest rates may inversely affect the fair value of our target assets, which will consist of primarily Agency RMBS, Non-Agency RMBS, residential mortgage loans and other mortgage-related investments. When interest rates rise, the value of our fixed-rate target assets will generally decline, and when interest rates fall, the value of our fixed-rate target assets will generally increase.

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  Changes in interest rates may inversely affect prepayment speeds. Typically, as interest rates rise, prepayments on the underlying mortgages tend to slow; conversely, as interest rates fall, prepayments on the underlying mortgages tend to accelerate. The effect that rising or falling interest rates has on these prepayments affects the price of our target assets, and the effect can be particularly pronounced with fixed-rate Agency RMBS.

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  Changes in interest rates may create mismatches between our target assets, which will consist primarily of Agency RMBS, Non-Agency RMBS, residential mortgage loans and other mortgage-related investments, and our borrowings used to fund our purchases of those assets. The risk of these mismatches may be pronounced in that, should interest rates increase, interest rate caps on our hybrid ARMs and adjustable rate RMBS would limit the income stream on those investments while our borrowing would not be subject to similar restrictions.

        In accordance with accounting rules, we are required to reduce our stockholders' equity, or book value, by the amount of any decrease in the market value of our securities that are classified for accounting purposes as available-for-sale. We are required to evaluate our securities on a quarterly basis to determine their fair value by using third-party bid price indications provided by dealers who make markets in these securities or by third-party pricing services. If the fair value of a security is not available from a dealer or third-party pricing service, we will estimate the fair value of the security using a variety of methods including, but not limited to, discounted cash flow analysis, matrix pricing, option-adjusted spread models and fundamental analysis. Aggregate characteristics taken into consideration include, but are not limited to, type of collateral, index, margin, periodic cap, lifetime cap, underwriting standards, age and delinquency experience. However, the fair value reflects estimates and may not be indicative of the amounts we would receive in a current market sale transaction. If we determine that a security is other-than-temporarily impaired, we would be required to reduce the value of such security on our balance sheet by recording an impairment charge in our income statement, and our stockholders' equity would be correspondingly reduced. Reductions in stockholders' equity decrease the amounts we may borrow to purchase additional securities, which could restrict our ability to implement our investment strategy, which could adversely affect our business, financial condition, results of operations and our ability to make distributions to our stockholders. In addition, rising interest rates generally reduce the demand for consumer credit, including mortgage loans, due to the higher cost of borrowing. A reduction in the volume of mortgage loans originated may affect the volume of RMBS available to us, which could affect our ability to acquire assets that satisfy our investment objectives.

Changes in prepayment rates may adversely affect our profitability.

        The RMBS assets we acquire are backed by pools of residential mortgage loans. We may also invest in residential mortgage loans. We receive payments, generally, from the payments that are made on these underlying residential mortgage loans. When borrowers prepay their residential mortgage loans at rates that are faster than expected, this results in prepayments that are faster than expected on the related RMBS. These faster than expected payments may adversely affect our profitability. In addition, a decrease in prepayment rates may adversely affect our results of operations. When borrowers prepay their residential mortgage loans at slower than expected rates, prepayments on the RMBS may be slower than expected. These slower than expected payments may adversely affect our profitability.

        We purchase RMBS assets, and may purchase residential mortgage loans, that have a higher interest rate than the then prevailing market interest rate. In exchange for this higher interest rate, we pay or may pay a premium to par value to acquire the asset. In accordance with accounting rules, we amortize this premium over the expected term of the asset based on our prepayment assumptions. If the asset is prepaid in whole or in part at a faster than expected rate, however, we must expense all or a part of the remaining unamortized portion of the premium that was paid at the time of the purchase, which will adversely affect our profitability.

        We may also purchase RMBS assets or residential mortgage loans that have a lower interest rate than the then prevailing market interest rate. In exchange for this lower interest rate, we may pay a discount to par value to acquire the asset. In accordance with accounting rules, we will accrete this discount over the expected term of the asset based on our prepayment assumptions. If the asset is prepaid at a slower than expected rate, however, we must accrete the remaining portion of the discount at a slower than expected rate. This will extend the expected life of the asset and result in a lower than expected yield on assets purchased at a discount to par.

        Prepayment rates generally increase when interest rates fall and decrease when interest rates rise, but changes in prepayment rates are difficult to predict. Prepayments can also occur when borrowers default on their residential mortgages and the mortgages are prepaid from the proceeds of a foreclosure sale of the property, or when borrowers sell the property and use the sale proceeds to prepay the mortgage as part of a physical relocation. Prepayment rates also may be affected by conditions in the housing and financial markets, increasing defaults on residential mortgage loans, which could lead to an acceleration of the payment of the related principal, general economic conditions and the relative interest rates on FRMs and ARMs. While we will seek to manage prepayment risk, in selecting RMBS investments we must balance prepayment risk against other risks, the potential returns of each investment and the cost of hedging our risks. No strategy can completely insulate us from prepayment or other such risks, and we may deliberately retain exposure to prepayment or other risks.

Recent market conditions may upset the historical relationship between interest rate changes and prepayment trends, which would make it more difficult for us to analyze our portfolio.

        Our success will depend on our ability to analyze the relationship of changing interest rates and prepayments of the mortgages that underlie our target assets. Changes in interest rates and prepayments will affect the market price of the target assets that we purchase and any target assets that we hold at a given time. As part of our overall portfolio risk management, we analyze interest rate changes and prepayment trends separately and collectively to assess their effects on our portfolio. In conducting our analysis, we depend on industry-accepted assumptions with respect to the relationship between interest rates and prepayments under normal market conditions. If the dislocation in the residential mortgage market or other developments change the way that prepayment trends have historically responded to interest rate changes, our ability to assess the market value of our portfolio would be significantly affected and could materially adversely affect our financial position and results of operations.

We are highly dependent on information systems and systems failures could significantly disrupt our operations, which may, in turn, negatively affect the market price of our common stock and our ability to make distributions to our stockholders.

        Our business is highly dependent on the communications and information systems of our Manager. Any failure or interruption of our Manager's systems could cause delays or other problems in our securities trading activities, which could have a material adverse effect on our operating results and negatively affect the market price of our common stock and our ability to make distributions to our stockholders.

Rapid changes in the values of our residential mortgage loans and other real estate-related assets may make it more difficult for us to maintain our qualification as a REIT or exclusion from registration under the Investment Company Act.

        If the market value or income potential of our residential mortgage loans and other real estate-related assets declines as a result of increased interest rates, prepayment rates or other factors, we may need to increase certain real estate investments and income and/or liquidate our non-qualifying assets in order to maintain our REIT qualification or exclusion from registration under the Investment Company Act. If the decline in real estate asset values and/or income occurs quickly, this may be especially difficult to accomplish. This difficulty may be exacerbated by the illiquid nature of our investments. We may have to make investment decisions that we otherwise would not make absent our REIT and Investment Company Act considerations.

The downgrade of the U.S. Government's or certain European countries' credit ratings and any future downgrades of the U.S. Government's or certain European countries' credit ratings may materially adversely affect our business, financial condition, results of operations and our ability to make distributions to our stockholders.

        On August 5, 2011, Standard & Poor's downgraded the U.S. Government's credit rating for the first time in history. Because Fannie Mae and Freddie Mac are in conservatorship of the U.S. Government, downgrades to the U.S. Government's credit rating could impact the credit risk associated with our target assets and, therefore, decrease the value of the target assets in our portfolio. In addition, the downgrade of the U.S. Government's credit rating and the credit ratings of certain European countries has created broader financial turmoil and uncertainty, which has recently weighed heavily on the global banking system. Therefore, the recent downgrade of the U.S. Government's credit rating and the credit ratings of certain European countries and any future downgrades of the U.S. Government's credit rating or the credit ratings of certain European countries may materially adversely affect the value of our target assets and our business, financial condition, results of operations and our ability to make distributions to our stockholders.

Risks Related to Financing and Hedging

Our strategy involves significant leverage, which may amplify losses; while we currently expect to incur approximately six to nine times leverage on our Agency RMBS, approximately one to two times leverage on our Legacy Non-Agency RMBS and approximately one to three times leverage on our New Issue Non-Agency RMBS, there is no specific limit on the amount of leverage that we may use.

        We intend to leverage our portfolio investments in our target assets principally through borrowings under repurchase agreements. We expect our leverage (on both a GAAP and non-GAAP basis) will range between three and six times the amount of our stockholders' equity, although when deploying the net proceeds of this offering and the concurrent private placement to XL Investments, our leverage may be higher in the short term. Additionally, we expect to borrow between six to nine times the amount of our stockholders' equity in acquiring Agency RMBS, between one and two times when acquiring Legacy Non-Agency RMBS and between one to three times when acquiring New Issue Non-Agency RMBS. The leverage our Manager is comfortable applying to each asset class at any point in time is a function of the yield profile across housing environments and also a function of price or market values in environments of excessive volatility, which cannot be ruled out. After employing leverage, we expect that, over the first 12 months following the completion of this offering, our assets will be invested in approximately 60% Agency RMBS, 20% Legacy Non-Agency RMBS and 20% New Issue Non-Agency RMBS. We will incur this leverage by borrowing against a substantial portion of the market value of our assets. Our leverage, which is fundamental to our investment strategy, creates significant risks.

        To the extent that we incur significant leverage, we may incur substantial losses if our borrowing costs increase. Our borrowing costs may increase for any of the following, or other, reasons:

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  short-term interest rates increase;

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  the market value of our securities decreases;

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  interest rate volatility increases; or

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  the availability of financing in the market decreases.

        Our return on our investments and cash available for distribution to our stockholders may be reduced if market conditions cause the cost of our financing to increase relative to the income that can be derived from the assets acquired, which could adversely affect the price of our common stock. In addition, our debt service payments will reduce cash flow available for distributions to stockholders. In addition, if the cost of our financing increases, we may not be able to meet our debt service obligations. To the extent that we cannot meet our debt service obligations, we risk the loss of some or all of our assets to satisfy our debt obligations. To the extent we are compelled to liquidate qualified REIT assets to repay debts, our compliance with the REIT rules regarding our assets and our sources of income could be negatively affected, which would jeopardize our qualification as a REIT. Losing our REIT status would cause us to lose tax advantages applicable to REITs and would decrease our overall profitability and distributions to our stockholders.

We may incur significant debt in the future, which will subject us to increased risk of loss and may reduce cash available for distributions to our stockholders.

        Subject to market conditions and availability, we may incur significant debt in the future. Although we are not required to maintain any particular assets-to-equity leverage ratio, the amount of leverage we may deploy for particular assets will depend upon our Manager's assessment of the credit and other risks of those assets. Our board of directors may establish and change our leverage policy at any time without stockholder approval. Incurring debt could subject us to many risks that, if realized, would materially and adversely affect us, including the risk that:

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  our cash flow from operations may be insufficient to make required payments of principal of and interest on the debt or we may fail to comply with all of the other covenants contained in the debt, which is likely to result in (1) acceleration of such debt (and any other debt containing a cross-default or cross-acceleration provision) that we may be unable to repay from internal funds or to refinance on favorable terms, or at all, (2) our inability to borrow unused amounts under our financing arrangements, even if we are current in payments on borrowings under those arrangements, and/or (3) the loss of some or all of our assets to foreclosure or sale;

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  our debt may increase our vulnerability to adverse economic and industry conditions with no assurance that investment yields will increase with higher financing costs;

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  we may be required to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing funds available for operations, investments, stockholder distributions or other purposes; and

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  we may not be able to refinance debt that matures prior to the investment it was used to finance on favorable terms or at all.

There can be no assurance that our Manager will be able to prevent mismatches in the maturities of our assets and liabilities.

        Because we employ financial leverage in funding our portfolio, mismatches in the maturities of our assets and liabilities can create risk in the need to continually renew or otherwise refinance our liabilities. Our net interest margins will be dependent upon a positive spread between the returns on our asset portfolio and our overall cost of funding. Our Manager expects to actively employ portfolio-wide and security-specific risk measurement and management processes in our daily operations. Our Manager's risk management tools will include software and services licensed or purchased from third parties, in addition to proprietary systems and analytical methods developed internally. There can be no assurance that these tools and the other risk management techniques described above will protect us from asset/liability risks.

We may be subject to margin calls under our master repurchase agreements, which could result in defaults or force us to sell assets under adverse market conditions or through foreclosure.

        We enter into master repurchase agreements with various financial institutions and borrow under these master repurchase agreements to finance the acquisition of assets for our investment portfolio. Pursuant to the terms of borrowings under our master repurchase agreements, a decline in the value of the subject assets may result in our lenders initiating margin calls. A margin call means that the lender requires us to pledge additional collateral to re-establish the ratio of the value of the collateral to the amount of the borrowing. The specific collateral value to borrowing ratio that would trigger a margin call is not set in the master repurchase agreements and will not be determined until we engage in a repurchase transaction under these agreements. Our fixed-rate securities generally are more susceptible to margin calls as increases in interest rates tend to more negatively affect the market value of fixed-rate securities. If we are unable to satisfy margin calls, our lenders may foreclose on our collateral. The threat of or occurrence of a margin call could force us to sell our assets, either directly or through a foreclosure, under adverse market conditions. Because of the significant leverage we expect to have, we may incur substantial losses upon the threat or occurrence of a margin call.

If a counterparty to our repurchase transactions defaults on its obligation to resell the underlying security back to us at the end of the transaction term, or if the value of the underlying security has declined as of the end of that term, or if we default on our obligations under the repurchase agreement, we will lose money on our repurchase transactions.

        When we engage in repurchase transactions, we will generally sell securities to lenders (repurchase agreement counterparties) and receive cash from these lenders. The lenders will be obligated to resell the same securities back to us at the end of the term of the transaction. Because the cash we receive from the lender when we initially sell the securities to the lender will be less than the value of those securities (this difference is the haircut), if the lender defaults on its obligation to resell the same securities back to us we may incur a loss on the transaction equal to the amount of the haircut (assuming there was no change in the value of the securities). We would also lose money on a repurchase transaction if the value of the underlying securities has declined as of the end of the transaction term, as we would have to repurchase the securities for their initial value but would receive securities worth less than that amount. Further, if we default on one of our obligations under a repurchase transaction, the lender can terminate all of the outstanding repurchase transactions with us and can cease entering into any other repurchase transactions with us. We expect our repurchase agreements will contain cross-default provisions, so that if a default occurs under any one agreement, the lenders under our other agreements could also declare a default. Any losses we incur on our repurchase transactions could adversely affect our earnings and thus our cash available for distribution to our stockholders.

If a counterparty to one of our swap agreements or TBAs defaults on its obligations, we may incur losses.

        If a counterparty to one of the swap agreements or TBAs that we enter into defaults on its obligations under the agreement, we may not receive payments due under the agreement, and thus, we may lose any unrealized gain associated with the agreement. If any such swap agreement hedged a liability, such liability could cease to be hedged upon the default of a counterparty. Additionally, we may also risk the loss of any collateral we have pledged to secure our obligations under a swap agreement if the counterparty becomes insolvent or files for bankruptcy.

Our use of derivative instruments and repurchase agreements may expose us to counterparty risk.

        We enter into transactions to mitigate interest rate risks associated with our business with counterparties that have a high-quality credit rating and with futures exchanges. If counterparties, or the exchange, cannot perform under the terms of our futures contracts, for example, we would not receive payments due under those contracts, and may lose any unrealized gain associated with such contracts, and the mitigated liability would cease to be mitigated by such contracts. We may also be at risk for any collateral we have pledged to secure our obligations under a futures contract if the counterparty became insolvent or filed for bankruptcy. Similarly, if an interest rate cap agreement counterparty fails to perform under the terms of the interest rate cap agreement, in addition to not receiving payments due under that agreement that would offset our interest expense, we would also incur a loss for all remaining unamortized premium paid for that agreement. Our derivative instrument agreements require our counterparties to post collateral in certain events, generally related to their credit condition, to provide us some protection against their potential failure to perform. We, in turn, are subject to similar requirements. In addition, we enter into repurchase agreements to finance our target assets with certain counterparties. A failure or insolvency of any of these counterparties under such agreements could result in a loss of our collateral pledged to the counterparty or a loss of the securities that have not yet been repurchased from such counterparty, which, in either case, could adversely affect our business, financial condition, results of operations and our ability to make distributions to our stockholders.

Failure to procure adequate repurchase agreement financing, which generally have short terms, or to renew or replace repurchase agreement financing as it matures, would adversely affect our results of operations.

        We use repurchase agreement financing as a strategy to increase the return on our investment portfolio. However, we may not be able to achieve our desired leverage ratio for a number of reasons, including if the following events occur:

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  our lenders do not make repurchase agreement financing available to us at acceptable rates;

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  certain of our lenders exit the repurchase market;

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  our lenders require that we pledge additional collateral to cover our borrowings, which we may be unable to do; or

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  we determine that the leverage would expose us to excessive risk.

        We cannot assure you that any, or sufficient, repurchase agreement financing will be available to us on terms that are acceptable to us. In recent years, investors and financial institutions that lend in the securities repurchase market have tightened lending standards in response to the difficulties and changed economic conditions that have materially adversely affected the RMBS market. These market disruptions have been most pronounced in the Non-Agency RMBS market, and the impact has also extended to Agency RMBS, which has made the value of these assets unstable and relatively illiquid compared to prior periods. Any decline in their value, or perceived market uncertainty about their value, would make it more difficult for us to obtain financing on favorable terms, or at all, or maintain our compliance with terms of any financing arrangements then in place. Additionally, the lenders from which we may seek to obtain repurchase agreement financing may have owned or financed RMBS that have declined in value and caused the lender to suffer losses as a result of the recent downturn in the residential mortgage market. If these conditions persist, these institutions may be forced to exit the repurchase market, become insolvent or further tighten lending standards or increase the amount of equity capital or haircut required to obtain financing, and in such event, could make it more difficult for us to obtain financing on favorable terms or at all. In the event that we cannot obtain sufficient funding on acceptable terms, there may be a negative impact on the value of our common stock and our ability to make distributions, and you may lose part or all of your investment.

        While the overall financing environment has improved over the last 12 months, further credit losses or mergers, acquisitions or bankruptcies of investment banks and commercial banks that have historically acted as repurchase agreement counterparties may occur. This would result in a fewer number of potential repurchase agreement counterparties operating in the market and could potentially impact the pricing and availability of financing for our business.

        Furthermore, because we intend to rely primarily on short-term borrowings, our ability to achieve our investment objective will depend not only on our ability to borrow money in sufficient amounts and on favorable terms, but also on our ability to renew or replace on a continuous basis our maturing short-term borrowings. If we are not able to renew or replace maturing borrowings, we will have to sell some or all of our assets, possibly under adverse market conditions. In addition, if the regulatory capital requirements imposed on our lenders change, they may be required to significantly increase the cost of the financing that they provide to us. Our lenders also may revise their eligibility requirements for the types of assets they are willing to finance or the terms of such financings, based on, among other factors, the regulatory environment and their management of perceived risk, particularly with respect to assignee liability.

The repurchase agreement financing may require us to provide additional collateral and may restrict us from leveraging our assets as fully as desired.

        We use repurchase agreements to finance acquisitions of Agency and Non-Agency RMBS. If the market value of the asset pledged or sold by us to a financing institution pursuant to a repurchase agreement declines, we may be required by the financing institution to provide additional collateral or pay down a portion of the funds advanced, but we may not have the funds available to do so, which could result in defaults. Posting additional collateral to support our credit will reduce our liquidity and limit our ability to leverage our assets, which could adversely affect our business. In the event we do not have sufficient liquidity to meet such requirements, financing institutions can accelerate repayment of our indebtedness, increase interest rates, liquidate our collateral or terminate our ability to borrow. Such a situation would likely result in a rapid deterioration of our financial condition and possibly necessitate a filing for bankruptcy protection.

        Further, financial institutions providing the repurchase facilities may require us to maintain a certain amount of cash uninvested or to set aside non-levered assets sufficient to maintain a specified liquidity position which would allow us to satisfy our collateral obligations. As a result, we may not be able to leverage our assets as fully as we would choose, which could reduce our return on equity. If we are unable to meet these collateral obligations, our financial condition could deteriorate rapidly.

Lenders may require us to enter into restrictive covenants relating to our operations.

        When we obtain financing, lenders could impose restrictions on us that would affect our ability to incur additional debt, our capability to make distributions to stockholders and our flexibility to determine our operating policies. Loan documents we execute may contain negative covenants that limit, among other things, our ability to repurchase stock, distribute more than a certain amount of our funds from operations and employ leverage beyond certain amounts.

Our inability to meet certain financial covenants related to our repurchase agreements could adversely affect our business, financial condition and results.

        In connection with certain of our repurchase agreements, we are required to maintain certain financial covenants with respect to our net worth, the most restrictive of which requires that, on any date, our tangible net worth, on a consolidated basis, shall not be less than the greater of (1) $15,000,000 plus 50% of any subsequent equity offering (including this offering) or (2) $25,000,000. Compliance with these financial covenants will depend on market factors and the strength of our business and operating results. Various risks, uncertainties and events beyond our control could affect our ability to comply with our financial covenants. Failure to comply with our financial covenants could result in an event of default, termination of the repurchase facility and acceleration of all amounts owing under the repurchase facility and gives the counterparty the right to exercise certain other remedies under the repurchase agreement, including the sale of the asset subject to repurchase at the time of default, unless we were able to negotiate a waiver. Any such waiver could be conditioned on an amendment to the repurchase facility and any related guaranty agreement on terms that may be unfavorable to us. If we are unable to negotiate a covenant waiver or replace or refinance our assets under a new repurchase facility on favorable terms or at all, our financial condition, results of operations and cash flows could be adversely affected.

Our rights under repurchase agreements may be subject to the effects of the bankruptcy laws in the event of the bankruptcy or insolvency of us or our counterparties under the repurchase agreements.

        In the event of our insolvency or bankruptcy, certain repurchase agreements may qualify for special treatment under the U.S. Bankruptcy Code, the effect of which, among other things, would be to allow the lender under the applicable repurchase agreement to avoid the automatic stay provisions of the U.S. Bankruptcy Code and to take possession of and liquidate the assets that we have pledged under their repurchase agreements. In the event of the insolvency or bankruptcy of a lender during the term of a repurchase agreement, the lender may be permitted, under applicable insolvency laws, to repudiate the contract, and our claim against the lender for damages may be treated simply as an unsecured creditor. In addition, if the lender is a broker or dealer subject to the Securities Investor Protection Act of 1970, or an insured depository institution subject to the Federal Deposit Insurance Act, our ability to exercise our rights to recover our securities under a repurchase agreement or to be compensated for any damages resulting from the lender's insolvency may be further limited by those statutes. These claims would be subject to significant delay and, if and when received, may be substantially less than the damages we actually incur.

An increase in our borrowing costs relative to the interest that we receive on investments in Agency and Non-Agency RMBS may adversely affect our profitability and cash available for distribution to our stockholders.

        As our financings mature, we will be required either to enter into new borrowings or to sell certain of our investments. An increase in short-term interest rates at the time that we seek to enter into new borrowings would reduce the spread between our returns on our assets and the cost of our borrowings. This would adversely affect our returns on our assets, which might reduce earnings and, in turn, cash available for distribution to our stockholders.

We enter into hedging transactions that expose us to contingent liabilities in the future, which may adversely affect our financial results or cash available for distribution to stockholders.

        We engage in hedging transactions intended to hedge various risks to our portfolio, including the exposure to adverse changes in interest rates. Our hedging activity varies in scope based on, among other things, the level and volatility of interest rates, the type of assets held and other changing market conditions. Although these transactions are intended to reduce our exposure to various risks, hedging may fail to protect or could adversely affect us because, among other things:

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  hedging can be expensive, particularly during periods of volatile or rapidly changing interest rates;

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  available hedges may not correspond directly with the risks for which protection is sought;

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  the duration of the hedge may not match the duration of the related liability;

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  the amount of income that a REIT may earn from certain hedging transactions is limited by U.S. federal income tax provisions governing REITs;

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  the credit quality of a hedging counterparty may be downgraded to such an extent that it impairs our ability to sell or assign our side of the hedging transaction; and

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  the hedging counterparty may default on its obligation to pay.

        Subject to maintaining our qualification as a REIT, there are no current limitations on the hedging transactions that we may undertake. However, our Manager's reliance on the CFTC's December 7, 2012 no action letter relieving CPOs of mortgage REITs from the obligation to register with the CFTC as CPOs depends on the satisfaction of several conditions, including that we maintain our qualification as a REIT and that we comply with additional limitations on our hedging activity. Therefore, our and our Manager's reliance on this no action letter places additional restrictions on our hedging activity. Our hedging transactions could require us to fund large cash payments in certain circumstances (e.g., the early termination of the hedging instrument caused by an event of default or other early termination event or a demand by a counterparty that we make increased margin payments). Our ability to fund these obligations will depend on the liquidity of our assets and access to capital at the time. The need to fund these obligations could adversely affect our financial condition. Further, hedging transactions, which are intended to limit losses, may actually result in losses, which would adversely affect our earnings and could in turn reduce cash available for distribution to stockholders.

        Hedging instruments involve various kinds of risk because they are not always traded on regulated exchanges, guaranteed by an exchange or its clearinghouse or regulated by any U.S. or foreign governmental authorities. Consequently, there may be no requirements with respect to record keeping, financial responsibility or segregation of customer funds and positions. The CFTC is in the process of proposing rules under the Dodd-Frank Act that may make our hedging more difficult or increase our costs. Furthermore, the enforceability of agreements underlying hedging transactions may depend on compliance with applicable statutory and commodity and other regulatory requirements and, depending on the identity of the counterparty, applicable international requirements. The business failure of a hedging counterparty will most likely result in its default. Default by a hedging counterparty may result in the loss of unrealized profits and force us to cover our commitments, if any, at the then current market price. Although we generally seek to reserve the right to terminate our hedging positions, it may not always be possible to dispose of or close out a hedging position without the consent of the hedging counterparty, and we may not be able to enter into an offsetting contract in order to cover our risk. We cannot assure you that a liquid secondary market will exist for hedging instruments purchased or sold, and we may be required to maintain a position until exercise or expiration, which could result in losses.

Hedging against interest rate exposure may adversely affect our earnings, which could reduce our cash available for distribution to our stockholders, and such transactions may fail to protect us from the losses that they were designed to offset.

        Subject to maintaining our qualification as a REIT, we will employ techniques that limit the adverse effects of rising interest rates on a portion of our short-term repurchase agreements and on a portion of the value of our assets. In general, our interest rate risk mitigation strategy will depend on our view of our entire portfolio, consisting of assets, liabilities and derivative instruments, in light of prevailing market conditions. We could misjudge the condition of our portfolio or the market. Our interest rate risk mitigation activity will vary in scope based on the level and volatility of interest rates and principal repayments, the type of securities held and other changing market conditions. Our actual interest rate risk mitigation decisions will be determined in light of the facts and circumstances existing at the time and may differ from our currently anticipated strategy. These techniques may include purchasing or selling futures contracts, entering into interest rate swap, interest rate cap or interest rate floor agreements, swaptions, purchasing put and call options on securities or securities underlying futures contracts, or entering into forward rate agreements.

        Because a mortgage borrower typically has no restrictions on when a loan may be paid off either partially or in full, there are no perfect interest rate risk mitigation strategies, and interest rate risk mitigation may fail to protect us from loss. Alternatively, we may fail to properly assess a risk to our portfolio or may fail to recognize a risk entirely leaving us exposed to losses without the benefit of any offsetting interest rate mitigation activities. The derivative instruments we select may not have the effect of reducing our interest rate risk. The nature and timing of interest rate risk mitigation transactions may influence the effectiveness of these strategies. Poorly designed strategies or improperly executed transactions could actually increase our risk and losses. In addition, interest rate risk mitigation activities could result in losses if the event against which we mitigate does not occur.

Our results may experience greater fluctuations by not electing hedge accounting treatment on the derivatives that we enter into.

        We have elected to not qualify for hedge accounting treatment under ASC 815, Derivatives and Hedging, for our current derivative instruments. The economics of our derivative hedging transactions are not affected by this election; however, our GAAP earnings may be subject to greater fluctuations from period to period as a result of this accounting treatment for changes in fair value of certain interest rate swap agreements or for the accounting of the underlying hedged assets or liabilities in our financial statements, if it does not necessarily match the accounting used for interest rate swap agreements.

Risks Associated with Our Relationship with Our Manager

Our board of directors has approved very broad investment guidelines for our Manager and will not approve each investment and financing decision made by our Manager.

        Our Manager is authorized to follow very broad investment guidelines. Our board of directors periodically reviews and updates our investment guidelines and also reviews our investment portfolio but does not review or approve specific investments. In addition, in conducting periodic reviews, our board of directors may rely primarily on information provided to them by our Manager. Furthermore, our Manager may use complex strategies, and transactions entered into by our Manager may be costly, difficult or impossible to unwind by the time they are reviewed by our board of directors. Our Manager will have great latitude within the broad parameters of our investment guidelines in determining the types and amounts of Agency RMBS, Non-Agency RMBS or other investments it may decide are attractive investments for us, which could result in investment returns that are substantially below expectations or that result in losses, which would materially adversely affect our business operations and results. In addition, our Manager may invest in any investment on our behalf without restriction as to the dollar amount of such investment and without prior approval of our board of directors. Our Manager will generally be permitted to invest our assets in its discretion, provided that such investments comply with our investment guidelines. Our Manager's failure to generate attractive risk-adjusted returns on an investment which represents a significant dollar amount would materially and adversely affect us. Further, decisions made and investments and financing arrangements entered into by our Manager may not fully reflect the best interests of our stockholders.

There are conflicts of interest in our relationship with our Manager that could result in decisions that are not in the best interests of our stockholders.

        We are subject to conflicts of interest arising out of our relationship with our Manager. All of our officers are officers of our Manager. Our management agreement with our Manager was negotiated between related parties and its terms, including fees and other amounts payable, may not be as favorable to us as if it had been negotiated at arm's length with an unaffiliated third-party.

        We have agreed to pay our Manager a management fee that is not tied to our performance. The management fee may not sufficiently incentivize our Manager to generate attractive risk-adjusted returns for us. This could hurt both our ability to make distributions to our stockholders and the market price of our common stock. Furthermore, the compensation payable to our Manager will increase as a result of future issuances of our equity securities, including issuances upon exercise of the warrants, even if the issuances are dilutive to existing stockholders.

We are dependent on our Manager and its key personnel for our success.

        We have no separate facilities and are completely reliant on our Manager. All of our officers are officers of our Manager. Our Manager has significant discretion as to the implementation of our investment and operating policies and strategies. Accordingly, we believe that our success will depend to a significant extent upon the efforts, experience, diligence, skill and network of business contacts of the officers and key personnel of our Manager. The officers and key personnel of our Manager will evaluate, negotiate, close and monitor our investments; therefore, our success will depend on their continued service. The departure of any of the officers or key personnel of our Manager could have a material adverse effect on our performance. In addition, we offer no assurance that our Manager will remain our investment manager or that we will continue to have access to our Manager's officers and professionals. The initial term of our management agreement with our Manager only extends until May 16, 2014, with automatic one-year renewals thereafter. If the management agreement is terminated and no suitable replacement is found to manage us, we may not be able to execute our business plan.

The management agreement with our Manager was not negotiated on an arm's-length basis and may not be as favorable to us as if it had been negotiated with an unaffiliated third-party and may be costly and difficult to terminate, including for our Manager's poor performance.

        Our officers are officers of our Manager. Our management agreement with our Manager was negotiated between related parties and its terms, including fees payable, may not be as favorable to us as if it had been negotiated with an unaffiliated third-party.

        Termination of the management agreement with our Manager without cause, including for our Manager's poor performance, is difficult and costly. Following the completion of this offering, but prior to the completion of the initial two-year term, the agreement with our Manager may not be terminated for poor performance (unless such performance amounts to a material breach of the management agreement). While our independent directors will review our Manager's performance and any fees payable to our Manager annually, the management agreement may only be terminated without cause, including for our Manager's poor performance, after completion of the initial two-year term. After the initial two-year term, the management agreement may be terminated annually upon the affirmative vote of at least two-thirds of our independent directors based upon: (1) our Manager's unsatisfactory performance that is materially detrimental to us; or (2) our determination that any fees payable to our Manager are not fair, subject to our Manager's right to prevent termination based on unfair fees by accepting a reduction of management fees agreed to by at least two-thirds of our independent directors. We will provide our Manager 180 days prior notice of any such termination. Unless terminated for cause, we will pay our Manager a termination fee equal to three times the average annual management fee earned by our Manager during the prior 24-month period immediately preceding such termination, calculated as of the end of the most recently completed fiscal quarter before the date of termination. This provision increases the effective cost to us of electing not to renew, or defaulting in our obligations under, the management agreement, thereby adversely affecting our inclination to end our relationship with our Manager, even if we believe our Manager's performance is not satisfactory.

        Our Manager is only contractually committed to serve us until May 16, 2014. Thereafter, the management agreement is automatically renewable for one-year terms; provided, however, that our Manager may terminate the management agreement annually upon 180 days prior notice. If the management agreement is terminated and no suitable replacement is found to manage us, we may not be able to execute our business plan.

Our Manager's liability will be limited under the management agreement and we agreed to indemnify our Manager and its affiliates against certain liabilities. As a result, we could experience poor performance or losses for which our Manager would not be liable.

        Pursuant to the management agreement, our Manager will not assume any responsibility other than to render the services called for thereunder and will not be responsible for any action of our board of directors in following or declining to follow its advice or recommendations. Our Manager maintains a contractual as opposed to a fiduciary relationship with us, although our officers who are also employees of our Manager will have a fiduciary duty to us under the MGCL as our officers. Under the terms of the management agreement, our Manager, its officers, members, managers, directors, personnel, any person controlling or controlled by our Manager and any person providing sub-advisory services to our Manager will not be liable to us, our directors, our stockholders or any partners for acts or omissions performed in accordance with and pursuant to the management agreement, except because of acts constituting bad faith, willful misconduct, gross negligence or reckless disregard of their duties under the management agreement, as determined by a final non-appealable order of a court of competent jurisdiction. In addition, we have agreed to indemnify our Manager, its officers, stockholders, members, managers, directors, personnel, any person controlling or controlled by our Manager and any person providing sub-advisory services to our Manager with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts of our Manager not constituting bad faith, willful misconduct, gross negligence or reckless disregard of duties, performed in good faith in accordance with and pursuant to the management agreement. As a result, we could experience poor performance or losses for which our Manager would not be liable.

Our Manager's management fee is payable regardless of our performance.

        We pay our Manager a management fee regardless of the performance of our portfolio. Our Manager's entitlement to non-performance-based compensation might reduce its incentive to devote its time and effort to seeking assets that provide attractive risk-adjusted returns for our portfolio. This in turn could hurt both our ability to make distributions to our stockholders and the market price of our common stock.

Our Manager will be subject to extensive regulation as an investment adviser, which could adversely affect its ability to manage our business.

        Our Manager is an investment adviser registered with the SEC and is subject to regulation by various regulatory authorities that are charged with protecting the interests of its clients, including us. Instances of criminal activity and fraud by participants in the investment management industry and disclosures of trading and other abuses by participants in the financial services industry have led the U.S. Government and regulators to consider increasing the rules and regulations governing, and oversight of, the U.S. financial system. This activity is expected to result in changes to the laws and regulations governing the investment management industry and more aggressive enforcement of the existing laws and regulations. Our Manager could be subject to civil liability, criminal liability or sanction, including revocation (after it has registered) or denial of its registration as an investment adviser, revocation of the licenses of its employees, censures, fines or temporary suspension or permanent bar from conducting business, if it is found to have violated any of these laws or regulations. Any such liability or sanction could adversely affect its ability to manage our business.

Risks Related to Our Common Stock

There is no public market for our common stock and a market may never develop, which could result in holders of our common stock being unable to monetize their investment.

        Our shares of common stock are newly-issued securities for which there is no established trading market. Our common stock has been approved for listing on the NYSE under the symbol "OAKS" subject to notice of issuance. Trading on the NYSE will not ensure that an actual market will develop for our common stock or, if one develops, be maintained. Accordingly, no assurance can be given as to the ability of our stockholders to sell their common stock or the price that our stockholders may obtain for their common stock.

        Some of the factors that could negatively affect the market price of our common stock include:

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  actual or anticipated variations in our quarterly operating results;

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  changes in our earnings estimates or publication of research reports about us or the real estate industry;

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  changes in market valuations of similar companies;

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  adverse market reaction to any increased indebtedness we incur in the future;

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  additions to or departures of our Manager's key personnel;

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  actions by our stockholders; and

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  speculation in the press or investment community.

Market factors unrelated to our performance could negatively impact the market price of our common stock, and broad market fluctuations could also negatively impact the market price of our common stock.

        Market factors unrelated to our performance could negatively impact the market price of our common stock. One of the factors that investors may consider in deciding whether to buy or sell our common stock is our distribution rate as a percentage of our stock price relative to market interest rates. If market interest rates increase, prospective investors may demand a higher distribution rate or seek alternative investments paying higher distributions or interest. As a result, interest rate fluctuations and conditions in the capital markets can affect the market value of our common stock. For instance, if interest rates rise, it is likely that the market price of our common stock will decrease as market rates on interest-bearing securities increase. In addition, the stock market has experienced extreme price and volume fluctuations that have affected the market price of many companies in industries similar or related to ours and that have been unrelated to these companies' operating performances. These broad market fluctuations could reduce the market price of our common stock. Furthermore, our operating results and prospects may be below the expectations of public market analysts and investors or may be lower than those of companies with comparable market capitalizations, which could lead to a material decline in the market price of our common stock.

The performance or our common stock will correlate to the performance of our REIT investments, which may be speculative and aggressive compared to other types of investments.

        The investments we make in accordance with our investment objectives may result in a greater amount of risk as compared to alternative investment options, including relatively higher risk of volatility or loss of principal. Our investments may be speculative and aggressive, and therefore an investment in our common stock may not be suitable for someone with lower risk tolerance.

        One of the factors that investors may consider in deciding whether to buy or sell shares of our common stock is our distribution rate as a percentage of the trading price of our common stock relative to market interest rates. If the market price of our common stock is based primarily on the earnings and return that we derive from our investments and income with respect to our investments and our related distributions to stockholders, and not from the market value of the investments themselves, then interest rate fluctuations and capital market conditions are likely to affect adversely the market price of our common stock. For instance, if market rates rise without an increase in our distribution rate, the market price of our common stock could decrease as potential investors may require a higher distribution yield on our common stock or seek other securities paying higher distributions or interest. In addition, rising interest rates would result in increased interest expense on our variable rate debt, thereby reducing cash flow and our ability to service our indebtedness and make distributions to our stockholders.

Our independent registered public accountants have identified a material weakness and two significant deficiencies in our internal control over financial reporting, and we cannot provide assurance that additional material weaknesses or significant deficiencies will not occur in the future. If our internal control over financial reporting is not effective, we may not be able to accurately report our financial results, prevent fraud or file our periodic reports in a timely manner, which may cause investors to lose confidence in our reported financial information and may lead to a decline in our stock price. In addition, because of our status as an emerging growth company, you will not be able to depend on any attestation from our independent registered public accountants as to our internal control over financial reporting for the foreseeable future.

        Prior to the initial filing of the registration statement of which this prospectus is a part, and in connection with the preparation of our earlier financial statements as of and for the period from May 16, 2012 (commencement of operations) to July 31, 2012, our independent registered public accountants identified a material weakness and two significant deficiencies in our internal control over financial reporting. A "material weakness" is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. The identified material weakness required adjustments to our financial statements during the audit. A "significant deficiency" is a deficiency, or a combination of deficiencies, in internal control over financial reporting that is less severe than a material weakness, yet important enough to merit attention by those responsible for oversight of financial reporting, including the audit committee of a company's board of directors.

        The material weakness was identified as the result of an error in our interpretation of the accounting guidance relating to the evaluation of specific criteria used to determine whether certain Non-Agency RMBS purchases and repurchase financing transactions are "linked transactions", accounted for on a net basis and recorded as a forward purchase (derivative) contract at fair value on our balance sheet.

        The significant deficiencies related to inadequate review of the report of a service organization's system and the suitability of the design and operating effectiveness of controls (SSAE 16) and inadequate review of the timing of the booking of certain repurchase transactions.

        When we become a public company, we will be subject to reporting obligations under Section 404 of the Sarbanes-Oxley Act that will require us to include a management report on our internal control over financial reporting in our annual report, which will contain management's assessment of the effectiveness of our internal control over financial reporting. This requirement will first apply to our annual report on Form 10-K for the year ending December 31, 2014. We are in the process of designing, implementing and testing the internal control over financial reporting required to comply with this obligation. This process is time consuming, costly and complicated. Our management may conclude that our internal control over financial reporting is not effective.

        In addition, our independent registered public accounting firm will be required to attest to the effectiveness of our internal control over financial reporting beginning with our annual report on Form 10-K following the later of the year following our first annual report required by the SEC and the date on which we are no longer an "emerging growth company." We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of this offering, (b) in which we have total annual gross revenue of at least $1.0 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. Even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm may issue a report that is qualified if it is not satisfied with our controls or the level at which our controls are documented, designed, operated or reviewed or if it interprets the relevant requirements differently from us. Material weaknesses and significant deficiencies may be identified during the audit process or at other times. During the course of the evaluation, documentation or attestation, we or our independent registered public accounting firm may identify weaknesses and deficiencies that we may not be able to remedy in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with Section 404.

        We and our independent registered public accountants concluded the identified material weakness and one of the significant deficiencies remain at December 31, 2012. We have implemented and will continue to implement measures designed to remediate the material weakness and the remaining significant deficiency and to improve our internal control over financial reporting. These measures include, among other things, supplementing the existing infrastructure for overseeing financial reporting with additional specialized accounting resources to be furnished by a third party service provider, a third party assessment of the design and operation of internal controls, specifically those relating to financial reporting, and further review of the service organization's systems and controls. In addition, we have instituted additional procedures for validating and documenting whether Non-Agency RMBS purchases and repurchase financing transactions are linked. The actions that we are taking are subject to ongoing senior management review, as well as audit committee oversight. While we believe that the actions we are taking and will continue to take to address the existing weakness in internal control over financial reporting will mitigate the risk related to the aforementioned internal control material weakness, we cannot assure you that our internal control over financial reporting, as modified, will enable us to identify or avoid material weaknesses or significant deficiencies in the future. Any failure to so identify and avoid could cause investors to lose confidence in our reported financial information, harm our business and negatively impact the trading price of our common stock.

We depend on our accounting services provider for assistance with the preparation of our financial statements, access to appropriate accounting technology and assistance with portfolio valuation.

        Pursuant to our agreement with Stone Coast Fund Services LLC, or Stone Coast, Stone Coast provides a monthly calculation of our net asset value, maintains our general ledger and all related accounting records, reconciles all broker and custodial statements we routinely receive, provides us with monthly portfolio, cash and position reports, assists us with portfolio valuations, prepares draft quarterly financial statements for our review and provides us with access to data and technology services to facilitate the preparation of our annual financial statements. Our agreement with Stone Coast is terminable without cause upon 90 days notice by either party. If our agreement with Stone Coast were to be terminated and no suitable replacement can be timely engaged, we may not be able to timely and accurately prepare our financial statements.

Common stock eligible for future sale may have adverse effects on our share price.

        We are offering 4,033,333 shares of our common stock to the public pursuant to this prospectus. In addition, XL Investments has agreed to purchase an aggregate of $25.0 million of shares of our common stock from us in a concurrent private placement at the initial public offering price, or 1,666,667 shares based on a public offering price of $15.00 which is the anticipated public offering price set forth on the cover page of this prospectus. In addition, under our Manager Equity Plan, we will be able to issue a number of shares of common stock equivalent to 3.0% of our issued and outstanding common stock (on a fully diluted basis) at the time of the award (other than any shares subject to awards made under the Manager Equity Plan).

        We, our Manager, our directors and officers, the executive officers of our Manager and XL Investments have agreed with the underwriters to a 180-day lock-up period (subject to extension in certain circumstances), meaning that, until the end of the 180-day lock-up period, we, our Manager, each of our officers and directors, each executive officer of our Manager and XL Investments will not, subject to certain exceptions, sell or transfer any shares of common stock without the prior consent of Barclays Capital Inc., Credit Suisse Securities (USA) LLC and UBS Securities LLC, which are acting as the representatives of the underwriters. The representatives of the underwriters may, in their sole discretion, at any time from time to time and without notice, waive the terms and conditions of the lock-up agreements to which they are a party. Assuming the underwriters do not exercise their option to purchase additional shares, 45.4% of our shares of common stock will be subject to lock-up agreements (based on a public offering price of $15.00, which is the anticipated public offering price set forth on the cover of this prospectus). When the lock-up periods expire, these shares of common stock will become eligible for sale, in some cases subject to the requirements of Rule 144 under the Securities Act, which are described under "Shares Eligible For Future Sale."

        We cannot predict the effect, if any, of future sales of our common stock, or the availability of shares for future sales, on the market price of our common stock. The market price of our common stock may decline significantly when the restrictions on resale (or lock-up agreements) by certain of our stockholders lapse. Sales of substantial amounts of common stock or the perception that such sales could occur may adversely affect the prevailing market price for our common stock.

        Also, we may issue additional shares in subsequent public offerings or private placements to make new investments or for other purposes. We are not required to offer any such shares to existing stockholders on a preemptive basis. Therefore, it may not be possible for existing stockholders to participate in such future share issuances, which may dilute the existing stockholders' interests in us.

We have not established a minimum distribution payment level and we cannot assure you of our ability to make distributions in the future.

        On November 29, 2012, December 18, 2012 and December 31, 2012, our board of directors declared a $0.00833 per share dividend ($0.13328 per share after giving effect to the one-for-16 reverse stock split we will effect immediately prior to the completion of this offering) with respect to the months of October 2012, November 2012 and December 2012, respectively. The dividends for the months of October 2012, November 2012 and December 2012 have been paid. On each of February 15 and March 12, 2013, our board of directors declared a $0.0083 per share dividend ($0.1328 per share after giving effect to the one-for-16 reverse stock split we will effect immediately prior to the completion of this offering) with respect to the months of January 2013 and February 2013. The January dividend has been paid and the February dividend will paid on March 28, 2013. In addition, on October 26, 2012, our board of directors declared, and has paid, a $0.018837 per share dividend ($0.301392 per share after giving effect to the one-for-16 reverse stock split we will effect immediately prior to the completion of this offering) on our common stock with respect to the period from inception until September 30, 2012, which was and is expected to be our only quarterly dividend given our current policy of making regular monthly distributions to holders of our common stock in amounts such that all or substantially all of our taxable income in each year, subject to certain adjustments, is distributed. This, along with other factors, is expected to enable us to qualify for the tax benefits accorded to a REIT under the Internal Revenue Code. Even though our board of directors has declared a dividend on our common stock with respect to the period from inception until September 30, 2012 and for the months of October 2012, November 2012, December 2012 and January 2013, we have not established a minimum distribution payment level and our ability to make distributions may be adversely affected by the risk factors described in this prospectus. All distributions will be made at the discretion of our board of directors and will depend on our earnings, our financial condition, maintenance of our REIT status and such other factors as our board of directors may deem relevant from time to time. There are no assurances of our ability to make distributions in the future. In addition, some of our distributions may include a return of capital.

Future offerings of debt or equity securities that rank senior to our common stock may adversely affect the market price of our common stock.

        If we decide to issue debt or equity securities in the future that rank senior to our common stock, it is likely that they will be governed by an indenture or other instrument containing covenants restricting our operating flexibility. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of our common stock and may result in dilution to owners of our common stock. We and, indirectly, our stockholders, will bear the cost of issuing and servicing such securities. Because our decision to issue debt or equity securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus holders of our common stock will bear the risk of our future offerings reducing the market price of our common stock and diluting the value of their stock holdings in us. Furthermore, the compensation payable to our Manager will increase as a result of future issuances of our equity securities even if the issuances are dilutive to existing stockholders.

The dilutive effect of future issuances of our common stock could have an adverse effect on the future market price of our common stock or otherwise adversely affect the interests of our common stockholders.

        The warrants issued to XL Investments on September 29, 2012 entitle XL Investments to purchase two shares of our common stock for each warrant, have an initial exercise price equal to 105% of the initial public offering price for our common stock (subject to adjustment and limitation on exercise in certain circumstances), become exercisable 120 days after the completion of this offering and are exercisable for seven years after the date of the warrants' issuance. The number of shares issuable upon the exercise of the warrant will be adjusted for the reverse stock split. The exercise of the warrants in the future would be dilutive to holders of our common stock if our book value per share or the market price of our common stock is higher than the exercise price at the time of exercise. The potential for dilution from the warrants could have an adverse effect on the future market price of our common stock.

Risks Related to Our Organization and Structure

Maintenance of our exclusion from the Investment Company Act will impose limits on our business.

        We intend to conduct our business so as not to become regulated as an investment company under the Investment Company Act. If we were to fall within the definition of an investment company, we would be unable to conduct our business as described in this prospectus. Section 3(a)(1)(A) of the Investment Company Act defines an investment company as any issuer that is or holds itself out as being engaged primarily in the business of investing, reinvesting or trading in securities. Section 3(a)(1)(C) of the Investment Company Act also defines an investment company as any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire investment securities having a value exceeding 40% of the value of the issuer's total assets (exclusive of U.S. Government securities and cash items) on an unconsolidated basis. Excluded from the term "investment securities," among other things, in Section 3(a)(1)(C) of the Investment Company Act are U.S. Government securities and securities issued by majority owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company set forth in Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act.

        We conduct our business so as not to become regulated as an investment company under the Investment Company Act in reliance on the exclusion provided by Section 3(c)(5)(C) of the Investment Company Act. Section 3(c)(5)(C), as interpreted by the staff of the SEC, requires us to invest at least 55% of our assets in "mortgages and other liens on and interest in real estate," or "qualifying real estate interests," and at least 80% of our assets in qualifying real estate interests plus "real estate-related assets." In satisfying this 55% requirement, based on SEC staff guidance, we may treat Agency RMBS issued with respect to an underlying pool of mortgage loans in which we hold all of the certificates issued by the pool as qualifying real estate interests. Neither the SEC nor its staff has issued guidance with respect to whole pool Non-Agency RMBS. Accordingly, based on our own judgment and analysis of the SEC staff's guidance with respect to whole pool Agency RMBS, we may also treat Non-Agency RMBS issued with respect to an underlying pool of mortgage loans in which we hold all of the certificates issued by the pool as qualifying real estate interests. We may also treat whole mortgage loans that we acquire directly as qualifying real estate interests provided that 100% of the loan is secured by real estate when we acquire it and we have the unilateral right to foreclose on the mortgage. We currently intend to treat partial pool Agency and Non-Agency RMBS as real estate-related assets. We will treat any interest rate swaps or other derivative hedging transactions we enter into as miscellaneous assets that will not exceed 20% of our total assets. We expect to rely on guidance published by the SEC or its staff or on our analyses of guidance published with respect to other types of assets to determine which assets are qualifying real estate assets and real estate-related assets. As a result of the foregoing restrictions, we will be limited in our ability to make or dispose of certain investments. To the extent that the SEC or its staff publishes new or different guidance with respect to these matters, we may be required to adjust our strategy accordingly. These restrictions could also result in our holding assets we might wish to sell or selling assets we might wish to hold. Although we will monitor our portfolio for compliance with the Section 3(c)(5)(C) exclusion periodically and prior to each acquisition and disposition, there can be no assurance that we will be able to maintain this exclusion.

        To the extent that we elect in the future to conduct our operations through majority owned subsidiaries, such business will be conducted in such a manner as to ensure that we do not meet the definition of investment company under either Section 3(a)(1)(A) or Section 3(a)(1)(C) of the 1940 Act, because less than 40% of the value of our total assets on an unconsolidated basis would consist of investment securities. We intend to monitor our portfolio periodically to insure compliance with the 40% test, to the extent we have made such election. In such case, we would be a holding company which conducts business exclusively through majority owned subsidiaries and we would be engaged in the non-investment company business of our subsidiaries.

        The mortgage-related investments that we acquire are limited by the provisions of the Investment Company Act and the rules and regulations promulgated thereunder. If the SEC or its staff determines that any of these securities are not qualifying interests in real estate or real estate-related assets, adopts a contrary interpretation with respect to these securities or otherwise believes we do not satisfy the above exclusions or changes its interpretation of the above exclusions, we could be required to restructure our activities or sell certain of our assets.

Loss of our exclusion from regulation pursuant to the Investment Company Act would adversely affect us.

        On August 31, 2011, the SEC issued a concept release requesting comments to a number of matters relating to the Section 3(c)(5)(C) exclusion from the Investment Company Act, including the nature of assets that qualify for purposes of the exclusion and whether mortgage-related REIT's should be regulated as investment companies. There can be no assurance that the laws and regulations governing the Investment Company Act status of REITs, including guidance and interpretations from the SEC or its staff regarding the Section 3(c)(5)(C) exclusion, will not change in a manner that adversely affects our operations or business. As a result of this release, the SEC or its staff may issue new interpretations of the Section 3(c)(5)(C) exclusion causing us to change the way we conduct our business, including changes that may adversely affect our ability to achieve our investment objective. We may be required at times to adopt less efficient methods of financing certain of our mortgage related investments and we may be precluded from acquiring certain types of higher yielding securities. The net effect of these factors would be to lower our net interest income. If we fail to qualify for an exemption from registration as an investment company or an exclusion from the definition of an investment company, our ability to use leverage would be substantially reduced. Our business will be materially and adversely affected if we fail to qualify for an exemption or exclusion from regulation under the Investment Company Act.

Our authorized but unissued shares of common and preferred stock may prevent a change in our control.

        Our articles of incorporation authorize us to issue additional authorized but unissued shares of common or preferred stock. In addition, our board of directors may, without stockholder approval, amend our articles of incorporation to increase the aggregate number of our shares of stock or the number of shares of stock of any class or series that we have authority to issue and classify or reclassify any unissued shares of common or preferred stock and set the preferences, rights and other terms of the classified or reclassified shares. As a result, our board of directors may establish a series of shares of common or preferred stock that could delay or prevent a transaction or a change in control that might involve a premium price for our shares of common stock or otherwise be in the best interest of our stockholders.

Ownership limitations may restrict change of control or business combination opportunities in which our stockholders might receive a premium for their shares.

        In order for us to qualify as a REIT for each taxable year after 2012, during the last half of any taxable year no more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals. "Individuals" for this purpose include natural persons, private foundations, some employee benefit plans and trusts, and some charitable trusts. To assist us in maintaining our qualification as a REIT and subject to certain exceptions, our articles of incorporation generally prohibit any person from directly or indirectly owning more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of our capital stock or more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of our common stock. This ownership limitation could have the effect of discouraging a takeover or other transaction in which holders of our common stock might receive a premium for their shares over the then prevailing market price or which holders might believe to be otherwise in their best interests. Our board of directors has granted XL Investments an exemption from the 9.8% ownership limitation. Based on a public offering price of $15.00, which is the anticipated public offering price set forth on the cover of this prospectus, XL Investments will own upon the completion of this offering 43.7% of our common stock after giving effect to its purchase of additional shares in the concurrent private placement (or 40.4% if the underwriters exercise in full their option to purchase additional shares) and 60.4% and 57.1%, respectively, after also giving effect to the exercise of warrants owned by XL Investments in full, which become exercisable 120 days after the completion of this offering.

Certain provisions of Maryland law may limit the ability of a third-party to acquire control of our company.

        Certain provisions of the MGCL may have the effect of delaying, deferring or preventing a transaction or a change of control of our company that might involve a premium price for holders of our common stock or otherwise be in their best interests.

        Subject to certain limitations, provisions of the MGCL prohibit certain business combinations between us and an "interested stockholder" (defined generally as any person who beneficially owns 10% or more of the voting power of our outstanding voting stock or an affiliate or associate of ours who beneficially owned 10% or more of the voting power of our then outstanding stock during the two-year period immediately prior to the date in question) or an affiliate of the interested stockholder for five years after the most recent date on which the stockholder became an interested stockholder. After the five-year period, business combinations between us and an interested stockholder or an affiliate of the interested stockholder must generally either provide a minimum price to our stockholders (as defined in the MGCL) in the form of cash or other consideration in the same form as previously paid by the interested stockholder or be recommended by our board of directors and approved by the affirmative vote of at least 80% of the votes entitled to be cast by holders of our outstanding shares of voting stock and at least two-thirds of the votes entitled to be cast by stockholders other than the interested stockholder and its affiliates and associates. These provisions of the MGCL relating to business combinations do not apply, however, to business combinations that are approved or exempted by our board of directors prior to the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, our board of directors has by resolution exempted business combinations between us and any member of the XL group of companies, the parent of which is XL Group plc. Consequently, the five-year prohibition and the supermajority vote requirements will not apply to business combinations with the XL group of companies. As a result, the members of the XL group of companies may be able to enter into business combinations with us that may not be in the best interest of our stockholders without compliance by us with the supermajority vote requirements and other provisions of the statute. However, our board of directors may repeal or modify this exemption at any time in the future, in which case the applicable provisions of this statute will become applicable to business combinations between us and the XL group of companies. In addition, pursuant to the statute, our board of directors has by resolution irrevocably exempted the issuance of shares of common stock to any member of the XL group of companies in connection with the exercise of the warrants issued to XL Investments on September 29, 2012 by any member of the XL group of companies.

        The "control share" provisions of the MGCL provide that holders of "control shares" of a Maryland corporation (defined as shares which, when aggregated with other shares controlled by the stockholder (except solely by virtue of a revocable proxy), entitle the stockholder to exercise one of three increasing ranges of voting power in electing directors) acquired in a "control share acquisition" (defined as the direct or indirect acquisition of ownership or control of "control shares") have no voting rights with respect to such shares except to the extent approved by our stockholders by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter, excluding votes entitled to be cast by the acquiror of control shares, our officers and our employees who are also our directors. Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of our stock. There can be no assurance that this provision will not be amended or eliminated at any time in the future.

        Additionally, Title 3, Subtitle 8 of the MGCL permits our board of directors, without stockholder approval and regardless of what is currently provided in our articles of incorporation or bylaws, to elect to be subject to certain provisions relating to corporate governance that may have the effect of delaying, deferring or preventing a transaction or a change of control of our company that might involve a premium to the market price of our common stock or otherwise be in our stockholders' best interests. Upon the completion of this offering, we will already be subject to some of these provisions, either by provisions of our articles of incorporation and bylaws unrelated to Subtitle 8 or by reason of an election in our articles of incorporation to be subject to certain provisions of Subtitle 8.

Stockholders have limited control over changes in our policies and operations.

        Our board of directors determines our major policies, including with regard to financing, growth, debt capitalization, REIT qualification and distributions. Our board of directors may amend or revise these and other policies without a vote of the stockholders. Under our articles of incorporation and the MGCL, our stockholders generally have a right to vote only on the following matters:

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  the election or removal of directors;

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  the amendment of our articles of incorporation, except that our board of directors may amend our articles of incorporation without stockholder approval to:

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  change our name;

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  change the name or other designation or the par value of any class or series of stock and the aggregate par value of our stock;

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  increase or decrease the aggregate number of shares of stock that we have the authority to issue; and

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  increase or decrease the number of our shares of any class or series of stock that we have the authority to issue;

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  our liquidation and dissolution; and

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  our being a party to a merger, consolidation, sale or other disposition of all or substantially all of our assets or statutory share exchange.

All other matters are subject to the discretion of our board of directors.

Our articles of incorporation contain provisions that make removal of our directors difficult, which could make it difficult for stockholders to effect changes in management.

        Our articles of incorporation provide that, subject to the rights of any series of preferred stock, a director may be removed only by the affirmative vote of at least two-thirds of all the votes entitled to be cast generally in the election of directors. Our articles of incorporation and bylaws provide that vacancies generally may be filled only by a majority of the remaining directors in office, even if less than a quorum. These requirements make it more difficult to change management by removing and replacing directors and may prevent a change in control that is in the best interests of stockholders.

Our rights and stockholders' rights to take action against directors and officers are limited, which could limit recourse in the event of actions not in the best interests of stockholders.

        As permitted by Maryland law, our articles of incorporation eliminate the liability of our directors and officers to us and our stockholders for money damages, except for liability resulting from:

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  actual receipt of an improper benefit or profit in money, property or services; or

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  a final judgment based upon a finding of active and deliberate dishonesty by the director or officer that was material to the cause of action adjudicated.

        In addition, our articles of incorporation require us, to the maximum extent permitted by Maryland law, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to any individual who is a present or former director or officer and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity or any individual who, while a director or officer and at our request, serves or has served as a director, officer, partner, trustee of another corporation, REIT, partnership, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity. As part of these indemnification obligations, we may be obligated to fund the defense costs incurred by our directors and officers.

        We also are permitted to purchase and maintain insurance or provide similar protection on behalf of any directors, officers, employees and agents, including our Manager and its affiliates, against any liability asserted which was incurred in any such capacity with us or arising out of such status. This may result in us having to expend significant funds, which will reduce the available cash for distribution to our stockholders.

We may make distributions of offering proceeds, borrowings or the sale of assets to the extent that distributions exceed earnings or cash flow from our operations.

        We may make distributions of offering proceeds, borrowings or the sale of assets to the extent that distributions exceed earnings or cash flow from our operations. Such distributions would reduce the amount of cash we have available for investing and other purposes and could be dilutive to our financial results. In addition, funding our distributions from our net proceeds may constitute a return of capital to our investors, which would have the effect of reducing each stockholder's basis in its shares of common stock.

Because of its significant ownership of our common stock, XL Investments will have the ability to influence the outcome of matters that require a vote of our stockholders, including a change of control.

        XL Investments will hold a significant interest in our outstanding common stock. Based on a public offering price of $15.00, which is the anticipated public offering price set forth on the cover of this prospectus, XL Investments will own upon the completion of this offering 43.7% of our common stock after giving effect to its purchase of additional shares in the concurrent private placement (or 40.4% if the underwriters exercise in full their option to purchase additional shares) and 60.4% and 57.1%, respectively, after also giving effect to the exercise of warrants owned by XL Investments in full, which become exercisable 120 days after the completion of this offering. As a result, XL Investments potentially has the ability to influence the outcome of matters that require a vote of our stockholders, including election of our board of directors and other corporate transactions, regardless of whether others believe that the transaction is in our best interests. We have agreed with XL Investments that, for so long as XL Investments and any other of the XL group of companies collectively beneficially owns at least 9.8% of our issued and outstanding common stock (on a fully diluted basis), XL Investments will have the right to appoint an observer to attend all board meetings, but such observer will have no right to vote at any board meeting. Furthermore, XL Global, an affiliate of XL Investments, has a 30% equity interest in our Manager and representatives of XL Global are members of the management committee of our Manager. XL Global's equity interest in our Manager may increase up to approximately 38% following certain additional capital contributions XL Global will make to enable our Manager to pay to the underwriters the underwriting discount and commission on this offering and to reimburse us for offering expenses that exceed $1.5 million. The investment management professionals of our Manager are solely responsible for all decisions involving the acquisition, disposition, financing and hedging of our target assets. None of the XL group of companies nor any of their officers, directors or employees participate in these decisions.

We are an "emerging growth company" and the reduced disclosure requirements applicable to emerging growth companies may make it more difficult for you to evaluate an investment in our company and may make our common stock less attractive to investors.

        In April 2012, President Obama signed into law the Jumpstart Our Business Startups Act, or the JOBS Act. The JOBS Act contains provisions that, among other things, relax certain reporting requirements for "emerging growth companies," including certain requirements relating to accounting standards and compensation disclosure. We are classified as an emerging growth company. For as long as we are an emerging growth company, which may be up to five full fiscal years, unlike other public companies, we will not be required to (1) provide an auditor's attestation report on management's assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act, (2) comply with any new or revised financial accounting standards applicable to public companies until such standards are also applicable to private companies under Section 102(b)(1) of the JOBS Act, (3) comply with any new requirements adopted by the Public Company Accounting Oversight Board, or the PCAOB, requiring mandatory audit firm rotation or a supplement to the auditor's report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer, (4) comply with any new audit rules adopted by the PCAOB after April 5, 2012 unless the SEC determines otherwise, (5) provide certain disclosure regarding executive compensation required of larger public companies or (6) hold shareholder advisory votes on executive compensation. We cannot predict if investors will find our common stock less attractive if we choose to rely on these exemptions. If some investors find our common stock less attractive as a result of any choices to reduce future disclosure, there may be a less active trading market for our common stock and our stock price may be more volatile.

        Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards that have different effective dates for public and private companies until such time as those standards apply to private companies. We intend to take advantage of such extended transition period. Since we will not be required to comply with new or revised accounting standards on the relevant dates on which adoption of such standards are required for other public companies, our financial statements may not be comparable to the financial statements of companies that comply with public company effective dates. If we were to elect to comply with these public company effective dates, such election would be irrevocable pursuant to Section 107 of the JOBS Act.

        As an "emerging growth company," we have also chosen to take advantage of certain provisions of the JOBS Act that allow us to provide you with less information in this prospectus than would otherwise be required if we are not an "emerging growth company." As a result, this prospectus includes less information about us than would otherwise be required if we were not an "emerging growth company" within the meaning of the JOBS Act, which may make it more difficult for you to evaluate an investment in our company.

The JOBS Act allows us to postpone the date by which we must comply with certain laws and regulations intended to protect investors and to reduce the amount of information we have provided to you in this prospectus and will provide in our reports filed with the SEC subsequent to this offering, which may have an adverse effect on the trading price of our common stock.

        The JOBS Act is intended to reduce the regulatory burden on "emerging growth companies." As defined in the JOBS Act, a public company whose initial public offering of common equity securities occurred after December 8, 2011 and whose annual gross revenues are less than $1.0 billion will, in general, qualify as an "emerging growth company" until the earliest of:

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  the last day of its fiscal year following the fifth anniversary of the date of its initial public offering of common equity securities;

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  the last day of its fiscal year in which it has annual gross revenue of $1.0 billion or more;

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  the date on which it has, during the previous three-year period, issued more than $1.0 billion in non-convertible debt; and

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  the date on which it is deemed to be a "large accelerated filer," which will occur at such time as the company (1) has an aggregate worldwide market value of common equity securities held by non-affiliates of $700 million or more as of the last business day of its most recently completed second fiscal quarter, (2) has been required to file annual and quarterly reports under the Exchange Act for a period of at least 12 months, and (3) has filed at least one annual report pursuant to the Exchange Act.

        Under this definition, we will be an "emerging growth company" upon completion of this offering and could remain an emerging growth company until as late as December 31, 2018.

        We have chosen to take advantage of certain provisions of the JOBS Act that allow us to reduce the amount of information we have provided to you in this prospectus. As a result, this prospectus includes less information about us than would otherwise be required if we were not an "emerging growth company," which may make it more difficult for you to evaluate an investment in our company. Likewise, although we are still evaluating the JOBS Act, we currently intend to take advantage of some or all of the reduced regulatory and reporting requirements applicable to reports and proxy statements that we file with the SEC in the future, which will be available to us so long as we qualify as an "emerging growth company," including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. Among other things, this means that our independent registered public accounting firm will not be required to provide an attestation report on the effectiveness of our internal control over financial reporting so long as we qualify as an emerging growth company, which may increase the risk that material weaknesses or other deficiencies in our internal control over financial reporting go undetected. So long as we qualify as an "emerging growth company," we may elect not to provide you with certain information, including certain financial information and certain information regarding compensation of our executive officers, that we would otherwise have been required to provide in filings we make with the SEC, which may make it more difficult for investors and securities analysts to evaluate our company. As a result, investor confidence in our company and the market price of our common stock may be adversely affected.

We will be subject to financial reporting and other requirements for which our accounting, internal audit and other management systems and resources may not be adequately prepared.

        We will be subject to reporting and other obligations under the Exchange Act, including the requirements of Section 404 of the Sarbanes-Oxley Act. These reporting and other obligations, may place significant demands on our management, administrative, operational, internal audit and accounting resources and cause us to incur significant expenses. We may need to upgrade our systems or create new systems, implement additional financial and management controls, reporting systems and procedures, expand or outsource our internal audit function and hire additional accounting, internal audit and finance staff. If we are unable to accomplish these objectives in a timely and effective fashion, our ability to comply with the financial reporting requirements and other rules that apply to reporting companies could be impaired. Any failure to maintain effective internal controls could have a material adverse effect on our business, financial condition and results of operations and our ability to make distributions to our stockholders.

We have limited experience in making critical accounting estimates, and our financial statements may be materially affected if our estimates prove to be inaccurate.

        Financial statements prepared in accordance with GAAP require the use of estimates, judgments and assumptions that affect the reported amounts. Different estimates, judgments and assumptions reasonably could be used that would have a material effect on our financial statements, and changes in these estimates, judgments and assumptions are likely to occur from period to period in the future. Significant areas of accounting requiring the application of management's judgment include, but are not limited to (1) determining the fair value of investment securities and (2) assessing the adequacy of the allowance for loan losses. These estimates, judgments and assumptions are inherently uncertain, and, if they prove to be wrong, then we face the risk that charges to income will be required. In addition, because we have limited operating history in some of these areas and limited experience in making these estimates, judgments and assumptions, the risk of future charges to income may be greater than if we had more experience in these areas. Any such charges could significantly harm our business, financial condition, results of operations and our ability to make distributions to our stockholders. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies" for a discussion of the accounting estimates, judgments and assumptions that we believe are the most critical to an understanding of our business, financial condition and results of operations.

Tax Risks

If we do not qualify as a REIT or if we fail to remain qualified as a REIT, we will be subject to U.S. federal income tax as a regular corporation and could face a substantial tax liability, which would reduce the amount of cash available for distribution to our stockholders.

        We intend to operate in a manner that will allow us to qualify as a REIT commencing with our short taxable year ended December 31, 2012. We do not intend to request a ruling from the Internal Revenue Service, or the IRS, as to our REIT qualification. Our qualification as a REIT will depend on our satisfaction of certain asset, income, organizational, distribution, stockholder ownership and other requirements on a continuing basis. Our ability to satisfy the asset tests depends upon our analysis of the characterization and fair market values of our assets, some of which are not susceptible to a precise determination, and for which we will not obtain independent appraisals. Our compliance with the REIT income and quarterly asset requirements also depends upon our ability to successfully manage the composition of our income and assets on an ongoing basis. Accordingly, there can be no assurance that the IRS will not contend that our interests in subsidiaries or in securities of other issuers will not cause a violation of the REIT requirements.

        If we were to fail to qualify as a REIT in any taxable year, and not to qualify for certain statutory relief provisions, we would be subject to U.S. federal income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates, and dividends paid to our stockholders would not be deductible by us in computing our taxable income. Any resulting corporate tax liability could be substantial and would reduce the amount of cash available for distribution to our stockholders, which in turn could have an adverse impact on the value of our common stock. Unless we were entitled to relief under certain Internal Revenue Code provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year in which we failed to qualify as a REIT.

Dividends payable by REITs do not qualify for the reduced tax rates available for some dividends.

        The maximum tax rate applicable to income from "qualified dividends" payable to U.S. stockholders (as defined below) that are individuals, trusts and estates is 20%. Dividends payable by REITs, however, generally are not eligible for the reduced rates. Thus, the more favorable rates applicable to regular corporate qualified dividends could cause investors who are individuals, trusts and estates to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the stock of REITs, including our common stock.

REIT distribution requirements could adversely affect our ability to execute our business plan.

        We generally must distribute annually at least 90% of our "REIT taxable income," determined without regard to the deduction for dividends paid and excluding net capital gain, in order for U.S. federal-income tax not to apply to earnings that we distribute. To the extent that we satisfy this distribution requirement, but distribute less than 100% of our "REIT taxable income," we will be subject to U.S. federal income tax on our undistributed-taxable income. In addition, we will be subject to a 4% nondeductible excise tax if the actual amount that we pay out to our stockholders in a calendar year is less than a minimum amount specified under U.S. federal income tax laws. We intend to make distributions to our stockholders to comply with the REIT requirements of the Internal Revenue Code.

        From time to time, differences in timing between our recognition of taxable income and our actual receipt of cash may occur. If we do not have other funds available in these situations we could be required to borrow funds on unfavorable terms, sell investments at disadvantageous prices or distribute amounts that would otherwise be invested in future acquisitions, capital expenditures or repayment of debt, make a taxable distribution of our shares as part of a distribution in which stockholders may elect to receive shares or (subject to certain limits) cash or use cash reserves, in order to make distributions sufficient to enable us to pay out enough of our taxable income to satisfy the REIT distribution requirement and to avoid the U.S. federal income tax and the 4% excise tax in a particular year. These alternatives could increase our costs or reduce our equity. Thus, compliance with the REIT requirements may hinder our ability to grow, which could adversely affect the value of our common stock.

Even if we remain qualified as a REIT, we may face other tax liabilities that reduce our cash flow.

        Even if we remain qualified for taxation as a REIT, we may be subject to certain U.S. federal, state and local taxes on our income and assets, including taxes on any undistributed income, tax on income from some activities conducted as a result of a foreclosure, and state or local income, property and transfer taxes, such as mortgage recording taxes. See "U.S. Federal Income Tax Considerations—Taxation of Five Oaks Investment Corp." Any of these taxes would decrease cash available for distribution to our stockholders.

Complying with REIT requirements may cause us to forgo otherwise attractive opportunities and may require us to dispose of our target assets sooner than originally anticipated.

        To qualify as a REIT, we must ensure that at the end of each calendar quarter, at least 75% of the value of our assets consists of cash, cash items, government securities and qualified REIT real estate assets, including certain mortgage loans and securities. The remainder of our investments (other than government securities and qualified real estate assets) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our total assets (other than government securities and qualified real estate assets) can consist of the securities of any one issuer, and no more than 25% of the value of our total assets can be represented by securities of one or more TRSs (although no such subsidiaries are currently contemplated to be owned by us). See "U.S. Federal Income Tax Considerations—Taxation of Five Oaks Investment Corp." If we fail to comply with these requirements at the end of any calendar quarter, we must correct the failure within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions to avoid losing our REIT qualification and suffering adverse tax consequences. As a result, we may be required to liquidate from our investment portfolio otherwise attractive investments. These actions could have the effect of reducing our income and amounts available for distribution to our stockholders.

        In addition to the asset tests set forth above, to qualify as a REIT we must continually satisfy tests concerning, among other things, the sources of our income, the amounts we distribute to our stockholders and the ownership of our stock. We may be unable to pursue investments that would be otherwise advantageous to us in order to satisfy the source-of-income or asset-diversification requirements for qualifying as a REIT. Thus, compliance with the REIT requirements may hinder our ability to make certain attractive investments.

We may be required to report taxable income for certain investments in excess of the economic income we ultimately realize from them.

        We may acquire mortgage-backed securities in the secondary market for less than their face amount. In addition, as a result of our ownership of certain mortgage-backed securities, we may be treated for tax purposes as holding certain debt instruments acquired in the secondary market for less than their face amount. The discount at which such securities or debt instruments are acquired may reflect doubts about their ultimate collectability rather than current market interest rates. The amount of such discount will nevertheless generally be treated as "market discount" for U.S. federal income tax purposes. Accrued market discount is generally reported as income when, and to the extent that, any payment of principal of the mortgage-backed security or debt instrument is made. If we collect less on the mortgage-backed security or debt instrument than our purchase price plus the market discount we had previously reported as income, we may not be able to benefit from any offsetting loss deductions. In addition, as a result of our ownership of certain mortgage-backed securities, we may be treated for tax purposes as holding distressed debt investments that are subsequently modified by agreement with the borrower. If the amendments to the outstanding debt are "significant modifications" under applicable U.S. Treasury Department regulations, the modified debt may be considered to have been reissued to us at a gain in a debt-for-debt exchange with the borrower. In that event, we may be required to recognize taxable gain to the extent the principal amount of the modified debt exceeds our adjusted tax basis in the unmodified debt, even if the value of the debt or the payment expectations have not changed.

        Moreover, some of the mortgage-backed securities that we acquire may have been issued with original issue discount. We will be required to report such original issue discount based on a constant yield method and will be taxed based on the assumption that all future projected payments due on such mortgage-backed securities will be made. If such mortgage-backed securities turn out not to be fully collectable, an offsetting loss deduction will become available only in the later year that uncollectability is provable.

        Finally, in the event that mortgage-backed securities or any debt instruments we are treated for tax purposes as holding as a result of our investments in mortgage-backed securities are delinquent as to mandatory principal and interest payments, we may nonetheless be required to continue to recognize the unpaid interest as taxable income as it accrues, despite doubt as to its ultimate collectability. Similarly, we may be required to accrue interest income with respect to subordinate mortgage-backed securities at the stated rate regardless of whether corresponding cash payments are received or are ultimately collectable. In each case, while we would in general ultimately have an offsetting loss deduction available to us when such interest was determined to be uncollectable, the utility of that deduction could depend on our having taxable income in that later year or thereafter.

Certain apportionment rules may affect our ability to comply with the REIT asset and gross income tests.

        The Internal Revenue Code provides that a regular or a residual interest in a real estate mortgage investment conduit, or REMIC, is generally treated as a real estate asset for the purpose of the REIT asset tests, and any amount includible in our gross income with respect to such an interest is generally treated as interest on an obligation secured by a mortgage on real property for the purpose of the REIT gross income tests. If, however, less than 95% of the assets of a REMIC in which we hold an interest consist of real estate assets (determined as if we held such assets), we will be treated as holding our proportionate share of the assets of the REMIC for the purpose of the REIT asset tests and receiving directly our proportionate share of the income of the REMIC for the purpose of determining the amount of income from the REMIC that is treated as interest on an obligation secured by a mortgage on real property. In connection with the recently expanded Agency RMBS-backed HARP loan program in which we may invest, the IRS recently issued guidance providing that, among other things, if a REIT holds a regular interest in an "eligible REMIC," or a residual interest in an "eligible

REMIC" that informs the REIT that at least 80% of the REMIC's assets constitute real estate assets, then the REIT may treat 80% of the interest in the REMIC as a real estate asset for the purpose of the REIT income and asset tests. Although the portion of the income from such a REMIC interest that does not qualify for purposes of the REIT 75% gross income test would likely be qualifying income for the purpose of the 95% REIT gross income test, the remaining 20% of the REMIC interest generally would not qualify as a real estate asset and the income therefrom generally would not qualify for purposes of the 75% REIT gross income test, which could adversely affect our ability to satisfy the REIT income and asset tests. Accordingly, owning such a REMIC interest could adversely affect our ability to qualify as a REIT.

The "taxable mortgage pool" rules may increase the taxes that we or our stockholders may incur, and may limit the manner in which we effect future securitizations.

        Securitizations by us or our subsidiaries could result in the creation of taxable mortgage pools for U.S. federal income tax purposes, resulting in "excess inclusion income." As a REIT, so long as we own 100% of the equity interests in a taxable mortgage pool, we generally would not be adversely affected by the characterization of the securitization as a taxable mortgage pool. Certain categories of stockholders, however, such as non-U.S. stockholders eligible for treaty or other benefits, stockholders with net operating losses, and certain tax-exempt U.S. stockholders that are subject to unrelated business income tax, could be subject to increased taxes on a portion of their dividend income from us that is attributable to the excess inclusion income. In the case of a stockholder that is a REIT, a regulated investment company, or RIC, common trust fund or other pass-through entity, our allocable share of our excess inclusion income could be considered excess inclusion income of such entity. In addition, to the extent that our common stock is owned by tax-exempt "disqualified organizations," such as certain government-related entities and charitable remainder trusts that are not subject to tax on unrelated business income, we may incur a corporate level tax on a portion of any excess inclusion income. Because this tax generally would be imposed on us, all of our stockholders, including stockholders that are not disqualified organizations, generally would bear a portion of the tax cost associated with the classification of us or a portion of our assets as a taxable mortgage pool. A RIC, or other pass-through entity owning our common stock in record name will be subject to tax at the highest U.S. federal corporate tax rate on any excess inclusion income allocated to their owners that are disqualified organizations. Moreover, we could face limitations in selling equity interests in these securitizations to outside investors, or selling any debt securities issued in connection with these securitizations that might be considered to be equity interests for tax purposes. Finally, if we were to fail to qualify as a REIT, any taxable mortgage pool securitizations would be treated as separate taxable corporations for U.S. federal income tax purposes that could not be included in any consolidated U.S. federal income tax return. These limitations may prevent us from using certain techniques to maximize our returns from securitization transactions.

Our ability to invest in and dispose of "to be announced" securities could be limited by our election to be subject to tax as a REIT.

        We may, in the future, purchase agency mortgage investments through TBAs and may recognize income or gains from the disposition of those TBAs, through dollar roll transactions or otherwise. There is no direct authority with respect to the qualification of TBAs as real estate assets or U.S. Government securities for purposes of the 75% asset test or the qualification of income or gains from dispositions of TBAs as gains from the sale of real property (including interests in real property and interests in mortgages on real property) or other qualifying income for purposes of the 75% gross income test, and we would not treat these items as qualifying assets or income (as the case may be) unless we receive a reasoned, written opinion (within the meaning of applicable U.S. Treasury Department regulations) of our counsel that such items should be treated as qualifying assets or income. Consequently, our ability to enter into dollar roll transactions and other dispositions of TBAs could be limited. Moreover, even if we were to receive the opinion of counsel described above, it is possible that the IRS could assert that such assets or income are not qualifying assets or income, which could cause us to fail the 75% asset test or the 75% gross income test.

The failure of securities subject to repurchase agreements to qualify as real estate assets could adversely affect our ability to qualify as a REIT.

        We intend to enter into financing arrangements that are structured as sale and repurchase agreements pursuant to which we would nominally sell certain of our securities to a counterparty and simultaneously enter into an agreement to repurchase these securities at a later date in exchange for a purchase price. Economically, these agreements are financings which are secured by the securities sold pursuant thereto. We believe that we would be treated for REIT asset and income test purposes as the owner of the securities that are the subject of any such sale and repurchase agreement notwithstanding that such agreements may transfer record ownership of the securities to the counterparty during the term of the agreement. It is possible, however, that the IRS could assert that we did not own the securities during the term of the sale and repurchase agreement, in which case we could fail to qualify as a REIT.

Liquidation of our assets may jeopardize our REIT qualification.

        To qualify as a REIT, we must comply with requirements regarding our assets and our sources of income. If we are compelled to liquidate our investments to repay obligations to our lenders, we may be unable to comply with these requirements, ultimately jeopardizing our qualification as a REIT, or we may be subject to a 100% tax on any resultant gain if we sell assets that are treated as dealer property or inventory.

Complying with REIT requirements may limit our ability to hedge effectively and may cause us to incur tax liabilities.

        The REIT provisions of the Internal Revenue Code substantially limit our ability to hedge our assets and liabilities. Under these provisions, any income from a hedging transaction we enter into to manage risk of interest rate changes with respect to borrowings made or to be made to acquire or carry real estate assets does not constitute "gross income" for purposes of the 75% or 95% gross income tests, if certain requirements are met. To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both of the REIT gross income tests. See "U.S. Federal Income Tax Considerations—Taxation of Five Oaks Investment Corp."

Qualifying as a REIT involves highly technical and complex provisions of the Internal Revenue Code.

        Qualification as a REIT involves the application of highly technical and complex Internal Revenue Code provisions for which only limited judicial and administrative authorities exist. Even a technical or inadvertent violation could jeopardize our REIT qualification. Our qualification as a REIT will depend on our satisfaction of certain asset, income, organizational, distribution, stockholder ownership and other requirements on a continuing basis. In addition, our ability to satisfy the requirements to qualify as a REIT depends in part on the actions of third parties over which we have no control or only limited influence, including in cases where we own an equity interest in an entity that is classified as a partnership for U.S. federal income tax purposes. Thus, while we intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given that we will so qualify for any particular year.

The tax on prohibited transactions will limit our ability to engage in transactions, including certain methods of securitizing mortgage loans, that would be treated as sales for U.S. federal income tax purposes.

        A REIT's net income from prohibited transactions is subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property, other than foreclosure property, but including mortgage loans, held as inventory or primarily for sale to customers in the ordinary course of business. We might be subject to this tax if we were to sell or securitize loans in a manner that was treated as a sale of the loans as inventory for U.S. federal income tax purposes. Therefore, in order to avoid the prohibited transactions tax, we may choose not to engage in certain sales of loans, other than through a TRS, and we may be required to limit the structures we use for our securitization transactions, even though such sales or structures might otherwise be beneficial for us.

We may be subject to adverse legislative or regulatory tax changes that could reduce the market price of shares of our common stock.

        At any time, the U.S. federal income tax laws or regulations governing REITs or the administrative interpretations of those laws or regulations may be changed, possibly with retroactive effect. We cannot predict if or when any new U.S. federal income tax law, regulation or administrative interpretation, or any amendment to any existing U.S. federal income tax law, regulation or administrative interpretation, will be adopted, promulgated or become effective or whether any such law, regulation or interpretation may take effect retroactively. We and our stockholders could be adversely affected by any such change in, or any new, U.S. federal income tax law, regulation or administrative interpretation.

Distributions to tax-exempt investors may be classified as UBTI.

        Neither ordinary nor capital gain distributions with respect to our common stock nor gain from the sale of common stock should generally constitute UBTI to a tax-exempt investor. However, there are certain exceptions to this rule, including: (1) part of the income and gain recognized by certain qualified employee pension trusts with respect to our common stock may be treated as UBTI if shares of our common stock are predominantly held by qualified employee pension trusts, and we are required to rely on a special look-through rule for purposes of meeting one of the REIT ownership tests, and we are not operated in a manner to avoid treatment of such income or gain as UBTI; (2) part of the income and gain recognized by a tax-exempt investor with respect to our common stock would constitute UBTI if the investor incurs debt in order to acquire the common stock; (3) part or all of the income or gain recognized with respect to our common stock by social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans which are exempt from U.S. federal income taxation under the Internal Revenue Code may be treated as UBTI; and (4) to the extent that we are (or a part of us, or a disregarded subsidiary of ours, is) a "taxable mortgage pool," or if we hold residual interests in a REMIC, a portion of the distributions paid to a tax-exempt stockholder that is allocable to excess inclusion income may be treated as UBTI.

Your investment has various U.S. federal income tax risks.

        Although the provisions of the Internal Revenue Code generally relevant to an investment in shares of our common stock are described in "U.S. Federal Income Tax Considerations," we urge you to consult your tax advisor concerning the effects of U.S. federal, state, local and foreign tax laws to you with regard to an investment in shares of our common stock.

FORWARD-LOOKING STATEMENTS

        We make forward-looking statements in this prospectus that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives. You can identify forward-looking statements by the use of words such as "believe," "expect," "anticipate," "estimate," "plan," "continue," "intend," "should," "may" or similar expressions or other comparable terms, or by discussions of strategy, plans or intentions. Statements regarding the following subjects, among others, may be forward-looking:

  •
  use of proceeds of this offering and of the concurrent private placement to XL Investments;

  •
  our business and investment strategy;

  •
  our projected operating results;

  •
  our ability to obtain financing arrangements;

  •
  financing and advance rates for RMBS and other mortgage-related investments;

  •
  our expected leverage;

  •
  general volatility of the securities markets in which we invest and the market price of our common stock;

  •
  our expected investments;

  •
  interest rate mismatches between RMBS and other mortgage-related investments and our borrowings used to fund such investments;

  •
  changes in interest rates and the market value of RMBS and other mortgage-related investments;

  •
  changes in prepayment rates on RMBS;

  •
  effects of hedging instruments on RMBS and other mortgage-related investments;

  •
  rates of default or decreased recovery rates on RMBS and other mortgage-related investments;

  •
  the degree to which any hedging strategies may or may not protect us from interest rate volatility;

  •
  impact of and changes in governmental regulations, tax law and rates, accounting guidance and similar matters;

  •
  our ability to qualify, and maintain our qualification, as a REIT;

  •
  our ability to maintain our exclusion from registration under the Investment Company Act;

  •
  availability of investment opportunities in mortgage-related, real estate-related and other securities;

  •
  availability of qualified personnel;

  •
  estimates relating to our ability to make distributions to our stockholders in the future;

  •
  our understanding of our competition; and

  •
  market trends in our industry, interest rates, real estate values, the debt securities markets or the general economy.

        The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. You should not place undue reliance on these forward-looking statements. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us. Some of these factors are described in this prospectus under the headings "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made. New risks and uncertainties arise over time, and it is not possible for us to predict those events or how they may affect us. Except as required by law, we are not obligated to, and do not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

 USE OF PROCEEDS

        We estimate that the net proceeds from this offering and the concurrent private placement to XL Investments will be $84.0 million (or $93.1 million if the underwriters fully exercise their option to purchase additional shares) after deducting estimated offering expenses of $1.5 million payable by us.

        Our Manager will pay directly to the underwriters the underwriting discount of approximately $            million (or, if the underwriters fully exercise their option to purchase additional shares, approximately $            million). No underwriting discount will be paid on the 1,666,667 shares purchased by XL Investments in the concurrent private placement. In addition, our Manager will reimburse us for any offering expenses that exceed $1.5 million in the aggregate.

        We plan to use the net proceeds from this offering and the concurrent private placement to XL Investments to purchase Agency and Non-Agency RMBS. Subject to prevailing market conditions at the time of purchase, we currently intend to invest the net proceeds from this offering and the concurrent private placement to purchase Agency, Legacy Non-Agency RMBS and New Issue Non-Agency RMBS in the following ranges:

  •
  approximately 30-50% Agency RMBS (or $25.2 million to $42.0 million of our net proceeds),

  •
  approximately 15-35% Legacy Non-Agency RMBS (or $12.6 million to $29.4 million of our net proceeds), and

  •
  approximately 15-35% New Issue Non-Agency RMBS (or $12.6 million to $29.4 million of our net proceeds).

        The actual percentage will depend on prevailing market conditions and may change over time in response to opportunities available in different interest rate, economic and credit environments. Until appropriate investments can be identified, our Manager may invest the net proceeds from this offering and the concurrent private placement in interest-bearing short-term investments, including money market accounts and/or funds that are consistent with our intention to qualify as a REIT and maintain our exclusion from registration under the Investment Company Act. These initial investments, if any, are expected to provide a lower net return than we will seek to achieve from investments in Agency and Non-Agency RMBS. Although we anticipate that we will be able to identify a sufficient amount of investments in Agency and Non-Agency RMBS within approximately one to three months after the closing of this offering, depending on the availability of appropriate investment opportunities and subject to market prevailing conditions, there can be no assurance that we will be able to identify a sufficient amount of investments within this timeframe.

        Prior to the time we have fully used the net proceeds of this offering to acquire Agency and Non-Agency RMBS, we may fund our monthly distributions out of such net proceeds.

 DISTRIBUTION POLICY

        We intend to continue to make regular monthly distributions to holders of our common stock from and after October 1, 2012. U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its "REIT taxable income," determined without regard to the deduction for dividends paid and excluding net capital gain, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its "REIT taxable income." On October 26, 2012, our board of directors declared, and has paid, a $0.018837 per share dividend ($0.301392 per share after giving effect to the one-for-16 reverse stock split we will effect immediately prior to the completion of this offering) on our common stock with respect to the period from inception until September 30, 2012, which was and is expected to be our only quarterly dividend given our current policy of making monthly distributions going forward. On November 29, 2012, December 18, 2012 and December 31, 2012, our board of directors declared a $0.00833 per share dividend ($0.13328 per share after giving effect to the one-for-16 reverse stock split we will effect immediately prior to the completion of this offering) with respect to the months of October 2012, November 2012 and December 2012, respectively. The dividends for the months of October 2012, November 2012 and December 2012 have been paid. On each of February 15 and March 12, 2013, our board of directors declared a $0.0083 per share dividend ($0.1328 per share after giving effect to the one-for-16 reverse stock split we will effect immediately prior to the completion of this offering) with respect to the months of January 2013 and February 2013. The January dividend has been paid and the February dividend will paid on March 28, 2013. Investors in this offering will participate in our monthly dividends declared for the month of March 2013 and thereafter.

        If we pay a taxable stock distribution, our stockholders will be sent a form that would allow each stockholder to elect to receive its proportionate share of such distribution in all cash or in all stock, and the distribution will be made in accordance with such elections, provided that if the stockholders' elections, in the aggregate, would result in the payment of cash in excess of the maximum amount of cash to be distributed, then cash payments to stockholders who elect to receive cash will be prorated, and the excess of each such stockholder's entitlement in the distribution, less such prorated cash payment, will be paid to such stockholder in shares of our common stock.

        To the extent that in respect of any calendar year, cash available for distribution is less than our taxable income, we could be required to sell assets or borrow funds to make cash distributions or make a portion of the required distribution in the form of a taxable stock distribution or distribution of debt securities. In addition, prior to the time we have fully invested the net proceeds of this offering, we may fund our monthly distributions out of such net proceeds, which would reduce the amount of cash we have available for investing and other purposes. We will generally not be required to make distributions with respect to activities conducted through any TRSs. For more information, see "U.S. Federal Income Tax Considerations—Taxation of Five Oaks Investment Corp."

        To satisfy the requirements to qualify as a REIT and generally not be subject to U.S. federal income and excise tax, we intend to make regular monthly distributions of all or substantially all of our taxable income to holders of our common stock out of assets legally available therefor. The amount of cash available for distribution will be decreased by any fees or expenses payable by us to our Manager under the management agreement. Any distributions we make will be at the discretion of our board of directors and will depend upon our earnings and financial condition, debt covenants, funding or margin requirements under repurchase agreements, warehouse facilities or other secured and unsecured borrowing agreements, maintenance of our REIT qualification, restrictions under Maryland law, and such other factors as our board of directors deems relevant. Our earnings and financial condition will be affected by various factors, including the net interest and other income from our portfolio, our operating expenses and any other expenditures. For more information regarding risk factors that could materially adversely affect our earnings and financial condition, see "Risk Factors."

        We anticipate that our distributions generally will be taxable as ordinary income to our stockholders, although a portion of the distributions may be designated by us as qualified dividend income or capital gain, or may constitute a return of capital. We will furnish annually to each of our stockholders a statement setting forth distributions paid during the preceding year and their characterization as ordinary income, return of capital, qualified dividend income or capital gain. For more information, see "U.S. Federal Income Tax Considerations—Taxation of stockholders."

 CAPITALIZATION

        The following table sets forth (1) our actual capitalization as of December 31, 2012 and (2) our capitalization as adjusted to reflect the effect of:

  •
  the sale of 4,033,333 shares of our common stock in this offering and the $25.0 million of shares to be purchased by XL Investments in the concurrent private placement (or 1,666,667 shares) at the anticipated public offering price of $15.00 per share (as set forth on the cover of this prospectus);

  •
  the deduction of estimated offering expenses of $1.5 million payable by us;

  •
  the concurrent grant of (1) 28,500 shares of our restricted common stock to our Manager pursuant to the Manager Equity Plan (or 0.5% of the aggregate number of shares sold in this offering and the concurrent private placement to XL Investments without giving effect to any exercise by the underwriters of their option in this offering to purchase additional shares) and (2) an aggregate of 4,500 shares of our restricted common stock to our three independent directors pursuant to the Manager Equity Plan; and

  •
  the one-for-16 reverse stock split we intend to effect immediately prior to the closing of this offering.

        You should read this table together with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Use of Proceeds" and our financial statements and related notes included elsewhere in this prospectus.

        The shares outstanding and per share amounts reflected in the table below under the column "Actual" have not been adjusted to reflect the one-for-16 reverse stock split we intend to effect immediately prior to the closing of this offering.

	As of December 31, 2012
	Actual	As Adjusted(1)
Total Liabilities(2)	$64,780,402	$64,780,402

Stockholders' Equity:
Common Stock, $0.01 par value per share, 450,000,000 shares authorized, 26,500,000 shares issued and outstanding, actual(3); 7,389,250 shares issued and outstanding, as adjusted(1)	265,000	73,893
Preferred Stock, $0.01 par value per share, 50,000,000 shares authorized, no shares issued and outstanding(4)	—	—
Additional Paid-In Capital(5)	25,912,089	110,103,197
Accumulated Other Comprehensive Income (Loss)	2,433,997	2,433,997
Cumulative Distributions to Stockholders	(1,161,672)	(1,161,672)
Accumulated Earnings	4,819,306	4,819,306

Total Stockholders' Equity	32,268,720	116,268,720

Total Capitalization	$32,268,720	$116,268,720

(1)
The shares outstanding reflected under the column "As Adjusted" have been adjusted to reflect the one-for-16 reverse stock split we intend to effect immediately prior to the closing date of this offering.

(2)
We borrow against our Agency and Non-Agency RMBS using repurchase agreements with generally less than one year maturity. As of December 31, 2012, all of our borrowings under repurchase agreements had maturities of less than 90 days.

(3)
Includes 26.5 million shares of common stock sold in our May 2012 private placement; however, does not include (1) 28,500 shares of restricted stock issued to our Manager (or 0.5% of the aggregate number of shares sold in this offering and in the concurrent private placement to XL Investments without giving effect to any exercise by the underwriters of their option in this offering to purchase additional shares) pursuant to the Manager Equity Plan; (2) the warrants issued to XL Investments effective on September 29, 2012 to purchase two shares of our common stock for each share of our common stock owned by XL Investments, subject to standard anti-dilution adjustments, which are not exercisable until 120 days after the completion of this offering; and (3) an aggregate of 4,500 shares of our restricted common stock to be issued at the completion of this offering to our three independent directors pursuant to the Manager Equity Plan.

(4)
On January 22, 2013, we issued 100 shares of 12.5% Cumulative Non-Voting Redeemable Preferred Stock, or Preferred Stock, to 100 investors at $1,000 per share in connection with our REIT qualification under the Internal Revenue Code. All of the outstanding shares of Preferred Stock will be redeemed by us at $1,100 per share shortly after the closing of this offering from working capital. See "Description of Our Securities-Preferred Stock—12.5% Cumulative Non-Voting Redeemable Preferred Stock."

(5)
Additional paid-in-capital, as adjusted has been reduced by estimated offering expenses of $1.5 million payable by us. Our Manager will reimburse us for any offering expenses that exceed $1.5 million in the aggregate. In addition, our Manager has agreed to pay all of the underwriting discounts payable with respect to the shares sold in this offering. No underwriting discount will be paid on the $25.0 million of shares of our common stock to be purchased by XL Investments in the concurrent private placement.

SELECTED FINANCIAL INFORMATION

        The following table presents selected financial data as of December 31, 2012 and for the period beginning on May 16, 2012 (date of inception) to December 31, 2012. The statement of operations data for the period beginning on May 16, 2012 (date of inception) to December 31, 2012 and the balance sheet data as of December 31, 2012 have been derived from our audited financial statements.

        Our historical financial results are not necessarily indicative of future performance or results of operations. Because the information presented does not provide all of the information contained in our historical financial statements, including the related notes, you should read it in conjunction with the more detailed information contained in our financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

        The shares outstanding and per share amounts reflected in the chart below have been adjusted in footnote 1 below to reflect the one-for-16 reverse stock split we intend to effect immediately prior to the closing of this offering.

Balance Sheet Data

$ in thousands	December 31, 2012
Mortgage-backed securities, at fair value	$81,028
Linked Transactions, net, at fair value	8,613
Cash and cash equivalents	3,609
Other assets	3,799

Total assets	$97,049

Repurchase agreements	63,423
Other liabilities	1,357
Total stockholders' equity (deficit)	32,269

Total liabilities and stockholders' equity (deficit)	$97,049

Statement of Operations Data

$ in thousands, except per share data	Period from May 16, 2012 (Date of Inception) to December 31, 2012
Interest income	$1,684
Interest expense	(267)

Net interest income	1,417
Other income (loss)	4,350
Total expenses	948

Net income (loss)	4,819

Net income (loss) attributable to common stockholders	$4,819

Earnings (loss) per share:
Net income attributable to common stockholders (basic and diluted)	$4,819
Dividends declared on common stock	$(1,162)
Weighted average number of shares of common stock outstanding(1):	26,500,000
Basic and diluted income per share(1)	$0.18

(1)
After giving effect to the one-for-16 reverse stock split we intend to effect immediately prior to the closing of this offering, the weighted average number of shares of common stock outstanding for the period is 1,656,250 and accordingly, the basic and diluted income per share is $2.91.

 MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

        You should read the following discussion in conjunction with the sections of this prospectus entitled "Risk Factors," "Forward-Looking Statements" and "Business" and our audited financial statements and the related notes thereto included elsewhere in this prospectus. This discussion contains forward looking statements reflecting current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward looking statements due to a number of factors, including those discussed in the section entitled "Risk Factors" and elsewhere in this prospectus.

Overview

        We are a recently organized Maryland corporation focused on investing in, financing and managing a leveraged portfolio of Agency and Non-Agency residential mortgage-backed securities, or RMBS, residential mortgage loans and other mortgage-related investments, which we collectively refer to as our target assets.

        Our objective is to provide attractive risk-adjusted returns to our investors, primarily through dividends and secondarily through capital appreciation. To achieve this objective, we invest in the following securities:

  •
  Agency RMBS, which are residential mortgage-backed securities, for which a U.S. Government agency such as Ginnie Mae or a federally chartered corporation such as Fannie Mae or Freddie Mac, guarantees payments of principal and interest on the securities;

  •
  Non-Agency RMBS, which are RMBS that are not issued or guaranteed by a U.S. Government-sponsored entity; and

  •
  Residential mortgage loans and other mortgage-related investments.

        We finance our investments in Agency RMBS and Non-Agency RMBS (including non-Agency RMBS underlying Linked Transactions) primarily through short-term borrowings structured as repurchase agreements.

        We are externally managed and advised by Oak Circle Capital Partners LLC pursuant to a management agreement between us and Oak Circle. Oak Circle, which was formed for the purpose of becoming our Manager, manages us exclusively and, unless and until Oak Circle agrees to manage any additional investment vehicle, it will not have to allocate investment opportunities in our target assets with any other REIT, investment pool or other entity. As our Manager, Oak Circle implements our business strategy, performs investment advisory services and activities with respect to our assets and is responsible for performing all of our day-to-day operations. Oak Circle is an investment adviser registered with the SEC.

        We will elect to be taxed as a REIT commencing with our short taxable year ended December 31, 2012, and intend to comply with the provisions of the Internal Revenue Code with respect thereto. Accordingly, we will generally not be subject to federal income tax on our REIT taxable income that we currently distribute to our stockholders so long as we maintain our qualification as a REIT. Our qualification as a REIT will depend on our ability to meet, on a continuing basis, various complex requirements under the Internal Revenue Code relating to, among other things, the source of our gross income, the composition and values of our assets, our distribution levels and the concentration of ownership of our capital stock. Even if we maintain our qualification as a REIT, we may be subject to some federal, state and local taxes on our income.

Private Placement

        In May 2012, we completed a private placement in which we sold $26.5 million of our common stock to XL Investments and employees of our Manager. We, as part of that private placement, also agreed to issue warrants to purchase our common stock to XL Investments. On September 29, 2012, we issued warrants to XL Investments to purchase two shares of our common stock for each share of our common stock owned by XL Investments. The warrants have an exercise price equal to 105% of the initial public offering price for our common stock in this offering. For additional information on these warrants, please see "Description of our Securities—Warrants." After deducting our offering expenses, the aggregate net proceeds from the private placement were $26.2 million. We used the $26.2 million of net proceeds from the private placement to fund our existing portfolio.

Portfolio

        We have actively worked to deploy the proceeds from our May 2012 private placement and have completed the following transactions:

  •
  As of December 31, 2012, we owned $81.0 million of RMBS on a GAAP basis, of which $70.0 million was in Agency RMBS and $11.0 million was in Non-Agency RMBS. As of December 31, 2012, we owned $103.6 million of RMBS on a non-GAAP basis (including Non-Agency RMBS underlying Linked Transactions), of which $70.0 million was in Agency RMBS and $33.6 million was in Non-Agency RMBS. Of the $33.6 million, $22.6 million was in Non-Agency RMBS underlying Linked Transactions.

  •
  We have entered into master repurchase agreements with 13 counterparties. As of December 31, 2012, we had borrowed $63.4 million, on a GAAP basis, and $77.4 million, on a non-GAAP basis (including the repurchase agreement financing associated with the Non-Agency RMBS underlying Linked Transactions), under those master repurchase agreements at a weighted average interest rate of 0.59%, on a GAAP basis, and 0.85%, on a non-GAAP basis, to finance our purchases of Agency RMBS and Non-Agency RMBS (including Non-Agency RMBS underlying Linked Transactions). $14.0 million of the $77.4 million is repurchase agreements underlying Linked Transactions.

  •
  We have entered into two interest rate swap agreements, for a notional amount of $35.0 million as of December 31, 2012, designed to mitigate the effects of increases in interest rates under a portion of our repurchase agreements.

  •
  We have entered into one interest rate swaption agreement, for a notional amount of $5.0 million as of December 31, 2012, designed to mitigate the effects of increases in interest rates under a portion of our repurchase agreements.

Overview of Factors Impacting Our Operating Results

        The results of our operations will be affected by a number of factors and primarily depend on, among other things, the level of our net interest income, the market value of our assets and the supply of, and demand for, our target assets in the marketplace. Our net interest income, which reflects the amortization of purchase premiums and accretion of purchase discounts, will vary primarily as a result of changes in market interest rates and prepayment speeds, as measured by the constant prepayment rate, or CPR, on our RMBS. Interest rates vary according to the type of investment, conditions in the financial markets, competition and other factors, none of which can be predicted with any certainty. Our operating results may also be impacted by unanticipated credit events experienced by borrowers whose mortgage loans are included in our RMBS. Our operating results will also be affected by general U.S. residential real estate fundamentals and the overall U.S. economic environment. In particular, our strategy is influenced by the specific characteristics of the residential real estate markets, including prepayment rates, credit and interest rate levels.

Market and Interest Rate Outlooks

        The current economic and market outlooks are shaped in a significant manner by the unprecedented level of fiscal and monetary stimulus that the U.S. Government and U.S. Federal Reserve provided in the aftermath of the 2008 credit crisis. The current rate environment is characterized by an attractive yield curve environment for a leveraged Agency RMBS portfolio with the spread between two year U.S. Treasury Notes and ten year U.S. Treasury Notes within the range of the average spread over the last three decades. The U.S. Federal Reserve has maintained a near-zero target for the federal funds rate, and recently reinforced its commitment to fulfilling the mandate of the second round of quantitative easing, or QE2, implemented at the end of 2010, by announcing a third round of policy accommodation, or QE3. QE2 was intended to promote higher growth and lower unemployment and to maintain price stability in the U.S. economy through the purchase of approximately $600 billion in U.S. Treasury Department securities through June 2011, while QE3 adds additional accommodation through the renewed purchase of approximately $40 billion per month of Agency RMBS through at least mid-2015. On January 30, 2013, the U.S. Federal Reserve reaffirmed its commitment to QE3, including a continuation of exceptionally low levels for the federal funds rate for so long as unemployment remains above 6.5% and inflation remains at or below 2.5%, as well as the continued purchase of Agency RMBS at a pace of $40 billion per month.

        On September 21, 2011, the U.S. Federal Reserve, in a program dubbed "Operation Twist," announced that they intend to sell $400 billion shorter-term U.S. Treasury Department securities by the end of 2012 (as extended by the U.S. Federal Reserve in June) and reinvest the proceeds to purchase longer-term U.S. Treasury Department securities with a goal of further monetary stimulus. The U.S. Federal Reserve also announced that they will continue to reinvest principal repayments from Agency securities back into Agency securities. This program is intended to extend the average maturity of the securities in the U.S. Federal Reserve's portfolio. By reducing the supply of longer-term U.S. Treasury Department securities in the market, this action should put downward pressure on longer-term interest rates, including rates on financial assets that investors consider to be close substitutes for longer-term U.S. Treasury Department securities, like certain types of Agency securities. The reduction in longer-term interest rates, in turn, may contribute to a broad easing in financial market conditions that the U.S. Federal Reserve hopes will provide additional stimulus to support the economic recovery. Nonetheless, the effect of Operation Twist could be a flattening in the yield curve, which could result in increased prepayment rates due to lower long-term interest rates and a narrowing of our net interest margin.

        The U.S. Federal Reserve noted in late January 2012 that despite some evidence of moderate expansion in the economy and improvement in overall labor conditions and increase in household spending, the unemployment rate remained elevated, business fixed investment had slowed and the housing sector remained depressed. Because of low rates of resource utilization and a subdued outlook for inflation the U.S. Federal Reserve said in its January meeting that it anticipated current economic conditions were likely to warrant exceptionally low levels for the federal funds rate at least through late 2014. In June 2012, the U.S. Federal Reserve updated its assessment by noting that the economy was expanding moderately in 2012 with business fixed investment continuing to advance and inflation in decline. However, the U.S. Federal Reserve also cautioned that growth in employment had slowed in recent months, and the unemployment rate remained elevated. Additionally, the U.S. Federal Reserve noted, household spending appeared to be rising at a somewhat slower pace than earlier in the year and despite some signs of improvement, the housing sector remains depressed. As a result, the U.S. Federal Reserve announced that it expected to maintain a highly accommodative stance for monetary policy and to continue to maintain exceptionally low levels for the federal funds rate through 2014.

        We believe investors continue to seek incremental spreads relative to U.S. Treasury Department Notes in a low yield environment and financial institutions continue to prefer high quality, liquid Agency RMBS. Yield spreads on Agency RMBS are attractive relative to historical spread levels and the U.S. Federal Reserve's near zero-target for the fed funds rate. Prepayments that are being made at rates less than the historical average should provide opportunity to capture such spread, which we refer to as the carry premium. Non-Agency RMBS continue to be priced to high default and loss severity rates and low prepayment scenarios and offer attractive loss-adjusted yields in the fixed income market.

        As the capital markets have recovered, commercial banks have re-entered the secured lending market, which has quickened the pace of asset recovery and the return to more normalized credit spreads. Financing of Agency and Non-Agency RMBS is currently widely available through, among other vehicles, repurchase agreements. Haircuts, or the discount attributed to the value of securities sold under repurchase agreements, average between 3% and 10% for Agency RMBS and average between 10% and 50% for Non-Agency RMBS, depending on the specific security used as collateral for such repurchase agreements.

        The U.S. Government, through the Federal Housing Authority, or FHA, the Federal Deposit Insurance Corporation, or FDIC, and the U.S. Treasury Department has commenced or proposed implementation of programs designed to provide homeowners with assistance in avoiding residential mortgage loan foreclosures. These loan modification and refinance programs, future U.S. federal, state and/or local legislative or regulatory actions that result in the modification of outstanding mortgage loans, as well as changes in the requirements necessary to qualify for refinancing mortgage loans with Fannie Mae, Freddie Mac or Ginnie Mae, may adversely affect the value of, and the returns on, residential mortgage loans, RMBS, real estate-related securities and various other asset classes in which we may invest. In addition to the foregoing, the U.S. Congress and/or various states and local legislators may enact additional legislation or regulatory action designed to address the current economic crisis or for other purposes that could have a material adverse effect on our ability to execute our business strategies.

        In September 2011, the White House announced they are working on a major plan to allow certain homeowners who owe more on their mortgages than their homes are worth to refinance. In October 2011, the Federal Housing Finance Agency, or the FHFA, announced changes to the Home Affordable Refinance Program, or HARP, to expand access to refinancing for qualified individuals and families whose homes have lost value, including increasing the HARP loan-to-value, or LTV, ratio above 125%. However, the LTV relaxation only applies to mortgages guaranteed by the U.S. Government-sponsored entities. In addition, the expansion does not change the time period which these loans were originated, maintaining the requirement that the loans must have been guaranteed by Fannie Mae or Freddie Mac prior to June 2009. On August 7, 2012, the FHFA released its June 2012 Refinance Report, which showed that one of every three refinances through Fannie Mae and Freddie Mac were made through HARP, the highest number since the inception of the program in April 2009 as an apparent consequence of the LTV relaxation. The October 2012 Refinance Report indicated that, year-to-date, approximately 21% of all refinances through Fannie Mae and Freddie Mac were made through HARP.

        On January 4, 2012, the U.S. Federal Reserve released a report titled "The U.S. Housing Market: Current Conditions and Policy Considerations" to Congress providing a framework for thinking about certain issues and tradeoffs that policy makers might consider. On July 31, 2012, Edward J. Demarco, the Acting Director of the FHFA, responded to numerous Congressional inquiries as to whether the FHFA would direct Fannie Mae and Freddie Mac to implement the Home Affordable Modification Program Principal Reduction Alternative, or HAMP PRA. After extensive analysis of the revised HAMP PRA, including the determination by the Treasury Department to begin using Troubled Asset Relief Program, or TARP, monies to make incentive payments to Fannie Mae and Freddie Mac, the FHFA concluded that the anticipated benefits do not outweigh the costs and risks and elected not to implement HAMP PRA. It is unclear how future legislation in this area may impact the housing finance market and the investing environment for Agency securities as the method of reform is undecided and has not yet been defined by the regulators.

Factors Impacting Our Operating Results

        Changes in market interest rates.    With respect to our business operations, increases in interest rates, in general, may over time cause: (1) the value of our RMBS portfolio to decline; (2) coupons on our adjustable-rate and hybrid RMBS to reset, although on a delayed basis, to higher interest rates; (3) prepayments on our RMBS portfolio to slow, thereby slowing the amortization of our purchase premiums and the accretion of our purchase discounts; (4) the interest expense associated with our borrowings to increase; and (5) to the extent we enter into interest rate swap agreements as part of our hedging strategy, the value of these agreements to increase. Conversely, decreases in interest rates, in general, may over time cause: (1) prepayments on our RMBS portfolio to increase, thereby accelerating the amortization of our purchase premiums and the accretion of our purchase discounts; (2) the value of our RMBS portfolio to increase; (3) coupons on our adjustable-rate and hybrid RMBS to reset, although on a delayed basis, to lower interest rates; (4) the interest expense associated with our borrowings to decrease; and (5) to the extent we enter into interest rate swap agreements as part of our hedging strategy, the value of these agreements to decrease.

        Prepayment speeds.    Prepayment speeds, as reflected by the CPR, vary according to interest rates, the type of residential mortgage loan, conditions in financial markets and housing markets, availability of residential mortgages, borrowers' credit profiles, competition and other factors, none of which can be predicted with any certainty. CPR, expressed as a percentage over a pool of residential mortgages, is the rate at which principal is expected to prepay in the given year (usually the next one). For example, if a certain residential mortgage loan pool has a CPR of 9%, then 9% of the existing pool principal outstanding is expected to prepay over the next year. In general, when interest rates rise, it is relatively less attractive for borrowers to refinance their residential mortgage loans, and as a result, prepayment speeds tend to decrease. When interest rates fall, however, prepayment speeds tend to increase. When house price appreciation is positive, prepayment rates may increase, and when house prices depreciate in value, prepayment rates may decline. For RMBS purchased at a premium, as prepayment speeds increase, the amount of income we will earn on these investments will be less than expected because the purchase premium we will pay for the bonds amortizes faster than expected. Conversely, decreases in prepayment speeds result in income greater than expected and can extend the period over which we amortize the purchase premium. For RMBS purchased at a discount, as prepayment speeds increase, the amount of income we will earn will be greater than expected because of the acceleration of the accretion of the discount into interest income. Conversely, decreases in prepayment speeds result in income less than expected and can extend the period over which we accrete the purchase discount into interest income.

        Changes in market value of our assets.    It is our business strategy to hold our target assets as long-term investments. As such, we expect that our securities will be carried at their fair value, as available-for-sale, or AFS, when applicable, in accordance with ASC 320-10 "Investments—Debt and Equity Securities," with changes in fair value recorded through accumulated other comprehensive income/(loss), a component of stockholders' equity, rather than through earnings. As a result, we do not expect that changes in the market value of the assets will normally impact our operating results. However, at least on a quarterly basis, we will monitor our target assets for other-than-temporary impairment, which could result in our recognizing a charge through earnings. See "—Critical Accounting Policies" for further details.

        Credit risk.    We expect to be subject to varying degrees of credit risk in connection with our Non-Agency RMBS portfolio. Our Manager will seek to mitigate this credit risk by estimating expected losses on these Non-Agency RMBS assets and purchasing such assets at appropriately discounted prices. These discounted purchase prices will take into account any available credit support and estimated expected losses in seeking to produce attractive loss-adjusted returns. Nevertheless, unanticipated credit losses could occur, which could adversely impact our operating results.

        Market conditions.    Due to the dramatic repricing of real estate assets and the continuing uncertainty in the direction of the real estate markets, we believe a void in the debt and equity capital available for investing in real estate has been created as many financial institutions, insurance companies, finance companies and fund managers face insolvency or have determined to reduce or discontinue investment in debt or equity related to real estate. We believe the dislocations in the residential real estate market have resulted or will result in an "over-correction" in the repricing of real estate assets, creating a potential opportunity for us to capitalize on these market dislocations and capital void.

        We believe that in spite of the difficult market environment for mortgage-related assets, current market conditions offer potentially attractive investment opportunities for us, even in the face of a riskier and more volatile market environment, as the depressed trading prices of our target assets have caused a corresponding increase in available yields. We also believe that the recent actions taken by the U.S. Government, the U.S. Federal Reserve and other governmental and regulatory bodies to address the financial crisis may have a positive impact on market conditions and on our business. We expect that market conditions will continue to impact our operating results and will cause us to adjust our investment and financing strategies over time as new opportunities emerge and risk profiles of our business change.

Investment Activities

        As of December 31, 2012, we owned $81.0 million of RMBS on a GAAP basis, of which $70.0 million was in Agency RMBS and $11.0 million was in Non-Agency RMBS. As of December 31, 2012, we owned $103.6 million of RMBS on a non-GAAP basis (including Non-Agency RMBS underlying Linked Transactions), of which $70.0 million was in Agency RMBS and $33.6 million was in Non-Agency RMBS. Of the $33.6 million, $22.6 million was in Non-Agency RMBS underlying Linked Transactions. We intend to use leverage to increase potential returns to our stockholders. To that end, subject to maintaining our qualification as a REIT and our exclusion from registration under the Investment Company Act, we intend to use borrowings to fund the origination or acquisition of our target assets. We accomplish this by borrowing against existing assets through repurchase agreements. We intend to use the net proceeds from this offering and the concurrent private placement combined with repurchase financing, to acquire additional target assets. Neither our organizational documents nor our investment guidelines places any limit on the maximum amount of leverage that we may use, and we are not required to maintain any particular debt-to-equity leverage ratio. We may also change our financing strategy and leverage without the consent of our stockholders.

        As of December 31, 2012, we borrowed 2.0 times our stockholders' equity (calculated in accordance with GAAP); 2.4 times after including repurchase agreements underlying Linked Transactions (calculated on a non-GAAP basis). We expect our leverage (on both a GAAP and non-GAAP basis) will range between three and six times the amount of our stockholders' equity, although when deploying the net proceeds of this offering and the concurrent private placement to XL Investments, our leverage may be higher in the short term. Additionally, we expect to borrow between six to nine times the amount of our stockholders' equity in acquiring Agency RMBS, between one and two times when acquiring Legacy Non-Agency RMBS and between one to three times when acquiring New Issue Non-Agency RMBS. The leverage our Manager is comfortable applying to each asset class at any point in time is a function of the yield profile across housing environments and also a function of price or market values in environments of excessive volatility, which cannot be ruled out. Depending on the different cost of borrowing funds at different maturities, we vary the maturities of our borrowed funds to attempt to produce lower borrowing costs and reduce interest rate risk. We enter into collateralized borrowings only with institutions that are rated investment grade by at least one nationally-recognized statistical rating organization.

        The leverage that we employ is specific to each asset class in which we invest and will be determined based on several factors, including potential asset price volatility, margin requirements, the current cycle for interest rates, the shape of the yield curve, credit, security price, the outlook for interest rates and our ability to use and the effectiveness of interest rate hedges. We analyze both historical interest rate and credit volatility and market-driven implied volatility for each asset class in order to determine potential asset price volatility. Our leverage targets attempt to risk-adjust asset classes based on each asset class's potential price volatility. The goal of our leverage strategy is to ensure that, at all times, our investment portfolio's leverage ratio is appropriate for the level of risk inherent in the investment portfolio and that each asset class has individual leverage targets that are appropriate for its potential price volatility.

        As of December 31, 2012, our Agency RMBS portfolio had a weighted average nominal coupon of 3.45% at a weighted average amortized cost of $104.9 per $100 of nominal, or face, value, or $68.5 million total cost. As of December 31, 2012, the weighted average market price of our Agency portfolio was $107.1 per $100 of nominal, or face, value, or $70.0 million in the aggregate. All of our Agency securities represent whole pool securities.

        As of December 31, 2012, our Non-Agency RMBS portfolio, on a GAAP basis, had a weighted average nominal coupon of 0.51% at a weighted average amortized cost of $54.5 per $100 of nominal, or face, value, or $10.1 million total cost. As of December 31, 2012, the weighted average market price of our Non-Agency RMBS portfolio, on a GAAP basis, was $59.7 per $100 of nominal, or face, value, or $11.0 million in the aggregate.

        As of December 31, 2012, our Non-Agency RMBS portfolio on a non-GAAP basis (including Non-Agency RMBS underlying Linked Transactions) had a weighted average nominal coupon of 0.65% at a weighted average amortized cost of $50.6 per $100 of nominal, or face, value, or $28.8 million total cost. As of December 31, 2012, the weighted average market price of our Non-Agency RMBS portfolio on a non-GAAP basis (including Non-Agency RMBS underlying Linked Transactions) was $59.3 per $100 of nominal, or face, value, or $33.6 million in the aggregate.

Investment Portfolio

        The following table summarizes certain characteristics of our investment portfolio as of December 31, 2012: (1) as reported in accordance with GAAP, which excludes the Non-Agency RMBS underlying our Linked Transactions, (2) to show separately the Non-Agency RMBS underlying our Linked Transactions; and (3) on a non-GAAP combined basis (which reflects the inclusion of the Non-Agency RMBS underlying our Linked Transactions combined with our GAAP-reported RMBS):

$ in thousands	Principal Balance	Unamortized Premium (Discount)	Designated Credit Reserve	Amortized Cost	Unrealized Gain/ (Loss)	Fair Value	Net Weighted Average Coupon(1)	Average Yield(2)
Agency RMBS
15 year fixed-rate	$3,251	$88	$—	$3,339	$60	$3,399	2.50%	1.94%
30 year fixed-rate	62,059	3,106	—	65,165	1,410	66,575	3.50%	2.71%
Total Agency RMBS	65,310	3,194	—	68,504	1,470	69,974	3.45%	2.68%
Non-Agency RMBS Excluding Linked Transactions	18,507	(3,534)	(4,883)	10,090	964	11,054	0.51%	10.18%

Total/Weighted Average (GAAP)	$83,817	$(340)	$(4,883)	$78,594	$2,434	$81,028	2.80%	3.64%

Non-Agency RMBS Underlying Linked Transactions	38,320	(6,722)	(12,929)	18,669	3,950	22,620	0.71%	9.89%

Combined/Weighted Average (non-GAAP)	$122,137	$(7,062)	$(17,812)	$97,263	$6,384	$103,648	2.15%	4.84%

(1)
Weighted average coupon is presented net of servicing and other fees.

(2)
Average yield incorporates future prepayment assumptions.

        The following table summarizes certain characteristics of our investment portfolio on a non-GAAP combined basis (including Non-Agency RMBS underlying Linked Transactions), at fair value, according to their estimated weighted average life classifications as of December 31, 2012:

$ in thousands	December 31, 2012 Fair Value
Less than one year	$—
Greater than one year and less than five years	14,352
Greater than or equal to five years	89,296

Total	$103,648

        The following table presents certain information about the carrying value of our available for sale, or AFS, RMBS and the Non-Agency RMBS underlying our Linked Transactions, as of December 31, 2012:

	GAAP Basis (AFS RMBS— Excluding Linked Transactions)	Non-GAAP Adjustments (Non-Agency RMBS underlying Linked Transactions)	Non-GAAP Basis (Combined)
Principal balance	$83,817,577	$38,320,365	$122,137,942
Unamortized premium	3,193,345	—	3,193,345
Unamortized discount
Designated credit reserve	(4,882,582)	(12,929,231)	(17,811,813)
Net, unamortized	(3,534,339)	(6,721,749)	(10,256,088)

Amortized cost	78,594,001	18,669,385	97,263,386
Gross unrealized gains	2,433,997	3,950,157	6,384,154

Carrying value/estimated fair values	$81,027,998	$22,619,542	$103,647,540

        For financial statement reporting purposes, GAAP requires us to account for certain of our Non-Agency RMBS and the associated repurchase agreement financing as Linked Transactions. Accordingly, the measures in the foregoing tables and charts prepared on a GAAP basis do not include Non-Agency RMBS underlying our Linked Transactions. However, in managing and evaluating the composition and performance of our RMBS portfolio, we do not view the purchase of our Non-Agency RMBS and the associated repurchase agreement financing as transactions that are linked. We therefore have also presented certain information that includes the Non-Agency RMBS underlying our Linked Transactions. This information constitutes non-GAAP financial measures within the meaning of Regulation G, as promulgated by the SEC. We believe that this non-GAAP information enhances the ability of investors to analyze our RMBS portfolio and the performance of our Non-Agency RMBS in the same way that we assess our RMBS portfolio and such assets. While we believe the non-GAAP information included in this prospectus provides supplemental information to assist investors in analyzing that portion of our portfolio composed of Non-Agency RMBS, these measures are not in accordance with GAAP, and they should not be considered a substitute for, or superior to, our financial information calculated in accordance with GAAP. Our GAAP financial results and the reconciliations from these results should be carefully evaluated.

        Variances between GAAP and Tax Income.    Due to the potential timing differences in the recognition of GAAP net income compared to REIT taxable income on our investments, our net income and the unamortized amount of purchase discounts and premiums calculated in accordance with GAAP may differ significantly from such amounts calculated for purposes of determining our

REIT taxable income. In accordance with GAAP, a portion of the purchase discounts on our Non-Agency RMBS are allocated to a Credit Reserve and, as such, are not expected to be accreted into interest income. In addition, under GAAP, certain Non-Agency RMBS underlying our Linked Transactions are not reported as RMBS; however, for purposes of determining our REIT taxable income, all Non-Agency RMBS, including those underlying Linked Transactions, are treated as being owned and the purchase discounts associated with these securities are accreted into taxable income over the life of the applicable security. Our total Non-Agency RMBS portfolio for tax purposes differs from our portfolio reported for GAAP. These differences are primarily due to the fact that for tax purposes Non-Agency RMBS underlying Linked Transactions are included in our tax portfolio. In addition, for bonds common to both tax and GAAP-reported portfolios, potential timing differences arise with respect to the accretion of market discount into income for tax purposes as compared to GAAP.

        Financing and other liabilities.    Following the closing of our May 2012 private placement, we entered into repurchase agreements to finance the majority of our Agency and Non-Agency RMBS. These agreements are secured by our Agency and Non-Agency RMBS and bear interest at rates that have historically moved in close relationship to the London Interbank Offer Rate, or LIBOR. As of December 31, 2012, we had entered into repurchase agreements totaling $63.4 million, on a GAAP basis, and $77.4 million, on a non-GAAP basis, of which $14.0 million are repurchase agreements underlying Linked Transactions.

        The following table summarizes the average balance, the end of period balance and the maximum balance at month-end of our repurchase agreements for the period from May 16, 2012 (date of inception) to December 31, 2012 on both a GAAP basis (which excludes repurchase agreement financing associated with the Non-Agency RMBS underlying Linked Transactions) and non-GAAP basis (which includes repurchase agreement financing associated with Non-Agency RMBS underlying Linked Transactions):

	Repurchase Agreements
GAAP	Period Average Balance	End of Period Balance	Maximum Balance at Month-End During the Period
Period from May 16, 2012 (Date of Inception) to December 31, 2012	$54,806,022	$63,423,000	$63,657,000

	Repurchase Agreements
Non-GAAP (Includes repurchase agreements underlying Linked Transactions)	Period Average Balance	End of Period Balance	Maximum Balance at Month-End During the Period
Period from May 16, 2012 (Date of Inception) to December 31, 2012	$66,011,362	$77,412,000	$77,696,000

        Hedging instruments.    Subject to maintaining our qualification as a REIT, we generally hedge as much of our interest rate risk as we deem prudent in light of market conditions. No assurance can be given that our hedging activities will have the desired beneficial impact on our results of operations or financial condition. Our investment policies do not contain specific requirements as to the percentages or amount of interest rate risk that we are required to hedge.

        Interest rate hedging may fail to protect or could adversely affect us because, among other things:

  •
  available interest rate hedging may not correspond directly with the interest rate risk for which protection is sought;

  •
  the duration of the hedge may not match the duration of the related liability;

  •
  the party owing money in the hedging transaction may default on its obligation to pay;

  •
  the credit quality of the party owing money on the hedge may be downgraded to such an extent that it impairs our ability to sell or assign our side of the hedging transaction; and

  •
  the value of derivatives used for hedging may be adjusted from time to time in accordance with accounting rules to reflect changes in fair value. Downward adjustments or mark-to-market losses would reduce our stockholders' equity.

        As of December 31, 2012, we had entered into two interest rate swap agreements designed to mitigate the effects of increases in interest rates under a portion of our repurchase agreements. These swap agreement provides for fixed interest rates indexed off of one-month LIBOR and effectively fixes the floating interest rates on $35.0 million of borrowings under our repurchase agreements. We had also entered into one interest rate swaption agreement designed to mitigate the effects of sudden large increases in interest rates. We intend to continue to add interest rate hedge positions according to our hedging strategy. There is no limit to the percentage of assets that we may invest in swap agreements. The mark-to-market value of an interest rate swap agreement under any reasonable interest rate scenario is likely to be a fraction of the notional amount of the asset or liability being hedged.

        The following table summarizes our hedging activity as of December 31, 2012:

Swap and swaption transactions

Counterparty	Notional Amount $ in thousands		Maturity Date	Fixed Interest Rate in Contract
Wells Fargo Bank N.A.	20,000		June 13, 2016	0.776%
Credit Suisse International	15,000		August 3, 2015	0.5125%
Wells Fargo Bank N.A.	5,000	*	June 5, 2023	2.75%

*
Swaption effective date June 3, 2013

Book Value Per Share

        As of December 31, 2012, our book value per common share was $1.22 on a basic and fully diluted basis, ($19.48 after giving effect to the one- for-16 reverse stock split we intend to effect immediately prior to the closing of this offering).

Critical Accounting Policies

        Our financial statements are prepared in accordance with GAAP, which requires the use of estimates and assumptions that involve the exercise of judgment and use of assumptions as to future uncertainties. In accordance with SEC guidance, the following discussion addresses the accounting policies that we will apply based on our expectation of our current operations. Our most critical accounting policies will involve decisions and assessments that could affect our reported assets and liabilities, as well as our reported revenues and expenses. We believe that all of the decisions and assessments upon which our financial statements will be based will be reasonable at the time made and based upon information available to us at that time. We will rely on independent pricing of our assets at each quarter's end to arrive at what we believe to be reasonable estimates of fair value. We have identified what we believe will be our most critical accounting policies to be the following:

Investments

        ASC 320-10, Debt and Equity Securities, requires that, at the time of purchase, we designate a security as either held-to-maturity, available for sale, or AFS, or trading depending on our ability and intent to hold such security to maturity. Securities AFS are reported at fair value, while securities held-to-maturity are reported at amortized cost. We may sell any of our securities as part of our overall management of our investment portfolio. Accordingly, we elect to classify substantially all of our securities as AFS. All assets classified as AFS will be reported at fair value, with unrealized gains and losses excluded from net income or loss and reported as a separate component of stockholders' equity. See "—Valuation of Financial Instruments."

        For an AFS security, where its fair value has declined below its amortized cost basis, we evaluate the security for other-than-temporary impairment, or OTTI. If we either (1) intend to sell the impaired security, (2) will more likely than not be required to the sell the impaired security before it recovers in value or (3) do not expect to recover the impaired security's amortized cost basis even if we do not intend to sell the security, then the impairment is deemed an OTTI and we record the entire difference between the security's fair value and its amortized cost in net income or loss. Conversely, if one of these three conditions are met, we analyze the expected cash flows, or cost recovery of the security, to determine what, if any, OTTI is recognized through our net income or loss. This analysis includes an assessment of any changes in the regulatory and/or economic environment that might affect the performance of the security.

        If we conclude through our analysis that there has been no significant adverse change in our cash flow assumptions for the security, then the impairment is deemed temporary in nature and the associated difference between the security's fair value and its amortized cost basis is recorded as an unrealized loss through other comprehensive income or loss, a component of stockholders' equity. Alternatively, if we conclude that there has been a significant adverse change in our cash flow assumptions for the security, then the impairment is deemed an OTTI and we perform an additional analysis to determine what portion of OTTI, if any, should be recorded through net income or loss. This analysis entails discounting the security's cash flows to a present value using the prior period yield for the security to determine an "expected recoverable value." The difference between this expected recoverable value and the amortized cost basis of the security is deemed to be the "credit" component of the OTTI that is recorded in our net income or loss. The amortized cost of the security is then adjusted to the expected recoverable value, and the difference between this expected recoverable value and the fair value is deemed to be the "non-credit" component of the OTTI that is recorded to other comprehensive income or loss. Future amortization and accretion for the security is computed based upon the new amortized cost basis.

Valuation of financial instruments

        ASC Topic 820, Fair Value Measurements and Disclosures, establishes a framework for measuring fair value in accordance with GAAP and expands financial statement disclosure requirements for fair value measurements. ASC Topic 820 further specifies a hierarchy of valuation techniques, which is based on whether the inputs into the valuation technique are observable or unobservable. The hierarchy is as follows:

  •
  Level 1—Valuation techniques in which all significant inputs are quoted prices from active markets for assets or liabilities that are identical to the assets or liabilities being measured.

  •
  Level 2—Valuation techniques in which significant inputs include quoted prices from active markets for assets or liabilities that are similar to the assets or liabilities being measured and/or quoted prices from markets that are not active for assets or liabilities that are identical or similar to the assets or liabilities being measured. Also, model-derived valuations in which all significant inputs and significant value drivers are observable in active markets are Level 2 valuation techniques.

  •
  Level 3—Valuation techniques in which one or more significant inputs or significant value drivers are unobservable. Unobservable inputs are valuation technique inputs that reflect our assumptions about the assumptions that market participants would use in pricing an asset or liability.

        Cash and cash equivalents and restricted cash have a carrying value which approximates fair value because of the short maturities of these instruments. We categorize the fair value measurement of these assets as Level 1.

        The carrying value of repurchase agreements that mature in less than one year generally approximates fair value due to the short maturities. We categorize the fair value measurement of these liabilities as Level 1.

        We follow the fair value hierarchy set forth above in order to prioritize the data utilized to measure fair value. We strive to obtain quoted market prices in active markets (Level 1 inputs). If Level 1 inputs are not available, we will attempt to obtain Level 2 inputs, observable market prices in inactive markets, or derive the fair value measurement using observable market prices for similar assets or liabilities. When neither Level 1 nor Level 2 inputs are available, we use Level 3 inputs and independent pricing service models to estimate fair value measurements.

        A significant portion of our assets and liabilities are at fair value and, therefore, our consolidated balance sheet and income statement are significantly affected by fluctuations in market prices. Although we execute various hedging strategies to mitigate our exposure to changes in fair value, we cannot fully eliminate our exposure to volatility caused by fluctuations in market prices. Starting in 2007, markets for asset-backed securities, including RMBS, have experienced severe dislocations. While these market disruptions continue, our assets and liabilities will be subject to valuation adjustment as well as changes in the inputs we use to measure fair value.

        As of December 31, 2012, our unrealized fair value losses on interest rate swap and swaption agreements, which are accounted for as derivative trading instruments under GAAP, negatively affected our financial results. Any temporary change in the fair value of our AFS securities is recorded as a component of accumulated other comprehensive income and does not impact our earnings.

        We have numerous internal controls in place to help ensure the appropriateness of fair value measurements. Significant fair value measures are subject to detailed analytics and management review and approval. Our entire investment portfolio is priced by independent pricing providers and/or by third-party brokers.

        We determine the fair values for the Agency RMBS and Non-Agency RMBS (including Non-Agency RMBS underlying Linked Transactions) in our portfolio based on obtaining a valuation for each Agency and Non-Agency RMBS from third-party pricing services and dealer quotes, as described below. The third-party pricing services use common market pricing methods that may include pricing models that may incorporate such factors as coupons, prepayment speeds, spread to the Treasury curves and interest rate swap curves, duration, periodic and life caps and credit enhancement, as applicable. The dealers incorporate common market pricing methods, including a spread measurement to the Treasury curve or interest rate swap curve as well as underlying characteristics of the particular security including coupon, periodic and life caps, collateral type, rate reset period and seasoning or age of the security, as applicable.

        We obtain pricing data from a third-party pricing service for each Agency and Non-Agency RMBS and validate such data by obtaining pricing data from a second third-party pricing service. If the difference between pricing data obtained for any RMBS from the two third-party pricing services exceeds a certain threshold, or pricing data is unavailable from the third-party pricing services, we obtain valuations from dealers who make markets in similar financial instruments.

        We review all pricing of Agency and Non-Agency RMBS used to ensure that current market conditions are properly represented. This review includes, but is not limited to, comparisons of similar market transactions or alternative third-party pricing services, dealer quotes and comparisons to a pricing model. Values obtained from the third-party pricing service for similar instruments are classified as Level 2 securities if the pricing methods used are consistent with the Level 2 definition. If quoted prices for a security are not reasonably available from the pricing service, but dealer quotes are, we classify the security as a Level 2 security. If neither is available, we determine the fair value based on characteristics of the security that are received from the issuer and based on available market information received from dealers and classify it as a Level 3 security.

        Fair value under GAAP represents an exit price in the normal course of business, not a forced liquidation price. If we were forced to sell assets within a short period to meet liquidity needs, the prices we receive could be substantially less than their recorded fair values. Furthermore, the analysis of whether it is more likely than not that we will be required to sell securities in an unrealized loss position prior to an expected recovery in value (if any), the amount of such expected required sales and the projected identification of which securities would be sold is also subject to significant judgment, particularly in times of market illiquidity.

Interest income

        Our interest income on our Agency and Non-Agency RMBS is accrued based on the actual coupon rate and the outstanding principal balance of such securities. Premiums and discounts are amortized or accreted into interest income over the lives of the securities using the effective yield method, as adjusted for actual prepayments. We estimate prepayments for our Agency interest-only securities, which represent our right to receive a specified portion of the contractual interest flows of specific Agency and CMO securities. As a result, if prepayments increase (or are expected to increase), we will accelerate the rate of amortization on the premiums. Conversely, if prepayments decrease (or are expected to decrease), we will decelerate the rate of amortization on the premiums.

        Our interest income on our Non-Agency RMBS securities rated below AA, including unrated securities, is recognized in accordance with estimated cash flows. Cash flows from a security are estimated by applying assumptions used to determine the fair value of such security and the excess of the future cash flows over the investment are recognized as interest income under the effective yield method. We review and, if appropriate, make adjustments to our cash flow projections at least quarterly and monitor these projections based on input and analysis received from external sources, internal models and our judgment about interest rates, prepayment rates, the timing and amount of credit losses and other factors. Changes in cash flows from those originally projected, or from those estimated at the last evaluation, may result in a prospective change in interest income recognized on, or the carrying value of, such securities.

        For Non-Agency RMBS purchased at a discount, we account for differences between contractual cash flows and cash flows expected to be collected from our initial investment in debt securities acquired if those differences are attributable, at least in part, to credit quality. We limit the yield that may be accreted (accretable yield) to the excess of an estimate of undiscounted expected principal, interest and other cash flows (cash flows expected at acquisition to be collected) over the initial investment. The excess of contractual cash flows over cash flows expected to be collected (nonaccretable difference or designated credit reserve) is not recognized as an adjustment of yield, loss accrual or valuation allowance. Subsequent increases in cash flows expected to be collected is recognized prospectively through adjustment of the yield over the remaining life of the security. Decreases in cash flows expected to be collected are recognized as an impairment.

Repurchase agreements

        We finance the acquisition of our investment securities through borrowings under repurchase agreements. Repurchase agreements, other than those treated as Linked Transactions, are treated as collateralized financing transactions and carried at their contractual amounts, including accrued interest, as specified in the respective agreements. See "—Derivatives and hedging activities."

Derivatives and hedging activities

        We apply the provisions of ASC 815, Derivatives and Hedging, which requires an entity to recognize all derivatives as either assets or liabilities in the balance sheets and to measure those instruments at fair value. The fair value adjustments of our current derivative instruments affect net income as the hedge for accounting purposes is being treated as an economic, or trading, hedge and not as a qualifying hedging instrument.

        Derivatives are used for hedging purposes rather than speculation. We rely on internal models corroborated by quotations from a third-party to determine these fair values. If our hedging activities do not achieve their desired results, our reported earnings may be adversely affected.

        If we finance the purchase of RMBS with repurchase agreements with the same counterparty from which the securities are purchased and both transactions are entered into contemporaneously or in contemplation of each other, the transactions are presumed under GAAP to be part of the same arrangement, or a "Linked Transaction," unless certain criteria are met. We have determined that certain of our Non-Agency RMBS are Linked Transactions. Under GAAP, we account for the two components of a Linked Transaction (the RMBS purchase and the related repurchase agreement financing) on a net basis and record a forward purchase (derivative) contract, at fair value, on our balance sheet in the line item "Linked Transactions, net, at fair value." Changes in the fair value of the Linked Transactions and associated interest income and expense are reported as "Unrealized gain and net interest income from Linked Transactions" on our statement of operations.

Income taxes

        We will elect to be taxed as a REIT commencing with our short taxable year ended December 31, 2012 and intend to comply with the provisions of the Internal Revenue Code with respect thereto. Accordingly, we will generally not be subject to U.S. federal income tax to the extent of current distributions to stockholders and as long as we maintain our qualification as a REIT.

Warrants

        We will account for the warrants issued pursuant to the May 2012 private offering to XL Investments in accordance with ASC 815, Accounting for Derivative Instruments and Hedging Activities, which provides guidance on the specific accounting treatment of a multitude of derivative instruments. In the case of equity related instruments, such instruments or embedded features are accounted for at fair value, using appropriate fair value methodologies. Common provisions such as certain anti-dilution clauses in equity warrants may lead to an accounting treatment of the warrants as a liability, where subsequent changes in fair value are reported in earnings. If warrants qualify for equity treatment, the cost basis of the warrants is accounted for in equity each reporting period.

Share-based compensation

        We will follow ASC 718, Compensation—Stock Compensation with regard to our Manager Equity Plan. ASC 718 covers a wide range of share-based compensation arrangements, including stock options, restricted stock plans, performance based awards and related other arrangements. ASC 718 requires that compensation cost relating to stock-based payment transactions be recognized in the financial statements at the time of grant or re-measurement date. The costs are measured based on the fair value of the equity or liability instruments issued.

        Compensation cost related to restricted common stock to be granted to our independent directors will be measured at its estimated fair value at the grant date, and will be amortized and expensed over the vesting period on a straight-line basis. Compensation cost related to restricted common stock issued to or at the direction of our Manager will be initially measured at estimated fair value at the grant date, and will be re-measured on subsequent dates to the extent the awards are unvested. We have elected to use the straight-line method to amortize compensation expense for the restricted common stock to be granted to or at the direction of our Manager.

Use of estimates

        Our accounting and reporting policies conform to GAAP. The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Examples of estimates include, but are not limited to, estimates of the fair values of financial instruments and interest income on RMBS. Actual results may differ from those estimates.

Cash and cash equivalents

        We consider all highly liquid investments that have original or remaining maturity dates of three months or less when purchased to be cash equivalents. We maintain our cash and cash equivalents in highly rated financial institutions, and at times these balances exceed insurable amounts.

Accounting Standards Applicable to Emerging Growth Companies

        The JOBS Act contains provisions that relax certain requirements for "emerging growth companies," which includes us. For as long as we are an emerging growth company, which may be up to five full fiscal years, unlike other public companies, we will not be required to (1) comply with any new or revised financial accounting standards applicable to public companies until such standards are also applicable to private companies under Section 102(b)(1) of the JOBS Act, (2) provide an auditor's attestation report on management's assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act, (3) comply with any new requirements adopted by the PCAOB requiring mandatory audit firm rotation or a supplement to the auditor's report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer, or (4) comply with any new audit rules adopted by the PCAOB after April 5, 2012 unless the SEC determines otherwise.

        As noted above, under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards that have different effective dates for public and private companies until such time as those standards apply to private companies. We intend to take advantage of such extended transition period. Since we will not be required to comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies, our financial statements may not be comparable to the financial statements of companies that comply with public company effective dates. If we were to elect to comply with these public company effective dates, such election would be irrevocable pursuant to Section 107 of the JOBS Act.

Recent Accounting Pronouncements Not Yet Adopted

        In December 2011, the FASB issued ASU No. 2011-11, which amends ASC 210, Balance Sheet. The amendments in this ASU enhance disclosures required by GAAP by requiring improved information about financial instruments and derivative instruments that are either (1) offset in accordance with ASU 210, Balance Sheet or ASU 815, Other Presentation Matters or (2) subject to an enforceable master netting arrangement or similar agreement. ASU 2011-11 is effective for the first interim or annual period beginning on or after January 1, 2013. Adopting this ASU will not have a material impact on our financial condition or results of operations.

Results of Operations

        The table below presents certain information from our Statement of Operations for the periods May 16, 2012 (date of inception) to December 31, 2012:

Period from May 16, 2012 (date of inception) to December 31, 2012
Revenues:
Interest income	$1,683,588
Interest expense	(267,080)

Net interest income	1,416,508

Other income:
Realized loss on sale of investments, net	(98,382)
Unrealized gain and net interest income from Linked Transactions	4,822,727
Realized loss on swaption agreements	(75,551)
Unrealized loss on interest rate swap and swaption agreements	(298,359)

Total other income	4,350,435

Expenses:
Management fee	244,882
General and administrative expenses	113,606
Operating expenses reimbursable to our Manager	563,806
Other operating expenses	25,343

Total expenses	947,637

Net income	$4,819,306

Earnings per share
Net income attributable to common stockholders (basic and diluted)	$4,819,306

Weighted average number of shares of common stock outstanding	26,500,000
Basic and diluted income per share	$0.18

Net Income Summary

        For the period ended December 31, 2012, our net income was $4,819,306 or $0.18, basic and diluted net income per average share available to common stockholders. This does not give effect to the one-for-16 reverse stock split we intend to effect immediately prior to the completion of this offering.

Interest Income and Interest Expense

        An important source of income is net interest income. Our interest income (including purchased accrued interest) was $1,683,588 for the period ended December 31, 2012. Our interest expense for these periods ended December 31, 2012 (including derivative payments made and purchased accrued interest) was $267,080.

Net Interest Income

        Our net interest income, which equals interest income less interest expense, totaled $1,416,508 for the period ended December 31, 2012.

Other Income

        For the period ended December 31, 2012, we had other income of $4,350,435, which primarily reflects the impact of net gains of $4,822,727 on our Linked Transactions. The gains on our Linked Transactions for the period ended December 31, 2012 included interest income of $1,020,437 on the underlying Non-Agency RMBS, interest expense of $147,867 on the borrowings under repurchase agreements and an increase of $3,950,157 in the fair value of the underlying Non-Agency RMBS. Other income also included an unrealized loss on interest rate swap and swaption agreements of $298,359; a realized loss on swap and swaption agreements of $75,551; and a realized loss on sale of investments, net of $98,382.

Expenses

        We incurred management fees of $244,882 for the period ended December 31, 2012 representing amounts payable to our Manager under our management agreement. For the period ended December 31, 2012, we incurred other operating expense of $702,755, of which $563,806 was payable to our Manager and $25,343 was payable directly by us. See "Certain Relationships and Related Transactions" for a discussion of the management fee and our relationship with our Manager.

        Our general and administrative expenses of $113,606 for the period ended December 31, 2012 represent the cost of legal, accounting, auditing and consulting services provided to us by third-party service providers.

Net Income and Return on Equity

        Our net income was $4,819,306 for the period ended December 31, 2012 representing an annualized return of 29.34% on beginning stockholders' equity of $26,177,089.

        The offering costs to be incurred by us in connection with this offering will be reflected as a reduction of our additional paid-in-capital when it is probable that we will be responsible for such costs and they can be reasonably estimated. Costs incurred that are not directly associated with the completion of this offering will be accrued and expensed as incurred by us.

Liquidity and Capital Resources

        Liquidity is a measurement of our ability to meet potential cash requirements, including ongoing commitments to pay dividends, fund investments, repay borrowings and other general business needs. Our primary sources of funds for liquidity consist of the net proceeds from our May 2012 private placement, net proceeds from this offering and the concurrent private placement, net cash provided by operating activities, cash from repurchase agreements and other financing arrangements and future issuances of common equity, preferred equity, convertible securities, trust preferred and/or debt securities. We currently finance Agency and Non-Agency RMBS primarily through the use of repurchase agreements.

        As of December 31, 2012, our source of funds, apart from our May 2012 private placement, consisted of net proceeds from repurchase agreements totaling $63.4 million, on a GAAP basis, and $77.4 million, on a non-GAAP basis, including $14.0 million from repurchase agreements underlying Linked Transactions, with a weighted-average borrowing rate of 0.59%, on a GAAP basis, and 0.85%, on a non-GAAP basis, which we used to finance the acquisition of Agency and Non-Agency RMBS, including Non-Agency RMBS underlying Linked Transactions. We generally target a debt-to-equity ratio with respect to our Agency RMBS of six to nine times, between one and two times when acquiring Legacy Non-Agency RMBS and between one to three times when acquiring New Issue Non-Agency RMBS. As of December 31, 2012, we had an overall debt-to-equity ratio of 2.0:1 (calculated in accordance with GAAP), or 2.4:1 when including repurchase agreements underlying Linked Transactions (calculated on a non-GAAP basis). The repurchase obligations mature and reinvest every 30 to 90 days. See "—Contractual Obligations and Commitments" below. We expect to continue to borrow funds in the form of repurchase agreements. As of December 31, 2012, we had established eleven repurchase borrowing arrangements with various investment banking firms and other lenders, and as of December 31, 2012, we had outstanding borrowings with four of these lenders totaling $63.4 million, on a GAAP basis, and $77.4 million, on a non-GAAP basis, including $14.0 million from repurchase agreements underlying Linked Transactions.

        Under repurchase agreements, we may be required to pledge additional assets to our repurchase agreement counterparties (lenders) in the event that the estimated fair value of the existing pledged collateral under such agreements declines and such lenders demand additional collateral, which may take the form of additional securities or cash. Generally, repurchase agreements contain a financing rate, term and trigger levels for margin calls and haircuts depending on the types of collateral and the counterparties involved. If the estimated fair value of the investment securities increases due to changes in market interest rates or market factors, lenders may release collateral back to us. Specifically, margin calls may result from a decline in the value of the investments securing our repurchase agreements, prepayments on the residential mortgages securing our RMBS investments and from changes in the estimated fair value of such investments generally due to principal reduction of such investments from scheduled amortization and resulting from changes in market interest rates and other market factors. Counterparties also may choose to increase haircuts based on credit evaluations of us and/or the performance of the bonds in question. Across all of our repurchase facilities, the haircuts range from a low of 3% to a high of 50%, and the weighted average haircut was approximately 10% as of December 31, 2012. Declines in the value of our securities portfolio can trigger margin calls by our lenders under our repurchase agreements. Should prepayment speeds on the residential mortgages underlying our RMBS investments or market interest rates increase, margin calls on our repurchase agreements could result, causing an adverse change in our liquidity position.

        As of December 31, 2012, we had unrestricted cash and cash equivalents of $3.6 million and unpledged securities of $14.7 million available to meet margin calls on our repurchase agreements (including those repurchase agreements underlying Linked Transactions) and derivative instruments. Accordingly, based on our leverage level and liquidity position as of December 31, 2012, if the decline in market value of our securities collateralizing our repurchase facilities, or the combination of declining market value of our pledged securities and increasing haircuts, were to exceed the amount of our available liquidity, then we would have to sell assets and may not realize sufficient proceeds to repay the amounts we owe to our lenders. However, as our liquidity decreased, we would attempt to de-leverage in an effort to avoid such a situation. In the period ended December 31, 2012, we did not experience any margin calls. However, future declines in the market value of our securities may be possible.

        Upon repayment of each borrowing under a repurchase agreement, we may use the collateral immediately for borrowing under a new repurchase agreement. We have not at the present time entered into any other commitment agreements under which the lender would be required to enter into new repurchase agreements during a specified period of time.

        We intend to maintain a level of liquidity in relation to our assets that enables us to meet reasonably anticipated margin calls but that also allows us to be substantially invested in Agency and Non-Agency RMBS. We may misjudge the appropriate amount of our liquidity by maintaining excessive liquidity, which would lower our investment returns, or by maintaining insufficient liquidity, which would force us to liquidate assets into unfavorable market conditions and harm our operating results.

Forward-Looking Statements Regarding Liquidity

        Based upon our current portfolio, leverage rate and available borrowing arrangements, we believe that the net proceeds of our May 2012 private placement and this offering and the concurrent private placement to XL Investments, combined with cash flow from operations and available borrowing capacity, will be sufficient to enable us to meet anticipated short-term (one year or less) liquidity requirements to fund our investment activities, pay fees under our management agreement, fund our distributions to stockholders and for other general corporate expenses.

        Our ability to meet our long-term (greater than one year) liquidity and capital resource requirements will be subject to obtaining additional debt financing and equity capital. We may increase our capital resources by obtaining long-term credit facilities or making additional public or private offerings of equity or debt securities, possibly including classes of preferred stock, common stock and senior or subordinated notes. Such financing will depend on market conditions for capital raises and for the investment of any proceeds. If we are unable to renew, replace or expand our sources of financing on substantially similar terms, it may have an adverse effect on our business and results of operations.

        To maintain our qualification as a REIT, we generally must distribute annually at least 90% of our "REIT taxable income" (determined without regard to the deduction for dividends paid and excluding net capital gain). These distribution requirements limit our ability to retain earnings and thereby replenish or increase capital for operations.

Contractual Obligations and Commitments

        We entered into a contractual arrangement with our Manager when we commenced operations on May 16, 2012. Our Manager is entitled to receive a management fee and the reimbursement of certain expenses. See "Our Manager and the Management Agreement—Management Agreement—Management Fee and Expense Reimbursements." Because our management agreement provides that our Manager is responsible for managing our affairs, our executive officers, who are employees of our Manager and not our employees, will not receive cash compensation from us for serving as our executive officers. We have no employees.

        Our Manager Equity Plan includes provisions for grants of restricted common stock and other equity based awards to our Manager and to our independent directors, consultants or officers whom we may directly employ in the future. In turn, our Manager will grant such awards to its employees, officers (including our current officers), members, directors or consultants. Grants to our Manager will be allocated firstly to non-member employees and officers of our Manager, and then the balance of the grants to members (including our officers) proportionally based on each member's respective ownership of our Manager. The grants to be made to our Manager and then by our Manager pursuant to such are intended to provide customary incentive compensation to those persons employed by our Manager on whose performance we rely (including our officers). The total number of shares that may be granted subject to awards under the Manager Equity Plan will be equal to an aggregate of 3.0% of the total number of issued and outstanding shares of our common stock (on a fully diluted basis) at the time of each award (other than any shares issued or subject to awards made pursuant to the Manager Equity Plan). Our board of directors has approved certain grants of equity awards to our Manager and independent director nominees effective as of the closing of this offering. See "Management—Manager Equity Plan."

        We had the following contractual borrowing under repurchase agreements as of December 31, 2012 (dollar amounts in thousands) on both a GAAP basis (which excludes repurchase agreement financing associated with the Non-Agency RMBS underlying Linked Transactions) and non-GAAP basis (which includes repurchase agreement financing associated with the Non-Agency RMBS underlying Linked Transactions):

GAAP

	Payments Due by Period
$ in thousands	Total	Less Than 1 Year	1 - 3 Years	3 - 5 Years	After 5 Years
Repurchase agreements	$63,423	$63,423	—	—	—

Total contractual obligations	$63,423	$63,423	—	—	—

Non-GAAP

	Payments Due by Period
$ in thousands	Total*	Less Than 1 Year*	1 - 3 Years	3 - 5 Years	After 5 Years
Repurchase agreements	$77,412	$77,412	—	—	—

Total contractual obligations	$77,412	$77,412	—	—	—

*
Includes $13,989 of repurchase agreements underlying Linked Transactions.

        In addition, we enter into certain contracts that contain a variety of indemnification obligations, principally with our Manager, brokers and counterparties to repurchase agreements. The maximum potential future payment amount we could be required to pay under these indemnification obligations is unlimited. We have not incurred any costs to defend lawsuits or settle claims related to these indemnification obligations. As a result, the estimated fair value of these agreements is minimal. Accordingly, we recorded no liabilities for these agreements as of December 31, 2012.

Off-Balance Sheet Arrangements

        Our Linked Transactions are comprised of Non-Agency RMBS, associated repurchase agreement financing and interest receivable/payable on such accounts. To the extent these transactions become unlinked in the future, the underlying Non-Agency RMBS, the associated repurchase agreement financing and the associated interest income and expense will be presented on a gross basis on our consolidated balance sheet and statement of operations, prospectively.

        As of December 31, 2012, we did not maintain any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance, or special purpose or variable interest entities, established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. Further, as of December 31, 2012, we had not guaranteed any obligations of unconsolidated entities or entered into any commitment or intent to provide funding to any such entities.

Distributions

        We intend to continue to make regular monthly distributions to holders of our common stock from and after October 1, 2012. U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its "REIT taxable income" (determined without regard to the deduction for dividends paid and excluding net capital gain) and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its "REIT taxable income." On October 26, 2012, our board of directors declared and has paid a $0.018837 per share dividend ($0.301392 per share after giving effect to the one-for-16 reverse stock split we will effect immediately prior to the completion of this offering) on our common stock with respect to the period from inception through September 30, 2012, which was and is expected to be our only quarterly dividend given our current policy of making monthly distributions going forward. On November 29, 2012, December 18, 2012 and December 31, 2012, our board of directors declared a $0.00833 per share dividend ($0.13328 per share after giving effect to the one-for-16 reverse stock split we will effect immediately prior to the completion of this offering) with respect to the months of October 2012, November 2012 and December 2012, respectively. The dividend for the months of October 2012, November 2012 and December 2012 have been paid. On each of February 15 and March 12, 2013, our board of directors declared a $0.0083 per share dividend ($0.1328 per share after giving effect to the one-for-16 reverse stock split we will effect immediately prior to the completion of this offering) with respect to the months of January 2013 and February 2013. The January dividend has been paid and the February dividend will paid on March 28, 2013. Investors in this offering will participate in our monthly dividends declared for the month of March 2013 and thereafter. We generally intend to make regular monthly distributions to our stockholders in an amount equal to all or substantially all of our taxable income. Before we make any distribution, whether for U.S. federal income tax purposes or otherwise, we must first meet both our operating requirements and debt service on our repurchase agreements and other debt payable. If cash available for distribution to our stockholders is less than our taxable income, we could be required to sell assets or borrow funds to make cash distributions, or we may make a portion of the required distribution in the form of a taxable stock distribution or distribution of debt securities.

Inflation

        Virtually all of our assets and liabilities will be interest rate sensitive in nature. As a result, interest rates and other factors influence our performance far more so than does inflation. Changes in interest rates do not necessarily correlate with inflation rates or changes in inflation rates. Our financial statements are prepared in accordance with GAAP, and our distributions will be determined by our board of directors consistent with our obligation to distribute to our stockholders at least 90% of our "REIT taxable income" (determined without regard to the deduction for dividends paid and excluding net capital gain) on an annual basis in order to maintain our REIT qualification; in each case, our activities and balance sheet are measured with reference to historical cost and/or fair market value without considering inflation.

Quantitative and Qualitative Disclosures About Market Risks

        We seek to manage our risks related to the credit quality of our assets, interest rates, liquidity, prepayment speeds and market value while providing an opportunity to stockholders to realize attractive risk-adjusted returns through ownership of our common stock. Although we do not seek to avoid risk completely, we believe that risk can be quantified from historical experience and we seek to manage our risk levels in order to earn sufficient compensation to justify the risks we undertake and to maintain capital levels consistent with taking such risks.

        To reduce the risks to our portfolio, we employ portfolio-wide and security-specific risk measurement and management processes in our daily operations. Our Manager's risk management tools include software and services licensed or purchased from third parties, in addition to proprietary software and analytical methods developed by our Manager. There can be no guarantee that these tools will protect us from market risks.

        While changes in the fair value of our Agency RMBS are generally not credit-related, changes in the fair value of our Non-Agency RMBS, including Non-Agency RMBS underlying Linked Transactions, may reflect both market and interest rate conditions as well as credit risk. In evaluating our asset/liability management and Non-Agency RMBS credit performance, our Manager considers the credit characteristics underlying our Non-Agency RMBS, including Non-Agency RMBS that are a component of our Linked Transactions. The following table presents certain information about our Agency RMBS portfolio and Non-Agency RMBS portfolio (including Non-Agency RMBS underlying our Linked Transactions) as of December 31, 2012 on a combined non-GAAP basis. Information presented with respect to weighted average loan to value, weighted average FICO scores and other information is aggregated based on information reported at the time of mortgage origination and therefore does not reflect changes to home values or borrower characteristics since the mortgage origination.

	December 31, 2012
	Non-Agency RMBS(1)	Agency RMBS
Portfolio Characteristics:
Number of securities	9	8
Carrying value/ estimated fair value	$33,673,936	$69,973,604
Amortized cost	$28,759,843	$68,503,542
Current par value	$56,827,745	$65,310,197
Ratio of carrying value to current par value	59.3%	107.1%
Ratio of amortized cost to current par value	50.6%	104.9%
Net weighted average coupon	0.65%	3.45%
Three month CPR(1)	12.9%	7.1%
	December 31, 2012(1)
Non-Agency RMBS Characteristics:
Collateral Attributes:
Weighted average loan age (months)	79
Weighted average original loan-to-value	81.2%
Weighted average original FICO(2)	691
Weighted average loan size	276
Current Performance:
60+ day delinquencies	32.3%
Average credit enhancement(3)	2.8%

	December 31, 2012(1)
	Fair Value	% of Non-Agency RMBS
Coupon Type:
Fixed rate	$—	0.0%
Hybrid or floating	$33,673,936	100.0%
Collateral Type:
Prime	$—	0.0%
Alt-A	$20,362,160	60.5%
Subprime	$13,311,776	39.5%
New Issue	$—	0.0%
Loan Origination Year:
2007	$8,932,388	26.5%
2006	$12,913,994	38.4%
Pre-2006	$11,827,554	35.1%

(1)
Includes Non-Agency RMBS underlying our Linked Transactions at December 31, 2012 on a combined, non-GAAP basis.

        The following table presents the rating of our Non-Agency RMBS at December 31, 2012, including Non-Agency RMBS underlying our Linked Transactions, on a combined non-GAAP basis. The rating indicates the opinion of the rating agency as to the creditworthiness of the investment, indicating the obligor's ability to meet its full financial commitment on the obligation. A rating of "NR" is assigned when major rating agencies do not provide any rating for such security.

	Fair Value	% of Non-Agency RMBS
Current Rating(4)
CCC	$5,697,236	16.9%
C	$7,614,540	22.6%
D	$11,516,722	34.2%
Not Rated	$8,845,438	26.3%

        The mortgages securing our Non-Agency RMBS are collateralized by properties located within many geographic regions across the United States. The following table presents the five largest geographic concentrations of the mortgages collateralizing our Non-Agency RMBS, including Non-Agency RMBS underlying our Linked Transactions, at December 31, 2012 on a combined, non-GAAP basis:

	Fair Value	% of Non-Agency RMBS
Property Location
California	$12,590,677	37.4%
Florida	$3,530,747	10.5%
New York	$2,020,093	6.0%
New Jersey	$951,828	2.8%
Maryland	$372,110	1.1%

(1)
Three-month CPR is reflective of the prepayment speed on the underlying securitization; however, CPR is not necessarily indicative of the proceeds received on our investments. Proceeds received on our RMBS depend on the location of our RMBS within the payment structure of each underlying property.

(2)
FICO represents a mortgage industry accepted credit score of a borrower, which was developed by Fair Isaac Corporation.

(3)
Average credit enhancement remaining on our Non-Agency RMBS portfolio, which is the average amount of protection available to absorb future credit losses due to defaults on the underlying collateral.

(4)
Reported based on the lowest rating issued by a rating agency, if more than one rating is issued on the security, at the date presented.

Interest rate risk

        Interest rates are highly sensitive to many factors, including fiscal and monetary policies and domestic and international economic and political considerations, as well as other factors beyond our control. We are subject to interest rate risk in connection with our assets and related financing obligations. Subject to maintaining our qualification as a REIT, we engage in a variety of interest rate management techniques that seek to mitigate the influence of interest rate changes on the values of our assets.

        Subject to maintaining our qualification as a REIT, we utilize derivative financial instruments, currently limited to interest rate swaps and a swaption as of December 31, 2012, to hedge the interest rate risk associated with our portfolio. We seek to hedge interest rate risk with respect to both the fixed income nature of our assets and the financing of our portfolio. In hedging interest rates with respect to our fixed income assets, we seek to reduce the risk of losses on the value of our investments that may result from changes in interest rates in the broader markets. In utilizing interest rate hedges with respect to our financing, we seek to improve risk-adjusted returns and, where possible, to obtain a favorable spread between the yield on our assets and the cost of our financing. We rely on our Manager's expertise to manage these risks on our behalf.

Interest rate effect on net interest income

        Our operating results depend in large part on differences between the income earned on our assets and our cost of borrowing and hedging activities. The costs associated with our borrowings are generally based on prevailing market interest rates. During a period of rising interest rates, our borrowing costs generally will increase while the yields earned on our existing portfolio of leveraged fixed-rate RMBS will remain static. Moreover, interest rates may rise at a faster pace than the yields earned on our leveraged adjustable-rate and hybrid RMBS. Both of these factors could result in a decline in our net interest spread and net interest margin. The severity of any such decline would depend on our asset/liability composition at the time, as well as the magnitude and duration of the interest rate increase. Further, an increase in short-term interest rates could also have a negative impact on the market value of our target assets. If any of these events happen, we could experience a decrease in net income or incur a net loss during these periods, which could adversely affect our liquidity and results of operations.

        Our hedging techniques are partly based on assumed levels of prepayments of our target assets. If prepayments are slower or faster than assumed, the life of the investment will be longer or shorter, which would reduce the effectiveness of any hedging strategies we may use and may cause losses on such transactions. Hedging strategies involving the use of derivative securities are highly complex and may produce volatile returns.

        We acquire adjustable-rate and hybrid RMBS. These are assets in which some of the underlying mortgages are typically subject to periodic and lifetime interest rate caps and floors, which may limit the amount by which the security's interest yield may change during any given period. However, our borrowing costs pursuant to our financing agreements are not subject to similar restrictions. Therefore, in a period of increasing interest rates, interest rate costs on our borrowings could increase without limitation, while the interest-rate yields on our adjustable-rate and hybrid RMBS could effectively be limited by caps. This issue will be magnified to the extent we acquire adjustable-rate and hybrid RMBS that are not based on mortgages that are fully indexed. In addition, adjustable-rate and hybrid RMBS may be subject to periodic payment caps that result in some portion of the interest being deferred and added to the principal outstanding. If this happens, we could receive less cash income on such assets than we would need to pay for interest costs on our related borrowings. These factors could lower our net interest income or cause a net loss during periods of rising interest rates, which would harm our financial condition, cash flows and results of operations.

Interest rate mismatch risk

        We fund the majority of our adjustable-rate and hybrid RMBS assets with borrowings that are based on LIBOR, while the interest rates on these assets may be indexed to other index rates, such as the one-year Constant Maturity Treasury index, the Monthly Treasury Average index or the 11th District Cost of Funds Index. Accordingly, any increase in LIBOR relative to these indices may result in an increase in our borrowing costs that is not matched by a corresponding increase in the interest earnings on these assets. Any such interest rate index mismatch could adversely affect our profitability, which may negatively impact distributions to our stockholders. To mitigate interest rate mismatches, we utilize the hedging strategies discussed above.

        Our analysis of risks is based on our Manager's experience, estimates, models and assumptions. These analyses rely on models that utilize estimates of fair value and interest rate sensitivity. Actual economic conditions or implementation of decisions by our Manager may produce results that differ significantly from the estimates and assumptions used in our models.

        We use a variety of recognized industry models, as well as proprietary models, to perform sensitivity analyses, which are derived from primary assumptions for prepayment rates, discount rates and credit losses. The primary assumption used in this model is implied market volatility of interest rates. The information presented in the following interest sensitivity table projects the potential impact of sudden parallel changes in interest rates on our financial results and financial condition over the next 12 months, based on our interest sensitive financial instruments at December 31, 2012, including Non-Agency RMBS underlying Linked Transactions. Such RMBS may not be linked in future periods.

        All changes in value are measured as the change from the December 31, 2012 financial position. All projected changes in annualized net interest income are measured as the change from the projected annualized net interest income based off current performance returns.

Change in Interest rates	Percentage Change in Projected Net Interest Income(1)	Percentage Change in Projected Portfolio Value(2)
+1.00%	11.44%	-2.18%
+0.50%	5.72%	-0.97%
-0.50%	0.40%	0.53%
-1.00%	-5.85%	0.40%

(1)
Includes underlying interest income and interest expense associated with RMBS and repurchase agreement borrowings underlying our Linked Transactions. Such RMBS and repurchase agreements may not be linked in future periods.

(2)
Agency RMBS only.

        The interest rate sensitivity table quantifies the potential changes in net interest income and portfolio value, which includes the value of swaps and our other derivatives, should interest rates immediately change. The interest rate sensitivity table presents the estimated impact of interest rates instantaneously rising 50 and 100 basis points and falling 50 and 100 basis points. The cash flows associated with our portfolio of RMBS for each rate change are calculated based on assumptions, including prepayment speeds, yield on future acquisitions, slope of the yield curve and size of the portfolio. Assumptions made on the interest rate sensitive liabilities, which are assumed to relate to repurchase agreements, including anticipated interest rates, collateral requirements as a percent of the repurchase agreement, amount and term of borrowing.

        The AFS securities, at fair value, included in the foregoing interest rate sensitivity table under "Percentage Change in Projected Portfolio Value" were limited to Agency RMBS. Due to the significantly discounted prices and underlying credit risks of our Non-Agency RMBS, including those underlying Linked Transactions, we believe our Non-Agency RMBS's valuation is inherently de-sensitized to changes in interest rates. As such, we cannot project the impact to these financial instruments and have excluded these RMBS from the interest rate sensitivity analysis. However, these Non-Agency RMBS have been included in the "Percentage Change in Projected Net Interest Income" analysis.

        Certain assumptions have been made in connection with the calculation of the information set forth in the foregoing interest rate sensitivity table and, as such, there can be no assurance that assumed events will occur or that other events will not occur that would affect the outcomes. The base interest rate scenario assumes interest rates at December 31, 2012. The analysis utilizes assumptions and estimates based on the judgment and experience of our Manager's team. Furthermore, while we generally expect to retain such assets and the associated interest rate risk to maturity, future purchases and sales of assets could materially change our interest rate risk profile.

        The change in annualized net interest income does not include any benefit or detriment from faster or slower prepayment rates on our Agency premium RMBS and Non-Agency discount RMBS, We anticipate that faster prepayment speeds in lower interest rate scenarios will generate lower realized yields on Agency premium RMBS and higher realized yields on Non-Agency discount RMBS. Similarly, we anticipate that slower prepayment speeds in higher interest rate scenarios will generate higher realized yields on Agency premium RMBS and lower realized yields on Non-Agency discount RMBS. Although we have sought to construct our portfolio to limit the effect of changes in prepayment speeds, there can be no assurance this will actually occur, and the realized yield of our portfolio may be significantly different than we anticipate in changing interest rate scenarios.

        Given the low interest rates at December 31, 2012, we applied a floor of 0% for all anticipated interest rates included in our assumptions. Because of this floor, we anticipate that any hypothetical interest rate shock decrease would have a limited positive impact on our funding costs; however, because prepayments speeds are unaffected by this floor, we expect that any increase in our prepayment speeds (occurring as a result of any interest rate decrease or otherwise) could result in an acceleration of our premium amortization on Agency RMBS and accretion of discount on our Non-Agency RMBS purchased at a discount. As a result, because this floor limits the positive impact of any interest rate decrease on our funding costs, hypothetical interest rate decreases could cause the fair value of our financial instruments and our net interest income to decline.

        The information set forth in the interest rate sensitivity table and all related disclosures constitutes forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Actual results could differ significantly from those estimated in the foregoing interest rate sensitivity table.

Prepayment risk

        Prepayment risk is the risk that principal will be repaid at a different rate than anticipated. As we receive prepayments of principal on our assets, premiums paid on such assets will be amortized against interest income. In general, an increase in prepayment rates will accelerate the amortization of purchase premiums, thereby reducing the interest income earned on the assets. Conversely, discounts on such assets are accreted into interest income. In general, an increase in prepayment rates will accelerate the accretion of purchase discounts, thereby increasing the interest income earned on the assets.

        Normally, we believe that we will be able to reinvest proceeds from scheduled principal payments and prepayments at acceptable yields; however, no assurances can be given that, should significant prepayments occur, market conditions would be such that acceptable investments could be identified and the proceeds timely reinvested.

Extension risk

        We compute the projected weighted-average life of our investments based upon assumptions regarding the rate at which the borrowers will prepay the underlying mortgages. In general, when a fixed-rate or hybrid adjustable-rate security is acquired with borrowings, we may, but are not required to, enter into an interest rate swap agreement or other hedging instrument that effectively fixes our borrowing costs for a period close to the anticipated average life of the fixed-rate portion of the related assets. This strategy is designed to protect us from rising interest rates, because the borrowing costs are fixed for the duration of the fixed-rate portion of the related target asset.

        However, if prepayment rates decrease in a rising interest rate environment, then the life of the fixed-rate portion of the related assets could extend beyond the term of the swap agreement or other hedging instrument. This could have a negative impact on our results from operations, as borrowing costs would no longer be fixed after the end of the hedging instrument, while the income earned on the fixed-rate or hybrid adjustable-rate assets would remain fixed. This situation could also cause the market value of our fixed-rate or hybrid adjustable-rate assets to decline, with little or no offsetting gain from the related hedging transactions. In extreme situations, we could be forced to sell assets to maintain adequate liquidity, which could cause us to incur losses.

Market risk

        Market value risk.    Our AFS securities are reflected at their estimated fair value, with the difference between amortized cost and estimated fair value reflected in accumulated other comprehensive income. The estimated fair value of these securities fluctuates primarily due to changes in interest rates, market valuation of credit risks and other factors. Generally, in a rising interest rate environment, we would expect the fair value of these securities to decrease; conversely, in a decreasing interest rate environment, we would expect the fair value of these securities to increase. As market volatility increases or liquidity decreases, the fair value of our assets may be adversely impacted.

        The sensitivity analysis table presented in "—Interest rate mismatch risk" sets forth the estimated impact of an instantaneous parallel shift in the yield curve, up and down 50 and 100 basis points, on the market value of our interest rate-sensitive investments and net interest income, at December 31, 2012, assuming a static portfolio. When evaluating the impact of changes in interest rates, prepayment assumptions and principal reinvestment rates are adjusted based on our Manager's expectations. The analysis presented utilized assumptions, models and estimates of our Manager based on the judgment and experience of our Manager's team.

        Real estate risk.    RMBS and residential property values are subject to volatility and may be adversely affected by a number of factors, including national, regional and local economic conditions; local real estate conditions (such as an oversupply of housing); changes or continued weakness in specific industry segments; construction quality, age and design; demographic factors; and retroactive changes to building or similar codes. Decreases in property values reduce the value of the collateral for mortgage loans and the potential proceeds available to borrowers to repay the loans, which could cause us to suffer losses on our Non-Agency RMBS investments.

Liquidity risk

        Our liquidity risk is principally associated with our financing of long-maturity assets with short-term borrowings in the form of repurchase agreements. Although the interest rate adjustments of these assets and liabilities fall within the guidelines established by our operating policies, maturities are not required to be nor are they, matched.

        Should the value of our assets pledged as collateral suddenly decrease, margin calls relating to our repurchase agreements could increase, causing an adverse change in our liquidity position. Additionally, if one or more of our repurchase agreement counterparties chose not to provide on-going funding, our ability to finance would decline or exist at possibly less advantageous terms. As such, we cannot assure that we will always be able to roll over our repurchase agreements. See "—Liquidity and Capital Resources" for further information about our liquidity and capital resource management.

Credit risk

        We believe that our investment strategy will generally keep our risk of credit losses low to moderate. However, we retain the risk of potential credit losses on all of the loans underlying our Non-Agency RMBS. With respect to our Non-Agency RMBS that are senior in the credit structure, credit support contained in RMBS deal structures provides a level of protection from losses. We seek to manage the remaining credit risk through our pre-acquisition due diligence process and by factoring assumed credit losses into the purchase prices we pay for Non-Agency RMBS. In addition, with respect to any particular target asset, our Manager's investment team evaluates relative valuation, supply and demand trends, shape of yield curves, prepayment rates, delinquency and default rates, recovery of various sectors and vintage of collateral. In particular, the evaluation process involves modeling under various different scenarios the future cashflows expected to be generated by a specific security based on the current and projected delinquency and default status of the portfolio, and expected recoveries derived primarily from LTV metrics, relative to the purchase price of the RMBS. At purchase, our Manager estimates the proportion of the discount that we do not expect to recover and incorporates it into our Manager's expected yield and accretion calculations. As part of our Non-Agency RMBS surveillance process, our Manager tracks and compares each security's actual performance over time to the performance expected at the time of purchase or, if our Manager has modified its original purchase assumptions, to its revised performance expectations. To the extent that actual performance of our Non-Agency RMBS deviates materially from our Manager's expected performance parameters, our Manager may revise its performance expectations, such that the amount of purchase discount designated as credit discount may be increased or decreased over time. At times, we may enter into credit default swaps or other derivative instruments in an attempt to manage our credit risk. Nevertheless, unanticipated credit losses could adversely affect our operating results.

Internal Controls over Financial Reporting; Material Weakness

        Prior to the initial filing of the registration statement of which this prospectus is a part, and in connection with the preparation of our earlier audited financial statements as of and for the period from May 16, 2012 (commencement of operations) to July 31, 2012, our independent registered public accountants identified a material weakness and two significant deficiencies in our internal control over financial reporting. A "material weakness" is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. The identified material weakness required adjustments to our financial statements during the audit. A "significant deficiency" is a deficiency, or a combination of deficiencies, in internal control over financial reporting that is less severe than a material weakness, yet important enough to merit attention by those responsible for oversight of financial reporting, including the audit committee of a company's board of directors.

        The material weakness was identified as the result of an error in our interpretation of the accounting guidance relating to the evaluation of specific criteria used to determine whether certain Non-Agency RMBS purchases and repurchase financing transactions are "linked transactions", accounted for on a net basis and recorded as a forward purchase (derivative) contract at fair value on our balance sheet.

        The significant deficiencies related to inadequate review of the report of a service organization's system and the suitability of the design and operating effectiveness of controls (SSAE 16) and inadequate review of the timing of the booking of certain repurchase transactions.

        When we become a public company, we will be subject to reporting obligations under Section 404 of the Sarbanes-Oxley Act that will require us to include a management report on our internal control over financial reporting in our annual report, which will contain management's assessment of the effectiveness of our internal control over financial reporting. This requirement will first apply to our annual report on Form 10-K for the year ending December 31, 2014. We are in the process of designing, implementing and testing the internal control over financial reporting required to comply with this obligation. This process is time consuming, costly and complicated. Our management may conclude that our internal control over financial reporting is not effective.

        In addition, our independent registered public accounting firm will be required to attest to the effectiveness of our internal control over financial reporting beginning with our annual report on Form 10-K following the later of the year following our first annual report required by the SEC and the date on which we are no longer an "emerging growth company." We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of this offering, (b) in which we have total annual gross revenue of at least $1.0 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. Even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm may issue a report that is qualified if it is not satisfied with our controls or the level at which our controls are documented, designed, operated or reviewed or if it interprets the relevant requirements differently from us. Material weaknesses and significant deficiencies may be identified during the audit process or at other times. During the course of the evaluation, documentation or attestation, we or our independent registered public accounting firm may identify weaknesses and deficiencies that we may not be able to remedy in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with Section 404.

        We and our independent registered public accountants concluded the identified material weakness and one of the significant deficiencies remain at December 31, 2012. We have implemented and will continue to implement measures designed to remediate the material weakness and the remaining significant deficiency and to improve our internal control over financial reporting. These measures include, among other things, supplementing the existing infrastructure for overseeing financial reporting with additional specialized accounting resources to be furnished by a third party service provider, a third party assessment of the design and operation of internal controls, specifically those relating to financial reporting, and further review of the service organization's systems and controls. In addition, we have instituted additional procedures for validating and documenting whether Non-Agency RMBS purchases and repurchase financing transactions are linked. The actions that we are taking are subject to ongoing senior management review, as well as audit committee oversight. While we believe that the actions we are taking and will continue to take to address the existing weakness in internal control over financial reporting will mitigate the risk related to the aforementioned internal control material weakness, we cannot assure you that our internal control over financial reporting, as modified, will enable us to identify or avoid material weaknesses or significant deficiencies in the future. Any failure to so identify and avoid could cause investors to lose confidence in our reported financial information, harm our business and negatively impact the trading price of our common stock.

Risk Management

        To the extent consistent with maintaining our REIT qualification, we will seek to manage risk exposure to protect our investment portfolio against the effects of major interest rate changes. We may generally seek to manage this risk by:

  •
  relying on our Manager's investment selection process described in this prospectus under "Business—Our Manager's Investment Process and Analysis";

  •
  monitoring and adjusting, if necessary, the reset index and interest rate related to Agency and Non-Agency RMBS and other mortgage-related investments and our financings;

  •
  attempting to structure our financing agreements to have a range of different maturities, terms, amortizations and interest rate adjustment periods;

  •
  using hedging instruments, primarily interest rate swap agreements but also financial futures, options, interest rate cap agreements, floors and forward sales to adjust the interest rate sensitivity of Agency RMBS and other mortgage-related investments and our borrowings; and

  •
  actively managing, on an aggregate basis, the interest rate indices, interest rate adjustment periods and gross reset margins of Agency RMBS and other mortgage-related investments and the interest rate indices and adjustment periods of our financings.

In executing on our current risk management strategy, we have entered into interest rate swap agreements and a swaption.

BUSINESS

Overview of Our Company

        We are a recently organized Maryland corporation focused on investing in, financing and managing a leveraged portfolio of Agency and Non-Agency RMBS, residential mortgage loans and other mortgage-related investments, which we collectively refer to as our target assets. We believe that our hybrid model of investing in both Agency RMBS and Non-Agency RMBS positions us to benefit from anticipated changes in the residential mortgage market in the coming years as the role of GSEs are reduced, providing us with attractive investment opportunities across the Agency and Non-Agency RMBS sectors and potentially enhancing our ability to deliver attractive risk-adjusted returns to our investors.

        We commenced operations in May 2012 after raising $26.2 million net proceeds in a private placement and investing those proceeds in Agency RMBS and Non-Agency RMBS. Since our business was initially funded on May 16, 2012, our Manager has increased our net asset value from $26.2 million to $32.3 million as of December 31, 2012, representing a 23.3% increase. This increase resulted primarily from a rise in the prices of the majority of our portfolio securities during the period. Given that the increase in net asset value was due to unrealized gains on portfolio securities, such increases may not be sustainable or realizable going forward.

        Our current portfolio of Agency and Non-Agency RMBS consists of assets that as of December 31, 2012 had a fair value of $81.0 million on a GAAP basis, or $103.6 million including Non-Agency RMBS underlying our Linked Transactions on a non-GAAP basis. As of December 31, 2012, our portfolio was comprised of approximately 86% Agency RMBS and 14% Non-Agency RMBS on a GAAP basis, or 68% Agency RMBS and 32% Non-Agency RMBS including Non-Agency RMBS underlying our Linked Transactions on a non-GAAP basis. For GAAP financial statement reporting purposes, certain of our Non-Agency RMBS are reported as "Linked Transactions" and the fair value of those assets are not included in the fair value of our RMBS portfolio on a GAAP basis. This is because when we finance the purchase of securities with repurchase agreements from the same counterparty from whom the securities are purchased and both transactions are entered into contemporaneously or in contemplation of each other, the transactions are presumed to be part of the same arrangement, or a "Linked Transaction," unless certain criteria are met. Under GAAP, we account for the two components of a Linked Transaction (the RMBS purchase and the related repurchase agreement financing) on a net basis and record a forward purchase (derivative) contract, at fair value, on our balance sheet in the line item "Linked Transactions, net, at fair value." In managing and evaluating the composition and performance of our RMBS portfolio, however, we do not view the purchase of our Non-Agency RMBS and the associated repurchase agreement financing as transactions that are linked. We therefore have also presented certain information that includes the Non-Agency RMBS underlying our Linked Transactions. This information constitutes non-GAAP financial measures within the meaning of Regulation G, as promulgated by the SEC. We believe that this non-GAAP information enhances the ability of investors to analyze our RMBS portfolio and the performance of our Non-Agency RMBS in the same way that we assess our portfolio and such assets.

        Our objective is to provide attractive risk-adjusted returns to our investors over time, primarily through dividends and secondarily through capital appreciation. We intend to achieve this objective by selectively acquiring and managing a diversified investment portfolio of our target assets designed to produce attractive returns across a variety of market conditions and economic cycles. We fund the acquisition of our assets through the use of leverage from multiple counterparties, currently through borrowings under a series of short-term repurchase agreements. We generate returns from the spread or difference between what we earn on our assets and our costs, including the cost of funds we borrow after giving effect to our hedging activities.

        We are managed by Oak Circle Capital Partners LLC, or our Manager. Our Manager manages us exclusively and, unless and until our Manager agrees to manage any additional investment vehicle, our Manager will not have to allocate investment opportunities in our target assets with any other REIT, investment pool or other entity. Our Manager's investment professionals and other staff have extensive experience in managing fixed-income assets, including Agency and Non-Agency RMBS. The core team has worked together for approximately the last ten years and has an average of more than 20 years of industry experience. Our Manager is majority owned by its employees (including all of our officers) with a minority stake held by XL Global, a subsidiary of XL Group plc (NYSE: XL). XL Group plc, through its wholly owned subsidiaries, is a global insurance and reinsurance company with total assets of $45.4 billion and a market capitalization of $7.5 billion as of December 31, 2012, and actively invests in alternative investment funds, private investment funds and investment management companies.

        XL Investments, an indirect wholly owned subsidiary of XL Group plc, currently owns 1,562,500 shares of our common stock and has agreed to purchase $25.0 million of additional shares of our common stock in a concurrent private placement. Based on a public offering price of $15.00, which is the anticipated public offering price set forth on the cover of this prospectus, XL Investments will own upon the completion of this offering 43.7% of our common stock after giving effect to its purchase of additional shares in the concurrent private placement (or 40.4% if the underwriters exercise in full their option to purchase additional shares); and 60.4% and 57.1%, respectively, after also giving effect to the exercise of warrants owned by XL Investments in full, which become exercisable 120 days after the completion of this offering.

        We will elect to be taxed as a REIT beginning with our short taxable year ended December 31, 2012 under the Internal Revenue Code and generally will not be subject to U.S. federal taxes on our income to the extent we currently distribute our income to our stockholders and maintain our qualification as a REIT. Our qualification as a REIT will depend on our ability to meet, on a continuing basis, various complex requirements under the Internal Revenue Code relating to, among other things, the source of our gross income, the composition and values of our assets, our distribution levels and the concentration of ownership of our capital stock. If we fail to qualify as a REIT in any taxable year and do not qualify for certain statutory relief provisions, we will be subject to federal income taxes at regular corporate rates. Even if we qualify as a REIT for federal income tax purposes, we may still be subject to certain federal, state and local taxes on our income or property. We also intend to operate our business in a manner that will permit us to maintain our exclusion from registration under the Investment Company Act.

May 2012 Private Placement; Reverse Stock Split

        In May 2012, we completed a private placement in which we sold $26.5 million of our common stock to XL Investments and employees of our Manager. We, as part of that placement, also agreed to issue warrants to purchase our common stock to XL Investments. On September 29, 2012, we issued warrants to XL Investments to purchase two shares of our common stock for each share of our common stock owned by XL Investments. The warrants have an exercise price equal to 105% of the initial public offering price for our common stock in this offering. The number of shares issuable upon the exercise of the warrant will be adjusted for the reverse stock split. For additional information on these warrants, please see "Description of our Securities—Warrants." After deducting our offering expenses, the aggregate net proceeds from the private placement were $26.2 million. We used the $26.2 million of net proceeds from the private placement to fund our existing portfolio.

Concurrent Private Placement

        XL Investments has agreed to purchase $25.0 million of shares of our common stock from us in a concurrent private placement at the initial public offering price, or 1,666,667 shares based on the anticipated public offering price of $15.00. As part of its investment in May 2012 (discussed above), XL

Investments also agreed to make an additional investment in us of up to $25.0 million, subject to certain conditions and over a period of time. The conditions will be deemed satisfied upon the closing of this offering, and accordingly XL Investments has agreed to accelerate the timing of its investment and has committed to us to purchase such shares. The underwriters will not receive any underwriting discount on the shares purchased by XL Investments in this private placement.

Current Market Opportunities

        We believe that the changing regulatory landscape and declining roles of the GSE portfolios should present attractive investment opportunities for us in both Agency and Non-Agency mortgage assets. We currently invest in both Agency RMBS and Legacy Non-Agency RMBS. We may also benefit from the curtailment of direct government involvement in housing finance, and we intend to invest in New Issue Non-Agency RMBS that have recently increased in issuance in the residential mortgage sector. We expect to be well positioned to evaluate the additional investment opportunities in New Issue Non-Agency RMBS as such issuance becomes more economically attractive. Overall, we believe that our hybrid model maximizes the range of attractive investment opportunities available to us across the Agency RMBS and Non-Agency RMBS markets and potentially enhances our ability to deliver attractive risk-adjusted returns to our investors over time.

        Since the height of the financial crisis in 2008, there have been a number of proposals put forward regarding the reform of the housing finance market. We believe the most important theme of these proposals, as highlighted in the U.S. Department of Treasury and Department of Housing and Urban Development report to Congress on February 11, 2011, is the reduction of the government's role in, and the return of private capital to, the housing finance market. Several tools intended to encourage investment of private capital were recommended in the U.S. Department of Treasury and Department of Housing and Urban Development report, including increasing guarantee fees, decreasing loan limits, tightening underwriting criteria for conforming loans and developing risk sharing and/or credit enhancement markets. We believe these recommended proposals, some of which have begun to be implemented, such as the tightening of conforming loan limits in October 2011 and two separate 2012 announcements regarding increases in guarantee fees, will increase the need for private capital in the Non-Agency RMBS market, which we believe presents an opportunity for us. These proposals will also reduce the future supply of Agency RMBS, limit mortgage refinancing and associated prepayment risk, and reduce the future volatility of the Agency RMBS market, which we view as positive developments for existing Agency RMBS. In addition, we believe these proposals have contributed to the recent increase in New Issue Non-Agency RMBS transactions and will present new investment opportunities for us. Non-Agency RMBS issuance backed by prime loans has increased from $0.7 billion in 2011 to $3.5 billion in 2012, a 400% increase. For 2013, industry research projects a significant increase in such Non-Agency RMBS issuance, with several estimates for the annual issuance in the $20-30 billion range, and projects the potential for meaningful increases in such estimates if the housing recovery continues, if underwriting standards relax modestly, if securitization issuance economics continue to improve or if further increases occur in Agency guarantee fees.

        We believe investors continue to seek incremental spreads relative to U.S. Treasury Department Notes in a low yield environment and financial institutions continue to prefer high quality, liquid Agency RMBS. In addition, our Manager has observed that the long-standing correlation between the prepayment rates of borrowers and their ability to refinance mortgage loans (as defined by the difference between available rates in the market and the legacy rates being paid by borrowers) has become partially de-linked in the past several years. Our Manager believes this is primarily a result of the significant decrease in the equity value of those borrowers' homes. The reduction in prepayment rates and other factors have resulted in yield spreads on Agency RMBS at what our Manager views as attractive levels.

        Our Manager has diversified our Agency RMBS portfolio with Non-Agency RMBS collateralized by non-conforming residential mortgages. Mortgage loan delinquencies and credit losses may continue to rise and housing conditions may continue to deteriorate, but even after incorporating additional negative home price assumptions, we believe that current prices for certain Non-Agency RMBS offer the potential for attractive risk-adjusted returns. Furthermore, there are increasing signs that the housing market may have stabilized, and the housing sector is now a net positive contributor to economic activity, if from a depressed level. According to the National Association of Realtors, December 2012 existing home sales rose to a seasonally adjusted 4.94 million, a 12.8% increase from December 2011, and the December 2012 national median existing-home price was $180,800, an 11.5% increase from the prior year. December represented the tenth consecutive month of year-over-year median home price increases. We believe that stabilization and any improvement in the housing market have the potential to enhance returns on Non-Agency RMBS.

        The U.S. Federal Reserve Board has maintained a near-zero target for the federal funds rate. On January 25, 2012, the Federal Open Market Committee, or FOMC, released a statement indicating that it would maintain the target range for the federal funds rate at 0% to 0.25% and that it continues to anticipate that economic conditions, including low rates of resource utilization and a subdued outlook for inflation over the medium term, are likely to warrant exceptionally low levels for the federal funds rate at least through 2014. The FOMC reiterated this statement on April 25, 2012. In June 2012, the FOMC updated its assessment by noting that the economy was expanding moderately in 2012 with business fixed investment continuing to advance and inflation in decline. However, the FOMC also cautioned that growth in employment had slowed in recent months, and the unemployment rate remained elevated. In September 2012, the U.S. Federal Reserve further updated its economic assessment by noting that, despite continued modest economic expansion, employment growth remains slow and the unemployment rate remains elevated. Accordingly, the U.S. Federal Reserve increased its focus on employment growth by announcing a third round of quantitative easing, or QE3, by agreeing to purchase additional Agency RMBS at a pace of $40 billion per month, as well as extending the existing commitment to exceptionally low levels for the federal funds rate through at least mid-2015. On January 30, 2013, the U.S. Federal Reserve reaffirmed its commitment to QE3, including a continuation of exceptionally low levels for the federal funds rate for so long as unemployment remains above 6.5% and inflation remains at or below 2.5%, as well as the continued purchase of Agency RMBS at a pace of $40 billion per month.

        The current market environment and outlook have created strong demand for Agency RMBS as well as Non-Agency RMBS assets and has also reduced the costs of our financing and hedging. Our Manager believes this slow growth environment should promote a low federal funds rate and a higher demand for Agency RMBS and Non-Agency RMBS.

        We use leverage to seek to increase potential returns to our stockholders by borrowing against existing assets through short-term repurchase agreements, and in the future we may utilize longer-term secured financings, in each case, using the proceeds to acquire additional assets. As the capital markets have recovered, commercial banks have re-entered the secured lending market, which has quickened the pace of the recovery of asset values in the credit markets and increased the availability of leverage. Financing of Agency RMBS and Non-Agency RMBS is currently widely available through, among other vehicles, short-term repurchase agreements. Haircuts, or the discount attributed to the value of securities sold under repurchase agreements, average between 3% and 10% for Agency RMBS and average between 10% and 50% for Non-Agency RMBS, depending on the specific security used as collateral for such repurchase agreements.

        Our Manager's views of the current market opportunities are based on its own assessments. There can be no assurance that our investment and financing strategies based on our Manager's views will be able to generate attractive returns for our stockholders. Furthermore, there is no way of knowing what impact government programs and any future actions may have on the prices and liquidity of RMBS or other securities in which we invest.

Our Manager

        We are externally managed and advised by Oak Circle Capital Partners LLC pursuant to a management agreement between us and Oak Circle. Oak Circle, which was formed for the purpose of becoming our Manager, manages us exclusively and, unless and until our Manager agrees to manage any additional investment vehicle, our Manager will not have to allocate investment opportunities in our target assets with any other REIT, investment pool or other entity. As our Manager, Oak Circle implements our business strategy, performs investment advisory services and activities with respect to our assets and is responsible for performing all of our day-to-day operations.

        All of our officers are employees of our Manager, and we rely on the extensive experience of our Manager's investment professionals and other staff in managing fixed-income assets, including Agency and Non-Agency RMBS. Our Manager's core team has worked together for approximately the last ten years and has an average of more than 20 years of industry experience. Our and our Manager's Chief Executive Officer and President, David Carroll, and Chief Investment Officer, Kian Fui (Paul) Chong, have been managing our assets since our inception and, subject to the oversight of our board of directors, will have primary responsibility for overseeing the management of our assets going forward. Our Manager's management team co-founded and/or previously held executive positions with Ceres Capital. Ceres Capital was a specialized investment management company that managed Victoria, a structured investment vehicle. Following the 2007 liquidity crisis, in 2008, Ceres Capital entered Chapter 11 under the Bankruptcy Code and Victoria entered a controlled wind-down. Farmington was an investment vehicle established in November 2007 for the purpose of refinancing a portion of the Victoria asset portfolio and was managed by Ceres and then by Ivy Square. Members of our Manager's management team also previously held executive positions at Ivy Square. Farmington was liquidated in August 2011 at the direction of the transaction lender. For additional information regarding our and our Manager's management team, and Ceres Capital, Victoria and Farmington, see "Management—Our Directors and Executive Officers," "Management—Additional Information Concerning Our and Our Manager's Executive Officers" and "Our Manager and the Management Agreement—Executive Officers of Our Manager."

        Our Manager is majority owned by its employees (including all of our officers), with a minority stake held by XL Global, a subsidiary of XL Group plc (NYSE: XL). XL Group plc, through its wholly owned subsidiaries, is a global insurance and reinsurance company with total assets of $45.4 billion and a market capitalization of $7.5 billion as of December 31, 2012, and has actively invested in alternative investment funds, private investment funds and investment management companies. Oak Circle is an investment adviser registered with the SEC.

Our Investment Strategy

        Our objective is to provide attractive risk-adjusted returns to our investors over time through a combination of dividends and capital appreciation. We rely on the expertise of our Manager's team to selectively construct and actively manage a diversified mortgage investment portfolio by identifying asset classes and target assets within our asset classes, including prime, Alt-A and subprime loans, that, when properly financed and hedged, are designed to produce attractive risk-adjusted returns across a variety of market conditions and economic cycles. We believe that the residential mortgage market will undergo dramatic change in the coming years as the role of GSEs is diminished, which we expect will create attractive investment opportunities for us.

Our Target Assets

        We intend to continue to invest in, finance and manage mortgage-related investments, which we define as Agency RMBS, Legacy Non-Agency RMBS, New Issue Non-Agency RMBS and other mortgage-related investments, including the principal assets set forth in each of the asset classes described below. We assess the allocation of investments across our target asset classes, and within our asset classes, including our allocations among prime, Alt-A and subprime loans, based on the risk-adjusted relative value of each asset and the overall contribution of each asset to the performance of our investment portfolios and the value added to our investment portfolios. Additional factors that may impact the allocation of our investments include security, structure, seniority, credit enhancement, issuance size, legal matters, geography and the profiles of underlying borrowers. We plan to use the net proceeds from the offering and the concurrent private placement to XL Investments to purchase approximately 30 - 50% Agency RMBS, approximately 15 - 35% Legacy Non-Agency RMBS and approximately 15 - 35% New Issue Non-Agency RMBS (see "Use of Proceeds"). Because our Manager intends to employ different amounts of leverage to different classes of target assets, we expect that, over the first 12 months following the completion of this offering, our assets will be invested in approximately 60% Agency RMBS, 20% Legacy Non-Agency RMBS and 20% New Issue Non-Agency RMBS. Within Legacy Non-Agency RMBS, our intended allocations to prime, Alt-A and subprime loans are not predetermined, but are generally determined based on the risk-adjusted relative value of each asset individually and specifically on the amount of the discount to par at the time of purchase. Accordingly, we may (but currently do not expect to) allocate all of our Legacy Non-Agency RMBS investments to subprime loans. Our allocations in New Issue Non-Agency RMBS will only be to prime loans. Our investment allocation expectations in the first 12 months following the offering and subsequently are subject to change based on market changes and our Manager's assessment of the factors described above. See "—Our Financing Strategy and Leverage."

  Agency RMBS

        We invest a portion of our capital in Agency RMBS, which are RMBS for which the principal and interest payments are guaranteed by a U.S. Government agency, such as Ginnie Mae, or a U.S. Government-sponsored entity, such as Fannie Mae or Freddie Mac. The Agency RMBS we own and may acquire could be secured by fixed-rate mortgages, adjustable-rate mortgages or hybrid adjustable-rate mortgages. Fixed rate mortgages have interest rates that are fixed for the term of the loan and do not adjust. The interest rates on ARMs generally adjust annually (although some may adjust more frequently) to an increment over a specified interest rate index. Hybrid ARMs have interest rates that are fixed for a specified period of time (typically three, five, seven or ten years) and, thereafter, adjust to an increment over a specified interest rate index. ARMs and hybrid ARMs generally have periodic and lifetime constraints on how much the loan interest rate can change on any predetermined interest rate reset date.

        The types of Agency RMBS in which we invest and intend to continue to invest are as follows:

Mortgage pass-through certificates	Mortgage pass-through certificates are securities representing interests in "pools" of mortgage loans secured by residential real property where payments of both interest and principal, plus pre-paid principal, on the securities are made monthly to holders of the securities, in effect "passing through" monthly payments made by the individual borrowers on the mortgage loans that underlie the securities, net of fees paid to the issuer/guarantor and servicers of the securities. The principal and interest payments of these Agency RMBS are guaranteed by Fannie Mae, Freddie Mac and Ginnie Mae, and are backed primarily by single family mortgage loans.

Collateralized mortgage obligations

CMOs are securities that are structured from residential mortgage pass-through certificates, which receive monthly payments of principal and interest. CMOs divide the cash flows that come from the underlying mortgage pass-through certificates into different classes of securities that may have different maturities and different weighted average lives than the underlying pass-through certificates. CMOs may be collateralized by whole mortgage loans but are more typically collateralized by portfolios of residential mortgage pass-through securities issued directly by or under the auspices of Fannie Mae, Freddie Mac or Ginnie Mae.

CMOs include stripped securities, which are mortgage-backed securities structured with two or more classes that receive different distributions of principal or interest on a pool of Agency RMBS. Stripped securities include interest only Agency RMBS and inverse interest only Agency RMBS, each of which we may invest in subject to maintaining our qualification as a REIT.

Interest only Agency RMBS (IOs)

IOs are a stripped security that entitles the holder to receive monthly interest payments only. IOs represent the stream of interest payments on a pool of mortgages, either fixed rate mortgages or hybrid ARMs. The value of IOs depends primarily on two factors—interest rates and the rate of principal payments (particularly prepayments). If we decide to invest in these types of securities, we anticipate doing so primarily to take advantage of particularly attractive prepayment-related or structural opportunities in the Agency RMBS markets.

Inverse interest only Agency RMBS (IIOs)

IIOs are IOs that have interest rates that move in the opposite direction of an interest rate index, such a LIBOR, and are subject to caps and floors. Inverse interest only Agency RMBS entitles the holder to interest only payments based on a notional principal balance, which is typically equal to a fixed rate of interest on the notional principal balance less a floating rate of interest on the notional principal balance that adjusts according to an index subject to set minimum and maximum rates. The value of IIOs will generally decrease when its related index rate increases and increase when its related index rate decreases.

TBAs

We may utilize "to-be-announced" forward contracts in order to invest in Agency RMBS. Pursuant to these TBAs, we would agree to purchase, for future delivery, Agency RMBS with certain principal and interest terms and certain types of underlying collateral, but the particular Agency RMBS to be delivered would not be identified until shortly before the TBA settlement date. Our ability to purchase Agency RMBS through TBAs may be limited by the 75% income and asset tests applicable to REITs. See "U.S. Federal Income Tax Considerations—Taxation of Five Oaks Investment Corp."

Non-Agency RMBS

        We invest a portion of our capital in Non-Agency RMBS. Non-Agency RMBS are residential mortgage-backed securities that are not guaranteed by a U.S. Government agency or a U.S. Government-sponsored entity, including investment grade classes, non-investment grade classes and unrated classes. Our investment focus has been on Legacy Non-Agency RMBS that when originally issued were rated in the highest rating category by one or more of the nationally recognized statistical rating organizations but that trade at a discount to par at the time of purchase. We intend to expand our focus to include New Issue Non-Agency RMBS, including one or more classes of such issues, which may be purchased at par, at a discount to par or at a premium to par based upon the class.

        The mortgage loan collateral for Non-Agency RMBS consists of residential mortgage loans that do not generally conform to underwriting guidelines issued by a U.S. Government agency or U.S. Government-sponsored entity due to certain factors, including mortgage balances in excess of Agency underwriting guidelines and borrower characteristics, loan characteristics and level of documentation that are below Agency underwriting guidelines and therefore are not issued or guaranteed by an agency. The mortgage loan collateral may be classified as prime, Alt-A or subprime depending upon the borrower's credit rating and the loan documentation. The Non-Agency RMBS we may acquire could be secured by fixed-rate mortgages, adjustable-rate mortgages or hybrid adjustable-rate mortgages.

Other Mortgage-Related Investments

        Other residential mortgage-related investments in which we may invest are as follows:

Prime mortgage loans	Prime mortgage loans are residential mortgage loans that conform to the underwriting guidelines of a U.S. Government agency or a GSE but that do not carry any credit guarantee from either a U.S. Government agency or a GSE. Jumbo prime mortgage loans are prime mortgage loans that conform to such underwriting guidelines except as to loan size.
Non-prime mortgage loans

Non-prime mortgage loans are residential mortgage loans that do not meet all of the underwriting guidelines of the GSEs. Consequently, these loans may carry higher credit risk than prime mortgage loans. Non-prime mortgage loans may allow borrowers to qualify for a mortgage loan with reduced or alternative forms of documentation. This category includes loans commonly referred to as Alt-A or as subprime.

Other MBS

We may also invest in mortgage-backed securities, or MBS, for which the principal and interest payments are guaranteed by a U.S. Government-sponsored entity but for which the underlying mortgage loans are secured by real property other than single family residences. These may include, but are not limited to, Fannie Mae's DUS (Delegated Underwriting and Servicing) MBS, Freddie Mac's Multifamily Mortgage Participation Certificates and Ginnie Mae's project loan pools or CMOs structured from such collateral. We may invest in credit enhancement or B Notes derived from Agency pools and/or non-Agency pools.

Mortgage-related derivatives

As part of our investment and risk management strategy, we may enter into derivative transactions as a method of managing our risk/return profile and/or hedging existing or emerging risks within our investment portfolio. These transactions may include, but are not limited to, buying or selling forward positions and credit default swaps. Our Manager intends to implement this strategy based upon overall market conditions, the level of volatility in the mortgage market, the size of our investment portfolio and our intention to qualify as a REIT.

Other real estate related investments	Other real estate related investments may include excess interest-only instruments and other investments that may arise as the mortgage market evolves.

Our Current Portfolio

        As of December 31, 2012, our portfolio consisted of Agency RMBS and Non-Agency RMBS with an aggregate fair value of $81.0 million, a weighted average yield of 3.64% and a net weighted average borrowing cost of 0.59% as reported in accordance with GAAP. These metrics do not include Non-Agency RMBS underlying our Linked Transactions. On a non-GAAP combined basis (which reflects the inclusion of the Non-Agency RMBS underlying our Linked Transactions combined with our GAAP-reported RMBS), our portfolio as of December 31, 2012 had an aggregate fair value of $103.6 million, a weighted average yield of 4.84% and a net weighted average borrowing cost of 0.85% (taking into account the associated repurchase financing). As of December 31, 2012, we borrowed 2.0 times our stockholders' equity (calculated in accordance with GAAP) and 2.4 times after including repurchase agreements underlying our Linked Transactions (calculated on a non-GAAP basis). For a discussion of our presentation of non-GAAP information and a reconciliation to the comparable GAAP presentation, see the following tables, related footnotes and accompanying narrative.

        The charts below summarize the categories of RMBS in which we were invested as of December 31, 2012 on a GAAP basis (which excludes Non-Agency RMBS underlying our Linked Transactions) and on a non-GAAP basis (which includes Non-Agency RMBS underlying our Linked Transactions):

Portfolio Composition

RMBS Portfolio (GAAP basis) $81.0 million	RMBS Portfolio (non-GAAP basis) $103.6 million

        Since our business was initially funded on May 16, 2012, our Manager has increased our net asset value from $26.2 million to $32.3 million as of December 31, 2012, representing a 23.3% increase. This increase resulted primarily from a rise in the prices of the majority of our portfolio securities during the period. Given that the increase in net asset value was due to unrealized gains on portfolio securities, such increases may not be sustainable or realizable going forward.

        The following table summarizes certain characteristics of our investment portfolio as of December 31, 2012: (1) as reported in accordance with GAAP, which excludes the Non-Agency RMBS underlying our Linked Transactions; (2) to show separately the Non-Agency RMBS underlying our Linked Transactions; and (3) on a non-GAAP combined basis (which reflects the inclusion of the Non-Agency RMBS underlying our Linked Transactions combined with our GAAP-reported RMBS):

$ in thousands	Principal Balance	Unamortized Premium (Discount)	Designated Credit Reserve	Amortized Cost	Unrealized Gain/(Loss)	Fair Value	Net Weighted Average Coupon(1)	Average Yield(2)
Agency RMBS
15 year fixed-rate	$3,251	$88	$—	$3,339	$60	$3,399	2.50%	1.94%
30 year fixed-rate	62,059	3,106	—	65,165	1,410	66,575	3.50%	2.71%
Total Agency RMBS	65,310	3,194	—	68,504	1,470	69,974	3.45%	2.68%
Non-Agency RMBS Excluding Linked Transactions	18,507	(3,534)	(4,883)	10,090	964	11,054	0.51%	10.18%

Total/Weighted Average (GAAP)	$83,817	$(340)	$(4,883)	$78,594	$2,434	$81,028	2.80%	3.64%

Non-Agency RMBS Underlying Linked Transactions	38,320	(6,722)	(12,929)	18,669	3,950	22,620	0.71%	9.89%

Combined/Weighted Average (non-GAAP)	$122,137	$(7,062)	$(17,812)	$97,263	$6,384	$103,648	2.15%	4.84%

(1)
Weighted average coupon is presented net of servicing and other fees.

(2)
Average yield incorporates future prepayment assumptions.

        The following table summarizes the portions of our Non-Agency RMBS portfolio that are collateralized by prime, Alt-A and subprime loans as of December 31, 2012:

	GAAP Basis (Excluding Linked Transactions)	Non-GAAP Adjustments (Non-Agency RMBS underlying Linked Transactions)	Non-GAAP Basis (Combined)
Prime	$—	$—	$—
Alt-A	5,357,158	15,005,002	20,362,160
Subprime	5,697,236	7,614,540	13,311,776

Total	$11,054,394	$22,619,542	$33,673,936

        The following table presents certain information about the carrying value of our available for sale, or AFS, RMBS and the Non-Agency RMBS underlying our Linked Transactions, as of December 31, 2012:

	GAAP Basis (AFS RMBS— Excluding Linked Transactions)	Non-GAAP Adjustments (Non-Agency RMBS underlying Linked Transactions)	Non-GAAP Basis (Combined)
Principal balance	$83,817,577	$38,320,365	$122,137,942
Unamortized premium	3,193,345	—	3,193,345
Unamortized discount			—
Designated credit reserve	(4,882,582)	(12,929,231)	(17,811,813)
Net, unamortized	(3,534,339)	(6,721,749)	(10,256,088)

Amortized Cost	78,594,001	18,669,385	97,263,386
Gross unrealized gains	2,433,997	3,950,157	6,384,154

Carrying value/estimate fair values	$81,027,998	$22,619,542	$103,647,540

        For financial statement reporting purposes, GAAP requires us to account for certain of our Non-Agency RMBS and the associated repurchase agreement financing as Linked Transactions. Accordingly, the measures in the foregoing tables and charts prepared on a GAAP basis do not include Non-Agency RMBS underlying our Linked Transactions. However, in managing and evaluating the composition and performance of our RMBS portfolio, we do not view the purchase of our Non-Agency RMBS and the associated repurchase agreement financing as transactions that are linked. We therefore have also presented certain information that includes the Non-Agency RMBS underlying our Linked Transactions. This information constitutes non-GAAP financial measures within the meaning of Regulation G, as promulgated by the SEC. We believe that this non-GAAP information enhances the ability of investors to analyze our RMBS portfolio and the performance of our Non-Agency RMBS in the same way that we assess our portfolio and such assets. While we believe the non-GAAP information included in this prospectus provides supplemental information to assist investors in analyzing that portion of our portfolio composed of Non-Agency RMBS, these measures are not in accordance with GAAP, and they should not be considered a substitute for, or superior to, our financial information calculated in accordance with GAAP. Our GAAP financial results and the reconciliations from these results should be carefully evaluated.

Our Competitive Advantages

        We believe that our competitive advantages include the following:

Seasoned management team with significant real estate experience

        We believe that the extensive experience of our Manager's team investing in and financing RMBS assets provides us with significant expertise across our target assets. Our Manager's team has managed a wide range of mortgage-backed securities, mortgage derivatives and other fixed-income assets through a variety of credit and interest rate environments on both a levered and unlevered basis.

        The senior members of our Manager's team have an average of more than 20 years of industry experience, including working together for the past ten years. Our and our Manager's Chief Executive Officer and President, David Carroll, and Chief Investment Officer, Kian Fui (Paul) Chong, have been managing our assets since our inception and will have primary responsibility for overseeing the management of our assets going forward. Mr. Carroll has more than 30 years experience in trading, structuring and managing a wide range of mortgage-backed securities, mortgage derivatives and other fixed-income assets. Mr. Chong has been involved in the financial markets for over 12 years, including extensive experience analyzing, trading and managing RMBS. Our Chief Financial Officer, David Oston, has more than 30 years credit market experience, including underwriting, structuring and managing structured products and mortgages. Messrs. Carroll, Chong and Oston and members of our Manager's management team co-founded and/or previously held executive positions with Ceres Capital. Ceres Capital was a specialized investment management company that managed Victoria, a structured investment vehicle. Following the 2007 liquidity crisis, in 2008, Ceres Capital entered Chapter 11 under the Bankruptcy Code and Victoria entered a controlled wind-down. Farmington was an investment vehicle established in November 2007 for the purpose of refinancing a portion of the Victoria asset portfolio and was managed by Ceres and then by Ivy Square. Messrs. Carroll, Chong and Oston held executive positions at Ivy Square. Farmington was liquidated in August 2011 at the direction of the transaction lender. For additional information regarding Messrs. Carroll, Chong and Oston and members of our Manager's management team, and Ceres Capital, Victoria and Farmington, see "Management—Our Directors and Executive Officers," "Management—Additional Information Concerning Our and Our Manager's Executive Officers" and "Our Manager and the Management Agreement—Executive Officers of Our Manager."

Existing portfolio with an implemented investment strategy

        As a recently formed entity, we intend to continue to build on our existing investment portfolio. The management team and XL Investments capitalized us with an aggregate initial investment of $26.5 million and our Manager has deployed this capital to purchase, fund and hedge our current portfolio of both Agency and Non-Agency RMBS. As of December 31, 2012, our portfolio had a fair value of $81.0 million on a GAAP basis, or $103.6 million including Non-Agency RMBS underlying our Linked Transactions on a non-GAAP basis. As of December 31, 2012, our portfolio was comprised of approximately 86% Agency RMBS and 14% Non-Agency RMBS on a GAAP basis, or 68% Agency RMBS and 32% Non-Agency RMBS after including Non-Agency RMBS underlying our Linked Transactions on a non-GAAP basis. Since our business was initially funded on May 16, 2012, our Manager has increased our net asset value from $26.2 million to $32.3 million as of December 31, 2012, representing a 23.3% increase. This increase resulted primarily from a rise in the prices of the majority of our portfolio securities during the period. Given that the increase in net asset value was due to unrealized gains on portfolio securities, such increases may not be sustainable or realizable going forward. Our Manager's team has managed our portfolio since inception by utilizing the same investment and leverage strategy that we expect our Manager to continue to employ after the completion of this offering.

Flexible and adaptable "hybrid" investment strategy

        Our objective is to provide attractive risk-adjusted returns to our stockholders over the long-term, primarily through dividends and secondarily through capital appreciation. We believe that our hybrid model of investing in both Agency RMBS and Non-Agency RMBS can enhance our risk-adjusted returns across a variety of market conditions and economic cycles since it allows our Manager to allocate capital opportunistically across the entire RMBS sector, including both Legacy Non-Agency RMBS and New Issue Non-Agency RMBS, maximizing relative value and creating a portfolio with different leverage, duration and convexity profiles than companies that only invest in one asset type. Through the disciplined selection of assets, and continual portfolio monitoring, we seek to build and maintain an investment portfolio that provides value to stockholders over time both in absolute terms and relative to other RMBS portfolios.

        In addition, our hybrid model positions us to obtain incremental benefits from anticipated changes in the residential mortgage market in the coming years. We believe that the changing regulatory landscape and declining roles of the GSE portfolios are beginning to present attractive investment opportunities for us in both Agency and Non-Agency mortgage assets. We may also benefit from the expected curtailment of direct government involvement in housing finance and the re-emergence of New Issue Non-Agency RMBS transactions. We believe the recent increase in issuance of New Issue Non-Agency RMBS offers us the potential opportunity to invest in more diverse classes of Non-Agency RMBS, including those rated investment grade, non-investment grade and unrated. We expect to be well positioned to evaluate additional investment opportunities that such New Issue Non-Agency RMBS transactions may present in the future. Overall, we believe that our hybrid model maximizes the range of attractive investment opportunities available to us across the Agency and Non-Agency RMBS sectors, and potentially enhances our ability to deliver attractive risk-adjusted returns to our investors over time.

Relative value investment approach

        We are a relative value investor in RMBS. Our Manager uses a cross-product approach, conducting top-down market assessments with respect to various subsets of the RMBS market in order to identify the most attractive segments and investment opportunities. In employing this detailed analysis, our Manager seeks to best capture market inefficiencies, evaluate potential target assets and identify the most attractive alternatives. We select our RMBS based on factors that include extensive analysis of the underlying loans, including prepayment trends, average remaining life, amortization schedules, fixed versus floating interest rates, geographic concentration, property type, loan-to-value ratios and credit scores. The multi-trillion dollar size of the U.S. RMBS market enables us to be selective with our investments and target only the securities we deem to be the most attractive. We believe this holistic, relative-value approach to the Non-Agency and Agency RMBS investments has the potential to generate higher risk-adjusted returns than an approach that focuses on a single sector of the residential mortgage market.

        Our Manager constructs and manages our RMBS investment portfolio through the use of focused qualitative and quantitative analysis, which helps us manage risk on a security-by-security and portfolio basis. We rely on a variety of proprietary and third-party analytical tools and models, which we customize to our needs. We focus on in-depth analysis of the numerous factors that influence our target assets, including:

  •
  fundamental market and sector review;

  •
  cash flow analysis;

  •
  disciplined security selection;

  •
  controlled risk exposure; and

  •
  balance sheet management.

        We also use these tools to guide the hedging strategies developed by our Manager to the extent consistent with the requirements for qualification as a REIT. We believe we will also benefit from the investment and operational experience of our Manager's team.

Alignment of our Manager's and our interests and no conflicts of interest with any other investment vehicles

        We have taken steps to structure our relationship with our Manager so that our interests and those of our Manager are closely aligned. As of December 31, 2012, the employees of our Manager owned an aggregate of 93,750 shares of our common stock, which represents 1.3% of the shares of our common stock that will be outstanding immediately after the completion of this offering and the concurrent private placement to XL Investments (or 1.2% if the underwriters' option to purchase additional shares in this offering is exercised in full). These shares will be subject to a 180-day lock-up agreement that is substantially similar to the 180-day lock-up agreements to be executed by our

Manager, our directors and officers, the executive officers of our Manager and XL Investments. We believe that the significant investment in us by personnel of our Manager will align our interests with those of our Manager, which will create an incentive for our Manager to seek to maximize returns for our stockholders.

        The executive officers of our Manager devote substantially all of their business time to the performance of their duties and responsibilities for our Manager. Our Manager manages us exclusively and, unless and until our Manager agrees to manage any additional investment vehicle, our Manager will not have to allocate investment opportunities in our target assets with any other REIT, investment pool or other entity.

Extensive strategic and funding relationships

        Our Manager's team has maintained extensive long-term relationships with other financial intermediaries, including primary dealers, leading investment banks, brokerage firms, leading mortgage originators and commercial banks. Our Manager has access to deal flow and secondary trading opportunities as a result of the long-term relationships the team has developed over their careers. We believe these relationships will enhance our ability to source, finance and hedge investment opportunities, and, thus, enable us to grow in various credit and interest rate environments. Our Manager has already established funding relationships for us with 13 counterparties, and we intend to continue to add additional counterparties from time to time.

Investment by XL Group Companies

        XL Group plc (NYSE: XL), through its wholly owned subsidiaries, is a global insurance and reinsurance company with total assets of $45.4 billion and a market capitalization of $7.5 billion as of December 31, 2012, and has actively invested in alternative investment funds, private investment funds and investment management companies. XL Investments, an indirect wholly owned subsidiary of XL Group plc, purchased $25.0 million of our shares in a private placement in May 2012, and we agreed to also issue to XL Investments warrants to purchase two shares of our common stock (before giving effect to the one-for-16 reverse stock split we will effect immediately prior to the completion of this offering) for each share of our common stock owned by XL Investments. The warrants were issued on September 29, 2012 and each warrant entitles the holder to purchase, commencing 120 days following completion of this offering until September 29, 2019, two shares of our common stock at an exercise price equal to 105% of the initial public offering price in this offering. As part of its investment in May 2012, XL Investments also agreed to make an additional investment in us of up to $25.0 million, subject to certain conditions and over a period of time. The conditions will be deemed satisfied upon the closing of this offering, and accordingly XL Investments has agreed to accelerate the timing of its investment and is buying $25.0 million of our common stock in a concurrent private placement at the initial public offering price. The underwriters will not receive any underwriting discount on the shares purchased by XL Investments in the concurrent private placement. Based on a public offering price of $15.00, which is the anticipated public offering price set forth on the cover of this prospectus, XL Investments will own upon the completion of this offering 43.7% of our common stock after giving effect to its purchase of additional shares in the concurrent private placement (or 40.4% if the underwriters exercise in full their option to purchase additional shares); and 60.4% and 57.1%, respectively, after also giving effect to the exercise of the warrants owned by XL Investments in full, which become exercisable 120 days after the completion of this offering. In addition, we have entered into a registration rights agreement with XL Investments pursuant to which we have agreed to register the resale of shares of common stock and warrants owned by XL Investments and its transferees, which we collectively refer to as the registrable securities. See "Risk Factors—Risks Related to Our Organization and Structure." Because of its significant ownership of our common stock, XL Investments will have the ability to influence the outcome of matters that require a vote of our stockholders, including a change of control. Additionally, we have agreed with XL Investments that, for so long as XL Investments and any other of the XL group of companies collectively beneficially own at least 9.8% of our issued and outstanding common stock (on a fully diluted basis), XL Investments will have the right to appoint an observer to attend all board meetings but such observer will have no right to vote at any board meeting.

        XL Global, a subsidiary of XL Group plc, made a strategic investment in our Manager in March 2012. XL Global acquired a 30% equity interest in our Manager and representatives of XL Global are members of the management committee of our Manager. XL Global's equity interest in our Manager may increase up to approximately 38% following certain additional capital contributions XL Global will make to enable our Manager to pay the underwriters the underwriting discount and commission on this offering and to reimburse us for offering expenses that exceed $1.5 million. The investment management professionals of our Manager are solely responsible for all decisions involving the acquisition, disposition, financing and hedging of our target assets. None of the XL group of companies nor any of their officers, directors or employees participate in these decisions.

Our Manager's Investment Process and Analysis

General

        Our Manager's investment process combines traditional analysis with innovative technology applied to all sectors of the market. Our Manager believes inefficiencies exist in the fixed-income markets and attempts to add incremental value by exploiting these inefficiencies across all eligible market sectors.

Issue selection

        Issue selection starts with a fundamental analysis to determine mispriced or undervalued securities.

        Agency RMBS.    Our Manager takes a value-oriented approach to managing Agency RMBS. Using that approach, our Manager seeks to optimize yield while adjusting for prepayment and interest rate risk. Our Manager believes that hedging the embedded prepayment option and the changing effective duration of these securities to achieve a stable leveraged return profile can be an effective investment strategy. Subject to maintaining our qualification as a REIT and exclusion from registration under the Investment Company Act, our Manager may utilize derivative financial instruments to hedge all or a portion of the interest rate risk associated with the financing of our investment portfolio. Specifically, our Manager may, subject to maintaining our qualification as a REIT, seek to hedge our exposure to potential interest rate mismatches between the interest that we earn on our investments and our borrowing costs caused by fluctuations in short-term interest rates. In utilizing leverage and interest rate hedges, our Manager seeks to improve risk-adjusted returns and, where possible, to lock in, on a long-term basis, a favorable spread between the yield on our assets and the cost of our financing.

        Non-Agency RMBS.    A key element of the Non-Agency RMBS investment process is the forecast of expected losses due to defaults on the underlying Non-Agency RMBS loan collateral. The level of losses is dependent on the quantity of loans which default and the loss severity upon liquidation of defaulted loans. We rely on a variety of proprietary and third party analytical tools and models, which we customize to our needs, to analyze residential mortgage loan defaults and loss severities. These tools encompass home price models, default models, and loan loss severity models. When projecting future performance, many assumptions have to be made. Our Manager also makes qualitative adjustments to reflect the current state of the housing market, securities market liquidity, and potential implications of policy changes and macroeconomic conditions.

        Given the existing housing environment, our Manager currently believes home price declines and negative equity will be the primary drivers of default risk. The strength of the housing market is an important factor in projecting the rate of defaults as the amount of positive or negative equity can be a significant factor in the decision of a borrower to default on a loan.

        The analytical tools and models enable our Manager to project prepayment, delinquency, default, and loss severity rates on residential loan pools backing Non-Agency RMBS. These assumptions, in conjunction with the payment structure and credit enhancement of the Non-Agency RMBS transactions allow our Manager to project bond cashflows, yields, yield spreads, and projected returns across a number of scenarios. This level and variability of these cashflows, yields, yield spreads, and projected returns serve as the basis of our Manager's relative value framework and asset acquisition process.

        Our Manager provides ongoing surveillance of Non-Agency RMBS which is utilized in our relative value framework and decisions to sell holdings. As updated security and loan information becomes available including the level of credit enhancement, the paydown of securities, delinquency rates, prepayment rates, default rates, and loss severities, this data is tracked by our Manager. This updated data along with changes in the housing, economic, and interest rate environment serve as the basis for updated projections. As projections of bond cashflows, yields, yield spreads, and returns are updated based on this new information, our Manager's appraisal of overall risk level for each Non-Agency RMBS is updated. This process serves as the basis for our Manager's asset disposition process.

Investment sourcing

        We expect our Manager's team to take advantage of the broad network of relationships it has established to identify investment opportunities. Our Manager's team has extensive long-term relationships with financial intermediaries, including primary dealers, leading investment banks, brokerage firms, leading mortgage originators and commercial banks.

        Investing in, and sourcing financing for, Agency and Non-Agency RMBS is highly competitive. Although our Manager competes with many other investment managers for profitable investment opportunities in fixed-income asset classes and related investment opportunities and sources of financing, we believe that a combination of the expertise of our Manager's team and sole client focus will provide us with a significant advantage in identifying and capitalizing on attractive opportunities.

Investment Guidelines

        Our board of directors has adopted a set of investment guidelines that sets forth our target asset classes and other criteria to be used by our Manager to evaluate specific assets as well as our overall portfolio composition. Our Manager makes determinations as to the percentage of our assets that will be invested in each of our target asset classes, consistent with the investment guidelines adopted by our board of directors and the limits necessary to maintain our qualification as a REIT and our exclusion under the Investment Company Act. Our Manager's investment decisions depend on prevailing market conditions and may change over time in response to opportunities available in different interest rate, economic and credit environments. Our Manager has invested in both Agency and Non-Agency RMBS in our current portfolio. However, we cannot predict the percentage of our assets that will be invested in any of our target asset classes at any given time in the future. We believe that the diversification of our portfolio of assets, the extensive experience of our Manager's team in investing in our target assets and the flexibility of our strategy, combined with the general investment and advisory expertise of our Manager's team and comprehensive finance and administrative infrastructure of our Manager, will enable us to achieve attractive risk-adjusted returns under a variety of market conditions and economic cycles. Subject to maintaining our qualification as a REIT for U.S. federal income tax purposes and our exemption from registration under the Investment Company Act, we do not have restrictions on portfolio turnover. We currently expect to generally hold assets that we acquire until their respective maturities. However, in order to maximize returns and manage portfolio risk while remaining opportunistic, we may dispose of securities earlier than anticipated or hold securities longer than anticipated depending upon our capital position, prevailing market conditions, credit performance, availability and terms of financing or other factors impacting a particular security, including our Manager's view of its relative value.

        Our board of directors has adopted the following investment guidelines that will take effect upon the completion of the offering:

  •
  no investment shall be made that would cause us to fail to qualify as a REIT;

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  no investment shall be made that would cause us to be regulated as an investment company under the Investment Company Act;

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  we will primarily invest in Agency RMBS and Non-Agency RMBS, as well as in other mortgage-related investments; and

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  until appropriate investments can be identified, our Manager may invest the net proceeds of this and any future offerings of our securities in interest-bearing, short-term investments, including money market accounts and/or funds, that are consistent with maintenance of our qualification as a REIT and maintain exclusion from registration under the Investment Company Act.

        Our investment guidelines may be changed from time to time by our board of directors without the approval of our stockholders. Changes to our investment guidelines may include modification or expansion of the types of assets in which we may invest. Any changes to these investment guidelines will be disclosed in our next required periodic report following the approval of such changes by our board of directors.

Our Financing Strategy and Leverage

        We fund the acquisition of our assets through the use of leverage from a number of financing sources, subject to maintaining our qualification as a REIT. We finance our Agency and Non-Agency RMBS primarily through the use of short-term repurchase agreements, and in the future we may also utilize other longer-term secured financings.

        We use leverage to seek to increase potential returns to our stockholders. To that end, subject to maintaining our qualification as a REIT and our exclusion from registration under the Investment Company Act, we intend to use borrowings to fund the origination or acquisition of our target assets. We accomplish this by borrowing against existing assets through repurchase agreements. We intend to use the net proceeds from this offering and the concurrent private placement, combined with repurchase financing, and in the future we may also utilize other longer-term secured financing to acquire additional target assets. Neither our organizational documents nor our investment guidelines place any limit on the maximum amount of leverage that we may use, and we are not required to maintain any particular debt-to-equity leverage ratio. We may also change our financing strategy and leverage without the consent of our stockholders.

        As of December 31, 2012, we borrowed 2.0 times our stockholders' equity (calculated in accordance with GAAP); 2.4 times after including repurchase agreements underlying our Linked Transactions (calculated on a non-GAAP basis). We expect our leverage (on both a GAAP and non-GAAP basis) will range between three and six times the amount of our stockholders' equity, although when deploying the net proceeds of this offering and the concurrent private placement to XL Investments, our leverage may be higher in the short term. Additionally, we expect to borrow between six to nine times the amount of our stockholders' equity in acquiring Agency RMBS, between one and two times when acquiring Legacy Non-Agency RMBS and between one to three times when acquiring New Issue Non-Agency RMBS. The leverage our Manager is comfortable applying to each asset class at any point in time is a function of the yield profile across housing environments and also a function of price or market values in environments of excessive volatility, which cannot be ruled out. Depending on the different cost of borrowing funds at different maturities, we vary the maturities of our borrowed funds to attempt to produce lower borrowing costs and reduce interest rate risk. We enter into collateralized borrowings only with institutions that are rated investment grade by at least one nationally recognized statistical rating organization.

        The leverage that we employ is specific to each asset class in which we invest and will be determined based on several factors, including potential asset price volatility, margin requirements, the current cycle for interest rates, the shape of the yield curve, credit, security price, the outlook for interest rates and our ability to use and the effectiveness of interest rate hedges. We analyze both historical interest rate and credit volatility and market-driven implied volatility for each asset class in order to determine potential asset price volatility. Our leverage targets attempt to risk-adjust asset classes based on each asset class's potential price volatility. The goal of our leverage strategy is to ensure that, at all times, our investment portfolio's leverage ratio is appropriate for the level of risk inherent in the investment portfolio and that each asset class has individual leverage targets that are appropriate for its potential price volatility.

Repurchase agreements

        We finance the acquisition of our investment securities through borrowings under repurchase agreements. Repurchase agreements are financings pursuant to which we will sell our assets to the repurchase agreement counterparty, the buyer, for an agreed upon price with the obligation to repurchase these assets from the buyer at a future date and at a price higher than the original purchase price. The amount of financing we will receive under a repurchase agreement is limited to a specified percentage of the estimated market value of the assets we sell to the buyer. The difference between the sale price and repurchase price is the interest expense of financing under a repurchase agreement. Under repurchase agreements, we may be required to pledge additional assets to our repurchase agreement counterparties (lenders) in the event that the estimated fair value of the existing pledged collateral under such agreements declines and such lenders demand additional collateral which may take the form of additional securities or cash. Generally, repurchase agreements contain a financing rate, term and trigger levels for margin calls and haircuts depending on the types of collateral and the counterparties involved. If the estimated fair value of the investment securities increases due to changes in market interest rates or market factors, lenders may release collateral back to us. Specifically, margin calls may result from a decline in the value of the investments securing our repurchase agreements, prepayments on the residential mortgages securing our RMBS investments and from changes in the estimated fair value of such investments generally due to principal reduction of such investments from scheduled amortization and resulting from changes in market interest rates and other market factors. Counterparties also may choose to increase haircuts based on credit evaluations of our company and/or the performance of the bonds in question. Haircuts or the discount attributed to the value of securities sold under repurchase agreements, average between 3% and 10% for Agency RMBS and average between 10% and 50% for Non-Agency RMBS, depending on the specific security used as collateral for such repurchase agreements. Across all of our repurchase facilities, the haircuts range from a low of 3% to a high of 50%, and the weighted average haircut was approximately 10% as of December 31, 2012. Declines in the value of our securities portfolio can trigger margin calls by our lenders under our repurchase agreements. Should prepayment speeds on the residential mortgages underlying our RMBS investments or market interest rates increase, margin calls on our repurchase agreements could result, causing an adverse change in our liquidity position.

        As the capital markets have recovered, commercial banks have re-entered the secured lending market, which has quickened the pace of the recovery of asset values in the credit markets. Financing of Agency and Non-Agency RMBS is currently widely available through, among other vehicles, repurchase agreements. Haircuts or the discount attributed to the value of securities sold under repurchase agreements, average between 3% and 10% for Agency RMBS and average between 10%

and 50% for Non-Agency RMBS, depending on the specific security used as collateral for such repurchase agreements. We intend to use leverage to seek to increase potential returns to our stockholders by borrowing against existing assets through repurchase agreements and using the proceeds to acquire additional assets.

        At December 31, 2012, we had established eleven repurchase borrowing arrangements with various investment banking firms and other lenders, and as of December 31, 2012 we had outstanding borrowings with four of these lenders totaling $63.4 million, on a GAAP basis, and $77.4 million, on a non-GAAP basis, of which $14.0 million represented repurchase agreements underlying Linked Transactions.

        If we finance the purchase of RMBS with repurchase agreements with the same counterparty from which the securities are purchased and both transactions are entered into contemporaneously or in contemplation of each other, the transactions are presumed under GAAP to be part of the same arrangement, or a "Linked Transaction," unless certain criteria are met. We have determined that certain of our Non-Agency RMBS are Linked Transactions. Under GAAP, we account for the two components of a Linked Transaction (the RMBS purchase and the related repurchase agreement financing) on a net basis and record a forward purchase (derivative) contract, at fair value, on our balance sheet in the line item "Linked Transactions, net, at fair value." Changes in the fair value of the Linked Transactions and associated interest income and expense are reported as "Unrealized gain and net interest income from Linked Transactions" on our statement of operations.

        To the extent that we invest in Agency RMBS through TBAs in the future, we may enter into dollar roll transactions using TBAs in which we would sell a TBA and simultaneously purchase a similar, but not identical, TBA. Pursuant to these TBAs, we would agree to purchase, for future delivery, Agency RMBS with certain principal and interest terms and certain types of underlying collateral, but the particular Agency RMBS to be delivered would not be identified until shortly before the TBA settlement date. Our ability to purchase Agency RMBS through TBAs may be limited by the 75% income and asset tests applicable to REITs. See "U.S. Federal Income Tax Considerations—Taxation of Five Oaks Investment Corp."

Other financing

        Subject to maintaining our qualification as a REIT and exclusion from registration under the Investment Company Act, we may in the future use other funding sources to acquire our assets, including warehouse facilities, securitizations and other secured and unsecured forms of borrowing.

Hedging Strategy

        As part of our risk management strategy, our Manager actively manages the financing, interest rate, credit, prepayment and convexity risks associated with holding a portfolio of Agency and Non-Agency RMBS. We rely on the expertise of our Manager to manage these risks on our behalf and, subject to maintaining our qualification as a REIT, our Manager may incorporate various hedging, asset/liability risk management and credit risk mitigation techniques in order to facilitate our risk management.

        Interest Rate Risk.    We intend to hedge some of our exposure to potential interest rate mismatches between the interest we earn on our longer term investments and the borrowing costs on our shorter term borrowings. Because a majority of our leverage will continue to be in the form of repurchase agreements, our financing costs will fluctuate based on short-term interest rate indices, such as the London Interbank Offered Rate, or LIBOR. Because some of our investments will be in assets that have fixed rates of interest and mature in up to 30 years, the interest we will earn on those assets will generally not move in tandem with the interest rates that we pay on our repurchase agreements, which generally have a maturity of less than one year. We may experience reduced income or losses based on these rate movements. In order to mitigate such risk, we may utilize certain hedging techniques to effectively lock in the spread between the interest we earn on our assets and the interest we pay on our financing costs. Subject to maintaining our qualification as a REIT, these hedging techniques may include interest rate swap agreements, interest rate swaptions, interest rate caps or floor contracts, futures or forward contracts and other derivative securities.

        Prepayment Risk.    Because residential borrowers are able to prepay their mortgage loans at par at any time, we face the risk that we will experience a return of principal on our investments earlier than anticipated, and we may have to re-invest that principal at potentially lower yields. Because prepayments on residential mortgages generally accelerate when interest rates decrease and slow when interest rates increase, mortgage securities typically have "negative convexity." In other words, certain mortgage securities in which we invest may increase in price more slowly than most other RMBS, or even fall in value, as interest rates decline. Conversely, certain mortgage securities in which we invest may decrease in value more quickly than most other RMBS of similar duration as interest rates increase. In order to manage our prepayment and interest rate risks, we monitor, among other things, our "duration gap" and our convexity exposure. Duration is the relative expected percentage change in market value of our assets that would be caused by a parallel change in short and long-term interest rates. Convexity exposure relates to the way the duration of a mortgage security changes when the interest rate and prepayment environment changes.

        Credit Risk.    We intend to accept mortgage credit exposure at levels our Manager deems prudent as an integral part of our diversified investment strategy. Therefore, we retain the risk of potential credit losses on the loans underlying the Non-Agency RMBS we hold. We will seek to manage this risk through prudent asset selection, pre-acquisition due diligence, post-acquisition performance monitoring, sale of assets which we identify as experiencing negative credit trends, the use of various types of credit enhancements and by using non-recourse financing, which limits our exposure to credit losses to the specific pool of mortgages subject to the provisions of the non-recourse financing. Subject to maintaining our qualification as a REIT, our overall management of credit exposure may also include credit default swaps or other financial derivatives that our Manager believes are appropriate. Additionally, we intend to vary the percentage mix of our non-agency mortgage investments and agency mortgage investments in an effort to actively adjust our credit exposure and to improve the risk/return profile of our investment portfolio. Nevertheless, actual credit losses could adversely affect our operating results.

        Our Manager expects to actively employ portfolio-wide and security-specific risk measurement and management processes in our daily operations through tools that will include software and services licensed or purchased from third parties, in addition to proprietary systems and analytical methods developed internally. There can be no assurance, however, that these tools and the other risk management techniques described above will protect us from these risks.

Policies with Respect to Certain other Activities

        If our board of directors determines that additional funding is required, we may raise such funds through additional offerings of equity or debt securities or the retention of cash flow (subject to REIT distribution requirements) or a combination of these methods. In the event that our board of directors determines to raise additional equity capital, it has the authority, without stockholder approval, to issue additional common stock or preferred stock in any manner and on such terms and for such consideration as it deems appropriate, at any time.

        In addition, we may borrow money to finance the acquisition of investments. We intend to use traditional forms of financing, such as repurchase agreements. Our investment guidelines and our portfolio and leverage are periodically reviewed by our board of directors as part of their oversight of our Manager.

        We do not currently intend to offer equity or debt securities in exchange for property. Though we have no current intention to do so, we may in the future repurchase or otherwise reacquire our shares.

        We do not currently intend to invest in the securities of other REITs, other entities engaged in real estate activities or securities of other issuers for the purpose of exercising control over such entities.

        We engage in the purchase and sale of investments. We may make loans to third parties in the ordinary course of business for investment purposes. We do not currently intend to underwrite the securities of other issuers.

        Our board of directors may change any of the foregoing policies without prior notice to you or a vote of our stockholders.

        We intend to furnish our stockholders with annual reports containing consolidated financial statements audited by our independent certified public accountants and file quarterly reports with the SEC containing unaudited consolidated financial statements for each of the first three quarters of each fiscal year.

Risk Management

        To the extent consistent with maintaining our REIT qualification, we will seek to manage risk exposure to protect our investment portfolio against the effects of major interest rate changes. We may generally seek to manage this risk by:

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  relying on our Manager's investment selection process described in this prospectus under "Business—Our Manager's Investment Process and Analysis";

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  monitoring and adjusting, if necessary, the reset index and interest rate related to Agency and Non-Agency RMBS and other mortgage-related investments and our financings;

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  attempting to structure our financing agreements to have a range of different maturities, terms, amortizations and interest rate adjustment periods;

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  using hedging instruments, primarily interest rate swap agreements but also financial futures, options, interest rate cap agreements, floors and forward sales, to adjust the interest rate sensitivity of Agency RMBS and other mortgage-related investments and our borrowings; and

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  actively managing, on an aggregate basis, the interest rate indices, interest rate adjustment periods, and gross reset margins of Agency RMBS and other mortgage-related investments and the interest rate indices and adjustment periods of our financings.

        In executing on our current risk management strategy, we have entered into interest rate swap agreements and swaptions.

Operating and Regulatory Structure

Our Structure

        We were organized as a Maryland corporation on March 28, 2012 and our business as a mortgage REIT commenced on May 16, 2012.

        The following chart illustrates our expected corporate structure upon completion of this offering. It also illustrates the relative ownership of our common stock by investors and the employees of our Manager and XL Investments in this offering immediately after the completion of (1) this offering of 4,033,333 shares of our common stock (excluding any shares issued pursuant to the underwriters' option to purchase additional shares), (2) the purchase by XL Investments of 1,666,667 shares of our common stock in the concurrent private placement (based on a public offering price of $15.00, which is the anticipated public offering price set forth on the cover of this prospectus), and (3) the grant of 28,500 shares of restricted common stock to our Manager pursuant to our Manager Equity Plan upon the closing of this offering (equivalent to 0.5% of the aggregate number of shares sold in this offering and the concurrent private placement to XL Investments without giving effect to any exercise by the underwriters of their option in this offering to purchase additional shares). The following chart excludes (1) the 605,000 shares of our common stock that are issuable upon exercise of the option to purchase additional shares to be granted to the underwriters, (2) the shares of our common stock that are issuable upon exercise of the warrants issued pursuant to the May 2012 private placement to XL Investments and (3) an aggregate of 4,500 shares of our restricted common stock granted to our three independent directors pursuant to our Manager Equity Plan effective as of the closing of this offering.

(1)
This ownership percentage may increase up to approximately 38% following certain additional capital contributions XL Global will make to enable our Manager to pay the underwriters the underwriting discount and commission on this offering and to reimburse us for offering expenses that exceed $1.5 million.

(2)
Consists of 28,500 shares of our restricted common stock (equivalent to 0.5% of the aggregate number of shares sold in this offering and the concurrent private placement to XL Investments without giving effect to any exercise by the underwriters of their option in this offering to purchase additional shares) granted to our Manager pursuant to our Manager Equity Plan effective as of the closing of this offering.

REIT qualification

        We will elect to be taxed as a REIT commencing with our short taxable year ended December 31, 2012. Our qualification as a REIT depends upon our ability to meet on a continuing basis, through actual investment and operating results, various complex requirements under the Internal Revenue Code, relating to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels and the diversity of ownership of our shares. We believe that we have been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code and that our manner of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT.

        So long as we qualify as a REIT, we generally will not be subject to U.S. federal income tax on our taxable income we distribute currently to our stockholders. If we fail to qualify as a REIT in any taxable year and do not qualify for certain statutory relief provisions, we will be subject to U.S. federal income tax at regular U.S. federal corporate rates and may be precluded from qualifying as a REIT for the subsequent four taxable years following the year during which we lost our REIT qualification. Even if we qualify for taxation as a REIT, we may be subject to certain U.S. federal, state and local taxes on our income or property.

Investment Company Act exclusion

        We conduct our business so as not to become regulated as an investment company under the Investment Company Act in reliance on the exclusion provided by Section 3(c)(5)(C) of the Investment Company Act. Section 3(c)(5)(C), as interpreted by the staff of the SEC, requires us to invest at least 55% of our assets in "mortgages and other liens on and interest in real estate," or "qualifying real estate interests," and at least 80% of our assets in qualifying real estate interests plus "real estate-related assets." In satisfying this 55% requirement, based on SEC staff guidance, we may treat Agency RMBS issued with respect to an underlying pool of mortgage loans in which we hold all of the certificates issued by the pool as qualifying real estate interests. The SEC staff has not issued guidance with respect to whole pool Non-Agency RMBS. Accordingly, based on our own judgment and analysis of the SEC staff's guidance with respect to whole pool Agency RMBS, we may also treat Non-Agency RMBS issued with respect to an underlying pool of mortgage loans in which we hold all of the certificates issued by the pool as qualifying real estate interests. We may also treat whole mortgage loans that we acquire directly as qualifying real estate interests provided that 100% of the loan is secured by real estate when we acquire it and we have the unilateral right to foreclose on the mortgage. We currently intend to treat partial pool Agency and Non-Agency RMBS as real estate-related assets. We will treat any interest rate swaps or other derivative hedging transactions we enter into as miscellaneous assets that will not exceed 20% of our total assets. We expect to rely on guidance published by the SEC or its staff or on our analyses of guidance published with respect to other types of assets to determine which assets are qualifying real estate assets and real estate-related assets.

        The SEC recently solicited public comment on a wide range of issues relating to Section 3(c)(5)(C), including the nature of the assets that qualify for purposes of the exclusion and whether mortgage REITs should be regulated in a manner similar to investment companies. There can be no assurance that the laws and regulations governing the Investment Company Act status of REITs, including the guidance of the SEC or its staff regarding this exclusion, will not change in a manner that adversely affects our operations. To the extent that the SEC or its staff publishes new or different guidance with respect to these matters, we may be required to adjust our strategy accordingly. In addition, we may be limited in our ability to make certain investments and these limitations could require us to hold assets we might wish to sell or to sell assets we might wish to hold. To the extent that the SEC or its staff provides more specific guidance regarding any of the matters bearing upon the exclusion we rely on from the Investment Company Act, we may be required to adjust our strategy accordingly. Any additional guidance could provide additional flexibility to us, or it could further inhibit our ability to pursue the strategies we have chosen.

        Qualification for exclusion from registration under the Investment Company Act will limit our ability to make certain investments. See "Risk Factors—Risks Related to Our Business—Loss of our exclusion from regulation pursuant to the Investment Company Act would adversely affect us."

Competition

        Our net income will depend, in large part, on our ability to acquire assets at favorable spreads over our borrowing costs. In acquiring Agency and Non-Agency RMBS, we will compete with other REITs, specialty finance companies, savings and loan associations, banks, mortgage bankers, insurance companies, mutual funds, institutional investors, investment banking firms, financial institutions, governmental bodies and other entities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Factors Impacting our Operating Results." In addition, there are numerous REITs with similar asset acquisition objectives, including a number that have been recently formed, and others may be organized in the future. These other REITs will increase competition for the available supply of mortgage assets suitable for purchase. Many of our anticipated competitors are significantly larger than we are, have access to greater capital and other resources and may have other advantages over us. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments and establish more relationships than we can. Current market conditions may attract more competitors, which may increase the competition for sources of financing. An increase in the competition for sources of funding could adversely affect the availability and cost of financing and thereby adversely affect the market price of our common stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Factors Impacting Our Operating Results."

        In the face of this competition, we expect to have access to our Manager's team and their industry expertise and sole focus, which may provide us with a competitive advantage and help us assess investment risks and determine appropriate pricing for certain potential investments. We expect that these relationships will enable us to compete more effectively for attractive investment opportunities. In addition, we believe that current market conditions may have adversely affected the financial condition of certain competitors. However, we may not be able to achieve our business goals or expectations due to the competitive risks that we face. For additional information concerning these competitive risks, see "Risk Factors—Risks Related to Our Business—We operate in a highly competitive market for investment opportunities and competition may limit our ability to acquire desirable investments in Agency and Non-Agency RMBS could also affect the pricing of these securities."

Compliance with NYSE Corporate Governance Standards

        Our common stock has been approved for listing on the NYSE subject to notice of issuance. We intend to comply with the corporate governance standards of the NYSE, including having an Audit Committee comprised entirely of independent directors and a board of directors comprised of a majority of "independent" directors in accordance with the rules of the NYSE.

Staffing

        We will be managed by our Manager pursuant to the management agreement between our Manager and us. All of our officers are employees of our Manager. We have no direct employees.

Our Corporate Information

        Our principal executive offices are located at 641 Lexington Avenue, Suite 1432, New York, New York 10022. Our telephone number is (212) 328-9521. Our website is www.fiveoaksinvestment.com. The contents of our website are not a part of this prospectus. The information on our website is not intended to form a part of or be incorporated by reference into this prospectus.

Legal Proceedings

        From time to time, we may be involved in various claims and legal actions arising in the ordinary course of business. As of the date of this prospectus, neither we nor, to our knowledge, our Manager are subject to any legal proceedings that we or our Manager considers to be material.

MANAGEMENT

Our Directors and Executive Officers

        Our board of directors is currently comprised of two members, both of whom are executive officers of our Manager. We intend to appoint three additional directors to our board of directors prior to completion of this offering, all of whom will be independent directors. Our directors each have been or will be elected to serve until the next annual meeting of stockholders and until their successors are elected and qualify. Our executive officers have each been elected to hold office, subject to our bylaws, until their respective successors are elected and qualified, their respective death or their respective resignation or removal in the manner provided for in the bylaws. Our bylaws provide that a majority of the entire board of directors may at any time increase or decrease the number of directors. However, unless our bylaws are amended, the number of directors may never be less than the minimum number required by the MGCL or more than 15 and the tenure of office of a director may not be affected by any decrease in the number of directors. We have agreed with XL Investments that, for so long as XL Investments and any other of the XL group of companies collectively beneficially own at least 9.8% of our issued and outstanding common stock (on a fully diluted basis), XL Investments will have the right to appoint an observer to attend all board meetings but such observer will have no right to vote at any board meeting. The board observer will be indemnified by us to the same extent as our directors.

        The following sets forth certain information with respect to our directors and executive officers:

Name	Age	Position Held with Us
David Carroll	54	Chief Executive Officer, President and Chairman of the Board
David Oston	54	Chief Financial Officer, Secretary, Treasurer and Director
Kian Fui (Paul) Chong	40	Chief Investment Officer
Neil A. Cummins*	56	Independent Director Nominee
William Houlihan*	57	Independent Director Nominee
Thomas M. Pearce, Jr.*	50	Independent Director Nominee

*
Our board of directors has determined that this director is independent for purposes of the NYSE corporate governance listing requirements.

        Set forth below is biographical information for our directors, independent director nominees and executive officers.

Directors

        David C. Carroll has been our Chief Executive Officer, President and Chairman of the Board since our formation in March 2012 and has been the CEO, President and Chairman of the Board of our Manager since our Manager's formation in March 2012. He has almost 30 years of experience in a wide range of trading, structuring and management roles within the credit markets. In 1999, Mr. Carroll, together with Mr. Comisso, co-founded a specialized investment management company Ceres Capital Partners, LLC, or Ceres Capital, that was sold to and was operated as part of Stanfield Capital Partners, or Stanfield, from 2001 until January 2007, when it reverted to the name Ceres Capital. Ceres Capital was the investment manager for a structured investment vehicle, Victoria Finance Ltd, or Victoria. In June 2008, Ceres Capital entered Chapter 11 under the Bankruptcy Code. Mr. Carroll became President of Ivy Square, Ltd., or Ivy Square, an investment firm, in 2008, where he remained until founding our Manager in 2012. Prior to Ceres Capital, Mr. Carroll spent 13 years with Morgan Stanley where he served in a variety of management and trading roles. Mr. Carroll started his career working for Cargill Inc. as an oil trader. Mr. Carroll graduated with an M.B.A. from the Duke University Fuqua School of Business and from the University of Virginia with a B.A.

        As a consequence of Mr. Carroll's 30 years experience in a wide range of financial and investment management markets, including mortgages and derivatives, he is well qualified to provide valuable advice to our board of directors in many important areas.

        For additional information regarding Mr. Carroll, see "—Additional Information Concerning Our and Our Manager's Executive Officers."

        David Oston has been our Chief Financial Officer, Treasurer, Secretary and a director since our formation in March 2012 and has been the CFO, Treasurer and Secretary of our Manager since its formation in March 2012. He has more than 30 years experience underwriting, investing and managing financial exposures in various sectors of the credit markets. Starting in 2002 until 2008, Mr. Oston was a portfolio manager at Stanfield/Ceres with a focus on structured products and mortgages. Ceres Capital was the investment manager for a structured investment vehicle, Victoria Finance Ltd, or Victoria. In June 2008, Ceres Capital entered Chapter 11 under the Bankruptcy Code. Mr. Oston became a Managing Director of Ivy Square in 2008, where he remained until joining our Manager in 2012. Prior to Stanfield/Ceres, Mr. Oston spent 13 years with Natexis Banques Populaires in a variety of roles, including CFO of the New York branch, where he had responsibility for portfolio and balance sheet management. Mr. Oston started his career at ANZ/Grindlays, where he spent nine years in a variety of credit-related roles, before spending another two years at Banque Bruxelles Lambert. Mr. Oston graduated with an M.A and a B.A. in Economic Geography from the University of Cambridge, in England.

        As a consequence of over 30 years experience in a wide range of financial and investment management markets, Mr. Oston is well qualified to provide valuable advice to our board of directors in many important areas.

        For additional information regarding Mr. Oston, see "—Additional Information Concerning Our and Our Manager's Executive Officers."

Independent Director Nominees

        Neil A. Cummins has agreed to become a director upon completion of this offering and is expected to be an independent director. Mr. Cummins has been active in international financial markets for over 30 years. From 1997 to 2012, Mr. Cummins held a variety of global roles with Barclays Capital, including founding Management Committee member, Global Head of Distribution and Research, Global Head of Strategic Relationship Management and voting member of the Barclays Bank Group Credit Committee. He also served on the Board of Directors of iBoxx Limited and the International Index Company from 2003 to 2005. From 1985 to 1997, Mr. Cummins was a Managing Director of Morgan Stanley, and served on the Board of Directors of Morgan Stanley Bank Luxembourg SA and the Supervisory Board of Morgan Stanley Bank AG, Frankfurt. Prior to 1985, Mr. Cummins worked in the international financial markets, principally with Mellon Bank N.A. Mr. Cummins graduated with a B.A. in Economics from Indiana University.

        As a consequence of over 30 years experience in international financial markets, Mr. Cummins is well qualified to provide valuable advice to our board of directors in many important areas.

        William Houlihan has agreed to become a director upon completion of this offering and is expected to be an independent director. Mr. Houlihan has more than 30 years of diversified financial sector and business experience. He has served since 2010 as lead independent director and chairman of the audit committee for Care Investment Trust, a publicly traded healthcare REIT, and since 2005 has been a director and financial expert on the audit committee of First Physicians Capital Group, an SEC registered healthcare investment company. From 2003 to 2010, he was a director of SNL Financial, a privately owned financial information company, and in addition, since 1998 he has been a director and shareholder of a family-owned commercial real estate investment partnership. From 2001 through 2008,

Mr. Houlihan was a private investor while he served as transitional Chief Financial Officer for several distressed companies: Sixth Gear, Inc. from October 2007 to November 2008, Sedgwick Claims Management Services from August 2006 until January 2007, Metris Companies from August 2004 to January 2006, and Hudson United Bancorp from January 2001 to November 2003. From 1981 until 2000, and for short-term periods in 2004 and 2007, Mr. Houlihan worked for a number of investment banking companies, including UBS, J.P. Morgan, Keefe Bruyette & Woods, Bear Stearns and Goldman Sachs. He also held several auditing and accounting positions from June 1977 through June 1981. Mr. Houlihan graduated with an M.B.A. in Finance from New York University Graduate School of Business, and a B.S. in Accounting from Manhattan College. In addition he is a Certified Public Accountant (inactive).

        As a consequence of Mr. Houlihan's 30 years of pertinent experience, qualifications and skills including significant financial expertise and literacy, he is well qualified to provide significant and relevant expertise and advice to our board of directors in relation to many areas, including accounting and financial matters.

        Thomas M. Pearce, Jr.    has agreed to become a director upon completion of this offering and is expected to be an independent director. Mr. Pearce has almost 30 years of experience in the residential and commercial mortgage lending industries, as well as extensive experience in capital markets, investment management and private equity. Since July 2012, he has served as President and Chief Executive Officer of MAX Exchange, LLC, an electronic mortgage exchange designed to facilitate the trading of residential mortgage loans. From 2002 to 2011, Mr. Pearce was Managing Partner, Board member and co-founder of Vertical Capital, LLC, an SEC-registered investment adviser focused on fixed income assets, predominantly RMBS. From 1998 to 2002, he was Chief Executive Officer, Board member and co-founder of Peachtree Financial LLC, a commercial finance company organized with the financial sponsorship of Arthur J. Gallagher & Co. and First Union National Bank. From 1986 to 1998, Mr. Pearce was a Managing Director with Bear Stearns holding senior positions in institutional fixed income and financial services, after beginning his career in the mortgage research department. He began his investment banking career in 1985 with the Paine Webber Group. Mr. Pearce graduated with a B.A. from Washington and Lee University.

        As a consequence of almost 30 years experience in financial services, and particularly in the mortgage markets, Mr. Pearce is well qualified to provide valuable advice to our board of directors in many important areas.

Executive officers

        David C. Carroll.    See "—Directors" above and "Management—Additional Information Concerning Our and Our Manager's Executive Officers" below.

        Kian Fui (Paul) Chong has been our CIO since our formation in March 2012 and has been the CIO of our Manager since its formation in March 2012. He has 12 years experience in the financial markets. From 2004 until 2008, Mr. Chong was a portfolio manager at Stanfield/Ceres. Ceres Capital was the investment manager for a structured investment vehicle, Victoria Finance Ltd, or Victoria. In June 2008, Ceres Capital entered Chapter 11 under the Bankruptcy Code. From 2008 until 2011, Mr. Chong worked for Ivy Square. From November 2011 until March 2012, Mr. Chong was a principal of Oak Circle Capital, LLC, or OCC. OCC was formed and capitalized by officers of our Manager in March 2010 to develop a mortgage REIT business strategy. Prior to XL Global's investment in our Manager, it was determined that such investment in a new entity rather than in OCC would simplify the completion of the investment and hence our Manager was formed. OCC, which had only one employee and only conducted limited business operations, is in the process of dissolution. Mr. Chong previously had worked as a credit analyst for Bank of America in Singapore from 1996 until 1999 before spending two years as a financial consultant with Arthur Anderson. Mr. Chong graduated with an M.B.A. from the Duke University Fuqua School of Business and a B.Bus. from the Nanyang Technological University in Singapore. Mr. Chong is also a C.F.A. holder.

        David Oston.    See "—Directors" above and "Management—Additional Information Concerning Our and Our Manager's Executive Officers" below.

Additional Information Concerning Our and Our Manager's Executive Officers

        As noted under "—Our Directors and Executive Officers" above, Messrs. Carroll, Chong and Oston held executive positions with Ceres Capital, Victoria and Farmington Finance Ltd, or Farmington.

        Ceres Capital was a specialized investment management company, as opposed to an investment vehicle, and as such it did not hold investment positions. Ceres Capital was co-founded and operated by members of our Manager's management team. SEC regulations require us to describe certain legal proceedings, including bankruptcy and insolvency filings involving our directors or executive officers or companies of which a director or executive officer was an executive officer at the time of filing. As a result of the 2007 liquidity crisis, on April 17, 2008, Ceres Capital filed its voluntary petition for relief under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court"). On May 23, 2008, the Bankruptcy Court entered an order confirming the First Amended Prepackaged Chapter 11 Plan of Ceres Capital (the "Confirmation Order") under Chapter 11 of the Bankruptcy Code and the plan became effective on June 6, 2008. Each of Messrs. Carroll and Comisso (see "Our Manager and the Management Agreement—Executive Officers of Our Manager") was a partner and director of Ceres Capital at the time of the Chapter 11 filing. More than two years following the entry of the Confirmation Order, an investor in the structured investment vehicle previously managed by Ceres Capital commenced litigation in connection with a transaction that refinanced a portion of such investment vehicle. The investor filed an action against an internationally recognized rating agency and a large investment bank, as well as Messrs. Carroll, Comisso and Oston, asserting claims for fraud, breach of fiduciary duty, negligent misrepresentation and unjust enrichment. The investor subsequently dismissed with prejudice all claims against Messrs. Carroll, Comisso and Oston.

        Victoria was a structured investment vehicle, managed by Ceres Capital, whose senior and subordinated debt investors comprised a broad range of institutional investors, and whose strategy involved investing in a diverse range of fixed income securities rated investment grade at the time of purchase, subject to specific rating agency criteria. Launched in mid-2002, Victoria raised approximately $1 billion in subordinated debt in the form of subordinated capital notes over the course of five years which, together with senior debt (in the form of short-term commercial paper and medium-term notes) of a maximum of $13.1 billion, financed an asset portfolio of $14.1 billion at its peak in the summer of 2007. Following the onset of the 2007 liquidity crisis, Victoria entered into a controlled wind-down in January 2008 precipitated by its inability (along with all other structured investment vehicles) to issue new senior or subordinated debt to pay-off its maturing senior debt. Management of Victoria was assumed by its trustee in early 2008, and accordingly, ultimate returns to investors are unavailable; however, given the general market disruption and loss of value of structured products across all asset categories following the liquidity crisis, Messrs. Carroll, Chong, Comisso and Oston believe that remaining subordinated debt investors did not receive any recovery of capital, while senior debt investors only received a partial recovery of their investments over time. On December 27, 2007 (the last date for which data concerning Victoria is available prior to the commencement of its liquidation and assumption of control by the trustee), as reported by Victoria 30.4% of the portfolio was classified as commercial mortgage-backed securities or RMBS (based upon the then existing Moody's classifications) which included collateralized debt obligations comprised substantially or exclusively of underlying mortgage-backed collateral, and another 3.9% was classified as home equity.

        Farmington was an investment vehicle established in November 2007, to permit three subordinated note investors holding a total of $210 million in subordinated capital notes in Victoria to exchange these subordinated capital notes for an equivalent amount of subordinated capital notes in Farmington. Farmington purchased a pro-rata portion of the assets of Victoria in the initial (and maximum) amount of approximately $2 billion, and financed the purchase with the new subordinated capital notes and a long-term loan from a major financial institution in an initial amount of $1.8 billion. The loan was collateralized by credit default swaps individually negotiated between the investors and the lender. Initially, Ceres acted as the investment manager for Farmington. From June 2008 through its liquidation in August 2011, Farmington was managed by Ivy Square, Ltd. No new investors were solicited or offered an opportunity to participate in Farmington. Upon closing of the financing transaction, Farmington's asset composition represented an almost exact "vertical slice" of the then existing Victoria portfolio, and was therefore by definition "fully invested" at inception without investment discretion. The portfolio composition as of the first trustee report after the closing of Farmington reflected a direct and indirect real estate component of 30.3% based upon the rating agency characterizations. For a period of two years from the closing, Farmington permitted reinvestment of principal pay-downs on the portfolio in a relatively narrow range of asset classes, including but not limited to RMBS and commercial mortgage-backed securities, and as determined by the lender and the investors. In December 2008, one of the three investors terminated its participation in Farmington pursuant to an investor opt-out option, repaying its pro-rata share of the loan and purchasing its pro-rata share of the asset portfolio. Farmington was liquidated by the trustee in August 2011 at the direction of the lender and the remaining investors. Although Ivy Square was not involved in the decision to liquidate Farmington, Messrs. Carroll, Chong and Oston believe, given the continuing effects of the liquidity crisis referenced above, that the two remaining subordinated debt investors did not receive any recovery of their original capital upon the liquidation of Farmington. The portfolio composition as of the last trustee report (dated as of June 28, 2011) prior to liquidation reflected a direct and indirect real estate component of 53.9%, primarily the result of the restrictive investment conditions imposed by the lender and the investors.

Independence of Directors

        We adhere to the rules of the NYSE in determining whether a director is independent. The NYSE requires that a majority of our board of directors must be composed of "independent directors," which is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which, in the opinion of our board of directors, would interfere with the director's exercise of independent judgment in carrying out the responsibilities of a director. Consistent with these considerations, our board of directors has affirmatively determined that Messrs. Cummins, Houlihan and Pearce are independent directors.

Corporate Governance—Board of Directors and Committees

        Our business is managed by our Manager, subject to the supervision and oversight of our board of directors, which has established investment guidelines described under "Business—Investment Guidelines" for our Manager to follow in its day-to-day management of our business. A majority of our board of directors will be "independent," as determined by the requirements of the NYSE and the regulations of the SEC. Our directors remain informed about our business by attending meetings of our board of directors and its committees and through supplemental reports and communications from our management. Our independent directors meet regularly in executive sessions without the presence of our corporate officers or non-independent directors.

        Upon the completion of this offering, our board of directors will form an audit committee, a compensation committee and a nominating and corporate governance committee and adopt charters for each of these committees. Each of these committees will have three directors. Each of the audit committee, the compensation committee and the nominating and corporate governance committee will be composed exclusively of independent directors, as defined by the listing standards of the NYSE. Moreover, the compensation committee will be composed exclusively of individuals intended to be, to the extent provided by Rule 16b-3 of the Exchange Act, non-employee directors and will, at such times as we are subject to Section 162(m) of the Internal Revenue Code, qualify as outside directors for purposes of Section 162(m) of the Internal Revenue Code.

Audit committee

        The audit committee will initially be comprised of Messrs. Cummins, Houlihan and Pearce, each of whom are "financially literate" under the rules of the NYSE. Each of Messrs. Cummins, Houlihan and Pearce is an independent director. Mr. Houlihan will chair our audit committee and our board of directors has determined that Mr. Houlihan qualifies as an "audit committee financial expert" as such term is defined in Item 407(d)(5)(ii) of Regulation S-K based on his education and experience in his respective fields.

        The audit committee assists our board of directors in overseeing:

  •
  our financial reporting, auditing and internal control activities, including the integrity of our financial statements;

  •
  our compliance with legal and regulatory requirements;

  •
  the independent auditor's qualifications and independence; and

  •
  the performance of our internal audit function and independent auditor.

        The audit committee is also responsible for engaging our independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls.

Compensation committee

        The compensation committee will be comprised of Messrs. Cummins, Houlihan and Pearce, each of whom is an independent director. Mr. Pearce will chair our compensation committee.

        The compensation committee will be responsible for:

  •
  annually reviewing and approving the corporate goals and objectives relevant to the compensation, if any, we pay our chief executive officer, evaluating our chief executive officer's performance in light of such goals and objectives and, either as a committee or together with our independent directors (as directed by our board of directors), determining and approving the compensation, if any, we pay to our chief executive officer based on such evaluation;

  •
  annually reviewing and approving the corporate goals and objectives relevant to the compensation, if any, we pay to our chief financial officer and our other executive officers, evaluating the performance of our chief financial officer and our other executive officers in light of such goals and objectives and, either as a committee or together with our independent directors (as directed by our board of directors), determining and approving the compensation, if any, we pay to our chief financial officer and our other executive officers based on such evaluation;

  •
  overseeing the Manager Equity Plan (and any equity incentive plans adopted in the future); and

  •
  determining from time to time the remuneration for our non-executive directors.

        The compensation committee is also responsible for reviewing and discussing the compensation discussion and analysis that we will include in our annual proxy statement filed with the SEC, and to approve the compensation committee report for inclusion in such filings, as required by the rules of the SEC.

Compensation committee interlocks and insider participation

        Each of the members of the compensation committee will be an independent director. No member of the compensation committee will be a current or former officer or employee of ours or will have had any relationship requiring disclosure by us under Item 404 of Regulation S-K. None of our executive officers serve as a member of the board of directors or compensation committee of any company that has one or more of its executive officers serving as a member of our board of directors or compensation committee.

Nominating and corporate governance committee

        The nominating and corporate governance committee will be comprised of Messrs. Cummins, Houlihan and Pearce, each of whom is an independent director. Mr. Cummins will chair our nominating and corporate governance committee.

        The nominating and corporate governance committee will be responsible for:

  •
  providing counsel to our board of directors with respect to the organization, function and composition of our board of directors and its committees;

  •
  overseeing the self-evaluation of our board of directors and our board of director's evaluation of management;

  •
  periodically reviewing and, if appropriate, recommending to our board of directors changes to our corporate governance policies and procedures; and

  •
  identifying and recommending to the board of directors potential director candidates for nomination.

Executive and Director Compensation

Director compensation

  Executive directors

        A member of our board of directors who is also an employee of our Manager or any of our or its affiliates is referred to as an executive director. David Carroll and David Oston are executive directors. Executive directors will not receive cash compensation for serving on our board of directors. However, our Manager may direct us to grant equity incentive awards to executive directors pursuant to the Manager Equity Plan. The purpose of any such grants will be to encourage their respective individual efforts toward our continued success, long-term growth and profitability and to reward and retain them.

  Independent directors

        We have not made any payments to any of our directors to date. Each independent director will receive an annual cash retainer of $40,000 in quarterly payments in arrears. In addition, each independent director will receive an annual retainer of 1,500 restricted shares of our common stock. The first installment of restricted stock will be granted upon the completion of this offering, with subsequent grants made immediately following our annual stockholders' meeting, in each case vesting in full on the first anniversary of the grant date, subject to continuing service on our board of directors on the vesting date. Any new independent director who joins our board of directors in the future will be granted restricted shares of our common stock that will vest in full on the first anniversary of the grant date, provided that such director continues to serve on our board of directors as of the applicable vesting date. We will also reimburse our independent directors for reasonable out-of-pocket expenses incurred in connection with the performance of their duties as directors, including, without limitation, travel expenses in connection with their attendance at full board and committee meetings. In addition, the chair of our audit committee will be paid an annual cash retainer of $10,000, and the chairs of our compensation committee and our nominating and corporate governance committee each will be paid an annual cash retainer of $5,000, in each case in addition to the annual retainer of $40,000 paid in cash and the grant of 1,500 restricted shares of our common stock.

Executive compensation

        We will pay our Manager the fees described in "Our Manager and the Management Agreement—Management Agreement—Management fee and expense reimbursements." Because our management agreement provides that our Manager is responsible for managing our affairs, our executive officers who are employees of our Manager and not our employees will not receive any cash compensation from us for serving as our executive officers.

        Our Manager currently employs and compensates each of our executive officers. We will adopt the Manager Equity Plan pursuant to which we may make awards based on our common stock to: to our Manager and to our independent directors, consultants or officers whom we may directly employ, and in turn, our Manager will grant such awards to its employees, officers (including our current officers), members, directors or consultants. Grants to our Manager will be allocated firstly to non-member employees and officers of our Manager, and then the balance of the grants to members (including our officers) proportionally based on each member's respective ownership of our Manager. The grants to be made to our Manager and then by our Manager pursuant to such allocation are intended to provide customary incentive compensation to those persons employed by our Manager on whose performance we rely (including our officers). These awards will be made to encourage the efforts of our Manager and these individuals toward our continued success, long-term growth and profitability and to attract, reward and to retain key personnel. See "—Manager Equity Plan" below for a detailed description of the Manager Equity Plan.

        Our board of directors has granted to our Manager, effective as of the closing of this offering, a number of shares of our restricted stock equal to 0.5% of the aggregate number of shares of common stock sold in this offering (without giving effect to any exercise by the underwriters of their option to purchase additional shares) and in the concurrent private placement to XL Investments, or 28,500 shares of restricted common stock. In the future, we may make additional equity incentive awards to our Manager to encourage its efforts toward our continued success, long-term growth and profitability.

Manager Equity Plan

        We have adopted the Five Oaks Investment Corp. Manager Equity Plan pursuant to which our independent directors, consultants or officers whom we may directly employ in the future, if any, and our Manager and its employees, directors, officers (including our current officers), members or consultants are eligible to receive common stock-based awards.

        The aggregate number of shares that may be made subject to awards under the Manager Equity Plan is equal to 3.0% of the total number of issued and outstanding shares of our common stock (on a fully diluted basis) at the time of each award (other than any shares issued or subject to awards made pursuant to the Manager Equity Plan).

        To the extent required to comply with the requirements of Section 162(m) of the Internal Revenue Code, the aggregate number of shares of our common stock subject to awards awarded to any one participant during any calendar year may not, subject to adjustment, exceed the total number of shares of common stock reserved for issuance under the Manager Equity Plan. All shares of common stock reserved for issuance under the Manager Equity Plan may be made subject to awards of incentive stock options. If any shares subject to an award granted under the Manager Equity Plan are forfeited, cancelled, exchanged or surrendered or if an award terminates or expires without a distribution of shares to the participant, or if shares of our common stock are surrendered or withheld by us as payment of either the exercise price of an award and/or withholding taxes in respect of an award, the shares of common stock with respect to such award will again be available for awards under the Manager Equity Plan. Upon the exercise of any award granted in tandem with any other award, the related award will be cancelled to the extent of the number of shares of common stock as to which the award is exercised and, notwithstanding the foregoing, that number of shares will no longer be available for awards under the Manager Equity Plan.

        The Manager Equity Plan is administered by our board of directors, which may delegate its authority to the compensation committee of our board of directors. The plan administrator has the full authority to (1) grant awards; (2) determine the persons to whom and the time or times at which awards will be granted; (3) determine the type and number of awards to be granted, the number of shares of common stock to which an award may relate and the terms, conditions, restrictions and performance criteria relating to any award; (4) determine whether, to what extent, and under what circumstances an award may be settled, cancelled, forfeited, exchanged, or surrendered; (5) make adjustments in the terms and conditions of awards; (6) construe and interpret the Manager Equity Plan and any award; (7) prescribe, amend and rescind rules and regulations relating to the Manager Equity Plan; (8) determine the terms and provisions of the award agreements; and (9) make all other determinations deemed necessary or advisable for the administration of the Manager Equity Plan. In connection with this authority, the plan administrator may, among other things, establish performance goals that must be met in order for awards to be granted or to vest, or for the restrictions on any such awards to lapse. Except as provided below with respect to equitable adjustments, the plan administrator may not take any action that would have the effect of reducing the exercise or purchase price of any award granted under the Manager Equity Plan without first obtaining the consent of our stockholders.

        In the event that the plan administrator determines that any extraordinary dividend or other distribution (whether in the form of cash, common stock or other property), recapitalization, stock split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange or other similar corporate transaction or event, affects our common stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of participants under the Manager Equity Plan, then the plan administrator will make equitable changes or adjustments to: (1) the number and kind of shares of common stock or other property (including cash) that may thereafter be issued in connection with awards; (2) the number and kind of shares of common stock or other property (including cash) issued or issuable in respect of outstanding awards; (3) the exercise price, base price or purchase price relating to any award; and (4) the performance criteria, if any, applicable to outstanding awards. In addition, the plan administrator may determine that any equitable adjustment may be accomplished by making a payment to the award holder in the form of cash or other property (including but not limited to shares of our common stock).

        Each stock option and stock appreciation right granted under the Manager Equity Plan will have a term of no longer than 10 years and will have an exercise price that is no less than 100% of the fair market value of our common stock on the date of grant of the award. The exercise price for stock options may generally be paid in cash or by an exchange of common stock previously owned by the participant, through a "broker cashless exercise" procedure approved by the plan administrator or a combination of the above, in any case in an amount having a combined value equal to such exercise price. The other terms of stock options and stock appreciation rights granted under the Manager Equity Plan will be determined by the plan administrator. Stock appreciation rights may be granted alone or in tandem with another award.

        The plan administrator will determine the terms and conditions of each grant of restricted stock or restricted stock units under the Manager Equity Plan. Restricted stock units confer on the participant the right to receive cash, common stock or other property, as determined by the plan administrator, having a value equal to the number of shares of our common stock that are subject to the award. Unless otherwise determined by the plan administrator, holders of restricted stock will have all of the rights of a stockholder, including, without limitation, the right to vote restricted stock and the right to receive dividends and distributions thereon. Unless otherwise determined by the plan administrator, (1) dividends and distributions paid on awards of restricted stock will be paid at the dividend or distribution payment date, provided that such payments may be deferred to such date as determined by the plan administrator, and in any event will be payable in cash or in shares of common stock having a fair market value equal to the amount of such dividends and distributions and (2) common stock distributed in connection with a stock split or stock dividend, and other property distributed as a dividend or distribution, will be subject to restrictions and a risk of forfeiture to the same extent as the awards of restricted stock to which such dividend or distribution relates. The plan administrator is authorized to grant to holders of restricted stock units the right to receive dividend equivalents and distribution equivalents for the period prior to settlement of the restricted stock unit. Dividend equivalents or distribution equivalents may be paid currently or credited to an account for the holder of restricted stock units, may be settled in cash or common stock and may be subject to such conditions, restrictions and contingencies as the plan administrator may establish. Unless otherwise determined by the plan administrator, any such dividend equivalents or distribution equivalents will be paid or credited, as applicable, on the dividend or distribution payment date to the holders of restricted stock units as though each such restricted stock unit were a share of outstanding common stock.

        The plan administrator may determine to make grants of our common stock that are not subject to any restrictions or a substantial risk of forfeiture or to grant other stock-based awards, the terms and conditions of which will be determined by the plan administrator at the time of grant, to our Manager and to our independent directors, consultants or officers whom we may directly employ in the future. In turn, our Manager will grant such awards to its employees, officers (including our current officers), members, directors or consultants. Grants to our Manager will be allocated firstly to non-member employees and officers of our Manager, and then the balance of the grants to members (including our officers) proportionally based on each member's respective ownership of our Manager. The grants to be made to our Manager and then by our Manager pursuant to such allocation are intended to provide customary incentive compensation to those persons employed by our Manager on whose performance we rely (including our officers).

        The Manager Equity Plan automatically expires on December 18, 2022, the 10th anniversary of the date the plan was adopted. Our board of directors may terminate, amend, modify or suspend the Manager Equity Plan at any time, subject to stockholder approval as required by law or stock exchange rules and subject to the approval of our Manager to the extent an amendment would alter the definition of eligible participants in the plan. The plan administrator may amend the terms of any outstanding award under the Manager Equity Plan at any time. No amendment or termination of the Manager Equity Plan or any outstanding award may adversely affect any of the rights of an award holder without the holder's consent.

Grants to our independent directors, consultants and any officers whom we may directly employ in the future pursuant to the Manager Equity Plan

        The Manager Equity Plan provides for the issuance of equity-based awards, including incentive stock options and non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units, unrestricted stock awards and other awards based on our common stock to our independent directors, consultants or officers whom we may directly employ in the future. Incentive stock options may be granted only to our employees. Shares of common stock will be issued under the Manager Equity Plan to our independent directors in respect of their annual fees.

        No stock option and stock appreciation right granted to our independent directors, consultants or officers whom we may directly employ in the future may be exercised unless (1) the participant is then providing services to us and (2) the participant has continuously maintained such relationship since the date of grant; provided, that the award agreement may contain provisions extending the exercisability of stock options or stock appreciation rights, in the event of specified terminations of service, to a date not later than the expiration date of such stock option stock appreciation right.

        Upon termination of service to us during the applicable restriction period, awards to our independent directors, consultants or officers whom we may directly employ in the future of restricted stock and restricted stock units and any accrued but unpaid dividends or distributions or, in the case of restricted stock units, dividend equivalents and distribution equivalents, that are then subject to restrictions will be forfeited; provided, that the plan administrator may provide or may determine in any individual case, that restrictions or forfeiture conditions relating to awards of restricted stock and restricted stock units will be waived in whole or in part in the event of a termination.

        Prior to the closing of this offering, we will not issue any equity-based compensation under the Manager Equity Plan. Our board of directors has, effective as of the closing of this offering, granted initial awards of an aggregate of 4,500 shares of our restricted common stock under the Manager Equity Plan to our three independent directors, as set forth in the table below. Such grants will vest in full on the first anniversary of the grant date. The grantees will be entitled to receive dividends and distributions that become payable on the shares during the restricted period. If the grantee's services to us terminate for any reason prior to the date on which the shares become vested, any unvested shares will be immediately forfeited, except that if the grantee's service is terminated other than for cause or because such individual retires, dies or becomes disabled, any then unvested shares of restricted stock will become immediately vested.

Name of Grantee and Title	Number of Shares of Restricted Stock
Neil A. Cummins, Independent Director Nominee	1,500
William Houlihan, Independent Director Nominee	1,500
Thomas M. Pearce, Jr., Independent Director Nominee	1,500

Grants to our Manager pursuant to the Manager Equity Plan

        We may make awards to our Manager or, at the direction of our Manager and as determined in its sole discretion, directly to its directors, officers, employees or consultants. Our Manager will make all determinations concerning the eligible persons employed or otherwise engaged by it who may receive awards under the Manager Equity Plan, which form the awards will take, and the terms and conditions of the awards.

        If the management agreement with our Manager (1) is terminated by us for cause or (2) expires following our Manager's issuance of a termination notice for a termination without cause (as described herein under "Our Manager and the Management Agreement—Management Agreement—Term and Termination"), all unvested awards then held by our Manager and all accrued and unpaid dividends or dividend equivalents related to such awards will be immediately cancelled and forfeited without consideration. If the management agreement expires or is terminated for any other reason, any award then held by our Manager that was not previously vested will become fully vested and/or payable, and any performance conditions imposed with respect to such award will be deemed to be fully achieved. Unless otherwise determined by the plan administrator, all unvested awards then held by a holder who is not our Manager and who ceases to provide services to our Manager will be immediately cancelled and forfeited without consideration. The terms of award agreements will set forth the terms under which a stock option or stock appreciation right may remain exercisable following such a termination of service with our Manager.

        Prior to the closing of this offering, we will not issue any equity-based compensation under the Manager Equity Plan. Our board of directors has, effective as of the closing of this offering, granted to our Manager a number of shares of our restricted common stock equal to 0.5% of the aggregate number of shares of common stock sold in this offering and in the concurrent private placement to XL Investments (without giving effect to any exercise by the underwriters of their option in this offering to purchase additional shares), or 28,500 shares of restricted common stock. One-third of these shares vest on each of the first, second and third anniversaries of the grant date.

Code of Conduct

        Our board of directors has established a code of conduct that applies to our directors, officers and employees (if any) and independent contractors, our Manager and all of our Manager's officers and employees (but excluding members of the Management Committee of our Manager who are not also officers or employees of our Manager), and any other affiliate (and its employees) of our Manager who provide services to our Manager in respect of us. Among other matters, our code of conduct is designed to deter wrongdoing and to promote:

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  honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

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  full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

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  compliance with applicable governmental laws, rules and regulations;

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  prompt internal reporting of violations of the code to appropriate persons identified in the code; and

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  accountability for adherence to the code.

        Waivers of any provisions of the code of conduct may be granted in writing by our chief compliance officer. In considering any request for a waiver, the chief compliance officer will consult with appropriate senior management and/or external legal advisors, as appropriate under the circumstances. Any changes to or waivers of the code of conduct will, to the extent required, be disclosed as required by applicable rules and regulations of the SEC and the NYSE.

Conflicts of Interest

        We are subject to the following conflicts of interest relating to our Manager and its affiliates:

Dependence on our Manager and its personnel

        We are dependent on our Manager for our day-to-day management. All of our officers are employees of our Manager; we have no direct employees. Therefore, these individuals have a direct interest in the financial success of our Manager, which may encourage these individuals to support strategies that impact us based on these considerations. As a result of these relationships, our officers may have a conflict of interest with respect to our agreements and arrangements with our Manager and its affiliates.

Management agreement and fees

        Our management agreement with our Manager was negotiated between related parties and its terms, including fees and other amounts payable, may not be as favorable to us as if it had been negotiated at arm's length with an unaffiliated third party.

        Under the terms of the management agreement, our Manager and any person providing sub-advisory services to our Manager will not be liable to us, our directors or our stockholders for acts or omissions performed in accordance with and pursuant to the management agreement, except because of acts constituting bad faith, willful misconduct, gross negligence, or reckless disregard of their duties under the management agreement, as determined by a final non-appealable order of a court of competent jurisdiction. We have agreed to indemnify our Manager and its officers, stockholders, members, managers, directors and personnel and any person providing sub-advisory services to our Manager with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts or omissions of such parties not constituting bad faith, willful misconduct, gross negligence, or reckless disregard of duties, performed in good faith in accordance with and pursuant to the management agreement. Our Manager will not be liable for trade errors that may result from ordinary negligence, such as errors in the investment decision making process (such as a transaction that was effected in violation of our investment guidelines) or in the trade process (such as a buy order that was entered instead of a sell order, or the wrong purchase or sale of security, or a transaction in which a security was purchased or sold in an amount or at a price other than the correct amount or price).

        The management fee our Manager earns is not tied to our performance. The management fee may not sufficiently incentivize our Manager to generate attractive risk-adjusted returns for us. This could hurt both our ability to make distributions to our stockholders and the market price of our common stock.

Investment allocation policies

        Our Manager may in the future manage other funds, accounts and investments vehicles that have strategies that are similar to our strategy, although our Manager currently neither manages nor intends to manage any other funds, accounts or investment vehicles. Because many of our target assets are typically available only in specified quantities and because many of our target assets may be target assets for other accounts our Manager may manage in the future, our Manager may not be able to buy as much of any given asset as required to satisfy us and any other account our Manager may manage in the future. In the future, if our Manager begins to manage other accounts or businesses that result in allocation conflicts, our Manager will develop, in consultation with the board of directors, an allocation compliance policy.

OUR MANAGER AND THE MANAGEMENT AGREEMENT

General

        We are externally managed and advised by our Manager. All of our officers and two of our directors, David Carroll and David Oston, are employees of our Manager. We do not have any employees. Our Manager is entitled to receive a management fee and the reimbursement of certain expenses pursuant to the management agreement. The executive offices of our Manager are located at 641 Lexington Avenue, Suite 1432, New York, New York 10022, and the telephone number of our Manager's executive offices is (212) 328-9521.

Executive Officers of Our Manager

        The following sets forth certain information with respect to each of the executive officers of our Manager:

Executive Officer	Age	Position Held with Our Manager
David Carroll	54	Chief Executive Officer, President and Chairman of the Board
David Oston	54	Chief Financial Officer, Secretary and Treasurer
Kian Fui (Paul) Chong	40	Chief Investment Officer
Darren Comisso	43	Director of Client Service and Marketing
Tom Flynn	60	Director of Client Service and Marketing

        Set forth below is biographical information for the officers of our Manager. See "Management—Our Directors and Executive Officers" for biographical information regarding Messrs. Carroll, Chong and Oston. See "Management—Additional Information Concerning Our and Our Manager's Executive Officers" for additional information concerning our Manager's executive officers.

        Darren Comisso has been the Director of Client Service and Marketing of our Manager since its formation in March 2012. He has 20 years of experience in the financial markets. From 2011 until March 2012, Mr. Comisso was a principal of Oak Circle Capital, LLC, or OCC. OCC was formed and capitalized by officers of our Manager in March 2010 to develop a mortgage REIT business strategy. Prior to XL Global's investment in our Manager, it was determined that such investment in a new entity rather than in OCC would simplify the completion of the investment and hence our Manager was formed. OCC, which had only one employee and only conducted limited business operations, is in the process of dissolution. In 1999, Mr. Comisso, along with Mr. Carroll, co-founded a specialized investment management company Ceres Capital, that was sold to and was operated as part of Stanfield Capital Partners, or Stanfield, from 2001 until 2007, when it reverted to the name Ceres Capital. Ceres Capital was the investment manager for a structured investment vehicle, Victoria Finance Ltd, or Victoria. Victoria entered into a controlled wind-down in January 2008 following the onset of the 2007 liquidity crisis. In June 2008, Ceres Capital entered Chapter 11 under the Bankruptcy Code. From August 2008 until 2010, Mr. Comisso was a Managing Director at Tandem Global Partners, a hedge fund manager. Previously, Mr. Comisso spent eight years with the Bank of America focusing on building, managing and marketing strategies in the financial sector. Mr. Comisso graduated with a B.A. in Economics from the University of California in Los Angeles.

        For additional information regarding Mr. Comisso, see "Management—Additional Information Concerning Our and Our Manager's Executive Officers."

        Tom Flynn has been the Director of Client Service and Marketing of our Manager since its formation in March 2012. He has been active for 35 years in the financial markets. From November 2011 until March 2012, Mr. Flynn was a principal of OCC. From 2008 until 2011, Mr. Flynn worked for Ivy Square, where he focused upon investor relations. Previously, Mr. Flynn worked for Ceres Capital, which was sold to and was part of Stanfield from 2001 until January 2007, when it reverted to the name

Ceres Capital. Ceres Capital was the investment manager for a structured investment vehicle, Victoria Finance Ltd, or Victoria. Victoria entered into a controlled wind-down in January 2008 following the onset of the 2007 liquidity crisis. In June 2008, Ceres Capital entered Chapter 11 under the Bankruptcy Code. Prior to Ceres Capital, Mr. Flynn spent 15 years with Morgan Stanley where he became Head of Global Banking and Credit Research. Prior to Morgan Stanley, Mr. Flynn spent a total of nine years as a lending and/or credit officer at several U.S. banking institutions, including the Irving Trust Company. Mr. Flynn graduated with an M.B.A. from Babson College and a B.S.B.A. from Georgetown University.

Management Agreement

        We have entered into a management agreement with our Manager that provides for the day-to-day management of our operations and our investments. The management agreement requires our Manager to manage our business affairs in conformity with the investment guidelines and other policies that are approved and monitored by our board of directors. Although our investment guidelines do not limit the amount of any single investment by our Manager on our behalf, our investment guidelines require prudent diversification within our target assets. Our Manager's role as Manager is under the supervision and direction of our board of directors, but prior approval by our board of directors is not required for any specific investment by our Manager.

Management Services

        Our Manager is responsible for (1) the selection, purchase and sale of our portfolio investments, (2) our financing activities and (3) providing us with investment advisory services. Our Manager is responsible for our day-to-day operations and will perform (or will cause to be performed) such services and activities relating to our assets and operations as may be appropriate, which may include the following:

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  serving as our consultant with respect to the periodic review of the investment guidelines, financing activities and operations, which review will occur no less often than annually, any modification to which will be approved by a majority of our independent directors and any other policies and recommendations with respect thereto for approval by our directors;

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  serving as our consultant with respect to the identification, investigation, evaluation, analysis, underwriting, selection, purchase, origination, negotiation, structuring, monitoring and disposition of our assets;

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  serving as our consultant with respect to decisions regarding any financings, securitizations and hedging activities undertaken by us, including (1) assisting us in developing criteria for debt and equity financing that is specifically tailored to our investment objectives, (2) advising us with respect to obtaining appropriate short-term financing arrangements for assets and pursuing particular financing arrangements for each individual asset, if necessary, and (3) advising us with respect to pursuing and structuring long-term financing alternatives for assets and pursuing particular financing arrangements for each asset, if necessary, in each case, consistent with our investment guidelines;

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  serving as our consultant with respect to arranging for the issuance of MBS from pools of mortgage loans or MBS owned by us;

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  representing and making recommendations to us in connection with the commitment to purchase and finance, the purchase and finance, the commitment to sell and the sale of assets;

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  negotiating and entering into, on our behalf, credit finance agreements, repurchase agreements, securitization agreements, agreements relating to borrowings under programs established by the U.S. Government, commercial paper, interest rate swap agreements, warehouse facilities and all other agreements and instruments required for us to conduct our business;

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  advising us on, preparing, negotiating and entering into, on our behalf, applications and agreements relating to programs established by the U.S. Government;

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  with respect to prospective purchases, sales or exchanges of assets, conducting negotiations on our behalf with sellers, purchasers and brokers and, if applicable, their respective agents and representatives;

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  evaluating and recommending to us hedging strategies, and engaging in hedging activities on our behalf that are consistent with such strategies, as so modified from time to time, and with our qualification as a REIT and with our investment guidelines;

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  making available to us the knowledge and experience of our Manager's team with respect to mortgage loans, mortgage-related securities, real estate, real estate securities, other real estate-related assets, including securities, non-real estate-related assets and real estate operating companies;

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  investing and re-investing, on our behalf, any of our funds (including in short-term investments) and advising us as to our capital structure and capital-raising activities;

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  monitoring the performance of our assets and providing periodic reports with respect thereto to our directors, including comparative information with respect to such performance and budgeted or projected results;

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  engaging and supervising, on our behalf, independent contractors that provide real estate, investment banking, mortgage brokerage, securities brokerage, appraisal, engineering, environmental, seismic, insurance, legal, accounting, transfer agent, registrar, leasing, due diligence and such other services as may be required relating to our operations and assets, including potential investments;

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  coordinating and managing the operations of any joint venture or co-investment interests held by us and conducting all matters with the joint venture or co-investment partners;

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  providing executive and administrative personnel, office space and office services required in rendering services to us;

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  performing and supervising the performance of administrative functions necessary in our management as may be agreed upon by our Manager and our directors, including services in respect of the Manager Equity Plan, the collection of revenues and the payment of our debts and obligations and maintenance of appropriate information technology services to perform such administrative functions;

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  furnishing reports and statistical and economic research to us regarding the activities and services performed for us by our Manager;

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  counseling us in connection with policy decisions to be made by our directors;

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  communicating on our behalf with the holders of any equity or debt securities as required to satisfy the reporting and other requirements of any governmental bodies or agencies, trading markets or exchanges, and to maintain productive relations with such holders;

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  counseling us regarding the maintenance of our exclusions and, if applicable, exclusions from status as an investment company under the Investment Company Act, monitoring our compliance with the requirements for maintaining any such exclusion and using commercially reasonable efforts to cause us to maintain our exclusion from such status;

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  assisting us in complying with all regulatory requirements applicable to us in respect of our business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and all reports and documents, if any, required under the Exchange Act, the Securities Act and by the NYSE;

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  counseling us regarding the maintenance of our qualification as a REIT and monitoring compliance with the various REIT qualification tests and other rules set out in the Internal Revenue Code and U.S. Treasury Department Regulations promulgated thereunder applicable to REITs;

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  causing us to retain qualified accountants and legal counsel, as applicable, to (1) assist in developing appropriate accounting procedures, compliance procedures and testing systems with respect to financial reporting obligations and compliance with the provisions of the Internal Revenue Code applicable to REITs and (2) conduct quarterly compliance reviews with respect thereto;

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  taking all necessary actions to enable us to make required tax filings and reports;

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  causing us to qualify to do business in all jurisdictions in which such qualification is required or advisable and to obtain and maintain all appropriate licenses;

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  using commercially reasonable efforts to cause us to comply with all applicable laws;

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  handling and resolving on our behalf all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which we or our Manager may be involved or to which we or our Manager may be subject arising out of our day-to-day operations (other than with our Manager or its affiliates), subject to such limitations or parameters as may be imposed from time to time by our directors;

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  placing, or arranging for the placement of, all securities orders to implement our Manager's investment determinations for us, either directly with the issuer or with a broker or dealer (including any affiliated broker or dealer);

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  using commercially reasonable efforts to cause expenses incurred by us, or on our behalf, to be commercially reasonable or commercially customary and within any budgeted parameters, expense guidelines or limitations set by our directors from time to time; and

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  performing such other services as may be required from time to time for our Manager to perform the general management services and other activities relating to our day-to-today operations and administration, including assets and potential investments, as our directors reasonably request or as may be appropriate under the particular circumstances.

Without limiting the foregoing, our Manager will perform portfolio management services on our behalf which will include, but not be limited to, consulting with us on the purchase and sale of, and other investment opportunities in connection with: the portfolio of assets; the collection of information and the submission of reports pertaining to our assets, interest rates and general economic conditions; periodic review and evaluation of the performance of the portfolio of assets; acting as liaison between us and banking, mortgage banking, investment banking and other parties with respect to the purchase, financing and disposition of assets; and other customary functions related to portfolio management.

Liability and indemnification

        Pursuant to the management agreement, our Manager will not assume any responsibility other than to render the services called for thereunder in good faith and will not be responsible for any action of our board of directors in following or declining to follow its advice or recommendations, including as set forth in our investment guidelines. Our Manager maintains a contractual as opposed to a fiduciary relationship with us, although our officers and directors who are also employees of our Manager will have a fiduciary duty to us under the MGCL as our officers and/or directors. Under the terms of the management agreement, our Manager and any person providing sub-advisory services to our Manager will not be liable to us, our directors or our stockholders for acts or omissions performed in accordance with and pursuant to the management agreement, except because of acts constituting bad faith, willful misconduct, gross negligence or reckless disregard of their duties under the management agreement. To the fullest extent permitted by applicable law, we have agreed to reimburse and indemnify our Manager and its officers, stockholders, members, managers, directors and employees and any person providing sub-advisory services to our Manager with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts or omissions of such parties not constituting bad faith, willful misconduct, gross negligence or reckless disregard of duties. To the fullest extent permitted by applicable law, our Manager has agreed to reimburse and indemnify us, our directors and officers and stockholders with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts or omissions of our Manager constituting bad faith, willful misconduct, gross negligence or reckless disregard of its duties under the management agreement or any claims by our Manager's personnel relating to the terms and conditions of their employment by our Manager. Our Manager will not be liable for trade errors that may result from ordinary negligence, such as errors in the investment decision making process (such as a transaction that was effected in violation of our investment guidelines) or in the trade process (such as a buy order that was entered instead of a sell order, or the wrong purchase or sale of security, or a transaction in which a security was purchased or sold in an amount or at a price other than the correct amount or price). Notwithstanding the foregoing, our Manager carries errors and omissions and other customary insurance and will name us as an insured under those policies upon the completion of this offering.

Management team

        Pursuant to the terms of the management agreement our Manager is required to provide us with our management team, including a chief executive officer, a chief financial officer and a chief investment officer, or similar positions, along with appropriate support personnel to provide the management services to be provided by our Manager to us.

        Because our management agreement provides that our Manager is responsible for managing our affairs, all of our officers who are employees of our Manager do not receive cash compensation from us for serving as our executive officers. Instead we will pay our Manager the fees described in "—Management fee and expense reimbursements."

        Our Manager is required to refrain from any action that, in its sole judgment made in good faith, (1) is not in compliance with the investment guidelines, (2) would adversely affect our qualification as a REIT under the Internal Revenue Code or our status as an entity exempted or excluded from investment company status under the Investment Company Act or (3) would violate any law, rule or regulation of any governmental body or agency having jurisdiction over us or of any exchange on which our securities may be listed or that would otherwise not be permitted by our articles of incorporation or bylaws. If our Manager is ordered to take any action by our board of directors, our Manager will promptly notify our board of directors if it is our Manager's judgment that such action would adversely affect such status or violate any such law, rule or regulation or our articles of incorporation or bylaws. Neither our Manager nor any affiliate of our Manager will be liable to us, our board of directors or our stockholders, for any act or omission by our Manager or any of its affiliates, except as provided in the management agreement.

Term and termination

        The management agreement may be amended, supplemented or modified by agreement in writing between us and our Manager. The initial term of the management agreement expires on May 16, 2014, with automatic one-year renewal terms. Following the completion of this offering, our independent directors will review our Manager's performance annually and, following the initial two-year term, the management agreement may be terminated annually upon the affirmative vote of either at least two-thirds of our independent directors or at least two-thirds of our outstanding shares of common stock (other than those shares held by our Manager or its affiliates), in either case, based upon: (1) our Manager's unsatisfactory performance that is materially detrimental to us; or (2) our determination that any fees payable to our Manager are not fair, subject to our Manager's right to prevent termination based on unfair fees by accepting a reduction of management fees determined to be fair by at least two-thirds of our independent directors. We will provide our Manager 180 days prior notice of any such termination. Unless terminated for cause, we will pay our Manager a termination fee equal to three times the average annual management fee earned by our Manager during the prior 24-month period immediately preceding the date of termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination.

        We may also terminate the management agreement at any time, including during the initial term, without the payment of any termination fee, with 30 days prior written notice from our board of directors for cause, which will be determined by a majority of our independent directors and is defined as:

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  our Manager's continued material breach of any provision of the management agreement (including our Manager's failure to comply with our investment guidelines) following a period of 30 days after written notice thereof (or 45 days after written notice of such breach if our Manager, under certain circumstances, has taken steps to cure such breach within 30 days of the written notice);

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  our Manager's fraud, misappropriation of funds or embezzlement against us or our Manager acts, or fails to act, in a manner constituting bad faith, willful misconduct, gross negligence or reckless disregard in the performance of its duties under the management agreement, unless such actions or omissions were caused by an employee and/or officer of our Manager or one of its affiliates and our Manager takes all necessary and appropriate action against such person and cures the damage caused by such actions or omissions within 30 days of our Manager's actual knowledge of such commissions or omissions;

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  the occurrence of certain events with respect to the bankruptcy or insolvency of our Manager, including an order for relief in an involuntary bankruptcy case or our Manager authorizing or filing a voluntary bankruptcy petition;

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  (1) any sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of our Manager, taken as a whole, to any person other than one or more affiliates of our Manager or us; (2) the acquisition by any person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than one or more affiliates of our Manager or us, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% or more of the total voting power of the voting securities of our Manager; or (3) a transfer of a controlling block of our Manager's securities as defined in the definition of "assignment" in the Advisers Act and the rules and regulations of the SEC thereunder, in any such case which a majority of our independent directors reasonably determines is materially detrimental to us;

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  our Manager is convicted (including a plea of nolo contendere) of a felony; or

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  the dissolution of our Manager.

        Our Manager may assign the management agreement in its entirety or delegate certain of its duties under the management agreement to any of its supervised affiliates without the approval of our independent directors if such assignment or delegation does not require our approval under the Advisers Act. Under the Advisers Act, the management agreement shall terminate automatically without the payment of any termination fee in the event that the Manager assigns the management agreement, in whole or in part, unless such assignment is consented to in writing by us with the consent of a majority of our independent directors.

        Our Manager may terminate the management agreement upon 60 days' prior notice in the event of our default in the performance or observance of any material term, condition or covenant in the management agreement that remains uncured for at least 30 days after such notice, in which case we would be required to pay the termination fee described in the table below. Our Manager may also terminate the management agreement if we become required to register as an investment company under the Investment Company Act, with such termination deemed to occur immediately before such event, in which case we would not be required to pay a termination fee. Our Manager may also decline to renew the management agreement by providing us with 180 days written notice, in which case we would not be required to pay a termination fee. In addition, if we default in the performance of any material term of the agreement and the default continues for a period of 30 days after written notice to us, our Manager may terminate the management agreement upon 60 days' written notice. If the management agreement is terminated by our Manager upon our breach, we would be required to pay our Manager the termination fee described above.

        We may not assign our rights or responsibilities under the management agreement without the prior written consent of our Manager, except in the case of assignment to another REIT or other organization that is our successor (by merger, consolidation, purchase of assets or other transaction), in which case such successor organization will be bound under the management agreement and by the terms of such assignment in the same manner as we are bound under the management agreement.

Management fee and expense reimbursements

        We do not expect to maintain a separate office or to directly employ personnel. Instead, we will rely on the facilities and resources of our Manager to manage our day-to-day operations.

Management fee

        Our Manager is entitled to receive a management fee in an amount equal to 1.5% per annum, calculated and payable monthly in arrears, of our stockholders' equity. For purposes of calculating the management fee, our "stockholders' equity" means the sum of the net proceeds from any issuances of our equity securities since inception (allocated on a pro rata daily basis for such issuances during the fiscal quarter of any such issuance), plus our retained earnings, calculated in accordance with GAAP at the end of the most recently completed fiscal quarter (without taking into account any non-cash equity compensation expense incurred in current or prior periods), less any amount that we pay for repurchases of our shares of common stock, excluding any unrealized gains, losses or other non-cash items that have impacted stockholder's equity as reported in our financial statements prepared in accordance with GAAP, regardless of whether such items are included in other comprehensive income or loss, or in net income, and excluding one-time events pursuant to changes in GAAP and certain other non-cash charges after discussions between our Manager and our independent directors and after approval by a majority of our independent directors. Assuming no exercise of the underwriters' option to purchase additional shares, the management fee payable to our Manager for the year ending December 31, 2013 (assuming no additional equity is issued during such period) would be $1.3 million.

        The management fee of our Manager shall be calculated and delivered to us within 30 days following the last day of each month. We are obligated to pay the management fee in cash within five business days after delivery to us of the written statement of our Manager setting forth the computation of the management fee for such month.

        Our board of directors has granted to our Manager, effective as of the closing of this offering, a number of shares of our restricted stock equal to 0.5% of the aggregate number of shares of common stock sold in this offering (without giving effect to any exercise by the underwriters of their option to purchase additional shares) and in the concurrent private placement to XL Investments, or 28,500 shares of restricted common stock. In the future, we may make additional equity incentive awards to our Manager to encourage its efforts toward our continued success, long-term growth and profitability. See "Management—Manager Equity Plan."

Reimbursement of expenses

        We will be required to reimburse our Manager for the expenses described below. Expense reimbursements to our Manager are made in cash on a monthly basis following the end of each month. Our reimbursement obligation is not subject to any dollar limitation. We will not reimburse our Manager or its affiliates for the salaries and other compensation of their personnel other than our chief financial officer, general counsel and other corporate finance, tax, accounting, internal audit, legal risk management, operations, compliance and other non-investment personnel of the Manager and its affiliates who spend all or a portion of their time managing our affairs, based on the percentage of time each spends on our affairs. Assuming no exercise of the underwriters option to purchase additional shares, the expense reimbursement to be paid to our Manager for the year ending December 31, 2013 (assuming no additional equity is issued during such period) would be $2.4 million.

        We also pay all operating expenses, except those specifically required to be borne by our Manager under the management agreement. Such costs and reimbursements shall be in amounts which are no greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm's-length basis. The expenses required to be paid by us include, but are not limited to:

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  all costs and expenses associated with our formation and capital raising activities, including the costs and expenses of the preparation of our registration statements, any and all costs and expenses of our initial private placement, any subsequent private or public offerings and any filing fees and costs of being a public company, including filings with the SEC, the Financial Industry Regulatory Authority, or FINRA, and the NYSE (or any other exchange or over-the-counter market), among other such entities;

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  all costs and expenses in connection with the acquisition, origination, disposition, development, modification, protection, maintenance, financing, refinancing, hedging, administration and ownership of our assets (including costs and expenses incurred for transactions that are not subsequently completed), including costs and expenses incurred in contracting with third parties, including affiliates of our Manager, to provide such services, such as legal fees, accounting fees, consulting fees, loan servicing fees, trustee fees, appraisal fees, insurance premiums, commitment fees, brokerage fees, guaranty fees, ad valorem taxes, costs of diligence, foreclosure, maintenance, repair and improvement of property and premiums for insurance on property owned or leased by us;

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  all legal, audit, accounting, consulting, underwriting, brokerage, listing, filing, custodian, transfer agent, rating agency, registration and other fees and charges, printing, engraving and other expenses and taxes incurred in connection with the issuance, distribution, transfer, registration and stock exchange listing of our equity securities or debt securities;

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  all costs and expenses in connection with legal, accounting, due diligence (including due diligence costs for assets that are not subsequently acquired), securitization, property management, brokerage, leasing and other services that outside professionals or outside consultants perform or otherwise would perform on our behalf and that are performed by our Manager or an affiliate thereof;

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  all expenses relating to communications to holders of our equity securities or debt securities and the other third party services utilized in maintaining relations with holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies (including the SEC), including any costs of computer services in connection with this function, the cost of printing and mailing certificates for such securities and proxy solicitation materials and reports to holders of our securities and the cost of any reports to third parties required under any indenture to which we are a party;

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  all costs and expenses of money borrowed by us, including principal, interest and the costs associated with the establishment and maintenance of any credit facilities, warehouse loans, repurchase agreements and other indebtedness of us (including commitment fees, accounting fees, legal fees, closing and other costs and expenses);

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  all taxes and license fees applicable to us, including interest and penalties thereon;

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  all fees paid to and expenses of third-party advisors and independent contractors, consultants, managers and other agents (including real estate underwriters, brokers and special servicers) engaged by us or by our Manager for our account;

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  all insurance costs incurred by us, including any costs to obtain liability or other insurance to indemnify our Manager and underwriters of any or our securities;

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  all costs and expenses relating to the acquisition of, and maintenance and upgrades to, our portfolio accounting systems;

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  all compensation and fees paid to our directors (excluding those directors who are also officers or employees of our Manager), all expenses of our directors (including those directors who are also employees of our Manager), the cost of directors' and officers' liability insurance and premiums for errors and omissions insurance and any other insurance deemed necessary or advisable by our board of directors for our benefit and that of our directors and officers (including those directors who are also employees of our Manager);

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  all third-party legal, accounting and auditing fees and expenses and other similar services relating to our operations (including all quarterly and annual audit or tax fees and expenses and all outsourced internal audit costs);

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  all of the third-party legal, expert and other fees and expenses of our Manager or us relating to any actions, proceedings, lawsuits, demands, causes of action and claims, whether actual or threatened, made by or against us or our Manager (in connection with its services on our behalf) or which we or our Manager is authorized or obligated to pay under applicable law or its or our governing instruments or by our board of directors;

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  any judgment or settlement of pending or threatened proceedings (whether civil, criminal or otherwise) against us or our Manager, or against any of our directors or officers in his capacity as such for which we are required to indemnify such director or officer by any court or governmental agency, or settlement of pending or threatened proceedings;

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  all reasonable and documented travel and related expenses of directors, officers and employees of us or our Manager, incurred in connection with attending meetings of our board of directors, attending meetings of holders of our securities or performing other business activities that relate to us, including reasonable and documented travel and expenses incurred in connection with the purchase, consideration for purchase, financing, refinancing, sale or other disposition of any asset or potential investment or establishment and maintenance of any repurchase agreements, warehouse facilities, borrowings under programs established by the U.S. Government, other secured and unsecured forms of borrowings or any of our securities offerings, in each case to the extent that such expenses are reimbursable under our travel and expense reimbursement policy

    (provided that such policy and any material changes to such policy are mutually approved by our Manager and us by a majority vote of our independent directors);

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  all expenses of organizing, modifying or dissolving us and costs preparatory to entering into a business or activity or of winding up or disposing of a business activity;

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  all expenses relating to payments of dividends or interest or distributions in cash or any other form made or caused to be made by our board of directors to or on account of holders of our securities, including in connection with any dividend reinvestment plan;

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  all costs and expenses associated with any computer software, hardware, electronic equipment or purchased information technology services from third party vendors that is used primarily for us;

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  costs and expenses incurred with respect to market information systems and publications, research publications and materials, including financial analytics and market data, and settlement, clearing and custodial fees and expenses relating to any of our assets;

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  the costs and expenses incurred with respect to administering our Manager Equity Plan (and any equity incentive plans adopted in the future);

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  the costs and expenses of maintaining compliance with all U.S. federal, state and local income tax provisions and regulations and any applicable regulatory body rules and regulations;

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  expenses relating to any office or office facilities, including disaster backup recovery sites and facilities, maintained for us separate from the offices of our Manager;

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  all other expenses relating to our business and investment operations, including the costs and expenses of acquiring, originating, owning, protecting, maintaining, financing, refinancing, developing, modifying and disposing of assets; and

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  all other reasonable and documented expenses actually incurred by our Manager or its affiliates or their respective managers, officers, directors, employees, members, representatives or agents, or any affiliates thereof, that are reasonably necessary for the performance by our Manager of its duties and obligations under the management agreement.

        In addition, we may be required to pay our pro rata portion of rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses of our Manager required for our operations.

Grants of Equity Compensation to Our Manager, its Personnel and Affiliates and to Our Officers and Directors

        Under the Manager Equity Plan, the plan administrator is authorized to approve grants of equity-based awards to our Manager and to our independent directors, consultants or officers whom we may directly employ in the future. In turn, our Manager will grant such awards to its employees, officers (including our current officers), members, directors or consultants. Grants to our Manager will be allocated firstly to non-member employees and officers of our Manager, and then the balance of the grants to members (including our officers) proportionally based on each member's respective ownership of our Manager. The grants to be made to our Manager and then by our Manager pursuant to such allocation are intended to provide customary incentive compensation to those persons employed by our Manager on whose performance we rely (including our officers). See "Management—Manager Equity Plan."

PRINCIPAL STOCKHOLDERS

        As of December 31, 2012, there were 1,656,250 shares of common stock (after giving effect to the one-for-16 reverse stock split we intend to effect immediately prior to the closing of this offering) outstanding held of record by six stockholders. At that time, we had no other shares of capital stock outstanding. The following table sets forth certain information, as of December 31, 2012 and after giving effect to this offering and the concurrent private placement to XL Investments regarding the ownership of our common stock by: (1) each of our directors and independent director nominees; (2) each of our executive officers; (3) each holder of 5% or more of each class of our capital stock; and (4) all of our directors and executive officers as a group.

        In accordance with SEC rules, beneficial ownership includes: all shares the investor actually owns beneficially or of record; all shares over which the investor has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund); and all shares the investor has the right to acquire within 60 days (such as shares of restricted common stock that are currently vested or which are scheduled to vest within 60 days). Accordingly, this does not include (1) the warrants to purchase 3,125,000 shares of our common stock owned by XL Investments (adjusted to reflect the one-for-16 reverse stock split we intend to effect immediately prior to the closing of the offering), which do not become exercisable until 120 days after the completion of this offering; and (2) the shares of restricted stock granted under the Manager Equity Plan effective as of the closing of this offering.

        Unless otherwise indicated, all shares are owned directly, and the indicated person has sole voting and investment power. Except as indicated in the footnotes to the table below, the business address of each of the stockholders listed below is the address of our principal executive office, 641 Lexington Avenue, Suite 1432, New York, New York 10022.

	Beneficial Ownership of Our Common Stock
	Immediately Prior to this Offering(1)		Immediately After this Offering and the Concurrent Private Placement to XL Investments
Name and Address	Shares Owned	Percentage	Shares Owned	Percentage
XL Investments(2)	1,562,500	94.3%	3,229,167	43.7%
David C. Carroll	31,688	1.9%	31,688	*
Kian Fui (Paul) Chong	5,000	*	5,000	*
David Oston	21,125	1.3%	21,125	*
Neil A. Cummins	—	—	—	—
William Houlihan	—	—	—	—
Thomas M. Pearce	—	—	—	—
All directors, independent director nominees and executive officers as a group	57,813	3.5%	57,813	*

*
Represents less than 1% of the shares of common stock outstanding.

(1)
The number of shares have been adjusted to reflect the one-for-16 reverse stock split we will effect immediately prior to the closing of this offering but have not been adjusted to reflect the shares issuable upon the exercise of warrants, which are not exercisable until 120 days after the date of completion of this offering.

(2)
XL Investments, a Bermuda company, is the record owner of these shares of common stock. XL Group plc may also be deemed to be the beneficial owner of these shares of common stock by virtue of being the ultimate parent holding company of XL Investments. XL Group plc is an Irish public limited company whose ordinary shares are listed on the NYSE. The address for XL Investments is One Bermudiana Road, Hamilton HM08, Bermuda.

 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Management Agreement

        On May 16, 2012, we executed a management agreement with Oak Circle Capital Partners LLC, our Manager, pursuant to which our manager provides for the day-to-day management of our operations. The management agreement requires our Manager to manage our business affairs in conformity with the policies and the investment guidelines that are approved and monitored by our board of directors. All of our executive officers also serve as officers of our manager. As a result, our management agreement was not negotiated on an arm's-length basis. Therefore, the terms of the management agreement, including the fees payable to our Manager, may not be as favorable to us as if they had been negotiated with an unaffiliated third party. Pursuant to the management agreement, we pay our Manager a monthly management fee and will reimburse our Manager for certain expenses. We paid $244,882 in management fees under the management agreement from May 16, 2012 (date of inception) to December 31, 2012. See "Our Manager and the Management Agreement—Management Agreement" for more information regarding the services our Manager provides to us and the fees we pay to our Manager.

Relationship with the XL Group of Companies

        Pursuant to the agreement we entered into in May 2012 with XL Investments for its initial $25.0 million investment in us, we also agreed to issue to XL Investments warrants to purchase two shares of our common stock for each share of our common stock owned by XL Investments. On September 29, 2012, we issued XL Investments warrants to purchase two shares of our common stock (before giving effect to the one-for-16 reverse stock split we will effect immediately prior to the completion of this offering) at an exercise price of 105% of the initial public offering price of our common stock in this offering. XL Investments may exercise these warrants beginning 120 days after the completion of this offering, and these warrants will expire on September 29, 2019. As part of the May 2012 investment, XL Investments also agreed to make an additional investment in us of up to $25.0 million, subject to certain conditions and over a period of time. XL Investments has agreed to accelerate the timing of its investment and is buying $25.0 million of our common stock in a concurrent private placement at the initial public offering price. The underwriters will not receive any underwriting discount on the shares purchased by XL Investments in the concurrent private placement. Upon the completion of this offering, XL Investments will own 3,229,167 shares (after giving effect to the one-for-16 reverse stock split we will effect immediately prior to the completion of this offering) of our common stock purchased for an aggregate purchase price of $50.0 million. Based on a public offering price of $15.00, which is the anticipated public offering price set forth on the cover of this prospectus, as a result of these transactions, XL Investments will own 43.7% of our common stock after giving effect to its purchase of additional shares in the concurrent private placement (or 40.4% if the underwriters exercise in full their option to purchase additional shares) and 60.4% and 57.1%, respectively, after also giving effect to the exercise of warrants owned by XL Investments in full, which become exercisable 120 days after the completion of this offering. Because of its significant ownership of our common stock, XL Investments will have the ability to influence the outcome of matters that require a vote of our stockholders, including a change of control.

        We have agreed with XL Investments that, for so long as XL Investments and any other of the XL group of companies collectively beneficially own at least 9.8% of our issued and outstanding common stock (on a fully diluted basis), XL Investments will have the right to appoint an observer to attend all board meetings but such observer will have no right to vote at any board meeting. The board observer will be indemnified by us to the same extent as our directors.

        Our articles of incorporation prohibit, with certain exceptions, any stockholder from beneficially or constructively owning, applying certain attribution rules under the Internal Revenue Code, more than

9.8% by value or number of shares, whichever is more restrictive, of our outstanding shares of common stock, or 9.8% by value or number of shares, whichever is more restrictive, of our outstanding capital stock. Our board of directors has granted XL Investments an exemption from the 9.8% ownership limitation.

        Our Manager is majority owned by its employees (including all of our officers) with a minority stake held by XL Global, a subsidiary of XL Group plc. XL Global made a strategic investment in our Manager in March 2012 whereby it acquired a 30% equity interest in our Manager. As a result of such investment, representatives of XL Global are members of the management committee of our Manager. The investment management professionals of our Manager are solely responsible for all decisions involving the acquisition, disposition, financing and hedging of our target assets. None of the XL group of companies nor any of their officers, directors or employees participate in these decisions.

Payment of Underwriting Discount and Certain Offering Expenses

        Pursuant to the underwriting agreement among the underwriters, our Manager and us, our Manager will pay the underwriters $            per share with respect to each share of common stock sold in this offering (other than the shares of common stock to be purchased by XL Investments in the concurrent private placement for which the underwriters will not receive a discount). In addition, our Manager has agreed to reimburse us for any offering expenses that exceed $1.5 million in the aggregate.

Registration Rights Agreement

        We have entered into a registration rights agreement with XL Investments, our Manager and Messrs. Carroll, Chong, Comisso, Flynn and Oston pursuant to which we have agreed to register the resale of shares of common stock and warrants owned by XL Investments and its transferees, any shares of common stock owned from time to time by Messrs. Carroll, Chong, Comisso, Flynn and Oston and their transferees and any shares of common stock and warrants that we may grant to our Manager under the Manager Equity Plan, which we collectively refer to as the registrable securities. Pursuant to the registration rights agreement, XL Investments and its affiliated transferees will have the right to demand that we cause their registrable securities to be registered for resale on a registration statement. All other holders of registrable securities will have the option to include their registrable securities in such registration statement and we must maintain the effectiveness of such registration statement until all the registrable securities are sold under the shelf registration statement or another registration statement or until all the registrable securities are eligible to be sold pursuant to Rule 144 under the Securities Act without volume limitation or other restrictions on transfer; however, we will not be required to file such registration statement until 180 days after the completion of this offering and XL Investments and its affiliated transferees will be limited to two demand registrations. The registration rights agreement also requires us to file a "shelf registration statement" for the remaining registrable securities as soon as practicable after we become eligible to use Form S-3, and we must maintain the effectiveness of this shelf registration statement until all the registrable securities have been sold under the shelf registration statement or sold pursuant to Rule 144 under the Securities Act. Furthermore, at any time prior to the filing of our shelf registration statement, if we propose to file a registration statement providing for a public offering, the holders of the registrable securities may also request to have their shares included in such registration statement pursuant to the registration rights agreement.

Related Party Transaction Policies

        Our board of directors will adopt, prior to the closing of this offering, a policy regarding the approval of any "related person transaction," which is any transaction or series of transactions in which we are or are to be a participant, the amount involved exceeds $120,000 and a "related person" (as defined under SEC rules) has a direct or indirect material interest. Under the policy, a related person would need to promptly disclose to our chief compliance officer any related person transaction and all material facts about the transaction. Our secretary would then assess and promptly communicate that information to the compensation committee of our board of directors. Based on its consideration of all of the relevant facts and circumstances, the compensation committee will decide whether or not to approve such transaction and will generally approve only those transactions that do not create a conflict of interest. If we become aware of an existing related person transaction that has not been pre-approved under this policy, the transaction will be referred to the compensation committee, which will evaluate all options available, including ratification, revision or termination of such transaction. Our policy requires any director who may be interested in a related person transaction to recuse himself or herself from any consideration of such related person transaction.

Limitations on Liability and Indemnification of Officers and Directors

        Our articles of incorporation and bylaws provide indemnification for our directors and officers to the fullest extent permitted by Maryland law in effect from time to time, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (1) any individual who is a present or former director or officer of our or (2) any individual who, while a director or officer of ours and at our request, serves or has served as a director, officer, partner or trustee of another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in such capacity. We have the power, with the approval of our board of directors, to provide such indemnification and advancement of expenses to a person who served a predecessor of ours in any of the capacities described in (1) or (2) above and to any employee or agent of ours or a predecessor of ours. However, the MGCL prohibits us from indemnifying a director or officer for any act or omission if:

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  the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

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  the director or officer actually received an improper personal benefit in money, property or services; or

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  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

In addition, under the MGCL, we may not indemnify a director or officer in a suit by us or in our right in which the director or officer was adjudged liable to us or in a proceeding in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. For additional information on the limitations on liability and indemnification of officers and directors, please see "Certain Provisions of the Maryland General Corporation Law and Our Articles of Incorporation and Bylaws—Indemnification and Limitation of Directors' and Officers' Liability."

        We have entered into indemnification agreements with each of our directors and executive officers that would provide for indemnification to the maximum extent permitted by Maryland law.

        The above-described limitation of liability and indemnification may be held not to be enforceable for violations of the federal securities laws of the United States.

DESCRIPTION OF OUR SECURITIES

        The following is a summary of (1) the rights and preferences of our common stock, preferred stock and warrants (which are represented by warrant certificates) and (2) the related provisions of our articles of incorporation and bylaws, as each will be in effect upon the closing of this offering. While we believe that the following description covers the material terms of our capital stock and other securities, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire prospectus, our articles of incorporation, bylaws and warrants and warrant certificates and the other documents we refer to for a more complete understanding of our capital stock and other securities. Copies of our articles of incorporation, bylaws and warrants and warrant certificates are filed as exhibits to the registration statement of which this prospectus is a part. See "Where You Can Find More Information."

General

        Our articles of incorporation provide that we may issue up to 450,000,000 shares of common stock and 50,000,000 shares of preferred stock, both having par value $0.01 per share. Our stockholders have approved a one-for-16 reverse stock split, which we intend to effect immediately prior to the closing of this offering. After giving effect to this offering, the concurrent private placement to XL Investments and the other transactions described in this prospectus, 10,514,250 shares of our common stock will be issued and outstanding on a fully diluted basis (11,119,250 shares if the underwriters' option to purchase additional shares is exercised in full), and 100 shares of preferred stock will be issued and outstanding. All of our preferred stock will be redeemed by us shortly after the closing of this offering.

Common Stock

Voting rights

        Subject to the provisions of our articles of incorporation restricting the transfer and ownership of shares of our stock and except as may otherwise be specified in the terms of any class or series of stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as provided with respect to any other class or series of shares of our stock, the holders of our common stock possess exclusive voting power. There is no cumulative voting in the election of directors, which means that the holders of a plurality of the outstanding shares of common stock, voting as a single class, may elect all of the directors then standing for election.

        In accordance with Maryland law, a Maryland corporation generally cannot dissolve, amend its articles of incorporation, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless declared advisable by the board of directors and approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter, unless a lesser percentage (but not less than a majority of all the votes entitled to be cast on the matter) is set forth in the corporation's articles of incorporation. Our articles of incorporation provide that such matters may be approved by the affirmative vote of stockholders holding a majority of the shares entitled to vote on the matter, except for amendments to our articles of incorporation relating to restrictions on transfer and ownership of shares, removal of directors or the voting requirement relating to these actions which require the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter. This may discourage others from entering into such transactions with us and increase the difficulty of consummating any such transaction.

        Maryland law permits the merger of a 90% or more owned subsidiary with or into its parent without stockholder approval provided (1) the articles of incorporation of the successor are not amended other than in certain minor respects (such as the name of the successor) and (2) the contract rights of any stock of the successor issued in the merger in exchange for stock of the other corporation are identical to the contract rights of the stock for which it is exchanged. Also, because Maryland law may not require the stockholders of a parent corporation to approve a merger or sale of all or substantially all of the assets of a subsidiary entity, our subsidiaries may be able to merge or sell all or substantially all of their assets without a vote of our stockholders.

Dividends, liquidation and other rights

        All shares of common stock sold in the offering contemplated by this prospectus and the concurrent private placement to XL Investments will be duly authorized, fully paid and non-assessable. Holders of our shares of common stock are entitled to receive dividends or other distributions if and when authorized by our board of directors and declared by us out of assets legally available for the payment of dividends or other distributions. They also are entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all of our known debts and liabilities. These rights are subject to the preferential rights of any other class or series of our stock and to the provisions of our articles of incorporation regarding restrictions on transfer and ownership of our stock.

        Holders of our shares of common stock generally have no appraisal, preference, conversion, exchange, sinking fund or redemption rights and have no preemptive rights to subscribe for any of our securities. Subject to the restrictions on transfer of capital stock contained in our articles of incorporation, all shares of common stock have equal dividend, liquidation and other rights.

Warrants

        On September 29, 2012, we issued warrants to XL Investments to purchase two shares of our common stock for each share of our common stock owned by XL Investments. The following is a brief summary of certain provisions of the warrants and does not purport to be complete and is qualified in its entirety by reference to the warrants and warrant certificates a copy of which is filed with the SEC together as an exhibit to the registration statement of which this prospectus forms a part.

Exercise of warrants

        The exercise price of the warrants is equal to 105% of the initial public offering price for our common stock. The exercise price is subject to adjustment as described below under "—Adjustments." The warrants will become exercisable, in whole or in part (but in each case for a minimum of at least 5,000 warrant shares or such lesser number of warrant shares for which a warrant remains exercisable), 120 days after the closing of this offering and will expire at the close of business on the seventh anniversary of the date of the issuance. The warrants have not been registered under the Securities Act and the warrants may only be transferred pursuant to a registration statement filed under the Securities Act, or an exemption from such registration. The warrants and the shares of common stock into which the warrants are exercisable are subject to a registration rights agreement we entered into with XL Investments. For additional information on this registration rights agreement, please see "Shares Eligible for Future Sale—Registration Rights."

        Upon receipt of payment of the exercise price and the applicable warrant certificate, together with a form of election attached thereto, properly completed and duly executed at our office, we will, within a reasonable time, forward the warrant shares issuable upon exercise of the warrants. Payment may be made in cash or by certified bank check or by wire transfer of funds to an account designated by us for such purpose.

Adjustments

        The exercise price of the warrants and the number of warrant shares issuable upon exercise of the warrants are subject to adjustment from time to time after the closing of this offering as set forth below.

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  If we pay a dividend or make a distribution on our common stock in shares of our common stock, subdivide our outstanding shares of common stock into a greater number of shares or combine our outstanding shares of common stock into a smaller number of shares or issue by reclassification of our outstanding shares of common stock any shares of our capital stock, then (1) the exercise price in effect immediately prior to the date on which such change becomes effective will be adjusted by multiplying such exercise price by a fraction, the numerator of which will be the number of shares of our common stock outstanding immediately prior to such change and the denominator of which will be the number of shares of our common stock outstanding immediately after giving effect to such change, and (2) the number of warrant shares purchasable upon exercise of the warrants will be adjusted by multiplying the number of warrant shares purchasable upon exercise of the warrants immediately prior to (but not including) the date on which such change becomes effective by a fraction, the numerator of which will be the exercise price in effect immediately prior to (but not including) the date on which such change becomes effective and the denominator of which will be the exercise price in effect immediately after giving effect to such change, calculated in accordance with clause (1) above. These adjustments will be made successively whenever any event listed above shall occur.

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  If any (1) capital reorganization or reclassification of our capital stock, (2) consolidation or merger with another corporation in which we are not the survivor, (3) sale, transfer or other disposition of all or substantially all of our assets to another corporation or (4) purchase offer, tender offer or exchange offer pursuant to which holders of our common stock are permitted to sell, tender or exchange their shares for other shares of stock, securities or assets and such offer has been accepted by the holders of 50% or more of our outstanding common stock (we refer to each of such transactions as a Fundamental Transaction) is effected, then, as a condition of such Fundamental Transaction, lawful and adequate provision will be made whereby each warrantholder shall have the right to purchase and receive upon the basis and in lieu of the warrant shares immediately issuable upon exercise of the warrants, the highest amount of such shares of stock, securities or assets as would have been issuable or payable with respect to or in exchange for a number of warrant shares equal to the number of warrant shares immediately up to that time issuable upon exercise of the warrants, had such Fundamental Transaction not taken place, and in any such case appropriate provision shall be made with respect to the rights and interests of each warrantholder to the end that the provisions in the warrant will be applicable, as nearly equivalent as may be practicable in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise. We will not consummate any such Fundamental Transaction unless prior to or simultaneously with the consummation thereof the successor corporation (if other than us) resulting from such consolidation or merger, or the corporation purchasing or otherwise acquiring such assets or other appropriate corporation or entity shall assume the obligation to deliver to the warrantholder such shares of stock, securities or assets as each warrantholder may be entitled to purchase, and the other obligations under the warrants. The provisions of this paragraph will similarly apply to any successive Fundamental Transactions. Notwithstanding the foregoing, in the event of a Fundamental Transaction, other than one in which a successor entity, whose common stock is quoted or listed for trading on an Eligible Market (as defined in the warrants), or a Public Successor (as defined in the warrants), assumes the warrants and the warrant shares immediately up to that time issuable upon exercise of the warrants may be exercisable for the publicly traded common stock of such Public Successor, a warrantholder may veto such Fundamental Transaction, by written notice to us made within ten business days after notice of such Fundamental Transaction.

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  If we fix a payment date for the making of a distribution to all holders of our common stock of evidences of indebtedness or assets (other than cash dividends or cash distributions payable out of consolidated earnings or earned surplus or dividends or distributions referred to in the first bullet point above), or subscription rights or warrants, the exercise price to be in effect after such payment date will be determined by multiplying the exercise price in effect immediately prior to (but not including) such payment date by a fraction, the numerator of which will be the total number of shares of our common stock outstanding multiplied by the Market Price (as defined in the warrants) per share of our common stock immediately prior to (but not including) such payment date, less the fair market value (as determined by our board of directors in good faith) of such assets or evidences of indebtedness so distributed, or of such subscription rights or warrants, and the denominator of which shall be the total number of shares of our common stock outstanding multiplied by such Market Price per share of our common stock immediately prior to (but not including) such payment date. These adjustments will be made successively whenever such a payment date is fixed.

  •
  Upon the occurrence of any event requiring an adjustment of the exercise price as described above, we will promptly give written notice to each warrantholder, stating the adjusted exercise price and the adjusted number of warrant shares resulting from such event and setting forth in reasonable detail the method of calculation and the facts upon which such calculation was based.

Limitations on exercise

        Each warrant contains restrictions on the number of warrant shares that may be acquired by the warrantholder upon an exercise of the warrant. No warrantholder (including its affiliates) may beneficially or constructively own more than 9.8% of the total number of issued and outstanding shares of our common stock (including for such purpose the shares of our common stock issuable upon such exercise) without the prior approval by our board of directors. Our board of directors has granted XL Investments an exemption from the 9.8% ownership limitation. Following completion of this offering, based on a public offering price of $15.00, which is the anticipated public offering price set forth on the cover of this prospectus, XL Investments will own 43.7% of our common stock after giving effect to its purchase of additional shares in the concurrent private placement (or 40.4% if the underwriters exercise in full their option to purchase additional shares) and 60.4% and 57.1%, respectively, after also giving effect to the exercise of warrants owned by XL Investments in full, which become exercisable 120 days after the completion of this offering. For additional information on the ownership restrictions of our capital stock, please see "—Restrictions on Ownership and Transfer of Our Capital Stock."

No rights as stockholder

        Prior to the exercise of a warrant, a warrantholder will not have or exercise any rights as a stockholder by virtue of its ownership of a warrant.

Preferred Stock

        Our articles of incorporation provide that our board of directors has the authority, without action by the stockholders, to designate and issue up to 50,000,000 shares of preferred stock in one or more classes or series and to fix the rights, preferences, privileges and restrictions of each class or series of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any class or series, which may be greater than the rights of the holders of the common stock. Any issuance of shares of preferred stock could adversely affect the voting power of holders of common stock, and the likelihood that the holders will receive dividend payments and payments upon liquidation could have the effect of delaying, deferring or preventing a change in control. We have no present plans to issue any shares of preferred stock, other than as discussed below under the heading "—12.5% Cumulative Non-Voting Redeemable Preferred Stock".

12.5% Cumulative Non-Voting Redeemable Preferred Stock

        On January 22, 2013, we issued 100 shares of 12.5% Cumulative Non-Voting Redeemable Preferred Stock, or Preferred Stock, for 100 investors at $1,000 per share in connection with our REIT qualification under the Internal Revenue Code. The Preferred Stock is not convertible into our common stock and is subject to redemption at any time by us at $1,100 (plus all accrued and unpaid dividends), provided that if the Preferred Stock is redeemed prior to December 31, 2014. Dividends accrue on a daily basis at 12.5% per annum, and dividends cannot be paid on our common stock until all accrued and unpaid dividends on the Preferred Stock have been fully paid. All of the outstanding shares of Preferred Stock will be redeemed by us shortly after the closing of this offering.

Restrictions on Ownership and Transfer of Our Capital Stock

        In order to qualify as a REIT under the Internal Revenue Code for each taxable year beginning after December 31, 2012, our shares of capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also, for our taxable years beginning after December 31, 2012, during the second half of each taxable year no more than 50% of the value of our outstanding shares of capital stock may be owned, directly or constructively, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities).

        Our articles of incorporation, subject to certain exceptions, contain restrictions on the number of shares of our capital stock that a person may own and may prohibit certain entities from owning our shares. Our articles of incorporation provides that (subject to certain exceptions described below) no person may beneficially or constructively own (as defined in our articles of incorporation), or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than 9.8% in value or in number, whichever is more restrictive, of our outstanding shares of common or capital stock, or the 9.8% ownership limit. Pursuant to our articles of incorporation, our board of directors has the power to increase or decrease the percentage of common or capital stock that a person may beneficially or constructively own. However, any decreased stock ownership limit will not apply to any person whose percentage ownership of our common or capital stock, as the case may be, is in excess of such decreased stock ownership limit until that person's percentage ownership of our common or capital stock, as the case may be, equals or falls below the decreased stock ownership limit. Until such a person's percentage ownership of our common or capital stock, as the case may be, falls below such decreased stock ownership limit, any further acquisition of common stock will be in violation of the decreased stock ownership limit.

        Our articles of incorporation also prohibit any person from beneficially or constructively owning shares of our capital stock that would result in our being "closely held" under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a REIT and from transferring shares of our capital stock if the transfer would result in our capital stock being beneficially owned by fewer than 100 persons. Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our capital stock that may violate any of the foregoing restrictions on transferability and ownership, or who is the intended transferee of shares of our capital stock that are transferred to the trust (as described below), is required to give written notice immediately to us and provide us (or, in the case of such a proposal or attempted transaction, give at least 15 days prior written notice) with such other information as we may request in order to determine the effect of such transfer on our qualification as a REIT. The foregoing restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

        Our board of directors, in its sole discretion, may exempt a person from the 9.8% ownership limit. The person seeking an exemption must provide to our board of directors such representations and undertakings and satisfy such conditions, in each case as our board of directors may deem reasonably necessary to conclude that granting the exemption will not cause us to lose our qualification as a REIT. Our board of directors may also require a ruling from the IRS or an opinion of counsel in order to determine or ensure our qualification as a REIT in the context of granting such exemptions. Our board of directors has granted XL Investments an exemption from the 9.8% ownership limit. Based on a public offering price of $15.00, which is the anticipated public offering price set forth on the cover of this prospectus, XL Investments will own upon the completion of this offering 43.7% of our common stock after giving effect to its purchase of additional shares in the concurrent private placement (or 40.4% if the underwriters exercise in full their option to purchase additional shares) and 60.4% and 57.1%, respectively, after also giving effect to the exercise of warrants owned by XL Investments in full, which become exercisable 120 days after the completion of this offering.

        Any purported transfer of our capital stock which, if effective, would result in a violation of the foregoing restrictions (other than a transfer that would result in our capital stock being owned by fewer than 100 persons, which shall be void ab initio) will cause the number of shares causing the violation (rounded up to the nearest whole share) to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in such shares. The automatic transfer will be deemed to be effective as of the close of business on the business day (as defined in our articles of incorporation) prior to the date of the transfer. If, for any reason, the transfer to the trust does not occur or would not prevent a violation of the restrictions on ownership contained in our articles of incorporation, our articles of incorporation provide that the purported transfer will be void ab initio. Shares of our capital stock held in the trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares of our capital stock held in the trust, will have no rights to dividends and no rights to vote or other rights attributable to the shares of capital stock held in the trust. The trustee of the trust will have all voting rights and rights to dividends or other distributions with respect to shares held in the trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid prior to our discovery that shares of capital stock have been transferred to the trust will be paid by the recipient to the trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or distribution paid to the trustee will be held in trust for the charitable beneficiary. Subject to Maryland law, the trustee will have the authority to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the trust and to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.

        Within 20 days of receiving notice from us that shares of our capital stock have been transferred to the trust, the trustee will sell the shares to a person designated by the trustee, whose ownership of the shares will not violate the above ownership limitations. Upon such sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and to the charitable beneficiary as follows: the proposed transferee will receive the lesser of (1) the price paid by the proposed transferee for the shares or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other similar transaction), the market price (as defined in our articles of incorporation) of the shares on the day of the event causing the shares to be held in the trust and (2) the price received by the trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the shares. Any net sale proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the charitable beneficiary. If, prior to our discovery that shares of our capital stock have been transferred to the trust, the shares are sold by the proposed transferee, then (1) the shares shall be deemed to have been sold on behalf of the trust and (2) to the extent that the proposed transferee received an amount for the shares that exceeds the amount the proposed transferee was entitled to receive, the excess shall be paid to the trustee upon demand.

        In addition, shares of our capital stock held in the trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the market price at the time of the devise or gift) and the market price on the date we, or our designee, accept the offer. We will have the right to accept the offer until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee.

        Every owner of 5% or more (or such lower percentage as required by the Internal Revenue Code or the regulations promulgated thereunder) of the outstanding shares of capital stock, including shares of our common stock, within 30 days after the end of each taxable year, will be required to give written notice to us stating the name and address of such owner, the number of shares of each class and series of shares of our capital stock that the owner beneficially owns and a description of the manner in which the shares are held. Each owner shall provide to us such additional information as we may request to determine the effect, if any, of the beneficial ownership on our qualification as a REIT and to ensure compliance with the ownership limitations. In addition, each such owner and beneficial or constructive owners shall, upon demand, be required to provide to us such information as we may request, in good faith, to determine our qualification as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

        These ownership limitations could delay, defer or prevent a transaction or a change in control that might involve a premium price for our common stock or might otherwise be in the best interests of our stockholders.

Transfer Agent and Registrar

        We expect that the transfer agent and registrar for our shares of common stock will be American Stock Transfer and Trust Company.

CERTAIN PROVISIONS OF THE MARYLAND GENERAL CORPORATION LAW AND OUR
ARTICLES OF INCORPORATION AND BYLAWS

        The following summary description of certain provisions of the MGCL and our articles of incorporation and bylaws does not purport to be complete and is subject to and qualified in its entirety by reference to the MGCL and the actual provisions of our articles of incorporation and our bylaws, copies of which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part. See "Where You Can Find More Information."

Our Board of Directors

        Our bylaws and articles of incorporation provide that the number of directors we have may be established by our board of directors but may not be less than the minimum number required by the MGCL, nor more than 15. Our board is currently composed of five directors—two of whom are affiliated and three of whom are independent. Our articles of incorporation and bylaws currently provide that any vacancy may be filled only by a majority of the remaining directors. Any individual elected to fill such vacancy will serve for the remainder of the full term of the directorship and until a successor is duly elected and qualifies.

        We have agreed with XL Investments that, for so long as XL Investments and any other of the XL group of companies collectively beneficially own at least 9.8% of our issued and outstanding common stock (on a fully diluted basis), XL Investments will have the right to appoint an observer to attend all board meetings but such observer will have no right to vote at any board meeting.

        Pursuant to our bylaws, each of our directors is elected by a plurality of all votes cast at a meeting of stockholders duly called and at which a quorum is present. Each outstanding share, regardless of class, is entitled to one vote. Directors are elected to serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualifies.

Removal of Directors

        Our articles of incorporation provide that a director may be removed, with or without cause, and only by the affirmative vote of the holders of shares entitled to cast at least two thirds of all the votes entitled to be cast generally in the election of directors. This provision, when coupled with the power of our board of directors to fill vacancies on the board of directors, precludes stockholders from (1) removing incumbent directors except upon a substantial affirmative vote and (2) filling the vacancies created by such removal with their own nominees.

Business Combinations

        Under the MGCL, certain "business combinations" (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an interested stockholder (defined generally as any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation's outstanding voting stock or an affiliate or associate of the corporation who, at any time within the two-year period immediately prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding stock of the corporation) or an affiliate of such an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding voting shares of stock of the corporation and (b) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation's common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. Our board of directors may provide that the board's approval is subject to compliance with any terms and conditions determined by the board of directors.

        These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a board of directors prior to the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, our board of directors has by resolution exempted business combinations between us and any member of the XL group of companies, the parent of which is XL Group plc. Consequently, the five-year prohibition and the supermajority vote requirements will not apply to business combinations with the XL group of companies. As a result, the members of the XL group of companies may be able to enter into business combinations with us that may not be in the best interest of our stockholders without compliance by us with the supermajority vote requirements and other provisions of the statute. However, our board of directors may repeal or modify this exemption at any time in the future, in which case the applicable provisions of this statute will become applicable to business combinations between us and the XL group of companies. In addition, pursuant to the statute, our board of directors has by resolution irrevocably exempted the issuance of shares of common stock to any member of the XL group of companies in connection with the exercise of the warrants issued to XL Investments on September 29, 2012 by any member of the XL group of companies. The business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Control Share Acquisitions

        The MGCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved at a special meeting of stockholders by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock in a corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of such shares in the election of directors: (1) a person who makes or proposes to make a control share acquisition, (2) an officer of the corporation or (3) an employee of the corporation who is also a director of the corporation. "Control shares" are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquirer, or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (a) one-tenth or more but less than one-third; (b) one-third or more but less than a majority; or (c) a majority or more of all voting power. Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

        A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and making an "acquiring person statement" as described in the MGCL), may compel our board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

        If voting rights are not approved at the meeting or if the acquiring person does not deliver an "acquiring person statement" as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

        The control share acquisition statute does not apply to (1) shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (2) acquisitions approved or exempted by the articles of incorporation or bylaws of the corporation.

        Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of our stock. There is no assurance that such provision will not be amended or eliminated at any time in the future.

Subtitle 8

        Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its articles of incorporation or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the articles of incorporation or bylaws, to any or all of five provisions:

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  a classified board;

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  a two-thirds vote requirement for removing a director;

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  a requirement that the number of directors be fixed only by vote of the directors;

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  a requirement that a vacancy on the board of directors be filled only by the remaining directors in office and for the remainder of the full term of the class of directors in which the vacancy occurred; and

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  a majority requirement for the calling of a special meeting of stockholders.

        Our articles of incorporation provide that, pursuant to Subtitle 8, vacancies on the board of directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in our articles of incorporation and bylaws unrelated to Subtitle 8, we already (1) require the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast on the matter for the removal of any director from the board of directors, which removal will be allowed with or without cause, (2) vest in the board of directors the exclusive power to fix the number of directorships and (3) require, unless called by the chairman of the board of directors, president, chief executive officer, or the board of directors, the written request of stockholders of not less than a majority of all the votes entitled to be cast at such a meeting to call a special meeting.

Meetings of Stockholders

        Pursuant to our bylaws, a meeting of our stockholders for the election of directors and the transaction of any business will be held annually on a date and at the time set by our board of directors. In addition, the chairman of the board of directors, president, chief executive officer, or board of directors may call a special meeting of our stockholders. Subject to the provisions of our bylaws, a special meeting of our stockholders will also be called by the secretary upon the written request of the stockholders entitled to cast not less than a majority of all the votes entitled to be cast at the meeting.

Amendment to Our Articles of Incorporation and Bylaws

        Except for amendments related to removal of directors, the restrictions on transfer and ownership of shares of our stock and the requirement of a two-thirds vote for amendments to these provisions (each of which require the affirmative vote of the holders of shares entitled to cast at least two-thirds of all votes entitled to be cast on the matter and the approval of our board of directors), our articles of incorporation may be amended only with the approval of the board of directors and the affirmative vote of the holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter.

        Our board of directors has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

Dissolution

        Our dissolution must be approved by a majority of the entire board of directors and the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter.

Advance Notice of Director Nominations and New Business

        Our bylaws provide that, with respect to an annual meeting of stockholders, nominations of individuals for election to the board of directors and the proposal of other business to be considered by stockholders may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our board of directors or (3) by a stockholder who was a stockholder of record both at the time of giving his notice and at the time of the meeting and who is entitled to vote at the meeting on the election of directors or on the proposal of other business, as the case may be, and has complied with the advance notice provisions set forth in our bylaws.

        With respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting. Nominations of individuals for election to our board of directors may be made only (1) by or at the direction of our board of directors or (2) provided that the board of directors has determined that directors will be elected at such meeting, by a stockholder who was a stockholder of record both at the time of giving his notice and at the time of the meeting and who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in our bylaws.

Anti-takeover Effect of Certain Provisions of Maryland Law and of Our Articles of Incorporation and Bylaws

        Our articles of incorporation and bylaws and Maryland law contain provisions that may delay, defer or prevent a change in control or other transaction that might involve a premium price for shares of our common stock or otherwise be in the best interests of our stockholders, including business combination provisions, supermajority vote requirements and advance notice requirements for director nominations and stockholder proposals. Likewise, if the provision in the bylaws opting out of the control share acquisition provisions of the MGCL were rescinded or if we were to opt into the classified board or other provisions of Subtitle 8, these provisions of the MGCL could have similar anti-takeover effects.

Indemnification and Limitation of Directors' and Officers' Liability

        Maryland law permits a Maryland corporation to include in its articles of incorporation a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our articles of incorporation contain such a provision that eliminates such liability to the maximum extent permitted by Maryland law.

        The MGCL requires us to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

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  the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

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  the director or officer actually received an improper personal benefit in money, property or services; or

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  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

        However, under the MGCL, a Maryland corporation may not indemnify a director or officer in a suit by or in the right of the corporation in which the director or officer was adjudged liable to the corporation or in a proceeding in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

        In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of:

  •
  a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

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  a written undertaking by the director or officer or on the director's or officer's behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

        Our articles of incorporation authorize us to obligate ourselves and our bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

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  any individual who is a present or former director or officer of ours and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or

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  any individual who, while a director or officer of ours and at our request, serves or has served as a director, officer, partner or trustee of another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

        Our articles of incorporation and bylaws also permit us to indemnify and advance expenses to any person who served as a predecessor of ours in any of the capacities described above and to any employee or agent of ours or a predecessor of ours.

        Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

REIT Qualification

        Our articles of incorporation provide that our board of directors may revoke or otherwise terminate our REIT election, without approval of our stockholders, if it determines that it is no longer in our best interests to continue to qualify as a REIT.

SHARES ELIGIBLE FOR FUTURE SALE

        Prior to this offering, there has been no public market for our common stock. We cannot predict the effect, if any, that sales of shares or the availability of shares for sale will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of our common stock in the public market, or the perception that such sales could occur, could adversely affect the prevailing market price of our common stock.

        Prior to this offering, we had 1,656,250 shares of our common stock outstanding. Upon completion of this offering and the concurrent private placement to XL Investments, 7,389,250 shares of our common stock will be issued and outstanding and 100 shares of preferred stock will be issued and outstanding. All of our preferred stock will be redeemed by us shortly after the closing of this offering. If the underwriters exercise their option to purchase additional shares in full, 7,994,250 shares of our common stock will be issued and outstanding immediately after the completion of this offering and 11,119,250 shares of our common stock will be issued and outstanding upon the exercise of warrants to purchase our common stock in full. See "Risk Factors—Risks Related to Our Common Stock."

        For a description of certain restrictions on transfers of our shares of common stock held by certain of our stockholders, see "Description of Our Securities—Restrictions on Ownership and Transfer of our Capital Stock."

Future Shares of Common Stock and Outstanding Restricted Common Stock

        On September 29, 2012, we issued warrants to XL Investments to purchase two shares of our common stock for each share of our common stock owned by XL Investments. We have reserved for future issuance a number of shares of our common stock equal to the number of shares initially issuable upon exercise of these warrants.

        The Manager Equity Plan includes provisions for grants of restricted common stock and other equity based awards to our Manager and to our independent directors, consultants or officers whom we may directly employ in the future. In turn, our Manager will grant such awards to its employees, officers (including our current officers), members, directors or consultants. Grants to our Manager will be allocated firstly to non-member employees and officers of our Manager, and then the balance of the grants to members (including our officers) proportionally based on each member's respective ownership of our Manager. The grants to be made to our Manager and then by our Manager pursuant to such allocation are intended to provide customary incentive compensation to those persons employed by our Manager on whose performance we rely (including our officers). We will be able to issue under the Manager Equity Plan up to 3.0% of the total number of issued and outstanding shares of our common stock (on a fully diluted basis) at the time of each award (other than any shares issued or subject to awards made pursuant to the Manager Equity Plan). Therefore, the number of shares of common stock initially reserved for issuance will be 314,438 shares (or 332,588 shares if the underwriters exercise their option to purchase additional shares in full).

        Our board of directors has, effective as of the closing of this offering, granted to our Manager a number of shares of our restricted common stock that is equal to 0.5% of the aggregate number of shares of common stock sold in this offering (without giving effect to any exercise by the underwriters of their option to purchase additional shares) and in the concurrent private placement to XL Investments, or 28,500 shares of restricted common stock. One-third of these shares vest on each of the first, second and third anniversaries of the grant date. Our board of directors has also, effective as of the closing of this offering, granted to each of our three independent directors 1,500 shares of restricted common stock, each of which grants vest in full on the first anniversary of the grant date. See "Management—Manager Equity Plan" for a further description of the vesting terms of the initial grants of restricted common stock to our Manager and our three independent directors.

        We have entered into a registration rights agreement with XL Investments, our Manager and Messrs. Carroll, Chong, Comisso, Flynn and Oston, pursuant to which we agreed to register the resale of any shares of common stock and warrants owned by XL Investments and its transferees, any shares of common stock owned from time to time by Messrs. Carroll, Chong, Comisso, Flynn and Oston and their transferees and any shares of common stock and warrants that we may grant to our Manager under the Manager Equity Plan. See "—Registration Rights" below.

Rule 144

        After giving effect to this offering, the concurrent private placement to XL Investments and the other transactions described in this prospectus, 3,291,480 of our outstanding shares of common stock will be "restricted" securities under the meaning of Rule 144 under the Securities Act, and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemption provided by Rule 144.

        In general, under Rule 144 under the Securities Act, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

        A person (or persons whose shares are aggregated) who is deemed to be an affiliate of ours and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of our common stock or the average weekly trading volume of our common stock during the four calendar weeks preceding such sale. Such sales are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us (which requires that we are current in our periodic reports under the Exchange Act).

Lock-Up Agreements

        We and each of our Manager, our directors and officers and the executive officers of our Manager will agree that, without the prior written consent of Barclays Capital Inc., Credit Suisse Securities (USA) LLC and UBS Securities LLC, we and they will not directly or indirectly, (1) offer for sale, sell, pledge or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any shares of common stock (including, without limitation, shares of common stock that may be deemed to be beneficially owned by us or them in accordance with the rules and regulations of the SEC and shares of common stock that may be issued upon exercise of any options or warrants) or securities convertible into or exercisable or exchangeable for common stock; (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock; (3) make any demand for or exercise any right or file or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of common stock or securities convertible, exercisable or exchangeable into common stock or any of our other securities; or (4) publicly disclose the intention to do any of the foregoing for a period of 180 days after the date of this prospectus.

        Notwithstanding the foregoing, each of our directors and executive officers may sell or transfer shares of our common stock during this 180-day period (and as extended, if extended) without the prior written consent of Barclays Capital Inc., Credit Suisse Securities (USA) LLC and UBS Securities LLC:

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  as a bona fide gift or gifts;

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  to any trust for the direct or indirect benefit of such party or his or her immediate family; or

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  by will or intestate succession;

provided, however, it is a condition to any such transfer that the transferee (or trustee, if applicable) execute a similar lock-up agreement stating that such transferee (or trustee, if applicable) is receiving and holding shares of our common stock subject to the provisions of the agreement pursuant to which these persons agree not to sell or transfer shares of our common stock for the remainder of the 180-day period described above; provided, further, that no filing by any party under the Securities Act or the Exchange Act is required or voluntarily made in connection with such transfer (other than on a Form 5 made after the expiration of the 180-day restricted period). For this purpose, "immediate family" means any relationship by blood, marriage or adoption, not more remote than first cousin.

        Notwithstanding the foregoing, our Manager may allocate grants, including shares of our common stock, awarded to it pursuant to and in accordance with the Manager Equity Plan to a participant under the plan that is subject to a lock-up agreement or that executes a similar lock-up agreement stating that such participant is receiving and holding shares of our common stock subject to the provisions of the agreement pursuant to which these persons agree not to sell or transfer shares of our common stock for the remainder of the 180-day period described above.

        Additionally, XL Investments will agree that, for a period of 180 days after the date of this prospectus, it will not, without the prior written consent of Barclays Capital Inc., Credit Suisse Securities (USA) LLC and UBS Securities LLC, offer for sale, sell, pledge, dispose of or hedge any of (1) its shares of our common stock, including any shares of our common stock issuable upon exercise of warrants, (2) its warrants or (3) its shares of our common stock that it may acquire upon or after the completion of this offering.

        Notwithstanding the foregoing, upon five business days' prior written notice to Barclays Capital Inc., Credit Suisse Securities (USA) LLC and UBS Securities LLC, XL Investments may transfer any of the foregoing securities to any direct or indirect wholly owned subsidiary of XL Group plc; provided, however, it is a condition to any such transfer that the transferee execute a similar lock-up agreement stating that such transferee is receiving and holding such securities subject to the provisions of the agreement pursuant to which these persons agree not to sell or transfer any of the foregoing securities for the remainder of the 180-day period described above.

        Barclays Capital Inc., Credit Suisse Securities (USA) LLC and UBS Securities LLC, in their sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice. When determining whether or not to release common stock and other securities from lock-up agreements, Barclays Capital Inc., Credit Suisse Securities (USA) LLC and UBS Securities LLC will consider, among other factors, the holder's reasons for requesting the release, the number of shares of common stock and other securities for which the release is being requested and market conditions at the time.

Registration Rights

        We have entered into a registration rights agreement with XL Investments, our Manager and Messrs. Carroll, Chong, Comisso, Flynn and Oston pursuant to which we have agreed to register the resale of shares of common stock and warrants owned by XL Investments and its transferees, any shares of common stock owned from time to time by Messrs. Carroll, Chong, Comisso, Flynn and Oston and their transferees and any shares of common stock and warrants that we may grant to our Manager under the Manager Equity Plan, which we collectively refer to as the registrable securities. Pursuant to the registration rights agreement, XL Investments and its affiliated transferees will have the right to demand that we cause their registrable securities to be registered for resale on a registration statement. All other holders of registrable securities will have the option to include their registrable securities in such registration statement and we must maintain the effectiveness of such registration statement until all the registrable securities are sold under the shelf registration statement or another registration statement or until all the registrable securities are eligible to be sold pursuant to Rule 144 under the Securities Act without volume limitation or other restrictions on transfer; however, we will not be required to file such registration statement until 180 days after the completion of this offering and XL Investments and its affiliated transferees will be limited to two demand registrations. The registration rights agreement also requires us to file a "shelf registration statement" for the remaining registrable securities as soon as practicable after we become eligible to use Form S-3, and we must maintain the effectiveness of such shelf registration statement until all the registrable securities have been sold under the shelf registration statement or sold pursuant to Rule 144 under the Securities Act. Furthermore, at any time prior to the filing of our shelf registration statement, if we propose to file a registration statement providing for a public offering, the holders of registrable securities may also request to have their shares included in such registration statement pursuant to the registration rights agreement.

 U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of the material U.S. federal income tax consequences of an investment in common stock of Five Oaks Investment Corp. For purposes of this section under the heading "U.S. Federal Income Tax Considerations," references to "Five Oaks Investment Corp.," "we," "our" and "us" mean only Five Oaks Investment Corp. and not its subsidiaries or other lower-tier entities, except as otherwise indicated. This summary is based upon the U.S. Internal Revenue Code of 1986, as amended, the regulations promulgated by the U.S. Treasury Department, rulings and other administrative pronouncements issued by the U.S. Internal Revenue Service, and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. We have not sought and will not seek an advance ruling from the IRS regarding any matter discussed in this prospectus. The summary is also based upon the assumption that we and our subsidiaries and affiliated entities will operate in accordance with our and their applicable organizational documents. This summary is for general information only and is not tax advice. It does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular investor in light of its investment or tax circumstances or to investors subject to special tax rules, such as:

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  financial institutions;

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  insurance companies and REITs, and each of their shareholders;

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  controlled foreign corporations and passive foreign investment companies, and each of their shareholders;

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  broker-dealers;

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  regulated investment companies;

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  partnerships and trusts and their partners and beneficiaries;

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  persons who hold our stock on behalf of other persons as nominees;

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  persons who receive our stock through the exercise of employee stock options or otherwise as compensation;

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  persons holding our stock as part of a "straddle," "hedge," "conversion transaction," "synthetic security" or other integrated investment;

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  U.S. expatriates,

and, except to the extent discussed below:

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  tax-exempt organizations; and

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  non-U.S. investors.

        This summary assumes that investors will hold their common stock as a capital asset, which generally means as property held for investment.

        The U.S. federal income tax treatment of beneficial owners of our common stock depends in some instances on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences to any particular beneficial owner of holding our common stock will depend on the beneficial owner's particular tax circumstances. You are urged to consult your tax advisor regarding the U.S. federal, state, local, and non-U.S. income and other tax consequences to you in light of your particular investment or tax circumstances of acquiring, holding, exchanging, or otherwise disposing of our common stock.

Taxation of Five Oaks Investment Corp.

        We will elect to be taxed as a REIT commencing with our short taxable year ended December 31, 2012, upon the filing of our U.S. federal income tax return for such year. We believe that we have been organized, and intend to operate in such a manner, as to qualify for taxation as a REIT under the applicable provisions of the Internal Revenue Code.

        The law firm of Kaye Scholer LLP has acted as our tax counsel in connection with our formation and election to be taxed as a REIT. We will receive an opinion of Kaye Scholer LLP to the effect that we have been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and that our proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT commencing with our short taxable year ended December 31, 2012. It must be emphasized that the opinion of Kaye Scholer LLP is based on various assumptions relating to our organization and operation, and will be conditioned upon fact-based representations and covenants made by us regarding our organization, assets, and income, and the present and future conduct of our business operations. While we intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by Kaye Scholer LLP or by us that we will qualify as a REIT for any particular year. The opinion is expressed as of the date issued. Kaye Scholer LLP has no obligation to advise us or our stockholders of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinion.

        Qualification and taxation as a REIT depends on our ability to meet on a continuing basis, through actual operating results, distribution levels, and diversity of stock and asset ownership, various qualification requirements imposed upon REITs by the Internal Revenue Code, the compliance with which will not be reviewed by Kaye Scholer LLP. Our ability to qualify as a REIT also requires that we satisfy certain asset tests, some of which depend upon the fair market values of assets that we own directly or indirectly. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy such requirements for qualification and taxation as a REIT.

Taxation of REITs in General

        As indicated above, our qualification and taxation as a REIT depends upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Internal Revenue Code. The material qualification requirements are summarized below under "—Requirements for qualification—General." While we intend to operate so that we qualify as a REIT, no assurance can be given that the IRS will not challenge our qualification, or that we will be able to operate in accordance with the REIT requirements in the future. See "—Failure to qualify."

        Provided that we qualify as a REIT, generally we will be entitled to a deduction for dividends that we pay and therefore will not be subject to U.S. federal income tax on our taxable income that is currently distributed to our stockholders. This treatment substantially eliminates the "double taxation" at the corporate and stockholder levels that generally results from investment in a corporation. In general, the income that we generate is taxed only at the stockholder level upon a distribution of dividends to our stockholders.

        Most U.S. stockholders that are individuals, trusts or estates are taxed on corporate dividends at a maximum U.S. federal income tax rate of 20% (the same rate applicable to long-term capital gains). With limited exceptions, however, dividends from us or from other entities that are taxed as REITs are generally not eligible for this rate and will continue to be taxed at rates applicable to ordinary income.

Under current law, the highest marginal non-corporate U.S. federal income tax rate applicable to ordinary income is 39.6%. See "—Taxation of stockholders—Taxation of taxable U.S. stockholders—Distributions."

        Any net operating losses, foreign tax credits and other tax attributes generally do not pass through to our stockholders, subject to special rules for certain items such as the capital gains that we recognize. See "—Taxation of stockholders—Taxation of taxable U.S. stockholders—Distributions."

        If we qualify as a REIT, we will nonetheless be subject to U.S. federal tax in the following circumstances:

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  We will be taxed at regular corporate rates on any undistributed taxable income, including undistributed net capital gains.

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  We may be subject to the "alternative minimum tax" on our items of tax preference, including any deductions of net operating losses.

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  If we have net income from prohibited transactions, which are, in general, sales or other dispositions of inventory or property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See "—Prohibited transactions," and "—Foreclosure property," below.

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  If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or certain leasehold terminations as "foreclosure property," we may thereby avoid the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), but our income from the sale or operation of the property may be subject to U.S. federal income tax at the highest rate applicable to corporations (currently 35%).

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  If we fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintain our qualification as a REIT because we satisfy other requirements, we will be subject to a 100% tax on an amount based on the magnitude of the failure, as adjusted to reflect the profit margin associated with our gross income.

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  If we violate the asset tests (other than certain de minimis violations) or other requirements applicable to REITs, as described below, and yet maintain our qualification as a REIT because there is reasonable cause for the failure and other applicable requirements are met, we may be subject to a penalty tax. In that case, the amount of the penalty tax will be at least $50,000 per failure, and, in the case of certain asset test failures, will be determined as the amount of net income generated by the assets in question multiplied by the highest rate applicable to corporations (currently 35%) if that amount exceeds $50,000 per failure.

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  If we fail to distribute during each calendar year at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain net income for such year, and (3) any undistributed taxable income from prior periods, we will be subject to a nondeductible 4% excise tax on the excess of the required distribution over the sum of (a) the amounts that we actually distributed (taking into account excess distributions from prior years) and (b) the amounts we retained and upon which we paid income tax at the corporate level.

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  We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT's stockholders, as described below in "—Requirements for qualification—General."

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  A 100% tax may be imposed on transactions between us and a TRS that do not reflect arm's-length terms. In addition, the earnings of TRSs are subject to U.S. federal income tax. We do not, however, currently anticipate forming any TRS.

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  If we acquire appreciated assets from a corporation that is not a REIT (i.e., a corporation taxable under subchapter C of the Internal Revenue Code) in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the subchapter C corporation, we may be subject to U.S. federal income tax on such appreciation at the highest rate then applicable to corporations if we subsequently recognize gain on a disposition of any such assets during the ten-year period following their acquisition from the subchapter C corporation.

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  We generally will be subject to tax on the portion of any excess inclusion income derived from an investment in residual interests in a REMIC to the extent our stock is held by specified tax-exempt organizations not subject to tax on unrelated business taxable income. Similar rules will apply if we own an equity interest in a taxable mortgage pool. To the extent that we own a REMIC residual interest or a taxable mortgage pool through a TRS, we will not be subject to this tax. We do not, however, currently anticipate forming any TRS.

        In addition, we may be subject to a variety of taxes, including state, local, and non-U.S. income, property and other taxes on our assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for qualification—General

        The Internal Revenue Code defines a REIT as a corporation, trust or association:

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  that is managed by one or more trustees or directors;

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  the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

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  that would be taxable as a U.S. corporation but for its election to be subject to tax as a REIT;

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  that is neither a financial institution nor an insurance company subject to specific provisions of the Internal Revenue Code;

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  the beneficial ownership of which is held by 100 or more persons;

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  in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer "individuals" (as defined in the Internal Revenue Code to include specified tax-exempt entities);

  7.
  that makes an election to be a REIT for the current taxable year or has made such an election for a previous taxable year that has not been terminated or revoked; and

  8.
  that meets other tests described below, including with respect to the nature of its income and assets.

        The Internal Revenue Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) need not be met during a corporation's initial tax year as a REIT (which, in our case, will be 2012). We believe that we will issue in this offering common stock with sufficient diversity of ownership to satisfy the requirements described in conditions (5) and (6) above. Our amended and restated articles of incorporation provide restrictions regarding the ownership and transfers of our stock, which are intended to assist us in satisfying the stock ownership requirements described in conditions (5) and (6) above.

        To monitor compliance with the stock ownership requirements, we generally are required to maintain records regarding the actual ownership of our stocks. To do so, we must demand written statements each year from the record holders of significant percentages of our stock pursuant to which the record holders must disclose the actual owners of the stock (i.e., the persons required to include our dividends in their gross income). We must maintain a list of those persons failing or refusing to comply with this demand as part of our records. We could be subject to monetary penalties if we fail to comply with these record-keeping requirements. If we satisfy these requirements and after exercising reasonable diligence would not have known that condition (6) is not satisfied, we will be deemed to have satisfied such condition. If you fail or refuse to comply with the demands, you will be required by U.S. Treasury Department regulations to submit a statement with your tax return disclosing your actual ownership of our stock and other information.

        In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. We have adopted December 31 as our year-end, and thereby will satisfy this requirement.

Effect of subsidiary entities

        Ownership of partnership interests.    If we are a partner in an entity that is treated as a partnership for U.S. federal income tax purposes, U.S. Treasury Department regulations provide that we are deemed to own our proportionate share of the partnership's assets, and to earn our proportionate share of the partnership's income, for purposes of the asset and gross income tests applicable to REITs. Our proportionate share of a partnership's assets and income is based on our capital interest in the partnership (except that for purposes of the 10% value test, described below, our proportionate share of the partnership's assets is based on our proportionate interest in the equity and certain debt securities issued by the partnership, as described in the Internal Revenue Code). In addition, the assets and gross income of the partnership are deemed to retain the same character in our hands. Thus, our proportionate share of the assets and items of income of any subsidiary partnership will be treated as our assets and items of income for purposes of applying the REIT requirements. Consequently, to the extent that we directly or indirectly hold a preferred or other equity interest in a partnership, the partnership's assets and operations may affect our ability to qualify as a REIT, even though we may have no control or only limited influence over the partnership.

        Disregarded subsidiaries.    If we own a corporate subsidiary that is a "qualified REIT subsidiary," that subsidiary is disregarded for U.S. federal income tax purposes, and all of the subsidiary's assets, liabilities and items of income, deduction and credit are treated as our assets, liabilities and items of income, deduction and credit, including for purposes of the gross income and asset tests applicable to REITs. A qualified REIT subsidiary is any corporation, other than a TRS (as described below), that is directly or indirectly wholly owned by a REIT. Other entities that are wholly owned by us, including single member limited liability companies that have not elected to be taxed as corporations for U.S. federal income tax purposes, are also disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT income and asset tests. Disregarded subsidiaries, along with any partnerships in which we hold an equity interest, are sometimes referred to herein as "pass-through subsidiaries."

        In the event that a disregarded subsidiary of ours ceases to be wholly-owned—for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of ours—the subsidiary's separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, the subsidiary would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation. See "—Asset tests" and "—Income tests."

        Taxable subsidiaries.    A REIT may jointly elect with a subsidiary corporation, whether or not wholly-owned, to treat such subsidiary corporation as a TRS. The REIT generally may not own more than 10% of the securities of a taxable corporation, as measured by voting power or value, unless it and such corporation elect to treat such corporation as a TRS. The separate existence of a TRS or other taxable corporation is not ignored for U.S. federal income tax purposes. Accordingly, a TRS or other taxable subsidiary corporation generally is subject to U.S. federal income tax on its earnings, which may reduce the cash flow that the REIT and its subsidiaries generate in the aggregate, and may reduce the REIT's ability to make distributions to its stockholders. We do not, however, currently anticipate forming any TRS.

        A REIT is not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by a taxable subsidiary to it is an asset in its hands, and a REIT treats the dividends paid to it from such taxable subsidiary, if any, as income. This treatment can affect a REIT's income and asset test calculations, as described below. Because a REIT does not include the assets and income of TRSs or other taxable subsidiary corporations in determining its compliance with the REIT requirements, it may use such entities to undertake indirectly activities that the REIT rules might otherwise preclude it from doing directly or through pass-through subsidiaries. For example, a REIT may use TRSs or other taxable subsidiary corporations to conduct activities that give rise to certain categories of income such as management fees or to conduct activities that, if conducted by the REIT directly, would be treated in its hands as prohibited transactions.

        The TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of U.S. federal income taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT's tenants that are not conducted on an arm's-length basis.

Income tests

        In order to qualify as a REIT, we must satisfy two gross income requirements on an annual basis. First, at least 75% of our gross income for each taxable year, excluding gross income from sales of inventory or dealer property in "prohibited transactions," discharge of indebtedness and certain hedging transactions, generally must be derived from investments relating to real property or mortgages on real property, including interest income derived from mortgage loans secured by real property (including certain types of mortgage-backed securities), "rents from real property" (generally, rents for use of real property, but not including certain contingent and related party rents), dividends received from other REITs, and gains from the sale of real estate assets, as well as specified income from temporary investments. Second, at least 95% of our gross income in each taxable year, excluding gross income from prohibited transactions, discharge of indebtedness and certain hedging transactions, must be derived from some combination of income that qualifies under the 75% gross income test described above, as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property. Income and gain from certain hedging transactions will be excluded from both the numerator and the denominator for purposes of both the 75% and 95% gross income tests. We intend to monitor the amount of our non-qualifying income and manage our portfolio of assets to comply with the gross income tests but we cannot assure you that we will be successful in this effort.

        As indicated above, for purposes of the 75% and 95% gross income tests, a REIT is deemed to have earned a proportionate share of the income earned by any partnership, or any limited liability company treated as a partnership for U.S. federal income tax purposes, in which it owns an interest, which share is determined by reference to its capital interest in such entity, and is deemed to have earned the income earned by any qualified REIT subsidiary.

        Interest income.    Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test (as described above) to the extent that the obligation upon which such interest is paid is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we acquired or originated the mortgage loan, the interest income will be apportioned between the real property and the other collateral, and our income from the arrangement will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. Even if a loan is not secured by real property, or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% gross income test.

        Although not contemplated, in the event that we invest in a mortgage that is secured by both real property and other property, we would be required to apportion our annual interest income to the real property security based on a fraction, the numerator of which is the value of the real property securing the loan, determined when we commit to acquire the loan, and the denominator of which is the highest "principal amount" of the loan during the year. IRS Revenue Procedure 2011-16 interprets the "principal amount" of the loan to be the face amount of the loan, despite the Internal Revenue Code requiring taxpayers to treat any market discount, that is the difference between the purchase price of the loan and its face amount, for all purposes (other than certain withholding and information reporting purposes) as interest rather than principal. Any mortgage loan that we invest in that is not fully secured by real property may therefore be subject to the interest apportionment rules and the position taken in IRS Revenue Procedure 2011-16 as described above.

        To the extent that the terms of a loan provide for contingent interest that is based on the cash proceeds realized upon the sale of the property securing the loan (or a shared appreciation provision), income attributable to the participation feature will be treated as gain from sale of the underlying property, which generally will be qualifying income for purposes of both the 75% and 95% gross income tests, provided that the property is not inventory or dealer property in the hands of the borrower or us.

        To the extent that we derive interest income from a loan where all or a portion of the amount of interest payable is contingent, such income generally will qualify for purposes of the gross income tests only if it is based upon the gross receipts or sales and not the net income or profits of any person. This limitation does not apply, however, to a mortgage loan where the borrower derives substantially all of its income from the property from the leasing of substantially all of its interest in the property to tenants, to the extent that the rental income derived by the borrower would qualify as rents from real property had it been earned directly by us.

        We intend to invest in Agency and Non-Agency mortgage-backed securities that are either mortgage pass-through certificates or CMOs. We expect that such mortgage-backed securities will be treated either as interests in a grantor trust or as interests in a REMIC for U.S. federal income tax purposes. In the case of mortgage-backed securities treated as interests in grantor trusts, we would be treated as owning an undivided beneficial ownership interest in the mortgage loans held by the grantor trust. The interest, original issue discount and market discount, on such mortgage loans would be qualifying income for purposes of the 75% gross income test to the extent that the obligation is secured by real property, as discussed above. In the case of mortgage-backed securities treated as interests in a REMIC, income derived from REMIC interests will generally be treated as qualifying income for purposes of the 75% and the 95% gross income tests. If less than 95% of the assets of the REMIC are real estate assets, however, then only a proportionate part of our interest in the REMIC and income derived from the interest will qualify for purposes of the 75% gross income test. In addition, some REMIC securitizations include imbedded interest swap or cap contracts or other derivative instruments that potentially could produce non-qualifying income for the holder of the related REMIC securities.

We expect that substantially all of our income from mortgage-backed securities will be qualifying income for purposes of the REIT gross income tests.

        We may hold certain participation interests, including B Notes, in mortgage loans. B Notes are interests in underlying loans created by virtue of participations or similar agreements to which the originators of the loans are parties, along with one or more participants. The borrower on the underlying loan is typically not a party to the participation agreement. The performance of this investment depends upon the performance of the underlying loan and, if the underlying borrower defaults, the participant typically has no recourse against the originator of the loan. The originator often retains a senior position in the underlying loan and grants junior participations which absorb losses first in the event of a default by the borrower. We generally expect to treat our participation interests as qualifying real estate assets for purposes of the REIT asset tests described below and interest that we derive from such investments as qualifying mortgage interest for purposes of the 75% gross income test. The appropriate treatment of participation interests for U.S. federal income tax purposes is not entirely certain, however, and no assurance can be given that the IRS will not challenge our treatment of our participation interests. In the event of a determination that such participation interests do not qualify as real estate assets, or that the income that we derive from such participation interests does not qualify as mortgage interest for purposes of the REIT asset and income tests, we could be subject to a penalty tax, or could fail to qualify as a REIT.

        We may purchase Agency RMBS through "to be announced" forward contracts or TBAs and may recognize income or gains from the disposition of those TBAs, through dollar roll transactions or otherwise. There is no direct authority with respect to the qualification of income or gains from dispositions of TBAs as gains from the sale of real property (including interests in real property and interests in mortgages on real property) or other qualifying income for purposes of the 75% gross income test. We will not treat these items as qualifying for purposes of the 75% gross income test unless we receive reasoned, written opinion of our counsel that such income and gains should be treated as qualifying for purposes of the 75% gross income test. Consequently, our ability to enter into dollar roll transactions and other dispositions of TBAs could be limited. No assurance can be given that the IRS will treat such income as qualifying income. We do not expect to have significant income from the disposition of TBAs, and therefore do not expect such income to adversely affect our ability to meet the 75% and 95% gross income tests. In the event that such income were determined not to be qualifying for the 75% gross income test, we could be subject to a penalty tax or we could fail to qualify as a REIT if such income when added to any other non-qualifying income exceeded 25% of our gross income.

        We intend to enter into sale and repurchase agreements under which we would nominally sell certain of our mortgage-backed securities to a counterparty and simultaneously enter into an agreement to repurchase the sold assets in exchange for a purchase price that reflects a financing charge. Economically, these agreements are financings, which are secured by the securities "sold" pursuant thereto. We believe that we would be treated for REIT income test purposes as the owner of the securities that are the subject of any such agreement notwithstanding that such agreements may transfer record ownership of the assets to the counterparty during the term of the agreement. It is possible, however, that the IRS could assert that we did not own the mortgage-backed securities during the term of the sale and repurchase agreement, in which case we could fail to qualify as a REIT.

        Dividend income.    We may directly or indirectly receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions generally are treated as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. Any dividends that we receive from a REIT, however, will be qualifying income for purposes of both the 95% and 75% gross income tests.

        Interest apportionment and REMICs.    The interest apportionment tax rules provide that, if a mortgage is secured by both real property and other property, the REIT is required to apportion its annual interest income between the portion attributable to a mortgage on the real property and the portion attributable to other property (which is not treated as mortgage interest). The interest apportionment tax regulations apply only if the mortgage loan in question is secured by both real property and other property. We expect that all or most of the mortgage loans that we acquire will be secured only by real property and no other property value is taken into account in our underwriting process.

        In addition, the Internal Revenue Code provides that a regular or a residual interest in a REMIC is generally treated as a real estate asset for the purpose of the REIT asset tests, and any amount includible in our gross income with respect to such an interest is generally treated as interest on an obligation secured by a mortgage on real property for the purpose of the REIT gross income tests. If, however, less than 95% of the assets of a REMIC in which we hold an interest consist of real estate assets (determined as if we held such assets), we will be treated as receiving directly our proportionate share of the income of the REMIC for the purpose of determining the amount of income from the REMIC that is treated as interest on an obligation secured by a mortgage on real property. In connection with the recently expanded HARP program, the IRS recently issued guidance providing that, among other things, if a REIT holds a regular interest in an "eligible REMIC," or a residual interest in an "eligible REMIC" that informs the REIT that at least 80% of the REMIC's assets constitute real estate assets, then the REIT may treat 80% of the gross income received with respect to the interest in the REMIC as interest on an obligation secured by a mortgage on real property for the purpose of the 75% gross income test. For this purpose, a REMIC is an "eligible REMIC" if (1) the REMIC has received a guarantee from Fannie Mae or Freddie Mac that will allow the REMIC to make any principal and interest payments on its regular and residual interests and (2) all of the REMIC's mortgages and pass-through certificates are secured by interests in single-family dwellings. If we were to acquire an interest in an eligible REMIC less than 95% of the assets of which constitute real estate assets, the IRS guidance described above may generally allow us to treat 80% of the gross income derived from the interest as qualifying income for the purposes of 75% REIT gross income test. Although the portion of the income from such a REMIC interest that does not qualify would likely be qualifying income for the purpose of the 95% REIT gross income test, the remaining 20% of the REMIC interest generally would not qualify as a real estate asset, which could adversely affect our ability to satisfy this test.

        Fee income.    Fees will generally be qualifying income for purposes of both the 75% and 95% gross income tests if they are received in consideration for entering into an agreement to make a loan secured by real property and the fees are not determined by income and profits. Other fees generally will not be qualifying income for purposes of either gross income test. Any fees earned by a TRS will not be included for purposes of the gross income tests.

        Hedging transactions.    Any income or gain that we or our pass-through subsidiaries derive from instruments that hedge certain risks, such as the risk of changes in interest rates, will be excluded from gross income for purposes of both the 75% and 95% gross income tests, provided that specified requirements are met, including the requirement that the instrument is entered into during the ordinary course of our business, the instrument hedges risks associated with indebtedness issued by us or our pass-through subsidiary that is incurred to acquire or carry "real estate assets" (as described below under "—Asset tests"), and the instrument is properly identified as a hedge along with the risk that it hedges within prescribed time periods. Income and gain from all other hedging transactions will not be qualifying income for either the 95% or 75% gross income test.

        Rents from real property.    Rents we receive for the use of real property generally will qualify as "rents from real property" (which may be received, if at all, only in respect of any property securing a loan that we invest in should we have to foreclose on such property) in satisfying the gross income tests only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely because it is based on a fixed percentage or percentages of receipts or sales. Second, rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if we, or an actual or constructive owner of 10% or more of our stock, actually or constructively owns 10% or more of such tenant. Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, for rents received to qualify as "rents from real property," generally we must not operate or manage the property or furnish or render services to the tenants of such property, other than through an independent contractor from whom we derive no revenue. We may, however, directly perform certain services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant" of the property. To the extent that services (other than those customarily furnished or rendered in connection with the rental of real property) are rendered to the tenants of the property by an independent contractor, the cost of the services must be borne by the independent contractor.

        Failure to satisfy the gross income tests.    We intend to monitor our sources of income, including any non-qualifying income received by us, and manage our assets so as to ensure our compliance with the gross income tests. We cannot assure you, however, that we will be able to satisfy the gross income tests. If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, including as a result of income and gains from the disposition of TBAs, we may still qualify as a REIT for such year if we are entitled to relief under applicable provisions of the Internal Revenue Code. These relief provisions will be generally available if (1) our failure to meet these tests was due to reasonable cause and not due to willful neglect and (2) following our identification of the failure to meet the 75% or 95% gross income test for any taxable year, we file a schedule with the IRS setting forth each item of our gross income for purposes of the 75% or 95% gross income test for such taxable year in accordance with U.S. Treasury Department regulations yet to be issued. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances, we will not qualify as a REIT. Even where these relief provisions apply, the Internal Revenue Code imposes a tax based upon the profit attributable to the amount by which we fail to satisfy the particular gross income test.

        Timing differences between receipt of cash and recognition of income.    Due to the nature of the assets in which we will invest, we may be required to recognize taxable income from those assets in advance of our receipt of cash flow on or proceeds from disposition of such assets, and may be required to report taxable income in early periods that exceeds the economic income ultimately realized on such assets.

        We may acquire mortgage-backed securities in the secondary market for less than their face amount. In addition, as a result of our ownership of certain mortgage-backed securities, we may be treated for tax purposes as holding certain debt instruments acquired in the secondary market for less than their face amount. The discount at which such securities or debt instruments are acquired may reflect doubts about their ultimate collectability rather than current market interest rates. The amount of such discount will nevertheless generally be treated as "market discount" for U.S. federal income tax purposes.

        Accrued market discount is generally recognized as income when, and to the extent that, any payment of principal on the mortgage-backed security or debt instrument is made. If we collect less on the mortgage-backed security or debt instrument than our purchase price plus the market discount we had previously reported as income, we may not be able to benefit from any offsetting loss deductions in a subsequent taxable year.

        Moreover, some of the mortgage-backed securities that we acquire may have been issued with original issue discount. In general, we will be required to accrue original issue discount based on the constant yield to maturity of the securities, and to treat it as taxable income in accordance with applicable U.S. federal income tax rules even though smaller or no cash payments are received on such securities. As in the case of the market discount discussed in the preceding paragraph, the constant yield in question will be determined and we will be taxed based on the assumption that all future payments due on the mortgage-backed securities in question will be made, with consequences similar to those described in the previous paragraph if all payments on the securities are not made.

        In addition, as a result of our ownership of certain mortgage-backed securities, we may be treated for tax purposes as holding distressed debt investments that are subsequently modified by agreement with the borrower. If the amendments to the outstanding debt are "significant modifications" under the applicable U.S. Treasury Department regulations, the modified debt may be considered to have been reissued to us in a debt-for-debt exchange with the borrower. In that event, we may be required to recognize taxable gain to the extent the principal amount of the modified debt exceeds our adjusted tax basis in the unmodified debt, even if the value of the debt or the payment expectations have not changed. Following such a taxable modification, we would hold the modified loan with a cost basis equal to its principal amount for U.S. federal tax purposes. To the extent that such modifications are made with respect to a debt instrument held by a TRS that is treated as a dealer or trader and that makes an election to use mark-to-market accounting, such TRS would be required at the end of each taxable year, including the taxable year in which any such modification were made, to mark the modified debt instrument to its fair market value as if the debt instrument were sold. In that case, the TRS could recognize a loss at the end of the taxable year in which the modifications were made to the extent that the fair market value of such debt instrument at such time was less than the TRS's tax basis in the instrument.

        In addition, in the event mortgage-backed securities, or any debt instruments we are treated for tax purposes as holding as a result of our investments in mortgage-backed securities, are delinquent as to mandatory principal and interest payments, we may nonetheless be required to continue to recognize the unpaid interest as taxable income as it accrues, despite doubt as to its ultimate collectability. Similarly, we may be required to accrue interest income with respect to subordinate mortgage-backed securities at the stated rate regardless of whether corresponding cash payments are received.

        Finally, we may be required under the terms of indebtedness that we incur to use cash received from interest payments to make principal payments on that indebtedness, with the effect of recognizing income but not having a corresponding amount of cash available for distribution to our stockholders.

        Due to potential timing differences between income recognition and cash receipts, there is a significant risk that we may have substantial taxable income in excess of cash available for distribution. In that event, we may need to borrow funds or take other action to satisfy the REIT distribution requirements for the taxable year in which this "phantom income" is recognized. See "—Annual distribution requirements."

Asset tests

        At the close of each calendar quarter, we must also satisfy four tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by some combination of "real estate assets," cash, cash items, U.S. Government securities, and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, "real estate assets" include some kinds of mortgage-backed securities and mortgage loans, as well as interests in real property and stock of other corporations that qualify as REITs. Assets that do not qualify for purposes of the 75% asset test are subject to the additional asset tests described below.

        Second, the value of any one issuer's securities that we own may not exceed 5% of the value of our total assets.

        Third, we may not own more than 10% of any one issuer's outstanding securities, as measured by either value ("10% of value asset test") or voting power. The 5% and 10% asset tests do not apply to securities of TRSs (the existence of which, as indicated above, is not currently contemplated) and qualified REIT subsidiaries and the 10% of value asset test does not apply to "straight debt" having specified characteristics and to certain other securities described below. Solely for purposes of the 10% of value asset test, the determination of our interest in the assets of a partnership (or entity treated as a partnership for tax purposes) in which we own an interest will be based on our proportionate interest in any securities issued by the partnership (or entity treated as a partnership for tax purposes), excluding for this purpose certain securities described in the Internal Revenue Code.

        Fourth, the aggregate value of all securities of TRSs that we hold may not exceed 25% of the value of our total assets. As indicated above, however, no TRSs are contemplated to be owned by us.

        Notwithstanding the general rule, as noted above, that for purposes of the REIT income and asset tests we are treated as owning our proportionate share of the underlying assets of a subsidiary partnership, if we hold indebtedness issued by a partnership, the indebtedness will be subject to, and may cause a violation of, the asset tests unless the indebtedness is a qualifying mortgage asset or other conditions are met. Similarly, although stock of another REIT is a qualifying asset for purposes of the REIT asset tests, any non-mortgage debt that is issued by another REIT may not so qualify (such debt, however, will not be treated as "securities" for purposes of the 10% of value asset test, as explained below).

        Certain securities will not cause a violation of the 10% of value asset test described above. Such securities include instruments that constitute "straight debt," which includes, among other things, securities having certain contingency features. A security does not qualify as "straight debt" where a REIT (or a "controlled taxable REIT subsidiary," as defined in the Internal Revenue Code, of the REIT) owns other securities of the same issuer which do not qualify as straight debt, unless the value of those other securities constitute, in the aggregate, 1% or less of the total value of that issuer's outstanding securities. In addition to straight debt, the Internal Revenue Code provides that certain other securities will not violate the 10% of value asset test. Such securities include (1) any loan made to an individual or an estate, (2) certain rental agreements pursuant to which one or more payments are to be made in subsequent years (other than agreements between a REIT and certain persons related to the REIT under attribution rules), (3) any obligation to pay rents from real property, (4) securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a non-governmental entity, (5) any security (including debt securities) issued by another REIT, and (6) any debt instrument issued by a partnership if the partnership's income is of a nature that it would satisfy the 75% gross income test described above under "—Income tests." In applying the 10% of value asset test, a debt security issued by a partnership is not taken into account to the extent of the REIT's proportionate interest, if any, in the equity and debt securities issued by that partnership.

        We intend to invest in Agency and Non-Agency mortgage-backed securities that are either mortgage pass-through certificates or CMOs. We expect that these securities will be treated either as interests in grantor trusts or as interests in REMICs for U.S. federal income tax purposes. In the case of mortgage-backed securities treated as interests in grantor trusts, we would be treated as owning an undivided beneficial ownership interest in the mortgage loans held by the grantor trust. Such mortgage loans will generally qualify as real estate assets to the extent that they are secured by real property. We expect that substantially all of our mortgage-backed securities treated as interests in grantor trusts will qualify as real estate assets.

        In the case of mortgage-backed securities treated as interests in a REMIC, such interests will generally qualify as real estate assets. If less than 95% of the assets of a REMIC are real estate assets, however, then only a proportionate part of our interest in the REMIC will qualify for purposes of the REIT asset tests. In connection with the recently expanded HARP program, the IRS recently issued guidance providing that, among other things, if a REIT holds a regular interest in an "eligible REMIC," or a residual interest in an "eligible REMIC" that informs the REIT that at least 80% of the REMIC's assets constitute real estate assets, then the REIT may treat 80% of the value of the interest in the REMIC as a real estate asset for the purpose of the REIT asset tests. For this purpose, a REMIC is an "eligible REMIC" if (1) the REMIC has received a guarantee from Fannie Mae or Freddie Mac that will allow the REMIC to make any principal and interest payments on its regular and residual interests and (2) all of the REMIC's mortgages and pass-through certificates are secured by interests in single-family dwellings. If we were to acquire an interest in an eligible REMIC less than 95% of the assets of which constitute real estate assets, the IRS guidance described above may generally allow us to treat 80% of our interest in such a REMIC as a qualifying real estate asset for the purpose of the REIT asset tests. The remaining 20% of the REMIC interest generally would not qualify as a real estate asset, which could adversely affect our ability to satisfy the REIT asset tests.

        If we hold a "residual interest" in a REMIC from which we derive "excess inclusion income," we will be required to either distribute the excess inclusion income or pay tax on it (or a combination of the two), even though we may not receive the income in cash. See "—Taxable mortgage pools and excess inclusion income."

        We intend to enter into sale and repurchase agreements under which we would nominally sell certain of our mortgage-backed securities to a counterparty and simultaneously enter into an agreement to repurchase the sold assets in exchange for a purchase price that reflects a financing charge. Economically, these agreements are financings, which are secured by the securities "sold" pursuant thereto. We believe that we would be treated for REIT asset test purposes as the owner of the securities that are the subject of any such agreement notwithstanding that such agreements may transfer record ownership of the assets to the counterparty during the term of the agreement. It is possible, however, that the IRS could assert that we did not own the mortgage-backed securities during the term of the sale and repurchase agreement, in which case we could fail to qualify as a REIT.

        We may purchase Agency RMBS through TBAs. There is no direct authority with respect to the qualification of TBAs as real estate assets or Government securities for purposes of the 75% asset test and we will not treat TBAs as such unless we receive reasoned, written opinion of our counsel that TBAs should be treated as qualifying assets for purposes of the 75% asset test. Consequently, our ability to purchase TBAs could be limited. No assurances can be given that the IRS will treat TBAs as qualifying assets. We do not expect that a significant portion of our assets will be comprised of TBAs, and therefore we do not expect any TBAs to adversely affect our ability to meet the 75% asset test. In the event that TBAs were determined not to be qualifying for the 75% asset test, we could be subject to a penalty tax or we could fail to qualify as a REIT if such assets when added to any other non-qualifying assets exceeded 25% of our gross assets.

        We expect that the assets comprising our mortgage related investments and securities that we own generally will be qualifying assets for purposes of the 75% asset test, and we intend to monitor compliance on an ongoing basis. There can be no assurance, however, that we will be successful in this effort. No independent appraisals have been obtained to support our conclusions as to the value of our total assets or the value of any particular security or securities. Moreover, values of some assets, including instruments issued in securitization transactions, may not be susceptible to a precise determination, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset requirements. Accordingly, there can be no assurance that the IRS will not contend that our interests in our subsidiaries or in the securities of other issuers will not cause a violation of the REIT asset tests.

        However, certain relief provisions are available to allow REITs to satisfy the asset requirements or to maintain REIT qualification notwithstanding certain violations of the asset and other requirements. One such provision allows a REIT which fails one or more of the asset requirements to nevertheless maintain its REIT qualification if (1) the REIT provides the IRS with a description of each asset causing the failure, (2) the failure is due to reasonable cause and not willful neglect, (3) the REIT pays a tax equal to the greater of (a) $50,000 per failure, and (b) the product of the net income generated by the assets that caused the failure multiplied by the highest applicable rate applicable to corporations (currently 35%), and (4) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or otherwise satisfies the relevant asset tests within that time frame.

        In the case of de minimis violations of the 10% and 5% asset tests, a REIT may maintain its qualification despite a violation of such requirements if (1) the value of the assets causing the violation does not exceed the lesser of 1% of the REIT's total assets and $10,000,000, and (2) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or the relevant tests are otherwise satisfied within that time frame.

        If we should fail to satisfy the asset tests at the end of a calendar quarter, including any failure to satisfy the 75% asset test as a result of any investments in TBAs, such a failure would not cause us to lose our REIT qualification if we (1) satisfied the asset tests at the close of the preceding calendar quarter and (2) the discrepancy between the value of our assets and the asset requirements was not wholly or partly caused by an acquisition of non-qualifying assets, but instead arose from changes in the market value of our assets. If the condition described in (2) were not satisfied, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose or by making use of relief provisions described below.

Annual distribution requirements

        In order to qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to:

  (1)
  the sum of

  (a)
  90% of our "REIT taxable income," computed without regard to our net capital gains and the deduction for dividends paid, and

  (b)
  90% of our net income, if any, (after tax) from foreclosure property (as described below), minus

  (2)
  the sum of specified items of non-cash income that exceeds a certain percentage of our income.

        We generally must make these distributions in the taxable year to which they relate, or in the following taxable year if such distributions are declared before we timely file our tax return for the year and are paid with or before the first regular dividend payment after such declaration (provided that such payment is made during the 12-month period following the close of such taxable year). These latter distributions are taxable to our stockholders in the year in which they are paid, even though these latter distributions relate to our prior taxable year for purposes of the 90% distribution requirement. In order for distributions to be counted as satisfying the annual distribution requirements for REITs, and to provide us with a REIT-level tax deduction, the distributions must not be "preferential dividends." A dividend is not a preferential dividend if the distribution is (1) pro rata among all outstanding shares of stock within a particular class, and (2) in accordance with the preferences among different classes of stock as set forth in our organizational documents.

        To the extent that we distribute at least 90%, but less than 100%, of "REIT taxable income," as adjusted, we will be subject to tax at ordinary U.S. federal corporate income tax rates on the retained portion. We may elect to retain, rather than distribute, our net long-term capital gains and pay tax on such gains. In this case, we could elect for our stockholders to include their proportionate shares of such undistributed long-term capital gains in income, and to receive a corresponding credit or refund, as the case may be, for their share of the tax that we paid. Our stockholders would then increase their adjusted basis of their stock by the difference between (1) the amounts of capital gain dividends that we designated and that they include in their taxable income, minus (2) the tax that we paid on their behalf with respect to that income.

        To the extent that in the future we may have available net operating losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. Such losses, however, will generally not affect the character, in the hands of our stockholders, of any distributions that are actually made as ordinary dividends or capital gains. See "—Taxation of stockholders—Taxation of taxable U.S. stockholders—Distributions."

        If we fail to distribute during each calendar year at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain net income for such year, and (3) any undistributed taxable income from prior periods, we will be subject to a non-deductible 4% excise tax on the excess of such required distribution over the sum of (a) the amounts actually distributed (taking into account excess distributions from prior periods), plus (b) the amounts of income we retained and on which we have paid U.S. federal income tax. We intend to make timely distributions so that we are not subject to the 4% excise tax.

        As discussed above under "—Income tests—Timing differences between receipt of cash and recognition of income," it is possible that, from time to time, we may not have sufficient cash to meet the distribution requirements due to timing differences between our actual receipt of cash and our inclusion of items in income for U.S. federal income tax purposes. In the event that such timing differences occur, in order to meet the distribution requirements, it might be necessary for us to arrange for short-term, or possibly long-term, borrowings, to use cash reserves, to liquidate non-cash assets at rates or times we regard as unfavorable, or to pay dividends in the form of taxable in-kind distributions of property. Alternatively, we may declare a taxable dividend payable in cash or stock at the election of each stockholder, where the aggregate amount of cash to be distributed in such dividend may be subject to limitation. In such case, for U.S. federal income tax purposes, taxable stockholders receiving such dividends will be required to include the full amount of the dividend as income and would be required to satisfy the tax liability associated with the dividend with cash from other sources including sales of our common stock. Both a taxable stock dividend and sale of common stock resulting from such dividend could adversely affect the price of our common stock.

        We may be able to rectify a failure to meet the distribution requirements for a year by paying "deficiency dividends" to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. In this case, we may be able to avoid losing REIT qualification or being taxed on amounts distributed as deficiency dividends. We will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.

Recordkeeping requirements

        We are required to maintain records and request on an annual basis information from specified stockholders. These requirements are designed to assist us in determining the actual ownership of our outstanding stock and maintaining our qualifications as a REIT.

Prohibited transactions

        Net income that we derive from a prohibited transaction is subject to a 100% tax. The term "prohibited transaction" generally includes a sale or other disposition of property (other than foreclosure property, as discussed below) that is held as inventory or primarily for sale to customers in the ordinary course of a trade or business by us (or a lower tier partnership in which we own an equity interest) or by a borrower that has issued a shared appreciation mortgage or similar debt instrument to us. We intend to conduct our operations so that no asset that we own (or are treated as owning) will be treated as, or as having been, held as inventory or primarily for sale to customers, and that a sale of any such asset will not be treated as having been in the ordinary course of our business. Whether property is held as inventory or "primarily for sale to customers in the ordinary course of a trade or business" depends on the particular facts and circumstances. No assurance can be given that any property that we sell will not be treated as property held as inventory or primarily for sale to customers, or that we can comply with certain safe-harbor provisions of the Internal Revenue Code that would prevent such treatment. The 100% tax does not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular U.S. federal income tax rates. We intend to structure our activities to avoid prohibited transaction characterization.

Foreclosure property

        Foreclosure property is real property and any personal property incident to such real property (1) that we acquire as the result of having bid on the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after a default (or upon imminent default) on a lease of the property or a mortgage loan held by us and secured by the property, (2) for which we acquired the related loan or lease at a time when default was not imminent or anticipated, and (3) with respect to which we made a proper election to treat the property as foreclosure property. We generally will be subject to tax at the maximum U.S. federal corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property. Because we will invest primarily in mortgage-backed securities, we do not anticipate receiving any income from foreclosure property that does not qualify for purposes of the 75% gross income test, but if we do receive any such income, we intend to elect to treat the related property as foreclosure property.

Derivatives and hedging transactions

        We may enter into hedging transactions with respect to interest rate exposure on one or more of our assets or liabilities. Any such hedging transactions could take a variety of forms, including the use of derivative instruments such as interest rate swap contracts, interest rate cap or floor contracts, futures or forward contracts, and options. Except to the extent provided by U.S. Treasury Department regulations, any income from a hedging transaction we enter into (1) in the normal course of our business primarily to manage risk of interest rate changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, which is clearly identified as specified in U.S. Treasury Department regulations before the close of the day on which it was acquired, originated, or entered into, including gain from the sale or disposition of such a transaction, and (2) primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests which is clearly identified as such before the close of the day on which it was acquired, originated, or entered into, will not constitute gross income for purposes of the 75% or 95% gross income test. To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both of the 75% and 95% gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT. No assurance can be given, however, that our hedging activities will not give rise to income that does not qualify for purposes of either or both of the REIT gross income tests, or that our hedging activities will not adversely affect our ability to satisfy the REIT qualification requirements.

Taxable mortgage pools and excess inclusion income

        An entity, or a portion of an entity, may be classified as a TMP if

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  substantially all of its assets consist of debt obligations or interests in debt obligations,

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  more than 50% of those debt obligations are real estate mortgages or interests in real estate mortgages as of specified testing dates,

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  the entity has issued debt obligations (liabilities) that have two or more maturities, and

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  the payments required to be made by the entity on its debt obligations (liabilities) "bear a relationship" to the payments to be received by the entity on the debt obligations that it holds as assets.

        Under regulations issued by the U.S. Treasury Department, if less than 80% of the assets of an entity (or a portion of an entity) consist of debt obligations, these debt obligations are considered not to comprise "substantially all" of its assets, and therefore the entity (or such portion of the entity) would not be treated as a TMP. Our financing and securitization arrangements may give rise to TMPs, with the consequences as described below. Specifically, we may securitize mortgage-backed securities that we acquire and such securitizations may result in us owning interests in a TMP.

        Where an entity, or a portion of an entity, is classified as a TMP, it is generally treated as a taxable corporation for U.S. federal income tax purposes. In the case of a REIT, or a portion of a REIT, or a disregarded subsidiary of a REIT, that is a TMP, however, special rules apply. Specifically, the TMP is not treated as a corporation that is subject to U.S. federal income tax, and the TMP classification does not adversely affect the qualification of the REIT. Rather, the consequences of the TMP classification would, in general, except as described below, be limited to the stockholders of the REIT.

        A portion of the REIT's income from the TMP arrangement could be treated as "excess inclusion income." The REIT's excess inclusion income, including any excess inclusion income from a residual interest in a REMIC, must be allocated among its stockholders in proportion to dividends paid. The REIT is required to notify stockholders of the amount of "excess inclusion income" allocated to them. A stockholder's share of excess inclusion income:

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  cannot be offset by any net operating losses otherwise available to the stockholder,

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  is subject to tax as unrelated business taxable income in the hands of most types of stockholders that are otherwise generally exempt from U.S. federal income tax, and

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  results in the application of U.S. federal income tax withholding at the maximum rate (30%), without reduction for any otherwise applicable income tax treaty or other exemption, to the extent allocable to most types of non-U.S. stockholders.

        See "—Taxation of stockholders." To the extent that excess inclusion income is allocated to a tax-exempt stockholder of a REIT that is a "disqualified organization" (i.e., that is not subject to unrelated business income tax, such as a government entity or charitable remainder trust), the REIT may be subject to U.S. federal income tax on this income at the highest rate applicable to corporations

(currently 35%). In that case, the REIT could reduce distributions to such stockholders by the amount of such tax paid by the REIT attributable to such stockholder's ownership. U.S. Treasury Department regulations provide that such a reduction in distributions does not give rise to a preferential dividend that could adversely affect the REIT's compliance with its distribution requirements. See "—Annual distribution requirements." The manner in which excess inclusion income is calculated, or would be allocated to stockholders, including allocations among shares of different classes of stock, is not clear under current law. As required by IRS guidance, we intend to make such determinations using a reasonable method. Tax-exempt investors, non-U.S. investors and taxpayers with net operating losses should carefully consider the tax consequences described above, and are urged to consult their tax advisors.

        To the extent that our common stock owned by "disqualified organizations" is held by a broker or other nominee, the broker/dealer or other nominees would be liable for a U.S. federal income tax at the highest rate applicable to corporations (currently 35%) on the portion of our excess inclusion income allocable to our common stock held by the broker/dealer or other nominee on behalf of the "disqualified organizations." A RIC or other pass-through entity owning our common stock will be subject to U.S. federal income tax at the highest rate applicable to corporations (currently 35%) on any excess inclusion income allocated to its record name owners that are "disqualified organizations."

        If a subsidiary partnership of ours that we do not wholly-own, directly or through one or more disregarded entities, were a TMP, the foregoing rules would not apply. Rather, the partnership that is a TMP would be treated as a corporation for U.S. federal income tax purposes, and would be subject to U.S. federal income tax. In addition, this characterization would alter our income and asset test calculations, and could adversely affect our compliance with those requirements. We intend to monitor the structure of any TMPs in which we have an interest to ensure that they will not adversely affect our qualification as a REIT.

Asset-backed securities

        Investments in asset-backed securities, or ABS, generally are not qualifying assets for purposes of the 75% asset test applicable to REITs and generally do not generate qualifying income for purposes of the 75% income test applicable to REITs. As a result, we will be limited in our ability to invest in such assets.

Failure to qualify

        If we fail to satisfy one or more requirements for REIT qualification other than the income or asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. Relief provisions are available for failures of the income tests and asset tests, as described above in "—Income tests" and "—Asset tests."

        If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions described above do not apply, we would be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. We cannot deduct distributions to stockholders in any year in which we are not a REIT, nor would we be required to make distributions in such a year. In this situation, to the extent of current or accumulated earnings and profits, distributions to most U.S. stockholders (as defined below) that are U.S. individuals, trusts and estates will generally be taxable at the preferential income tax rates (i.e., the 20% maximum federal rate) for qualified dividends. In addition, subject to the limitations of the Internal Revenue Code, corporate U.S. stockholders may be eligible for the dividends received deduction. Unless we are entitled to relief under specific statutory provisions, we would also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which we lost qualification. It is not possible to state whether, in all circumstances, we would be entitled to this statutory relief.

Taxation of stockholders

Taxation of taxable U.S. stockholders

        The following is a summary of certain U.S. federal income tax consequences of the ownership and disposition of our stock applicable to U.S. stockholders who are not tax-exempt stockholders. A "U.S. stockholder" is a beneficial owner of our common stock who for U.S. federal income tax purposes is:

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  a citizen or resident of the United States;

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  a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States, or of any state thereof, or the District of Columbia;

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  an estate, the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source; or

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  a trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

        If a partnership, including for this purpose any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, holds our stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. An investor that is a partnership and the partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of the acquisition, ownership and disposition of our stock.

        Distributions.    So long as we qualify as a REIT, the distributions that we make to our taxable U.S. stockholders out of current or accumulated earnings and profits that we do not designate as capital gain dividends will generally be taken into account by stockholders as ordinary income and will not be eligible for the dividends received deduction for corporations. With limited exceptions, our dividends are not eligible for taxation at the preferential income tax rates (i.e., the 20% maximum U.S. federal rate) for qualified dividends received by most U.S. stockholders that are individuals, trusts and estates from taxable C corporations. Such stockholders, however, are taxed at the preferential rates on dividends designated by and received from REITs to the extent that the dividends are attributable to:

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  income retained by the REIT in the prior taxable year on which the REIT was subject to corporate level income tax (less the amount of tax);

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  dividends received by the REIT from TRSs or other taxable C corporations; or

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  income in the prior taxable year from the sales of "built-in gain" property acquired by the REIT from C corporations in carryover basis transactions (less the amount of corporate tax on such income).

        Distributions that we designate as capital gain dividends will generally be taxed to our U.S. stockholders as long-term capital gains, to the extent that such distributions do not exceed our actual net capital gain for the taxable year, without regard to the period for which the U.S. stockholder that receives such distribution has held its stock. We may elect to retain and pay taxes on some or all of our net long-term capital gains, in which case provisions of the Internal Revenue Code will treat our U.S. stockholders as having received, solely for U.S. federal income tax purposes, our undistributed capital gains, and the U.S. stockholders will receive a corresponding credit or refund, as the case may be, for taxes that we paid on such undistributed capital gains. U.S. stockholders will increase their adjusted tax basis in our common stock by the difference between their allocable share of such retained capital gain and their share of the tax paid by us. See "—Taxation of Five Oaks Investment Corp.—Annual distribution requirements." Corporate U.S. stockholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum U.S. federal rates of 20% in the case of U.S. stockholders that are individuals, trusts and estates, and 35% in the case of U.S. stockholders that are corporations. Capital gains attributable to our sale of depreciable real property held for more than 12 months are subject to a 25% maximum U.S. federal income tax rate for U.S. stockholders who are taxed as individuals, to the extent of previously claimed depreciation deductions.

        Distributions in excess of our current and accumulated earnings and profits will generally represent a return of capital and will not be taxable to a U.S. stockholder to the extent that the amount of such distributions does not exceed the adjusted tax basis of the U.S. stockholder's shares of our common stock in respect of which the distributions were made. Rather, the distribution will reduce the adjusted tax basis of these shares. To the extent that such distributions exceed the adjusted tax basis of a U.S. stockholder's shares, the U.S. stockholder generally must include such distributions in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. In addition, any dividend that we declare in October, November or December of any year and that is payable to a U.S. stockholder of record on a specified date in any such month will be treated as both paid by us and received by the U.S. stockholder on December 31 of such year, provided that we actually pay the dividend before the end of January of the following calendar year.

        To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. See "—Taxation of Five Oaks Investment Corp.—Annual distribution requirements." Such losses, however, are not passed through to U.S. stockholders and do not offset income of U.S. stockholders from other sources, nor would such losses affect the character of any distributions that we make, which are generally subject to tax in the hands of U.S. stockholders to the extent that we have current or accumulated earnings and profits.

        If excess inclusion income from a TMP or a REMIC residual interest is allocated to any U.S. stockholder, that income will be taxable in the hands of the U.S. stockholder and would not be offset by any net operating losses of the U.S. stockholder that would otherwise be available. See "—Taxation of Five Oaks Investment Corp.—Taxable mortgage pools and excess inclusion income." As required by IRS guidance, we intend to notify our U.S. stockholders if a portion of a dividend paid by us is attributable to excess inclusion income.

        Dispositions of Five Oaks Investment Corp. stock.    In general, a U.S. stockholder will realize gain or loss upon the sale or other taxable disposition of our common stock in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. stockholder's adjusted tax basis in our common stock at the time of the disposition. In general, a U.S. stockholder's adjusted tax basis will equal the U.S. stockholder's acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. stockholder (discussed above) less tax deemed paid on such gain and reduced by distributions constituting returns of capital. In general, capital gains recognized by individuals, trusts and estates upon the sale or disposition of our common stock will be subject to a maximum U.S. federal income tax rate of 20% if our common stock is held for more than one year, and will be taxed at ordinary income rates (of up to 39.6%) if our common stock is held for one year or less. Gains recognized by U.S. stockholders that are corporations are subject to U.S. federal income tax at a maximum rate of 35%, whether or not such gains are classified as long-term capital gains. The IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for non-corporate stockholders) to a portion of capital gain realized by a non-corporate stockholder on the sale of REIT stock-that would correspond to the REIT's "unrecaptured Section 1250 gain."

        Capital losses recognized by a U.S. stockholder upon the disposition of our common stock that was held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the U.S. stockholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of our common stock by a U.S. stockholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions that we make that are required to be treated by the U.S. stockholder as long-term capital gain.

        If an investor recognizes a loss upon a subsequent disposition of our common stock in an amount that exceeds a prescribed threshold, it is possible that the provisions of U.S. Treasury Department regulations involving "reportable transactions" could apply, with a resulting requirement to separately disclose the loss-generating transaction to the IRS. These regulations, though directed towards "tax shelters," are broadly written and apply to transactions that would not typically be considered tax shelters. The Internal Revenue Code imposes significant penalties for failure to comply with these requirements. You should consult your tax advisor concerning any possible disclosure obligation with respect to the receipt or disposition of our common stock. Moreover, you should be aware that we and other participants in the transactions in which we are involved (including their advisors) might be subject to separate disclosure requirements pursuant to these regulations.

        Passive activity losses and investment interest limitations.    Distributions that we make and gain arising from the sale or exchange by a U.S. stockholder of our common stock will not be treated as passive activity income. As a result, U.S. stockholders will not be able to apply any "passive losses" against income or gain relating to our common stock. To the extent that distributions we make do not constitute a return of capital, they will be treated as investment income for purposes of computing the investment interest limitation. A U.S. stockholder that elects to treat capital gain dividends, capital gains from the disposition of stock or qualified dividend income as investment income for purposes of the investment interest limitation will be taxed at ordinary income rates on such amounts.

Taxation of non-U.S. stockholders

        The following is a summary of certain U.S. federal income and estate tax consequences of the ownership and disposition of our common stock applicable to non-U.S. stockholders. A "non-U.S. stockholder" is a beneficial owner of our stock that is not a U.S. stockholder (as defined above) and is not an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes. See "—Taxation of taxable U.S. stockholders."

        The following discussion is based on current law, and is for general information only. It addresses only selected, and not all, aspects of U.S. federal income and estate taxation.

        Ordinary dividends.    The portion of dividends received by non-U.S. stockholders that is (1) payable out of our earnings and profits, (2) not attributable to our capital gains from sales or exchanges of USRPI and (3) not effectively connected with a U.S. trade or business of the non-U.S. stockholder, will generally be subject to U.S. federal withholding tax at the rate of 30%, unless reduced or eliminated by treaty. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs. In addition, any portion of the dividends paid to non-U.S. stockholders that are treated as excess inclusion income will not be eligible for exemption from the 30% withholding tax or a reduced treaty rate. As previously noted, we may engage in transactions that may result in a portion of our dividends being considered excess inclusion income, and accordingly, a portion of our dividend income may not be eligible for exemption from the 30% withholding rate or a reduced treaty rate. In the case of a taxable stock dividend with respect to which any withholding tax is imposed on a non-U.S. stockholder, we may have to withhold or dispose of part of the shares otherwise distributable in such dividend and use such withheld shares or the proceeds of such disposition to satisfy the withholding tax imposed.

        In general, non-U.S. stockholders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our common stock. In cases where the dividend income from a non-U.S. stockholder's investment in our common stock is, or is treated as, effectively connected with the non-U.S. stockholder's conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such dividends. Such income must generally be reported on a U.S. income tax return filed by or on behalf of the non-U.S. stockholder. Such income may also be subject to the 30% branch profits tax in the case of a non-U.S. stockholder that is a corporation.

        Non-dividend distributions.    Unless (1) our common stock constitutes a USRPI, or (2) either (a) the non-U.S. stockholder's investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder (in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain) or (b) the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a "tax home" in the U.S. (in which case the non-U.S. stockholder will be subject to a 30% tax on the individual's net capital gain for the year), distributions by us which are not dividends out of our earnings and profits will not be subject to U.S. federal income tax. If we cannot determine at the time a distribution is made whether or not the distribution will exceed our current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. The non-U.S. stockholder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. If our common stock constitutes a USRPI, as described below, distributions that we make in excess of the sum of (x) the non-U.S. stockholder's proportionate share of our earnings and profits, plus (y) the non-U.S. stockholder's tax basis in our common stock, will be taxed under FIRPTA at the rate of tax, including any applicable capital gains rates, that would apply to a U.S. stockholder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a withholding at a rate of 10% of the amount by which the distribution exceeds the stockholder's share of our earnings and profits.

        Capital gain dividends.    Under FIRPTA, a distribution that we make to a non-U.S. stockholder, to the extent attributable to gains from dispositions of USRPIs that we held directly or through pass-through subsidiaries, or USRPI capital gains, will, except as described below, be considered effectively connected with a U.S. trade or business of the non-U.S. stockholder and will be subject to U.S. federal income tax at the rates applicable to U.S. stockholders, without regard to whether we designate the distribution as a capital gain dividend. See above under "—Taxation of non-U.S. stockholders—Ordinary dividends," for a discussion of the consequences of income that is effectively connected with a U.S. trade or business. In addition, we will be required to withhold tax equal to 35% of the maximum amount that could have been designated as USRPI capital gains dividends. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a non-U.S. stockholder that is a corporation.

        A distribution is not attributable to USRPI capital gain if we held an interest in the underlying asset solely as a creditor, although the holding of a shared appreciation mortgage loan would not be solely as a creditor. Capital gain dividends received by a non-U.S. stockholder that are attributable to dispositions of our assets other than USRPIs are not subject to U.S. federal income or withholding tax, unless (1) the gain is effectively connected with the non-U.S. stockholder's U.S. trade or business, in which case the non-U.S. stockholder would be subject to the same treatment as U.S. stockholders with respect to such gain, or (2) the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United

States, in which case the non-U.S. stockholder will incur a 30% tax on his capital gains. We do not expect that a significant portion of our assets will be USRPIs.

        A capital gain dividend that would otherwise have been treated as a USRPI capital gain will not be so treated or be subject to FIRPTA, and generally will not be treated as income that is effectively connected with a U.S. trade or business, and instead will be treated in the same manner as an ordinary dividend (see "—Taxation of non-U.S. stockholders—Ordinary dividends"), if (1) the capital gain dividend is received with respect to a class of stock that is regularly traded on an established securities market located in the United States, and (2) the recipient non-U.S. stockholder is not treated for U.S. federal income taxes purposes as owning more than 5% of that class of stock at any time during the year ending on the date on which the capital gain dividend is received. We expect that our common stock will be "regularly traded" on an established securities exchange.

        Dispositions of Five Oaks Investment Corp. stock.    Unless our common stock constitutes a USRPI, a sale of our common stock by a non-U.S. stockholder generally will not be subject to U.S. federal income taxation under FIRPTA. Our stock will be treated as a USRPI if 50% or more of our assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor. It is not currently anticipated that our common stock will constitute a USRPI. However, we cannot assure you that our stock will not become a USRPI in the future.

        Even if the foregoing 50% test is met, our common stock will not constitute a USRPI if we are a "domestically controlled qualified investment entity." A domestically controlled qualified investment entity includes a REIT, if less than 50% of value of its outstanding shares of common stock is held directly or indirectly by non-U.S. stockholders at all times during a specified testing period. We believe that immediately following the offering we should be a domestically controlled qualified investment entity, and that a sale of our common stock should not be subject to taxation under FIRPTA. However, because XL Investments has warrants to purchase additional shares and because our common stock will be widely held, no assurance can be given that we will be or will remain a domestically controlled qualified investment entity.

        In the event that we are not a domestically controlled qualified investment entity, but our stock is "regularly traded," as defined by applicable U.S. Treasury Department regulations, on an established securities market, a non-U.S. stockholder's sale of our common stock nonetheless also would not be subject to tax under FIRPTA as a sale of a USRPI, provided that the selling non-U.S. stockholder owned, actually and constructively, 5% or less of our outstanding common stock at all times during the one-year period ending on the date of the sale. We expect that our common stock will be regularly traded on an established securities market.

        If gain on the sale of our common stock were subject to taxation under FIRPTA, the non-U.S. stockholder would be required to file a U.S. federal income tax return and would be subject to the same treatment as a U.S. stockholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals, and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.

        Gain from the sale of our common stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. stockholder in two cases: (1) if the non-U.S. stockholder's investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder, the non-U.S. stockholder will be subject to the same treatment as a U.S. stockholder with respect to such gain, or (2) if the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, the nonresident alien individual will be subject to a 30% tax on the individual's capital gain. In addition, even if we are a domestically controlled qualified investment entity, upon disposition of our stock (subject to the 5% exception applicable to "regularly traded" stock described above), a non-U.S. stockholder may be treated as having gain from the sale or exchange of a USRPI if the non-U.S. stockholder (1) disposes of our common stock within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from the sale or exchange of a USRPI and (2) acquires, or enters into a contract or option to acquire, other shares of our common stock within 30 days after such ex-dividend date.

        Estate tax.    If our common stock is owned or treated as owned by an individual who is not a citizen or resident (as specially defined for U.S. federal estate tax purposes) of the United States at the time of such individual's death, our common stock will be includable in the individual's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and may therefore be subject to U.S. federal estate tax.

        Non-U.S. stockholders are urged to consult their tax advisors regarding the U.S. federal, state, local and non-U.S. income and other tax consequences of owning Five Oaks Investment Corp. stock.

Taxation of tax-exempt U.S. stockholders

        U.S. tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they may be subject to taxation on their UBTI. While some investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, and provided that (1) a tax-exempt U.S. stockholder has not held our common stock as "debt financed property" within the meaning of the Internal Revenue Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the tax-exempt U.S. stockholder), (2) our common stock is not otherwise used in an unrelated trade or business, and (3) we do not hold an asset that gives rise to excess inclusion income, distributions that we make and income from the sale of our common stock generally should not give rise to UBTI to a tax-exempt U.S. stockholder.

        As previously noted, we may engage in transactions that may result in a portion of our dividend income being considered "excess inclusion income," and accordingly, a portion of our dividends received by a tax-exempt U.S. stockholder may be treated as UBTI.

        Tax-exempt U.S. stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code are subject to different UBTI rules, which generally require such stockholders to characterize distributions that we make as UBTI, unless they are able to properly exclude certain amounts set aside or placed in reserve for specific purposes. These prospective investors should consult their tax advisors concerning these "set aside" and reserve requirements.

        In certain circumstances, a pension trust (1) that is described in Section 401(a) of the Internal Revenue Code, (2) is tax exempt under Section 501(a) of the Internal Revenue Code and (3) that owns more than 10% of our stock could be required to treat a percentage of the dividends from us as UBTI if we are a "pension-held REIT." We will not be a pension-held REIT unless (1) we are required to "look through" one or more of our pension trust stockholders in order to satisfy the REIT "closely-held" test, and (2) either (a) one pension trust owns more than 25% of the value of our stock, or (b) one or more pension trusts, each individually holding more than 10% of the value of our stock, collectively owns more than 50% of the value of our stock. Certain restrictions on ownership and transfer of our stock generally should prevent a tax-exempt entity from owning more than 10% of the value of our stock and generally should prevent us from becoming a pension-held REIT.

        Tax-exempt U.S. stockholders are urged to consult their tax advisors regarding the U.S. federal, state, local and non-U.S. income and other tax consequences of owning Five Oaks Investment Corp. stock.

Backup withholding and information reporting

        The applicable withholding agents will report to our U.S. stockholders and the IRS the amount of dividends paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a U.S. stockholder may be subject to backup withholding with respect to dividends paid unless the holder comes within an exempt category and, when required, demonstrates this fact or provides a taxpayer identification number or social security number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. stockholder that does not provide his or her correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS. In addition, the applicable withholding agent may be required to withhold a portion of capital gain distributions to any U.S. stockholder who fails to certify its U.S. status.

        The applicable withholding agent must report annually to the IRS and to each non-U.S. stockholder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. stockholder resides under the provisions of an applicable income tax treaty. A non-U.S. stockholder may be subject to backup withholding unless applicable certification requirements are met.

        Payment of the proceeds of a sale of our common stock within the United States is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is not a U.S. person for U.S. federal income tax purposes (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person for U.S. federal income tax purposes) or the holder otherwise establishes an exemption. Payment of the proceeds of a sale of our common stock conducted through certain U.S. related financial intermediaries is subject to information reporting (but not backup withholding) unless the financial intermediary has documentary evidence in its records that the beneficial owner is not a U.S. person for U.S. federal income tax purposes and specified conditions are met or an exemption is otherwise established.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder's U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Other Tax Considerations

Legislative or other actions affecting REITs

        The present U.S. federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial or administrative action at any time. The REIT rules are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department which may result in statutory changes as well as revisions to regulations and interpretations. Changes to the U.S. federal tax laws and interpretations thereof could adversely affect an investment in our common stock.

Medicare 3.8% tax on investment income

        Under recently enacted legislation, certain U.S. holders who are individuals, estates or trusts and whose income exceeds certain thresholds will be required to pay a 3.8% Medicare tax on dividends and certain other investment income, including capital gains from the sale or other disposition of our common stock.

Foreign Account Tax Compliance Act

        Recently enacted legislation and guidance from the IRS will generally require, after December 31, 2013, withholding at a rate of 30% on dividends in respect of, and, after December 31, 2016, gross proceeds from the sale of, our common stock held by or through certain non-U.S. financial institutions (including investment funds), unless such institution either (i) enters into an agreement with the U.S. Treasury Department to report, on an annual basis, information with respect to shares in the institution held by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments or (ii) operates in a jurisdiction that has entered into an agreement with the U.S. Treasury Department requiring similar reporting to such jurisdiction or to the U.S. Treasury Department and complies with such agreement. Accordingly, the entity through which our common stock is held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and gross proceeds from the sale of, our common stock held by an investor that is a non-financial non-U.S. entity will generally be subject to withholding at a rate of 30%, unless such entity either (1) certifies to us that such entity does not have any "substantial United States owners" or (2) provides certain information regarding the entity's "substantial United States owners," which we will in turn provide to the Secretary of the U.S. Treasury Department. We will not pay any additional amounts to stockholders in respect of any amounts withheld. Prospective stockholders are encouraged to consult their tax advisors regarding the possible implications of the legislation on their investment in our common stock.

State, local and non-U.S. taxes

        We and our subsidiaries and stockholders may be subject to state, local or non-U.S. taxation in various jurisdictions including those in which we or they transact business, own property or reside. Our state, local or non-U.S. tax treatment and that of our stockholders may not conform to the U.S. federal income tax treatment discussed above. Any non-U.S. taxes that we incur do not pass through to stockholders as a credit against their U.S. federal income tax liability. Prospective investors should consult their tax advisors regarding the application and effect of state, local and non-U.S. income and other tax laws on an investment in our common stock.

UNDERWRITING

        Barclays Capital Inc., Credit Suisse Securities (USA) LLC and UBS Securities LLC are acting as the representatives of the underwriters. Under the terms of an underwriting agreement, which will be filed as an exhibit to the registration statement, each of the underwriters named below has severally agreed to purchase from us the respective number of shares of common stock shown opposite its name below:

Underwriter	Number of Shares
Barclays Capital Inc.
Credit Suisse Securities (USA) LLC
UBS Securities LLC
Keefe, Bruyette & Woods, Inc.
Ladenburg Thalmann & Co. Inc.
Mitsubishi UFJ Securities (USA), Inc.
Aegis Capital Corp.
National Securities Corporation

Total	4,033,333

        The underwriting agreement provides that the underwriters' obligation to purchase shares of common stock depends on the satisfaction of the conditions contained in the underwriting agreement, including:

  •
  the obligation to purchase all of the shares of common stock offered hereby (other than those shares of common stock covered by their option to purchase additional shares as described below), if any of the shares are purchased;

  •
  the representations and warranties made by us to the underwriters are true;

  •
  there is no material change in our business or the financial markets; and

  •
  we deliver customary closing documents to the underwriters.

Commissions and Expenses

        The following table summarizes the underwriting discount and commissions that will be paid to the underwriters by our Manager pursuant to the underwriting agreement. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares. The underwriting fee is the difference between the initial price to the public and the amount the underwriters pay to us for the shares. The underwriters will not receive any discount or underwriting fee on the shares to be purchased by XL Investments in the concurrent private placement.

	No Exercise	Full Exercise
Per share
Total

        The representatives of the underwriters have advised us that the underwriters propose to offer the shares of common stock directly to the public at the public offering price on the cover of this prospectus and to selected dealers, which may include the underwriters, at such offering price less a selling concession not in excess of $            per share. After the offering, the representatives may change the offering price and other selling terms. Sales of shares made outside of the United States may be made by affiliates of the underwriters.

        The expenses of the offering (including up to $15,000 in reimbursement of underwriters' counsel fees in connection with the review of the terms of the offering by FINRA) that are payable by us are estimated to be $1.5 million (excluding underwriting discount and commissions). Our Manager will reimburse us for any offering expenses that exceed $1.5 million in the aggregate.

Option to Purchase Additional Shares

        We have granted the underwriters an option exercisable for 30 days after the date of this prospectus to purchase, from time to time, in whole or in part, up to an aggregate of 605,000 shares at the public offering price less underwriting discount and commissions. To the extent that this option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase its pro rata portion of these additional shares based on the underwriter's underwriting commitment in the offering as indicated in the table at the beginning of this "Underwriting" section.

Lock-Up Agreements

        We and each of our Manager, our directors and officers and the executive officers of our Manager will agree that, without the prior written consent of Barclays Capital Inc., Credit Suisse Securities (USA) LLC and UBS Securities LLC, we and they will not directly or indirectly, (1) offer for sale, sell, pledge or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any shares of common stock (including, without limitation, shares of common stock that may be deemed to be beneficially owned by us or them in accordance with the rules and regulations of the SEC and shares of common stock that may be issued upon exercise of any options or warrants) or securities convertible into or exercisable or exchangeable for common stock; (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock; (3) make any demand for or exercise any right or file or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of common stock or securities convertible, exercisable or exchangeable into common stock or any of our other securities; or (4) publicly disclose the intention to do any of the foregoing for a period of 180 days after the date of this prospectus.

        Notwithstanding the foregoing, each of our directors and executive officers may sell or transfer shares of our common stock during this 180-day period (and as extended, if extended) without the prior written consent of Barclays Capital Inc., Credit Suisse Securities (USA) LLC and UBS Securities LLC:

  •
  as a bona fide gift or gifts;

  •
  to any trust for the direct or indirect benefit of such party or his or her immediate family; or

  •
  by will or intestate succession;

provided, however, it is a condition to any such transfer that the transferee (or trustee, if applicable) execute a similar lock-up agreement stating that such transferee (or trustee, if applicable) is receiving and holding shares of our common stock subject to the provisions of the agreement pursuant to which these persons agree not to sell or transfer shares of our common stock for the remainder of the 180-day period described above; provided, further, that no filing by any party under the Securities Act or the Exchange Act is required or voluntarily made in connection with such transfer (other than on a Form 5 made after the expiration of the 180-day restricted period). For this purpose, "immediate family" means any relationship by blood, marriage or adoption, not more remote than first cousin.

        Notwithstanding the foregoing, our Manager may allocate grants, including shares of our common stock, awarded to it pursuant to and in accordance with the Manager Equity Plan to a participant under the plan that is subject to a lock-up agreement or that executes a similar lock-up agreement stating that such participant is receiving and holding shares of our common stock subject to the provisions of the agreement pursuant to which these persons agree not to sell or transfer shares of our common stock for the remainder of the 180-day period described above.

        Notwithstanding the foregoing, upon five business days' prior written notice to Barclays Capital Inc., Credit Suisse Securities (USA) LLC and UBS Securities LLC, XL Investments may transfer any of the foregoing securities to any direct or indirect wholly owned subsidiary of XL Group plc; provided, however, it is a condition to any such transfer that the transferee execute a similar lock-up agreement stating that such transferee is receiving and holding such securities subject to the provisions of the agreement pursuant to which these persons agree not to sell or transfer any of the foregoing securities for the remainder of the 180-day period described above.

        Additionally, XL Investments will agree that, for a period of 180 days after the date of this prospectus, it will not, without the prior written consent of Barclays Capital Inc., Credit Suisse Securities (USA) LLC and UBS Securities LLC, offer for sale, sell, pledge, dispose of or hedge any of (1) its shares of our common stock, including any shares of our common stock issuable upon exercise of warrants, (2) its warrants or (3) its shares of our common stock that it may acquire upon or after the completion of this offering.

        Barclays Capital Inc., Credit Suisse Securities (USA) LLC and UBS Securities LLC, in their sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice. When determining whether or not to release common stock and other securities from lock-up agreements, Barclays Capital Inc., Credit Suisse Securities (USA) LLC and UBS Securities LLC will consider, among other factors, the holder's reasons for requesting the release, the number of shares of common stock and other securities for which the release is being requested and market conditions at the time.

Offering Price Determination

        Prior to this offering, there has been no public market for our common stock. The initial public offering price will be negotiated between the representatives and us. In determining the initial public offering price of our common stock, the representatives will consider:

  •
  the history and prospects for the industry in which we compete;

  •
  our financial information;

  •
  the ability of our management and our business potential and earning prospects;

  •
  the prevailing securities markets at the time of this offering; and

  •
  the recent market prices of, and the demand for, publicly traded shares of generally comparable companies.

Indemnification

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.

Stabilization, Short Positions and Penalty Bids

        The representatives may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, in each case as described below, in accordance with Regulation M under the Exchange Act:

  •
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  •
  A short position involves a sale by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase in the offering, which creates the syndicate short position. This short position may be either a covered short position or a naked short position. In a covered short position, the number of shares involved in the sales made by the underwriters in excess of the number of shares they are obligated to purchase is not greater than the number of shares that they may purchase by exercising their option to purchase additional shares. In a naked short position, the number of shares involved is greater than the number of shares in their option to purchase additional shares. The underwriters may close out any short position by either exercising their option to purchase additional shares and/or purchasing shares in the open market. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through their option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

  •
  Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

  •
  Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

        These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of the common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NYSE or otherwise and, if commenced, may be discontinued at any time.

        Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Electronic Distribution

        A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representatives on the same basis as other allocations.

        Other than the prospectus in electronic format, the information on any underwriter's or selling group member's web site and any information contained in any other web site maintained by an underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

NYSE

        Our common stock has been approved for listing on the NYSE under the symbol "OAKS" subject to notice of issuance. The underwriters have undertaken to sell the shares of common stock in this offering to a minimum of 2,000 beneficial owners in round lots of 100 or more units to meet the NYSE distribution requirements for trading.

Discretionary Sales

        The underwriters have informed us that they do not intend to confirm sales to discretionary accounts that exceed 5% of the total number of shares offered by them.

Stamp Taxes

        If you purchase shares of common stock offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

Relationships

        We have engaged in Agency RMBS trading transactions with Barclays Capital Inc. and/or its respective affiliates in the past and may continue to do so in the future. In addition, each of Barclays Capital Inc., Credit Suisse Securities (USA) LLC and Mitsubishi UFJ Securities (USA), Inc. is a party to a master repurchase agreement with us. We are party to an interest rate swap with an affiliate of Credit Suisse Securities (USA) LLC having a notional amount of $15.0 million. Certain of the underwriters and/or their affiliates have in the past engaged, and may in the future engage, in commercial and investment banking transactions with us in the ordinary course of their business. They have received, and expect to receive, customary compensation and expense reimbursement for these commercial and investment banking transactions.

Selling Restrictions

European Economic Area

        In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of securities described in this prospectus may not be made to the public in that relevant member state other than:

  •
  to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

  •
  to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

  •
  to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives; or

  •
  in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive,

provided that no such offer of securities shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

        For purposes of this provision, the expression an "offer of securities to the public" in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression "Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

        We have not authorized and do not authorize the making of any offer of securities through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the securities as contemplated in this prospectus. Accordingly, no purchaser of the securities, other than the underwriters, is authorized to make any further offer of the securities on behalf of us or the underwriters.

United Kingdom

        This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive ("Qualified Investors") that are also (1) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order") or (2) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Switzerland

        This document, as well as any other material relating to the shares which are the subject of the offering contemplated by this prospectus, do not constitute an issue prospectus pursuant to Article 652a and/or 1156 of the Swiss Code of Obligations. The shares will not be listed on the SIX Swiss Exchange and, therefore, the documents relating to the shares, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of the SIX Swiss Exchange. The shares are being offered in Switzerland by way of a private placement, i.e., to a small number of selected investors only, without any public offer and only to investors who do not purchase the shares with the intention to distribute them to the public. The investors will be individually approached by the issuer from time to time. This document, as well as any other material relating to the shares, is personal and confidential and do not constitute an offer to any other person. This document may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without express consent of the issuer. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

Hong Kong

        The shares may not be offered or sold in Hong Kong, by means of any document, other than (a) to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made under that Ordinance or (b) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies Ordinance (Cap. 32, Laws of Hong Kong) or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of the issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to the shares which are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) or any rules made under that Ordinance.

Japan

        No securities registration statement ("SRS") has been filed under Article 4, Paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) ("FIEL") in relation to the shares. The shares are being offered in a private placement to "qualified institutional investors" (tekikaku-kikan-toshika) under Article 10 of the Cabinet Office Ordinance concerning Definitions provided in Article 2 of the FIEL (the Ministry of Finance Ordinance No. 14, as amended) ("QIIs"), under Article 2, Paragraph 3, Item 2 i of the FIEL. Any QII acquiring the shares in this offer may not transfer or resell those shares except to other QIIs.

Korea

        The shares may not be offered, sold and delivered directly or indirectly, or offered or sold to any person for reoffering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the Korea Securities and Exchange Act and the Foreign Exchange Transaction Law and the decrees and regulations thereunder. The shares have not been registered with the Financial Services Commission of Korea for public offering in Korea. Furthermore, the shares may not be resold to Korean residents unless the purchaser of the shares complies with all applicable regulatory requirements (including but not limited to government approval requirements under the Foreign Exchange Transaction Law and its subordinate decrees and regulations) in connection with the purchase of the shares.

Singapore

        This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (1) to an institutional investor under Section 274 of the Securities and Future Act, Chapter 289 of Singapore (the "SFA"), (2) to a "relevant person" as defined in Section 275(2) of the SFA, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (3) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the shares are subscribed and purchased under Section 275 of the SFA by a relevant person which is:

          (1)   a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

          (2)   a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole whole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferable within six months after that corporation or that trust has acquired the shares under Section 275 of the SFA except:

            (a)   to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA) and in accordance with the conditions, specified in Section 275 of the SFA;

            (b)   (in the case of a corporation) where the transfer arises from an offer referred to in Section 275(1A) of the SFA, or (in the case of a trust) where the transfer arises from an offer that is made on terms that such rights or interests are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets;

            (c)   where no consideration is or will be given for the transfer; or

            (d)   where the transfer is by operation of law.

        By accepting this prospectus, the recipient hereof represents and warrants that he is entitled to receive it in accordance with the restrictions set forth above and agrees to be bound by limitations contained herein. Any failure to comply with these limitations may constitute a violation of law.

LEGAL MATTERS

        Certain legal matters relating to this offering will be passed upon for us by Kaye Scholer LLP, New York, New York. Certain matters of Maryland law relating to this offering will be passed upon for us by Foley & Lardner LLP. Certain legal matters relating to this offering will be passed upon for the underwriters by Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York.

EXPERTS

        The audited financial statements included in this prospectus and elsewhere in the registration statement have been so included in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said report.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-11, including exhibits and schedules filed with the registration statement of which this prospectus is a part, under the Securities Act, with respect to the shares of common stock to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to us and the shares of common stock to be sold in this offering, reference is made to the registration statement, including the exhibits and schedules to the registration statement. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the Securities and Exchange Commission, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0300. Copies of all or a portion of the registration statement may be obtained from the public reference room of the SEC upon payment of prescribed fees. Our SEC filings, including our registration statement, are also available to you, free of charge, on the SEC's website at www.sec.gov.

        As a result of this offering, we will become subject to the information and reporting requirements of the Exchange Act and will file periodic reports, proxy statements and will make available to our stockholders annual reports containing audited financial information for each year and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Five Oaks Investment Corp.

        We have audited the accompanying balance sheet of Five Oaks Investment Corp. (a Maryland corporation) (the "Company") as of December 31, 2012 and the related statements of operations, comprehensive income, stockholders' equity, and cash flows for the period from May 16, 2012 (commencement of operations) to December 31, 2012. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Five Oaks Investment Corp. as of December 31, 2012, and the results of its operations and its cash flows for the period from May 16, 2012 (commencement of operations) to December 31, 2012, in conformity with accounting principles generally accepted in the United States of America.

/s/ GRANT THORNTON LLP
New York, New York
February 20, 2013

FIVE OAKS INVESTMENT CORP.

Balance Sheet

December 31, 2012

ASSETS
Available-for-sale securities, at fair value (includes pledged securities of $66,337,081)	$81,027,998
Linked transactions, net, at fair value	8,612,753
Cash and cash equivalents	3,608,759
Restricted cash	1,933,390
Deferred offering costs	1,664,796
Accrued interest receivable	189,364
Derivative asset, at fair value	12,062

Total assets	$97,049,122

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
Repurchase agreements	$63,423,000
Derivative liabilities, at fair value	283,754
Accrued interest payable	65,820
Dividends payable	220,833
Fees and expenses payable to Manager	32,721
Other accounts payable and accrued expenses	754,274

Total liabilities	64,780,402

STOCKHOLDERS' EQUITY:
Preferred Stock: par value $0.01 per share; 50,000,000 shares authorized, none outstanding	—
Common Stock: par value $0.01 per share; 450,000,000 shares authorized, 26,500,000 shares issued and outstanding	265,000
Additional paid in capital	25,912,089
Accumulated other comprehensive income	2,433,997
Cumulative distributions to stockholders	(1,161,672)
Accumulated earnings	4,819,306

Total stockholders' equity	32,268,720

Total liabilities and stockholders' equity	$97,049,122

The accompanying notes are an integral part of these financial statements.

FIVE OAKS INVESTMENT CORP.

Statement of Operations

Period from May 16, 2012 (commencement of operations) to December 31, 2012

Revenues:
Interest income	$1,683,588
Interest expense	(267,080)

Net interest income	1,416,508

Other income:
Realized loss on sale of investments, net	(98,382)
Unrealized gain and net interest income from Linked Transactions	4,822,727
Realized loss on swap and swaption agreements	(75,551)
Unrealized loss on interest rate swap and swaption agreements, net	(298,359)

Total other income	4,350,435

Expenses:
Management fee	244,882
General and administrative expenses	113,606
Operating expenses reimbursable to Manager	563,806
Other operating expenses	25,343

Total expenses	947,637

Net income	$4,819,306

Earnings per share
Net income attributable to common stockholders (basic and diluted)	$4,819,306

Weighted average number of shares of common stock outstanding	26,500,000
Basic and diluted income per share	$0.18

Dividends declared per share	$0.04

The accompanying notes are an integral part of these financial statements.

FIVE OAKS INVESTMENT CORP.

Statement of Comprehensive Income

Period from May 16, 2012 (commencement of operations) to December 31, 2012

Net income	$4,819,306

Other comprehensive income:
Unrealized gain on available-for-sale securities, net	2,433,997

Total other comprehensive income	2,433,997

Comprehensive income	$7,253,303

The accompanying notes are an integral part of these financial statements.

FIVE OAKS INVESTMENT CORP.

Statement of Stockholders' Equity

Period from May 16, 2012 (commencement of operations) to December 31, 2012

	Common Stock			Accumulated Other Comprehensive Income
			Additional Paid in Capital		Cumulative Distributions to Stockholders	Accumulated Earnings	Total Stockholders' Equity
	Shares	Par Value
Issuance of common stock, net	26,500,000	$265,000	$25,912,089	$—	$—	$—	$26,177,089
Net income	—	—	—	—	—	4,819,306	4,819,306
Other comprehensive income	—	—	—	2,433,997	—	—	2,433,997
Common dividends declared	—	—	—	—	(1,161,672)	—	(1,161,672)

Balance at December 31, 2012	26,500,000	$265,000	$25,912,089	$2,433,997	$(1,161,672)	$4,819,306	$32,268,720

The accompanying notes are an integral part of these financial statements.

FIVE OAKS INVESTMENT CORP.

Statement of Cash Flows

Period from May 16, 2012 (commencement of operations) to December 31, 2012

Cash flows from operating activities:
Net income	$4,819,306
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization/accretion of available-for-sale securities premiums and discounts, net	(347,647)
Realized loss on sale of investments, net	98,382
Unrealized gain on Linked Transactions, net	(3,932,369)
Realized loss on swap and swaption agreements	37,333
Unrealized loss on interest rate swap and swaption agreements	298,359
Net change in:
Accrued interest receivable	(189,364)
Accrued interest payable	65,820
Fees and expenses payable to Manager	32,721
Other accounts payable and accrued expenses	4,990

Net cash provided by operating activities	887,531

Cash flows from investing activities:
Purchase of available-for-sale securities	(81,162,110)
Purchase of derivative contracts	(64,000)
Principal payments of available-for-sale securities	2,817,375
Restricted cash	(1,933,390)

Net cash used in investing activities	(80,342,125)

Cash flows from financing activities:
Proceeds from issuance of common stock	26,177,089
Deferred offering costs	(915,512)
Dividends paid on common stock	(940,839)
Proceeds from repurchase agreements	392,314,000
Principal repayments of repurchase agreements	(328,891,000)
Cash disbursements on securities underlying Linked Transactions	(18,669,385)
Cash received from repurchase agreements underlying Linked Transactions	13,989,000

Net cash provided by financing activities	83,063,353

Cash and cash equivalents, end of period	3,608,759

Supplemental disclosure of cash flow information
Cash paid for interest	$201,260

Non-cash investing and financing activities information
Dividends declared but not paid at end of period	$220,833

Net change in unrealized gain on available-for-sale securities	$2,433,997

The accompanying notes are an integral part of these financial statements.

FIVE OAKS INVESTMENT CORP.

Notes to Financial Statements

December 31, 2012

NOTE 1—ORGANIZATION AND BUSINESS OPERATIONS

        Five Oaks Investment Corp. (the "Company") was incorporated on March 28, 2012 as a Maryland corporation focused on investing primarily in residential mortgage-backed securities ("RMBS") and other mortgage-related investments. The Company is externally managed by Oak Circle Capital Partners LLC, an asset management firm incorporated in Delaware.

        The Company intends to elect to be taxed as a real estate investment trust ("REIT") and to comply with the Sections 856 through 859 of the Internal Revenue Code of 1986, as amended, the ("Code"). Accordingly, the Company generally will not be subject to U.S. federal income tax to the extent of its distributions to stockholders and as long as certain asset, income and share ownership tests are met. The Company invests in Agency RMBS, which are RMBS for which the principal and interest payments are guaranteed by a U.S. Government agency such as the Government National Mortgage Association or a U.S. Government-sponsored entity such as the Federal National Mortgage Association or the Federal Home Loan Mortgage Corporation. The Company also invests in non-Agency RMBS, which are RMBS that are not guaranteed by a U.S. Government agency or a U.S. Government-sponsored entity.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

        These financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP") and are expressed in United States dollars.

Use of Estimates

        The financial statements have been prepared on the accrual basis of accounting in accordance with U.S. GAAP. The preparation of financial statements in conformity with U.S. GAAP requires the Company to make a number of significant estimates. These include estimates of fair value of certain assets and liabilities, amount and timing of credit losses, prepayment rates, and other estimates that affect the reported amounts of certain assets and liabilities as of the date of the financial statements and the reported amounts of certain revenues and expenses during the reported period. It is likely that changes in these estimates (e.g., valuation changes due to supply and demand, credit performance, prepayments, interest rates, or other reasons) will occur in the near term. The Company's estimates are inherently subjective in nature and actual results could differ from its estimates and the differences may be material.

Cash and Cash Equivalents

        Cash and cash equivalents include cash held in bank accounts on an overnight basis. The Company maintains its cash and cash equivalents in highly rated financial institutions, and at times these balances exceed insurable amounts.

Restricted Cash

        Restricted cash represents the Company's cash held by counterparties as collateral against the Company's securities, derivatives and/or repurchase agreements. Cash held by counterparties as collateral, which resides in non-interest bearing accounts, is not available to the Company for general

FIVE OAKS INVESTMENT CORP.

Notes to Financial Statements (Continued)

December 31, 2012

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

corporate purposes, but may be applied against amounts due to securities, derivatives or repurchase counterparties or returned to the Company when the collateral requirements are exceeded or, at the maturity of the derivative or repurchase agreement.

Deferred Offering Costs

        In accordance with Accounting Standards Codification ("ASC") Subtopic 505-10, the direct costs incurred to issue shares classified as equity, such as legal and accounting fees, should be deducted from the related proceeds and the net amount recorded as stockholders' equity. Accordingly, payments made by the Company in respect of such costs related to the pending initial public offering are recorded as an asset on the accompanying balance sheet in the line item "Deferred offering costs", for subsequent deduction from the related proceeds upon closing of the offering.

        To the extent that certain costs, in particular legal fees, are known to have been accrued but have not yet been invoiced and paid, they are included in "Other accounts payable and accrued expenses" on the accompanying balance sheet.

Repurchase Agreements

        The Company finances the acquisition of certain of its mortgage-backed securities through the use of repurchase agreements. The repurchase agreements are generally short-term debt, which expire within one year. Borrowings under repurchase agreements generally bear interest rates of a specified margin over one-month LIBOR and are generally uncommitted. In accordance with ASC 860 "Transfers and Servicing" the Company accounts for the repurchase agreements, other than those treated as Linked Transactions (see Note 3—Accounting for Derivative Financial Instruments—Non-Hedging Activity/Linked Transactions below), as collateralized financing transactions and are carried at their contractual amounts, as specified in the respective agreements. The contractual amounts approximate fair value due to their short-term nature.

Revenue Recognition, Premium Amortization, and Discount Accretion

        Interest income on the Company's portfolio is accrued based on the actual coupon rate and the outstanding principal balance of such securities. The Company recognizes interest income using the effective interest method for all securities. As such, premiums and discounts are amortized or accreted into interest income over the lives of the securities in accordance with ASC 310-20, "Nonrefundable Fees and Other Costs", ASC 320-10, "Investments—Debt and Equity Securities" or ASC 325-40, "Beneficial Interests in Securitized Financial Assets", as applicable. Total interest income will flow though the "Interest Income" line item on the statement of operations.

        On at least a quarterly basis for securities accounted for under ASC 320-10 and ASC 310-20 (generally Agency RMBS), prepayments of the underlying collateral must be estimated, which directly affect the speed at which the Company amortizes such securities. If actual and anticipated cash flows differ from previous estimates; the Company recognizes a "catch-up" adjustment in the current period to the amortization of premiums for the impact of the cumulative change in the effective yield through the reporting date.

FIVE OAKS INVESTMENT CORP.

Notes to Financial Statements (Continued)

December 31, 2012

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Similarly, the Company also reassesses the cash flows on at least a quarterly basis for securities accounted for under ASC 325-40 (generally non-Agency RMBS). In estimating these cash flows, there are a number of assumptions that will be subject to uncertainties and contingencies. These include the rate and timing of principal and interest receipts (including assumptions of prepayments, repurchases, defaults and liquidations), the pass-through or coupon rate and interest rate fluctuations. In addition, interest payment shortfalls due to delinquencies on the underlying mortgage loans have to be judgmentally estimated. Differences between previously estimated cash flows and current actual and anticipated cash flows are recognized prospectively through an adjustment of the yield over the remaining life of the security based on the current amortized cost of the investment as adjusted for credit impairment, if any.

        For investments purchased with evidence of deterioration of credit quality for which it is probable, at acquisition, that the Company will be unable to collect all contractually required payments receivable, the Company will apply the provisions of ASC 310-30, "Loans and Debt Securities Acquired with Deteriorated Credit Quality." ASC 310-30 addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investor's initial investment in loans or debt securities (loans) acquired in a transfer if those differences are attributable, at least in part, to credit quality. ASC 310-30 limits the yield that may be accreted (accretable yield) to the excess of the investor's estimate of undiscounted expected principal, interest and other cash flows (cash flows expected at acquisition to be collected) over the investor's initial investment in the loan. ASC 310-30 requires that the excess of contractual cash flows over cash flows expected to be collected (nonaccretable difference) not be recognized as an adjustment of yield, loss accrual or valuation allowance. Subsequent increases in cash flows expected to be collected are generally recognized prospectively through adjustment of the loan's yield over its remaining life. Decreases in cash flows expected to be collected are recognized as impairment.

        The Company's accrual of interest, discount and premium for U.S. federal and other tax purposes is likely to differ from the financial accounting treatment of these items as described above.

        Gains and losses from the sale of available-for-sale securities ("AFS") are recorded as realized gains (losses) within realized loss on sale of investments, net in the Company's statement of operations. Unrealized gains and losses on the Company's AFS securities are recorded as unrealized gain on available-for-sale securities, net in the Company's statement of comprehensive income.

Impairment

        The Company evaluates its RMBS, on a quarterly basis, to assess whether a decline in the fair value of an AFS security below the Company's amortized cost basis is an other-than-temporary impairment ("OTTI"). The presence of OTTI is based upon a fair value decline below a security's amortized cost basis and a corresponding adverse change in expected cash flows due to credit related factors as well as non-credit factors, such as changes in interest rates and market spreads. Impairment is considered other-than-temporary if an entity (i) intends to sell the security, (ii) will more likely than not be required to sell the security before it recovers in value or (iii) does not expect to recover the security's amortized cost basis, even if the entity does not intend to sell the security. Under these scenarios, the impairment is other-than-temporary and the full amount of impairment should be recognized currently in earnings and the cost basis of the investment security is adjusted. However, if

FIVE OAKS INVESTMENT CORP.

Notes to Financial Statements (Continued)

December 31, 2012

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

an entity does not intend to sell the impaired debt security and it is more likely than not that it will not be required to sell before recovery, the OTTI should be separated into (i) the estimated amount relating to credit loss ("credit" component) and (ii) the amount relating to all other factors ("non-credit" component). Only the estimated credit loss amount is recognized currently in earnings, with the remainder of the loss amount recognized in other comprehensive income. The difference between the new amortized cost basis and the cash flows expected to be collected is accreted as interest income in accordance with the effective interest method.

Income Taxes

        The Company intends to elect and qualify to be taxed as a REIT under the Code for U.S. federal income tax purposes, commencing with the Company's short taxable period ended December 31, 2012. So long as the Company qualifies as a REIT, the Company generally will not be subject to U.S. federal income taxes on its taxable income to the extent it annually distributes at least 90% of its net taxable income to shareholders and maintains its intended qualification as a REIT.

        In addition to the Company's intention to elect to be taxed as a REIT, the Company intends to comply with the Sections 856 through 859 of the Code. Accordingly, the Company generally will not be subject to U.S. federal income tax to the extent of its distributions to stockholders and as long as certain asset, income and share ownership tests are met. To maintain its qualification as a REIT, the Company must distribute at least 90% of its REIT taxable income to its stockholders and meet certain other requirements. The Company may also be subject to certain state, local and franchise taxes. Under certain circumstances, federal income and excise taxes may be due on its undistributed taxable income. If the Company were to fail to meet these requirements, it would be subject to U.S. federal income tax, which could have a material adverse impact on its results of operations and amounts available for distributions to its stockholders. The Company believes it will meet all of the criteria to maintain the Company's REIT qualification for the applicable periods, but there can be no assurance that these criteria will continue to be met in subsequent periods.

        The Company does not have any material uncertain tax positions at this time. The Company's accounting policy with respect to interest and penalties is to classify these amounts as interest expense. The Company has not recognized any such amounts related to uncertain tax positions as of the balance sheet date.

Earnings per Share

        The Company calculates basic and diluted earnings per share by dividing net income for the period by the weighted-average shares of the Company's common stock outstanding for that period. For the period May 16, 2012 to December 31, 2012, no adjustment was required for the calculation of diluted earnings per share, by reason of the warrants described in Note 9 being exercisable after an initial public offering of the Company's stock at an exercise price higher than the price of such initial public offering, and thereby anti-dilutive.

FIVE OAKS INVESTMENT CORP.

Notes to Financial Statements (Continued)

December 31, 2012

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Comprehensive Income

        Comprehensive income is comprised of net income, as presented in the statement of comprehensive income, adjusted for changes in unrealized gain or loss on AFS securities.

Recent Accounting Pronouncements Not Yet Adopted

        In December 2011, the Financial Accounting Standards Board ("FASB") issued ASU No. 2011-11, which amends ASC 210, "Balance Sheet". The amendments in this ASU enhance disclosures required by U.S. GAAP by requiring improved information about financial instruments and derivative instruments that are either (1) offset in accordance with ASU 210, Balance Sheet or ASU 815, Other Presentation Matters or (2) subject to an enforceable master netting arrangement or similar agreement. ASU 2011-11 is effective for the first interim or annual period beginning on or after January 1, 2013. Adopting this ASU will not have a material impact on the Company's financial condition or results of operations.

NOTE 3—FAIR VALUE MEASUREMENTS

        The FASB guidance entitled "Improving Disclosures about Fair Value Measurements" requires disclosures regarding fair value measurements. Specifically, entities should disclose: (i) the amount of significant transfers between Level 1 and Level 2 of the fair value hierarchy and the reasons for these transfers; (ii) the reasons for any transfers in or out of Level 3; and (iii) information in the reconciliation of recurring Level 3 measurements about purchases, sales, issuances and settlements in the reconciliation of recurring Level 3 measurements on a gross basis. The Company adopted these provisions in preparing its financial statements for the period ended December 31, 2012.

        The Company discloses the fair value of its financial instruments according to a fair value hierarchy (Levels 1, 2 and 3, as defined). In accordance with U.S. GAAP, the Company is required to provide enhanced disclosures regarding instruments in the Level 3 category (which require significant management judgment), including a separate reconciliation of the beginning and ending balances for each major category of assets and liabilities.

        Additionally, U.S. GAAP permits entities to choose to measure many financial instruments and certain other items at fair value (the "fair value option"), and the election of such choice is irrevocable. Unrealized gains and losses on items for which the fair value option has been elected are irrevocably recognized in earnings at each subsequent reporting date.

Securities

        The Company invests in Agency RMBS and non-Agency RMBS.

Designation

        The Company classifies its RMBS securities as AFS investments. Although the Company generally intends to hold most of its investment securities until maturity, it may, from time to time, sell any of its investment securities as part of its overall management of its portfolio. All assets classified as AFS are reported at estimated fair value, with unrealized gains and losses, excluding other than temporary

FIVE OAKS INVESTMENT CORP.

Notes to Financial Statements (Continued)

December 31, 2012

NOTE 3—FAIR VALUE MEASUREMENTS (Continued)

impairments, included in accumulated other comprehensive income, a separate component of shareholders' equity, on an after-tax basis.

Determination of RMBS Fair Value

        The Company determines the fair values for the Agency RMBS and non-Agency RMBS in its portfolio based on obtaining a valuation for each Agency and non-Agency RMBS from third-party pricing services, and may also obtain dealer quotes, as described below. The third-party pricing services use common market pricing methods that may include pricing models that may incorporate such factors as coupons, prepayment speeds, spread to the Treasury curves and interest rate swap curves, duration, periodic and life caps and credit enhancement, as applicable. The dealers incorporate common market pricing methods, including a spread measurement to the Treasury curve or interest rate swap curve as well as underlying characteristics of the particular security, including coupon, periodic and life caps, collateral type, rate reset period and seasoning or age of the security, as applicable.

        The Company obtains pricing data from a third-party pricing service for each Agency and non-Agency RMBS and validates such data by obtaining pricing data from a second third-party pricing service. If the difference between pricing data obtained for any mortgage-backed security from the two third-party pricing services exceeds a certain threshold, or pricing data is unavailable from the third-party pricing services, the Company takes additional steps, which may include obtaining dealer quotes, to determine fair value. In all cases, the Company validates its understanding of methodology and assumptions underlying the fair value used.

        The Company reviews all pricing of Agency and non-Agency RMBS used to ensure that current market conditions are properly represented. This review includes, but is not limited to, comparisons of similar market transactions or alternative third-party pricing services, dealer quotes and comparisons to a pricing model. Values obtained from the third-party pricing service for similar instruments are classified as Level 2 securities if the pricing methods used are consistent with the Level 2 definition. If quoted prices for a security are not reasonably available from the pricing service, but dealer quotes are, the Company classifies the security as a Level 2 security. If neither is available, the Company determines the fair value based on characteristics of the security that are received from the issuer and based on available market information received from dealers and classifies it as a Level 3 security.

Accounting for Derivative Financial Instruments

        In accordance with FASB guidance ASC 815 "Derivatives and Hedging", all derivative financial instruments, whether designated for hedging relationships or not, are recorded at fair value on the balance sheet as assets or liabilities. The Company obtains valuation information for each derivative financial instrument from the related derivative counterparty, and validates such information by obtaining valuation information from a third-party pricing service. If the difference between the valuation data for any derivative financial instrument from the two pricing sources exceed a certain threshold, or valuation data is unavailable from the third-party pricing service, the Company obtains valuations from dealers other than the derivative counterparty who make markets in similar financial instruments. The Company reviews all valuations of derivative financial instruments used to ensure that current market conditions are properly represented. This review includes, but is not limited to, comparisons of similar market transactions or alternative third-party pricing services, dealer quotes and

FIVE OAKS INVESTMENT CORP.

Notes to Financial Statements (Continued)

December 31, 2012

NOTE 3—FAIR VALUE MEASUREMENTS (Continued)

comparisons to a pricing model. Values obtained from the derivative counterparty, the third-party pricing service or dealers, as appropriate, for similar instruments are classified as Level 2 valuations if the pricing methods used are consistent with the Level 2 definition. If none of these sources is available, the Company determines the fair value based on characteristics of the instrument and based on available market information received from dealers and classifies it as a Level 3 valuation.

        At the inception of a derivative contract, the Company determines whether or not the instrument will be part of a qualifying hedge accounting relationship. Due to the volatility of the credit markets and difficulty in effectively matching pricing or cash flows, the Company has elected to treat all current derivative contracts as trading instruments. The changes in fair value of derivatives accounted for as trading instruments are reported in the statement of operations as unrealized gain (loss) on interest rate swap and swaption agreements.

        The Company enters into interest rate derivative contracts for a variety of reasons, including minimizing significant fluctuations in earnings or market values on certain assets or liabilities that may be caused by changes in interest rates. The Company may, at times, enter into various forward contracts, including short securities, Agency to-be-announced securities ("TBAs"), options, futures, swaps and caps. Due to the nature of these instruments, they may be in a receivable/asset position or a payable/liability position at the end of an accounting period. Amounts payable to, and receivable from, the same party under contracts may be offset as long as the following conditions are met: (a) each of the two parties owes the other determinable amounts; (b) the reporting party has the right to offset the amount owed with the amount owed by the other party; (c) the reporting party intends to offset; and (d) the right of offset is enforceable by law. If the aforementioned conditions are not met, amounts payable to and receivable from are presented by the Company on a gross basis in the balance sheet.

Non-Hedging Activity—Linked Transactions

        It is presumed that the initial transfer of a financial asset (i.e. the purchase of an RMBS by the Company) and contemporaneous repurchase financing of such RMBS with the same counterparty are considered part of the same arrangement, or a "linked transaction", unless certain criteria are met. The two components of a linked transaction (RMBS purchase and repurchase financing) are accounted for on a net basis and recorded as a forward purchase (derivative) contract (each a Linked Transaction) at fair value on the Company's balance sheet in the line item "Linked Transactions, net, at fair value". Changes in the fair value of the assets and liabilities underlying linked transactions and associated interest income and expense are reported as "Unrealized gain and net interest income from Linked Transactions", on the Company's statement of operations. When or if a transaction is no longer considered to be linked, the RMBS and repurchase financing will be reported on a gross basis. In this case, the fair value of the RMBS at the time the transactions are no longer considered linked will become the cost basis of the RMBS, and the income recognition yield for such RMBS will be calculated prospectively using this new cost basis. (See Notes 7 and 8).

        See Note 7 for specific disclosures regarding the location and amounts of derivative instruments in the financial statements and the accounting for derivative instruments and related hedged items.

FIVE OAKS INVESTMENT CORP.

Notes to Financial Statements (Continued)

December 31, 2012

NOTE 4—AVAILABLE-FOR-SALE SECURITIES

        Non-Agency RMBS that are accounted for as components of Linked Transactions are not reflected in the tables set forth in this Note, as they are accounted for as derivatives. (See Notes 7 and 8).

        The following table presents the Company's AFS investment securities by collateral type at fair value as of December 31, 2012:

December 31, 2012
Mortgage-backed securities:
Agency
Federal Home Loan Mortgage Corporation	$49,765,271
Federal National Mortgage Association	20,208,333
Non-Agency	11,054,394

Total mortgage-backed securities	$81,027,998

        The following table presents the amortized cost and fair value of the Company's AFS investment securities by collateral type as of December 31, 2012:

	December 31, 2012
	Agency	Non-Agency	Total
Face Value	$65,310,197	$18,507,380	$83,817,577
Unamortized premium	3,193,345	—	3,193,345
Unamortized discount
Designated credit reserve	—	(4,882,582)	(4,882,582)
Net, unamortized	—	(3,534,339)	(3,534,339)

Amortized Cost	68,503,542	10,090,459	78,594,001

Gross unrealized gains	1,470,062	963,935	2,433,997

Fair Value	$69,973,604	$11,054,394	$81,027,998

        The following table presents the fair value of AFS investment securities by rate type as of December 31, 2012:

	December 31, 2012
	Agency	Non-Agency	Total
Adjustable rate	$—	$11,054,394	$11,054,394
Fixed rate	69,973,604	—	69,973,604

Total	$69,973,604	$11,054,394	$81,027,998

        As described in Note 3, when the Company purchases a credit-sensitive AFS security at a significant discount to its face value, the Company often does not amortize into income a significant portion of this discount that the Company is entitled to earn because it does not expect to collect it due to the inherent credit risk of the security. The Company may also record an OTTI for a portion of its investment in the security to the extent the Company believes that the amortized cost will exceed

FIVE OAKS INVESTMENT CORP.

Notes to Financial Statements (Continued)

December 31, 2012

NOTE 4—AVAILABLE-FOR-SALE SECURITIES (Continued)

the present value of expected future cash flows. The amount of principal that the Company does not amortize into income is designated as an off balance sheet credit reserve on the security, with unamortized net discounts or premiums amortized into income over time to the extent realizable.

        Actual maturities of AFS securities are affected by the contractual lives of the associated mortgage collateral, periodic payments of principal, and prepayments of principal. Therefore actual maturities of available-for-sale securities are generally shorter than stated contractual maturities. Stated contractual maturities are generally greater than ten years.

        The following table presents the changes for the period May 16, 2012 (commencement of operations) to December 31, 2012 of the unamortized net discount and designated credit reserves on non-Agency AFS securities.

	December 31, 2012
	Designated credit reserve	Unamortized net discount	Total
Acquisitions	$(5,363,444)	$(3,997,817)	$(9,361,261)
Accretion of net discount	—	463,478	463,478
Realized credit losses	480,862	—	480,862

Ending balance at December 31, 2012	$(4,882,582)	$(3,534,339)	$(8,416,921)

        Gains and losses from the sale of AFS securities are recorded within realized loss on sale of investments, net in the Company's statements of operations and comprehensive income. For the period May 16, 2012 (commencement of operations) to December 31, 2012, the Company did not sell any AFS securities.

        Unrealized gains and losses on the Company's AFS securities are recorded as unrealized gain on available-for-sale securities, net in the Company's statement of comprehensive income. For the period May 16, 2012 (commencement of operations) to December 31, 2012, the Company had unrealized gains on AFS securities of $2,433,997.

        The following table presents components of interest income on the Company's Agency RMBS and non-Agency RMBS for the period May 16, 2012 (commencement of operations) to December 31, 2012:

	Period May 16, 2012 to December 31, 2012
	Coupon interest	Net (premium amortization)/ discount accretion	Interest income
Agency	$1,279,241	$(115,831)	$1,163,410
Non-Agency	54,549	463,478	518,027

Total	$1,333,790	$347,647	$1,681,437

FIVE OAKS INVESTMENT CORP.

Notes to Financial Statements (Continued)

December 31, 2012

NOTE 5—RESTRICTED CASH

        As of December 31, 2012, the Company is required to maintain certain cash balances with counterparties for broker activity and collateral for the Company's repurchase agreements in non-interest bearing accounts.

        The following table presents the Company's restricted cash balances at December 31, 2012:

December 31, 2012
Restricted cash balance held by:
Broker counterparties for derivatives trading	$570,247
Repurchase counterparties as restricted collateral	1,363,143

Total	$1,933,390

NOTE 6—REPURCHASE AGREEMENTS

        The Company has entered into repurchase agreements to finance its portfolio of investments. The repurchase agreements bear interest at a contractually agreed rate. The repurchase obligations mature and typically reinvest every thirty days to one year and have a weighted average aggregate interest rate of 0.59% at December 31, 2012. Repurchase agreements are being accounted for as secured borrowings since the Company maintains effective control of the financed assets. The following table summarizes certain characteristics of the Company's repurchase agreements at December 31, 2012:

	December 31, 2012
	Amount outstanding	Weighted average interest rate
Agency	$59,616,000	0.48%
Non-Agency(1)	3,807,000	2.31%

Total	$63,423,000	0.59%

(1)
At December 31, 2012, the Company had repurchase agreements of $13,989,000 that were linked to Non-Agency RMBS purchases and were accounted for as Linked Transactions, and as such, the linked repurchase agreements are not included in the above table. (See Note 3).

        At December 31, 2012, the repurchase agreements had the following remaining maturities:

December 31, 2012
< 30 days	$59,616,000
31 to 60 days	3,807,000
61 to 90 days	—

Total	$63,423,000

(1)
At December 31, 2012, the Company had repurchase agreements of $13,989,000 that were linked to Non-Agency RMBS purchases and were accounted for as Linked Transactions,

FIVE OAKS INVESTMENT CORP.

Notes to Financial Statements (Continued)

December 31, 2012

NOTE 6—REPURCHASE AGREEMENTS (Continued)

  and as such, the linked repurchase agreements are not included in the above table. (See Note 3).

          Under the repurchase agreements, the respective lender retains the right to mark the underlying collateral to fair value. A reduction in the value of pledged assets would require the Company to provide additional collateral or fund margin calls. In addition, the repurchase agreements are subject to certain financial covenants. The Company is in compliance with these covenants as of December 31, 2012.

          The following table summarizes certain characteristics of the Company's repurchase agreements at December 31, 2012:

	December 31, 2012
Repurchase Agreement Counterparties	Amount Outstanding(1)	Percent of total amount outstanding	Weighted average days to maturity	Company RMBS held as collateral
Merrill Lynch Pierce, Fenner & Smith Inc.	$40,700,000	64.18%	16	$41,198,973
Mizuho Securities USA Inc	10,549,000	16.63%	18	10,874,574
Cantor Fitzgerald & Co	8,367,000	13.19%	9	8,566,297
Citigroup Global Markets Inc	3,807,000	6.00%	44	5,697,236

Total	$63,423,000	100.00%	17	$66,337,080

(1)
At December 31, 2012, the Company had repurchase agreements of $13,989,000 that were linked to Non-Agency RMBS purchases and were accounted for as Linked Transactions, and as such, the linked repurchase agreements are not included in the above table. (See Note 3).

NOTE 7—DERIVATIVE INSTRUMENTS HEDGING AND NON-HEDGING ACTIVITIES

        The Company enters into a variety of derivative instruments in connection with its risk management activities. The Company's primary objective for executing these derivatives and non-derivative instruments is to mitigate the Company's economic exposure to future events that are outside its control. The Company's derivative financial instruments are utilized principally to manage market risk and cash flow volatility associated with interest rate risk (including associated prepayment risk) related to certain assets and liabilities. As part of its risk management activities, the Company may, at times, enter into various forward contracts, including short securities, Agency to-be-announced securities, or TBAs, options, futures, swaps and caps. In executing on the Company's current risk management strategy, the Company has entered into interest rate swap and swaption agreements. Amounts receivable and payable under interest rate swap agreements are accounted for, respectively, as interest income and interest expense in the statement of operations. Premiums on swaptions are amortized on a straight line basis between trade date and expiration date and are recognized in the statement of operations as a realized loss on swaption agreements. In addition, as set out in Note 3, the Company records Linked Transactions as a forward purchase (derivative) contract at fair value on the balance sheet. Although Linked Transactions are accounted for as derivative instruments, they are not entered into as part of the Company's risk management activities and are not designated as hedging instruments.

FIVE OAKS INVESTMENT CORP.

Notes to Financial Statements (Continued)

December 31, 2012

NOTE 7—DERIVATIVE INSTRUMENTS HEDGING AND NON-HEDGING ACTIVITIES (Continued)

        The following summarizes the Company's significant asset and liability derivatives, the risk exposure for these derivatives and the Company's risk management activities used to mitigate certain of these risks. While the Company uses derivative instruments to achieve the Company's risk management activities, it is possible that these instruments will not effectively mitigate all or a substantial portion of the Company's market rate risk. In addition, the Company might elect, at times, not to enter into certain hedging arrangements in order to maintain compliance with REIT requirements.

Balance Sheet Presentation

        The following tables present the gross fair value and notional amounts of the Company's derivative financial instruments as of December 31, 2012. The Company's Linked Transactions are evaluated on a combined basis.

	December 31, 2012
	Derivative Assets		Derivative Liabilities
	Fair value	Notional	Fair value	Notional
Interest rate swaps	$—	—	$(283,754)	35,000,000
Swaptions	12,062	5,000,000	—	—
Linked transactions	8,612,753	—	—	—

Total	$8,624,815	5,000,000	$(283,754)	35,000,000

Linked Transactions

        The Company's Linked Transactions are accounted for on a net basis and recorded as forward purchase (derivative) contracts at fair value on the Company's balance sheet. The fair value of Linked Transactions reflects the value of the underlying Non-Agency RMBS, the linked repurchase borrowings and accrued interest receivable/payable on such instruments. The Company's Linked Transactions are not designated as hedging instruments and, as a result, the change in fair value and net interest income is reported as "Unrealized gain and net interest income from Linked Transactions" in other income on the Company's statement of operations.

        The following tables present certain information concerning the Non-Agency RMBS and repurchase financings underlying the Company's Linked Transactions as of December 31, 2012:

Linked Non-Agency RMBS

December 31, 2012
Face Value	$38,320,365
Unamortized premium	—
Unamortized discount
Designated credit reserve	(12,929,231)
Net, unamortized	(6,721,749)

Amortized Cost	18,669,385

Gross unrealized gains	3,950,157

Fair Value	$22,619,542

FIVE OAKS INVESTMENT CORP.

Notes to Financial Statements (Continued)

December 31, 2012

NOTE 7—DERIVATIVE INSTRUMENTS HEDGING AND NON-HEDGING ACTIVITIES (Continued)

        The following table presents the changes for the period May 16, 2012 (commencement of operations) to December 31, 2012 of the unamortized net discount and designated credit reserves on Non-Agency RMBS underlying Linked Transactions:

	December 31, 2012
	Designated credit reserve	Unamortized net discount	Total
Acquisitions	$(13,934,657)	$(7,592,017)	$(21,526,674)
Accretion of net discount	—	870,268	870,268
Realized credit losses	1,005,426	—	1,005,426

Ending balance at December 31, 2012	$(12,929,231)	$(6,721,749)	$(19,650,980)

Linked Repurchase Agreements

	December 31, 2012
Repurchase Agreement Counterparties	Amount Outstanding	Percent of total amount outstanding	Weighted average days to maturity	Company RMBS held as collateral
Citigroup Global Markets, Inc.	$9,277,000	66.32%	41	$13,714,701
Mizuho Securities USA Inc.	4,712,000	33.68%	12	8,904,841

Total	$13,989,000	100.00%	31	$22,619,542

        At December 31, 2012, Linked Transactions also included $16,949 of associated accrued interest receivable and $34,737 of accrued interest payable.

Income Statement Presentation

        The Company has not applied hedge accounting to its current derivative portfolio held to mitigate the interest rate risk associated with its debt portfolio. As a result, the Company is subject to volatility in its earnings due to movement in the unrealized gains and losses associated with its interest rate swaps, swaptions and any other derivative instruments.

        The following table summarizes the underlying hedged risks and the amount of gains and losses on derivative instruments reported net in the statement of operations as realized loss on swap and swaption agreements and unrealized loss on interest rate swap and swaption agreements for the period May 16, 2012 (commencement of operations) to December 31, 2012:

	Period May 16, 2012 (commencement of operations) to December 31, 2012
Primary underlying risk	Amount of realized gain (loss)	Amount of unrealized appreciation (depreciation)	Total
Interest rate:
Interest rate swaps	$(38,218)	$(283,754)	$(321,972)
Swaptions	(37,333)	(14,605)	(51,938)

Total	$(75,551)	$(298,359)	$(373,910)

FIVE OAKS INVESTMENT CORP.

Notes to Financial Statements (Continued)

December 31, 2012

NOTE 7—DERIVATIVE INSTRUMENTS HEDGING AND NON-HEDGING ACTIVITIES (Continued)

        The following table presents certain information about the components of the unrealized net gains and net interest income from Linked Transactions included in the Company's statement of operations for the period May 16, 2012 (commencement of operations) to December 31, 2012:

Period May 16, 2012 (commencement of operations) to December 31, 2012
Interest income attributable to RMBS underlying Linked Transactions	$1,020,437
Interest expense attributable to repurchase agreement borrowings underlying Linked Transactions	(147,867)
Change in fair value of Linked Transactions included in earnings	3,950,157

Unrealized gain and net interest income from Linked Transactions	$4,822,727

NOTE 8—FINANCIAL INSTRUMENTS

        U.S. GAAP defines fair value and provides a consistent framework for measuring fair value under U.S. GAAP. ASC 820 "Fair Value Measurement" expands fair value financial statement disclosure requirements. ASC 820 does not require any new fair value measurements and only applies to accounting pronouncements that already require or permit fair value measures, except for standards that relate to share-based payments.

        Valuation techniques are based on observable and unobservable inputs. Observable inputs reflect readily obtainable data from independent sources, while unobservable inputs reflect the Company's market assumptions. The three levels are defined as follows:

  •
  Level 1 Inputs—Quoted prices for identical instruments in active markets.

  •
  Level 2 Inputs—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

  •
  Level 3 Inputs—Instruments with primarily unobservable value drivers.

FIVE OAKS INVESTMENT CORP.

Notes to Financial Statements (Continued)

December 31, 2012

NOTE 8—FINANCIAL INSTRUMENTS (Continued)

        The following table summarizes the valuation of the Company's assets and liabilities at fair value within the fair value hierarchy levels as of December 31, 2012:

	Quoted prices in active markets for identical assets Level 1	Significant other observable inputs Level 2	Unobservable inputs Level 3	Balance as of December 31, 2012
Assets:
Residential mortgage-backed securities(a)	$—	$81,027,998	$—	$81,027,998
Linked Transactions(b)	—	8,612,753	—	8,612,753
Swaptions	—	12,062	—	12,062

Total	$—	$89,652,813	$—	$89,652,813

Liabilities:
Interest rate swaps	$—	$(283,754)	$—	$(283,754)

Total	$—	$(283,754)	$—	$(283,754)

(a)
For more detail about the fair value of the Company's RMBS and type of securities, see Note 3 and Note 4.

(b)
For more detail about the fair value of the Company's Linked Transactions, see Note 3 and Note 7.

        During the period May 16, 2012 (commencement of operations) to December 31, 2012, the Company did not have any transfers between any of the levels of the fair value hierarchy. Transfers between levels are deemed to take place on the last day of the reporting period in which the transfer takes place.

        As of December 31, 2012, the Company did not have any Level 3 assets.

NOTE 9—RELATED PARTY TRANSACTIONS

Management Fee

        The Company is externally managed and advised by Oak Circle Capital Partners LLC (the "Manager"). Pursuant to the terms of the management agreement, the Company pays the Manager a management fee equal to 1.5% per annum, calculated and payable monthly in arrears. For purposes of calculating the management fee, the Company's shareholders' equity means the sum of the net proceeds from all issuances of the Company's equity securities since inception (allocated on a pro rata daily basis for such issuances during the fiscal quarter of any such issuance), plus the Company's retained earnings at the end of the most recently completed calendar quarter (without taking into account any non-cash equity compensation expense incurred in current or prior periods), less any amount that the Company pays for repurchases of the Company's common stock since inception, and excluding any unrealized gains, losses or other items that do not affect realized net income (regardless of whether such items are included in other comprehensive income or loss, or in net income). This amount will be adjusted to exclude one-time events pursuant to changes in GAAP and certain non-cash items after discussions between the Manager and the Company's independent directors and approval by a majority of the Company's independent directors. To the extent asset impairment reduces the

FIVE OAKS INVESTMENT CORP.

Notes to Financial Statements (Continued)

December 31, 2012

NOTE 9—RELATED PARTY TRANSACTIONS (Continued)

Company's retained earnings at the end of any completed calendar quarter, it will reduce the management fee for such quarter. The Company's shareholders' equity for the purposes of calculating the management fee could be greater than the amount of shareholders' equity shown on the financial statements. The initial term of the management agreement expires on May 16, 2014, with automatic, one-year renewals at the end of the initial term and each year thereafter.

        For the period May 16, 2012 (commencement of operations) to December 31, 2012, the Company incurred management fees of $244,882 of which $32,721 was accrued but had not been paid.

Expense Reimbursement

        Pursuant to the management agreement, the Company is required to reimburse the Manager for operating expenses related to the Company incurred by the Manager, including accounting services, auditing and tax services, technology and office facilities, operations, compliance, legal and filing fees, and miscellaneous general and administrative costs, including the cost of non-investment management personnel of the Manager who spend all or a portion of their time managing the Company's affairs.

        For the period May 16, 2012 (commencement of operations) to December 31, 2012, the Company incurred reimbursable expenses of $563,806. The Manager incurred additional reimbursable expenses of $336,776 for which it has permanently waived its right to seek reimbursement from the Company.

        The Company expects to conclude an agreement with the Manager under which the Manager would agree to reimburse the Company for offering expenses in excess of a dollar cap, in the event that the Company proceeds with a public offering of common stock. This agreement had not been concluded as of December 31, 2012.

Ownership and Warrants

        As a result of the May 2012 private offering of common stock described in Note 10, the Company is majority owned by XL Investments Ltd., an indirectly wholly owned subsidiary of XL Group plc. Pursuant to the terms of the May 2012 private offering, the Company agreed to issue to XL Investments Ltd. warrants to purchase two shares of the Company's common stock for each share of common stock that they own. The warrants were subsequently issued, effective as of September 29, 2012, and in the event of an initial public offering of the Company's stock, they will become exercisable in the amount of 50,000,000 shares 120 days after the closing of such offering at an exercise price equal to 105% of the initial public offering price. XL Global, Inc., a subsidiary of XL Group plc, holds a minority stake in the Manager.

Manager Equity Plan

        The Company expects to conclude a Manager Equity Plan which will allow the Company to grant common stock-based awards to the Manager and, in the future, to the Company's independent directors and other employees as directed by the Manager. The Manager Equity Plan had not been concluded as of December 31, 2012.

NOTE 10—STOCKHOLDERS' EQUITY

Common Stock

        On May 16, 2012, the Company completed a private offering in which the Company sold 1,500,000 shares of common stock to the Manager at a price of $1.00 per share and sold 25,000,000 shares to XL

FIVE OAKS INVESTMENT CORP.

Notes to Financial Statements (Continued)

December 31, 2012

NOTE 10—STOCKHOLDERS' EQUITY (Continued)

Investments Ltd-, at a price of $1.00 per share. The net proceeds to the Company from this private offering were $26,177,089 after payment of $322,911 in direct costs of the offering. The Company did not pay any underwriting discounts or commissions in connection with the private offering.

Distributions to stockholders

        For the 2012 taxable year, the Company declared dividends to common stockholders totaling $1,161,672, or $0.043827 per share. The following table presents cash dividends declared by the Company on its common stock for the period May 16, 2012 (commencement of operations) to December 31, 2012:

Declaration Date	Record Date	Payment Date	Dividend Amount	Cash Dividend Per Share
December 31, 2012	December 31, 2012	January 30, 2013	$220,833	$0.00833
December 18, 2012	December 18, 2012	December 28, 2012	$220,833	$0.00833
November 29, 2012	November 29, 2012	November 29, 2012	$220,833	$0.00833
October 26, 2012	October 26, 2012	October 30, 2012	$499,173	$0.018837

NOTE 11—SEGMENT REPORTING

        The Company invests in a portfolio comprised of mortgage-backed securities which operates as a single reporting segment.

NOTE 12—SUBSEQUENT EVENTS

        On January 22, 2013, the Company issued 100 shares of 12.5% Cumulative Non-Voting Redeemable Preferred Stock to 100 investors at $1,000 per share in connection with its REIT qualification under the Internal Revenue Code. The net proceeds to the Company from this issuance were $67,500 after the deduction of initial set-up, funding and administration fees, and will be further reduced by accrued but unbilled legal costs of approximately $50,000 directly related to the issuance.

        On January 22, 2013, the Company filed Amendment No. 1 to the Company's Registration Statement on Form S-11, previously filed with the Securities and Exchange Commission on December 20, 2012.

        On January 30, 2013, the Company paid a cash dividend of $220,833, or $0.00833 per share, previously declared in respect of the month of December 2012.

        On February 15, 2013, the Company declared a cash dividend of $219,950 or $0.0083 per share, payable on February 27, 2013 in respect of the month of January 2013.

        Until                        , 2013 (25 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

4,033,333 Shares

Common Stock

Prospectus

                        , 2013

Barclays
Credit Suisse
UBS Investment Bank
Keefe, Bruyette & Woods

A Stifel Company

Ladenburg Thalmann & Co. Inc.
Mitsubishi UFJ Securities
Aegis Capital Corp.
National Securities Corporation

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.    Other Expenses of Issuance and Distribution.

        The following table shows the fees and expenses to be paid by us in connection with the sale and distribution of the securities being registered hereby. All amounts except the SEC filing fee and the Financial Industry Regulatory Authority, Inc. filing fee are estimated.

Securities and Exchange Commission registration fee	$15,686
Financial Industry Regulatory Authority, Inc. filing fee	17,750
NYSE Filing Fee	125,000
Legal fees and expenses	1,450,000
Accounting fees and expenses	450,000
Printing and engraving expenses	180,000
Transfer agent fees and expenses	6,000
Miscellaneous	18,500

Total	$2,262,936

Item 32.    Sales to Special Parties.

        None.

Item 33.    Recent Sales of Unregistered Securities.

        On May 16, 2012, we completed a private placement in which we sold 26.5 million shares of our common stock (1,656,250 shares after giving effect to the one-for-16 reverse stock split we will effect immediately prior to the completion of this offering) for $26.5 million to XL Investments and employees of our Manager pursuant to Regulation D under the Securities Act. We, as part of that placement, also agreed to issue warrants to purchase our common stock to XL Investments. On September 29, 2012, we issued pursuant to Section 4(2) under the Securities Act warrants to XL Investments, without additional consideration to purchase two shares of our common stock for each share of our common stock owned by XL Investments. The warrants have an exercise price equal to 105% of the initial public offering price of our common stock in this offering, become exercisable 120 days after the completion of this offering and are exercisable until September 29, 2019. We have entered into a registration rights agreement with XL Investments (and others) pursuant to which we have agreed to register the resale of shares of common stock and warrants owned by XL Investments. After deducting our offering expenses, the aggregate net proceeds from the private placement were $26.2 million. We used the $26.2 million of net proceeds from the private placement to fund our existing portfolio.

        We completed a private placement on January 22, 2013, of 100 shares of our 12 1/2% Cumulative Non-Voting Redeemable Preferred Stock, par value $0.01 per share, to 100 investors who were both "accredited investors" as defined by Rule 502 under the Securities Act and also were "qualified purchasers" as defined by Section 2(a)(51) of the Investment Company Act at $1,000 per share on an "all-or-none" best efforts basis. The preferred stock placement was made in connection with our REIT qualification under the Internal Revenue Code. The 100-holders requirement must be satisfied by us for 335 days during 2013. All of such shares of preferred stock will be redeemed by us for 110% of the purchase price of the preferred stock shortly after the closing of the offering of common stock covered by this registration statement. The preferred stock placement was made pursuant to Rule 506 under, and Section 4(2) of, the Securities Act. REIT Funding LLC acted as facilitator for the preferred stock placement and its broker-dealer affiliate, H&L Equities, LLC, acted as placement agent.

        XL Investments has agreed to purchase in a private placement that will close concurrently with this offering $25.0 million of shares of our common stock from us at the initial public offering price, or 1,666,667 shares based on the anticipated public offering price of $15.00, pursuant to Section 4(2) under the Securities Act. As part of its investment in May 2012 (discussed above), XL Investments also agreed to make an additional investment in us of up to $25.0 million, subject to certain conditions and over a period of time. The conditions will be deemed satisfied upon the closing of this offering, and accordingly XL Investments has agreed to accelerate the timing of its investment and has committed to us to purchase such shares. The underwriters will not receive any underwriting discount on the shares purchased by XL Investments in this placement.

Item 34.    Indemnification of Directors and Officers.

        Maryland law permits a Maryland corporation to include in its articles of incorporation a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our articles of incorporation contain such a provision that eliminates such liability to the maximum extent permitted by Maryland law.

        The Maryland General Corporation Law, or the MGCL, requires us to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

  •
  the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

  •
  the director or officer actually received an improper personal benefit in money, property or services; or

  •
  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

        However, under the MGCL, a Maryland corporation may not indemnify a director or officer in a suit by or in the right of the corporation in which the director or officer was adjudged liable to the corporation or in a proceeding in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

        In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of:

  •
  a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

  •
  a written undertaking by the director or officer or on the director's or officer's behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

        Our articles of incorporation authorize us to obligate ourselves and our bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

  •
  any individual who is a present or former director or officer of ours and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or

  •
  any individual who, while a director or officer of ours and at our request, serves or has served as a director, officer, partner or trustee of another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

        Our articles of incorporation and bylaws also permit us, with the approval of our board of directors, to indemnify and advance expenses to any person who served as a predecessor of ours in any of the capacities described above and to any employee or agent of ours or a predecessor of ours.

        Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 35.    Treatment of Proceeds from Stock being Registered.

        None of the proceeds will be credited to an account other than the appropriate capital share account.

Item 36.    Financial Statements and Exhibits.

(a)
Financial Statements. See page F-1 for an index to the financial statements included in the prospectus of which this registration statement is a part.

(b)
Exhibits. The following is a complete list of exhibits filed as part of the registration statement, which are incorporated herein:

Exhibit No.	Document
1.1	Form of Underwriting Agreement.**
3.1	Form of Articles of Amendment and Restatement of Five Oaks Investment Corp.**
3.2	Form of Second Amended and Restated Bylaws of Five Oaks Investment Corp.**
4.1	Specimen Common Stock Certificate of Five Oaks Investment Corp.**
5.1	Opinion of Foley & Lardner LLP regarding legality of securities being registered (including consent of such firm).**
8.1	Opinion of Kaye Scholer LLP regarding tax matters (including consent of such firm).**

Exhibit No.	Document
10.1	Management Agreement, dated as of May 16, 2012 by and between Five Oaks Investment Corp. and Oak Circle Capital Partners LLC.**
10.2
Amended and Restated Registration Rights Agreement, dated as of December 18, 2012, by and among Five Oaks Investment Corp., XL Investments Ltd, Oak Circle Capital Partners LLC, Messrs. Carroll, Chong, Comisso, Flynn and Oston and the other persons who become parties thereto.**
10.3
Letter agreement dated as of December 18, 2012, between Five Oaks Investment Corp., Oak Circle Capital Partners LLC, XL Global, Inc., Messrs. Carroll, Chong, Comisso, Flynn and Oston, regarding Manager Equity Plan allocations.**
10.4	Form of Warrant.**
10.5	Five Oaks Investment Corp. Manager Equity Plan.**
10.6	Trademark License Agreement, dated as of September 6, 2012, between Oak Circle Capital Partners LLC and Five Oaks Investment Corp.**
10.7	Form of Indemnification Agreement.**
10.8	Amended and Restated Letter Agreement, dated as of January 21, 2013, between Five Oaks Investment Corp. and XL Investments Ltd, regarding the appointment of a board observer by XL Investments Ltd.**
10.9	Form of Master Repurchase Agreement.**
10.10	Master Services Agreement, dated as of June 1, 2012, by and among Five Oaks Investment Corp., Oak Circle Capital Partners LLC and Stone Coast Fund Services LLC.**
23.1	Consent of Grant Thornton LLP.
23.2	Consent of Foley & Lardner LLP (included in Ex. 5.1).**
23.3	Consent of Kaye Scholer LLP (included in Ex. 8.1).**
24.1	Powers of Attorney (contained on signature page).**
99.1	Consent of Thomas M. Pearce, Jr. to be named as a proposed director.**
99.2	Consent of Neil A. Cummins to be named as a proposed director.**
99.3	Consent of William Houlihan to be named as a proposed director.**

*
To be filed by amendment.

**
Filed previously.

Item 37.    Undertakings.

(a)
The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(b)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)
The undersigned registrant hereby further undertakes that:

(1)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Registration Statement on Form S-11 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on March 20, 2013.

FIVE OAKS INVESTMENT CORP.
/s/ DAVID C. CARROLL David C. Carroll Chief Executive Officer, President and Chairman of the Board (Principal Executive Officer)

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-11 has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated:

Signature	Title	Date

/s/ DAVID C. CARROLL David C. Carroll	Chief Executive Officer, President and Chairman of the Board (Principal Executive Officer)	March 20, 2013
/s/ DAVID OSTON David Oston	Chief Financial Officer, Treasurer, Secretary and Director (Principal Financial Officer and Principal Accounting Officer)	March 20, 2013

EXHIBIT INDEX

Exhibit No.	Document
1.1	Form of Underwriting Agreement.**
3.1	Form of Articles of Amendment and Restatement of Five Oaks Investment Corp.**
3.2	Form of Second Amended and Restated Bylaws of Five Oaks Investment Corp.**
4.1	Specimen Common Stock Certificate of Five Oaks Investment Corp.**
5.1	Opinion of Foley & Lardner LLP regarding to legality of securities being registered (including consent of such firm).**
8.1	Opinion of Kaye Scholer LLP regarding tax matters (including consent of such firm).**
10.1	Management Agreement, dated as of May 16, 2012 by and between Five Oaks Investment Corp. and Oak Circle Capital Partners LLC.**
10.2
Amended and Restated Registration Rights Agreement, dated as of December 18, 2012, by and among Five Oaks Investment Corp., XL Investments Ltd, Oak Circle Capital Partners LLC, Messrs. Carroll, Chong, Comisso, Flynn and Oston and the other persons who become parties thereto.**
10.3
Letter Agreement dated as of December 18, 2012, between Five Oaks Investment Corp., Oak Circle Capital Partners LLC, XL Global, Inc., Messrs. Carroll, Chong, Comisso, Flynn and Oston, regarding Manager Equity Plan allocations.**
10.4	Form of Warrant.**
10.5	Five Oaks Investment Corp. Manager Equity Plan.**
10.6	Trademark License Agreement, dated as of September 6, 2012, between Oak Circle Capital Partners LLC and Five Oaks Investment Corp.**
10.7	Form of Indemnification Agreement.**
10.8	Amended and Restated Letter Agreement, dated as of January 21, 2013, between Five Oaks Investment Corp. and XL Investments Ltd, regarding the appointment of a board observer by XL Investments Ltd.**
10.9	Form of Master Repurchase Agreement.**
10.10	Master Services Agreement, dated as of June 1, 2012, by and among Five Oaks Investment Corp., Oak Circle Capital Partners LLC and Stone Coast Fund Services LLC.**
23.1	Consent of Grant Thornton LLP.
23.2	Consent of Foley & Lardner LLP (included in Ex. 5.1).**
23.3	Consent of Kaye Scholer LLP (included in Ex. 8.1).**
24.1	Powers of Attorney (contained on signature page).**
99.1	Consent of Thomas M. Pearce, Jr. to be named as a proposed director.**
99.2	Consent of Neil A. Cummins to be named as a proposed director.**
99.3	Consent of William Houlihan to be named as a proposed director.**

*
To be filed by amendment.
**
Previously filed.